Exhibit 10.4

EXECUTION VERSION

CREDIT AGREEMENT

dated as of July 18, 2017,

among

JBG SMITH PROPERTIES LP,
as Borrower,

THE BANKS SIGNATORY HERETO,
each as a Bank,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent,

BANK OF AMERICA, N.A. and JPMORGAN CHASE BANK, N.A.,
as Co-Syndication Agents for the Ratable Loans and the Term A-1 Loans,

CAPITAL ONE, NATIONAL ASSOCIATION, PNC BANK, NATIONAL ASSOCIATION and CITIZENS BANK, N.A.,
as Co-Syndication Agents for the Term A-2 Loans,

BMO HARRIS BANK, N.A., REGIONS BANK, TD BANK, N.A., and
THE BANK OF NEW YORK MELLON,
as Co-Documentation Agents

WELLS FARGO SECURITIES LLC, MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED and JPMORGAN CHASE BANK, N.A.,
as Joint Bookrunners for the Ratable Loans and the Term A-1 Loans,

WELLS FARGO SECURITIES LLC, CAPITAL ONE, NATIONAL ASSOCIATION,

PNC CAPITAL MARKETS LLC and CITIZENS BANK, N.A.,
as Joint Bookrunners for the Term A-2 Loans,

WELLS FARGO SECURITIES LLC, MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED, JPMORGAN CHASE BANK, N.A.,
CAPITAL ONE, NATIONAL ASSOCIATION,

PNC CAPITAL MARKETS LLC and CITIZENS BANK, N.A.,

as Joint Lead Arrangers for the Ratable Loans and the Term A-1 Loans,

WELLS FARGO SECURITIES LLC, CAPITAL ONE, NATIONAL ASSOCIATION,

PNC CAPITAL MARKETS LLC and CITIZENS BANK, N.A.,

as Joint Lead Arrangers for the Term A-2 Loans

i

SCHEDULES AND EXHIBITS

SCHEDULE 1	-	Loan Commitments
SCHEDULE 2	-	Other Investments
SCHEDULE 2A	-	General Partner Investments
SCHEDULE 3	-	General Partner — Debt
SCHEDULE 5.16	-	Subsidiaries
SCHEDULE 5.23	-	Labor Matters

EXHIBIT A	-	Disbursement Instruction Agreement
EXHIBIT B-1	-	Ratable Loan Note
EXHIBIT B-2	-	Bid Rate Loan Note
EXHIBIT B-3	-	Term Loan Note
EXHIBIT C	-	Guaranty
EXHIBIT D	-	Solvency Certificate
EXHIBIT E	-	Assignment and Assumption Agreement
EXHIBIT G-1	-	Bid Rate Quote Request
EXHIBIT G-2	-	Invitation for Bid Rate Quotes
EXHIBIT G-3	-	Bid Rate Quote
EXHIBIT G-4	-	Acceptance of Bid Rate Quote
EXHIBIT H	-	Designation Agreement
EXHIBIT J	-	Tax Compliance Certificates
EXHIBIT K		Notice of Borrowing

CREDIT AGREEMENT (this “Agreement”) dated as of July 18, 2017 among JBG SMITH PROPERTIES LP, a limited partnership organized and existing under the laws of the State of Delaware (“Borrower”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as agent for the Banks (in such capacity, together with its successors in such capacity, “Administrative Agent”), and the other lenders signatory hereto (said lenders signatory hereto and the lenders who from time to time become Banks pursuant to Section 3.07 or 12.05 and, if applicable, any of the foregoing lenders’ Designated Lenders, each a “Bank” and collectively, the “Banks”).

In consideration of the premises and the mutual agreements, covenants and conditions hereinafter set forth, Borrower, Administrative Agent and each of the Banks agree as follows:

ARTICLE I

DEFINITIONS; ETC.

SECTION 1.01.  Definitions.  As used in this Agreement the following terms have the following meanings (except as otherwise provided, terms defined in the singular have a correlative meaning when used in the plural, and vice versa):

“1031 Property” means any Real Property Asset that is at any time held by a “qualified intermediary” (a “QI”), as defined in the Treasury Regulations promulgated pursuant to Section 1031 of the Code, or an “exchange accommodation titleholder” (an “EAT”), as defined in Internal Revenue Service Revenue Procedure 2000-37, as modified by Internal Revenue Procedure 2004-51, (or in either case, by one or more Wholly Owned Subsidiaries thereof, singly or as tenants in common) which is a single purpose entity and has entered into an “exchange agreement” or a “qualified exchange accommodation agreement” with General Partner, Borrower or a Wholly Owned Subsidiary in connection with the acquisition (or possible disposition) of such Real Property Asset by Borrower or a Wholly Owned Subsidiary pursuant to, and intended to qualify for tax treatment under, Section 1031 of the Code.

“Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Guaranty.

“Additional Costs” has the meaning specified in Section 3.01.

“Additional Lender” has the meaning specified in Section 2.20(d).

“Administrative Agent” has the meaning specified in the preamble.

“Administrative Agent’s Office” means Administrative Agent’s office located at 600 South 4th Street, 9th Floor, Minneapolis, Minnesota 55415, or such other office in the United States as Administrative Agent may designate by written notice to Borrower and the Banks.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent.

“Affected Bank” has the meaning specified in Section 3.07.

“Affected Loan” has the meaning specified in Section 3.04.

“Affiliate” means, with respect to any Person (for purposes of this definition, the “first Person”), any other Person which directly or indirectly controls, or is controlled by, or is under common control with, the first Person. The term “control” means the possession, directly or indirectly, of the power, alone, to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agent” means, individually and collectively, Administrative Agent, each Syndication Agent and each Documentation Agent.

“Agreement” means this Credit Agreement.

“Anti-Corruption Laws” means all Laws of any jurisdiction applicable to General Partner and its Subsidiaries from time to time concerning or relating to bribery or corruption or money laundering, including without limitation, the Foreign Corrupt Practices Act of 1977.

“Applicable Lending Office” means, for each Bank and for its Loans, the lending office of such Bank (or of an Affiliate of such Bank) designated as such in its Administrative Questionnaire or in the applicable Assignment and Assumption Agreement, or such other office of such Bank (or of an Affiliate of such Bank) as such Bank may from time to time specify to Administrative Agent and Borrower as the office by which its Loans are to be made and maintained.

“Applicable Margin” means

(a)                                 At any time other than during the Investment Grade Pricing Period, the percentage rate set forth below corresponding to the level (each, a “Level”) into which the ratio of Total Outstanding Indebtedness to Capitalization Value as determined in accordance with Section 8.01 then falls:

Level	Ratio of Total Outstanding Indebtedness to Capitalization Value	Applicable Margin for Term A-1 Loans that are LIBOR Loans	Applicable Margin for Term A-1 Loans that are Base Rate Loans	Applicable Margin for Term A-2 Loans that are LIBOR Loans	Applicable Margin for Term A-2 Loans that are Base Rate Loans	Applicable Margin for Ratable Loans that are LIBOR Loans	Applicable Margin for Ratable Loans that are Base Rate Loans
1	<30%	1.200%	0.200%	1.550%	0.550%	1.100%	0.100%
2	>30 and <35%	1.200%	0.200%	1.650%	0.650%	1.100%	0.100%
3	>35% and <40%	1.300%	0.300%	1.700%	0.700%	1.150%	0.150%
4	>40% and <45%	1.350%	0.350%	1.750%	0.750%	1.200%	0.200%
5	>45% and <50%	1.400%	0.400%	1.900%	0.900%	1.250%	0.250%
6	>50% and <55%	1.500%	0.500%	2.050%	1.050%	1.300%	0.300%
7	>55%	1.700%	0.700%	2.350%	1.350%	1.500%	0.500%

The Applicable Margin shall be determined by Administrative Agent from time to time, based on the ratio of Total Outstanding Indebtedness to Capitalization Value as set forth in the certificate most recently delivered by Borrower pursuant to Section 6.09(3).  Any adjustment to the Applicable Margin under this clause (a) shall be effective as of the first day of the calendar month immediately following the month during which Borrower delivers to Administrative Agent the applicable certificate pursuant to Section 6.09(3).  At such time or times as the Applicable Margin is determined under this clause (a), if Borrower fails to deliver a certificate within the applicable time period required pursuant to such Section and such failure continues for three days following notice of such failure from Administrative Agent to Borrower, then the Applicable Margin shall equal the percentages corresponding to Level 7 from the date of such notice until the first day of the calendar month immediately following the month that the required certificate pursuant to Section 6.09(3) is delivered.  Notwithstanding the foregoing, for the period from the Closing Date through but excluding the date on which Administrative Agent first determines the Applicable Margin for Loans as set forth above, the Applicable Margin shall be determined based on Level 1.  Thereafter, such Applicable Margin shall be adjusted from time to time as set forth in this definition.

(b)                                 During the Investment Grade Pricing Period, the percentage rate set forth in the table below corresponding to the Level into which the Credit Rating then falls.  Any change in the Credit Rating which would cause the Applicable Margin to be determined at a different Level shall be effective as of the first day of the first calendar month immediately following receipt by Administrative Agent of written notice delivered by Borrower in accordance with Section 6.09(14) that the Credit Rating has changed (or, if earlier, the date on which Borrower shall receive written notice of such change from Administrative Agent); provided, however, if Borrower has not delivered the notice required by such Section but Administrative Agent becomes aware that the Credit Rating has changed, then Administrative Agent may, in its reasonable discretion, adjust the Level at which the Applicable Margin is determined effective as of the first day of the first calendar month following the date Administrative Agent becomes aware that the Credit Rating has changed.  The Applicable Margin for purposes of this clause (b) shall be determined based on the Level corresponding to the lower of the highest two Credit Ratings; provided that if the higher two Credit Ratings are from S&P and Moody’s, then the Applicable Margin for purposes of this clause (b) shall be determined based on the higher of such two Credit Ratings.  During any period for which Borrower has received a Credit Rating from only one Rating Agency, the Applicable Margin for purposes of this clause (b) shall be determined based on such Credit Rating so long as such Credit Rating is from either S&P or Moody’s.  During any period during the Investment Grade Pricing Period that Borrower has (a) no Credit Rating from any Rating Agency or (b) received a Credit Rating from only one Rating Agency that is neither S&P or Moody’s, the Applicable Margin for purposes of this clause (b) shall be determined based on Level 5.

Level	S&P/Moody’s /Fitch Rating	Applicable Margin for Term A-1 Loans that are LIBOR Loans	Applicable Margin for Term A-1 Loans that are Base Rate Loans	Applicable Margin for Term A-2 Loans that are LIBOR Loans	Applicable Margin for Term A-2 Loans that are Base Rate Loans	Applicable Margin for Ratable Loans that are LIBOR Loans	Applicable Margin for Ratable Loans that are Base Rate Loans
1	A-/A3 or better	0.900%	0.000%	1.500%	0.500%	0.825%	0.000%
2	BBB+/Baa1	0.950%	0.000%	1.550%	0.550%	0.875%	0.000%
3	BBB/Baa2	1.100%	0.100%	1.650%	0.650%	1.000%	0.000%
4	BBB-/Baa3	1.350%	0.350%	1.900%	0.900%	1.200%	0.200%
5	<BBB-/Baa3/ Unrated	1.750%	0.750%	2.450%	1.450%	1.550%	0.550%

(c)                                  The provisions of clause (a) of this definition shall be subject to the last paragraph of Section 2.06.

“Approved Fund” means any Fund that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank, or (c) an entity or an Affiliate of any entity that administers or manages a Bank.

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement, substantially in the form of EXHIBIT E, pursuant to which a Bank assigns and a Qualified Institution (with the consent of any party whose consent is required by Section 12.05), assumes rights and obligations in accordance with Section 12.05, and Administrative Agent accepts such assignment.

“Available Ratable Commitment” at any time with respect to any Bank, the Ratable Loan Commitment of such Bank then in effect minus the Ratable Credit Exposure of such Bank at such time.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank” and “Banks” have the respective meanings specified in the preamble; provided, however, that the term “Bank” shall exclude each Designated Lender when used in reference to a Ratable Loan, the Ratable Loan Commitments or terms relating to the Ratable Loans and the Ratable Loan Commitments.

“Bank Affiliate” means, (a) with respect to any Bank, (i) a Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Bank or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by such Bank or a Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Bank and (b) with respect to any Bank that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Bank or by a Person directly or indirectly controlling or controlled by or under direct or indirect common control with such investment advisor.

“Bank of America” means Bank of America, N.A.

“Bank Party” means Administrative Agent, any Fronting Bank, any Swingline Lender or any other Bank.

“Bank Reply Period” has the meaning specified in Section 12.02.

“Banking Day” means (1) any day except a Saturday or Sunday on which commercial banks are not authorized or required to close in New York City and (2) whenever such day relates to a LIBOR Loan, a Bid Rate Loan, an Interest Period with respect to a LIBOR Loan or a Bid Rate Loan, or notice with respect to a LIBOR Loan or Bid Rate Loan, a day on which dealings in Dollar deposits are carried out in the London interbank market and banks are open for business in London and New York City, and (3) in the case of Letters of Credit transactions for a particular Fronting Bank, any day except a Saturday or Sunday on which commercial banks are not authorized or required to close in the place where its office for issuance or administration of the pertinent Letter of Credit is located and in New York City.

“Bankruptcy Code” means Title 11 of the United States Code, entitled “Bankruptcy”, as amended from time to time, and any successor or statute or statutes.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Banks’ L/C Fee Rate” has the meaning specified in Section 2.17(g).

“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Effective Rate plus 0.50% and (c) the LIBOR Interest Rate plus 1.0%.  Each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Effective Rate or the LIBOR Interest Rate (provided that clause (c) shall not be applicable during any period in which the LIBOR Base Rate is unavailable or unascertainable).

“Base Rate Loan” means all or any portion (as the context requires) of a Bank’s Ratable Loans or Term Loans which shall accrue interest at a rate determined in relation to the Base Rate.

“Bid Borrowing Limit” has the meaning specified in Section 2.01(c).

“Bid Rate Loan” has the meaning specified in Section 2.01(c).

“Bid Rate Loan Note” has the meaning specified in Section 2.09.

“Bid Rate Quote” means an offer by a Bank to make a Bid Rate Loan in accordance with Section 2.02.

“Bid Rate Quote Request” has the meaning specified in Section 2.02(a).

“Bookrunners” means (x) with respect to the Ratable Loan and Term A-1 Loans, Wells Fargo Securities, Merrill Lynch and JPMorgan and (y) with respect to the Term A-2 Loans, Wells Fargo Securities, Capital One, PNC Capital and Citizens.

“Borrower” has the meaning specified in the preamble.

“Borrower’s Accountants” means Deloitte LLP, any other “Big 4” accounting firm selected by Borrower (or a successor thereof), or such other accounting firm(s) selected by Borrower and reasonably acceptable to the Required Banks.

“Borrower’s Pro Rata Share” means an amount determined based on the pro rata ownership of the Equity Interests of a Person by Borrower and Borrower’s consolidated subsidiaries.

“Capital Lease” means any lease which has been or should be capitalized on the books of the lessee in accordance with GAAP.

“Capital One” means Capital One, National Association.

“Capitalization Value” means, at any time, the sum (without duplication) of:

(1)                                 with respect to Real Property Businesses (other than UJVs and Real Property Businesses the value of which is to be included in Capitalization Value under clauses (2) and (3) below), individually determined, the greater of (x) Combined EBITDA from such Real Property Businesses (a) in the case of all Real Property Businesses other than hotels, for the most recently ended calendar quarter, annualized (i.e., multiplied by four), and (b) in the case of hotels, for the most recently ended four consecutive calendar quarters, in both cases, capitalized at a rate of 6.0% per annum, and (y) 75% of the Gross Book Value of such Real Property Businesses;

(2)                                 with respect to Real Property Businesses (other than UJVs and Real Property Businesses the value of which is to be included in Capitalization Value under clause (3) below) acquired during the four (4) fiscal quarters most recently ended, the

Gross Book Value of such Real Property Business (except for any such Real Property Business which Borrower has elected in a certificate of the type required by paragraph (3) of Section 6.09 delivered to Administrative Agent be included in determinations of Capitalization Value under the immediately preceding clause (1));

(3)                                 Capitalized Development Costs (except with respect to any Real Property Business which Borrower has elected in a certificate of the type required by paragraph (3) of Section 6.09 delivered to Administrative Agent prior to the relevant 18- or 24-month period, as applicable, be included in determinations of Capitalization Value under the preceding clause (1));

(4)                                 with respect to Other Investments, which do not have publicly traded shares, the Net Equity Value of such Other Investments;

(5)                                 with respect to Real Property UJVs, which do not have publicly traded shares, individually determined, the greater of (x) Combined EBITDA from such Real Property UJVs (a) in the case of all Real Property UJVs other than those owning hotels, for the most recently ended calendar quarter, annualized (i.e., multiplied by four), and (b) in the case of Real Property UJVs owning hotels, for the most recently ended four consecutive calendar quarters, in both cases, capitalized at the rate of 6.0%, less Borrower’s Pro Rata Share of any Indebtedness attributable to such Real Property UJVs, and (y) the Net Equity Value of such Real Property UJVs (subject to the last sentence of this definition); and

(6)                                 without duplication, Borrower’s Pro Rata Share of Unrestricted Cash and Cash Equivalents, the book value of notes and mortgage loans receivable, and the fair market value of publicly traded securities, at such time, all as determined in accordance with GAAP.

For clarity, the parties acknowledge and agree that the calculations pursuant to clause (1)(x) and (y), clause (2), clause (3) and clause (5)(x) and (y) above in this definition are intended to be made on a Real-Property-Asset-by-Real-Property-Asset basis.  For the purposes of this definition, (1) for any Disposition of Real Property Assets by a Real Property Business during any calendar quarter, Combined EBITDA will be reduced by actual Combined EBITDA generated from such asset or assets, (2) the aggregate contribution to Capitalization Value in excess of 35% of the total Capitalization Value from all Real Property Businesses and Other Investments owned by UJVs shall not be included in Capitalization Value, and (3) the aggregate contribution to Capitalization Value from leasing commissions and management and development fees in excess of 15% of Combined EBITDA shall not be included in Capitalization Value. To the extent that liabilities of a Real Property UJV are Recourse to Borrower or General Partner, then for purposes of clause (5)(y) above, the Net Equity Value of such Real Property UJV shall not be reduced by such Recourse liabilities.

“Capitalization Value of Unencumbered Assets” means, at any time, the sum (without duplication) of:

(1)                                 with respect to Real Property Businesses (other than UJVs and Real Property Businesses the value of which is to be included in Capitalization Value under clauses (2) and (3) below), individually determined, the greater of (x) Unencumbered Combined EBITDA from such Real Property Businesses (a) in the case of all Real Property Businesses other than hotels, for the most recently ended calendar quarter, annualized (i.e., multiplied by four), and (b) in the case of hotels, the most recently ended four consecutive calendar quarters, in both cases, capitalized at a rate of 6.0% per annum, and (y) 75% of the Gross Book Value of such Real Property Businesses constituting Unencumbered Assets;

(2)                                 with respect to Real Property Businesses (other than UJVs and Real Property Businesses the value of which is to be included in Capitalization Value under clause (3) below) constituting Unencumbered Assets acquired during the four (4) fiscal quarters most recently ended, the Gross Book Value of such Real Property Business (except for any such Real Property Business which Borrower has elected in a certificate of the type required by paragraph (3) of Section 6.09 delivered to Administrative Agent be included in determinations of Capitalization Value under the immediately preceding clause (1));

(3)                                 Capitalized Development Costs (except with respect to any Real Property Business which Borrower has elected in a certificate of the type required by paragraph (3) of Section 6.09 delivered to Administrative Agent prior to the relevant 18- or 24-month period, as applicable, be included in determinations of Capitalization Value under the preceding clause (1));

(4)                                 with respect to Real Property UJVs, which do not have publicly traded shares, individually determined, the greater of (x) the Unencumbered Combined EBITDA from such Real Property UJVs (a) in the case of Real Property UJVs other than those owning hotels, for the most recently ended calendar quarter, annualized (i.e., multiplied by four), and (b) in the case of Real Property UJVs owning hotels, for the most recently ended four consecutive calendar quarters, in both cases, capitalized at a rate of 6.0% per annum, and (y) the Net Equity Value of such Real Property UJVs constituting Unencumbered Assets; and

(5)                                 without duplication, Borrower’s Pro Rata Share of Unrestricted Cash and Cash Equivalents, the book value of notes and mortgage loans receivable and the fair market value of publicly traded securities that are Unencumbered Assets, at such time, all as determined in accordance with GAAP.

For the purposes of this definition, (1) for any Disposition of Real Property Assets by a Real Property Business during any calendar quarter, Unencumbered Combined EBITDA will be reduced by actual Unencumbered Combined EBITDA generated from such asset or assets, (2) the aggregate contribution to Capitalization Value of Unencumbered Assets in excess of 35% of the total Capitalization Value of Unencumbered Assets from the aggregate of all Real Property Businesses owned by UJVs, Real Property Businesses subject to Permitted Transfer Restrictions of the type described in clause (c) of the definition thereof and notes and mortgage loans receivable that are Unencumbered Assets at such time, as determined, in accordance with GAAP, shall not be included in Capitalization Value of Unencumbered Assets, and (3) the aggregate contribution to Capitalization Value of Unencumbered Assets from leasing commissions and management and development fees in excess of 15% of Unencumbered Combined EBITDA shall not be included in Capitalization Value of Unencumbered Assets.

“Capitalized Development Costs” means development costs (including land and building being readied for development or redevelopment expected to commence within the next 12 months) capitalized in accordance with GAAP.  Development costs for a Real Property Business on which development has been completed for at least 24 months or redevelopment has been completed for at least 18 months shall be excluded from Capitalized Development Costs.

“Cash or Cash Equivalents” means (a) cash; (b) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by an agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year after the date of acquisition thereof; (c) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within ninety (90) days after the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from any two of S&P, Moody’s or Fitch (or, if at any time no two of the foregoing shall be rating such obligations, then from such other nationally recognized rating services as are reasonably acceptable to Administrative Agent); (d) domestic corporate bonds, other than domestic corporate bonds issued by Borrower or any of its Affiliates, maturing no more than two (2) years after the date of acquisition thereof and, at the time of acquisition, having a rating of at least A or the equivalent from any two (2) of S&P, Moody’s or Fitch (or, if at any time no two of the foregoing shall be rating such obligations, then from such other nationally recognized rating services as are reasonably acceptable to Administrative Agent); (e) variable-rate domestic corporate notes or medium term corporate notes, other than notes issued by Borrower or any of its Affiliates, maturing or resetting no more than one (1) year after the date of acquisition thereof and having a rating of at least A or the equivalent from two of S&P, Moody’s or Fitch (or, if at any time no two of the foregoing shall be rating such obligations, then from such other nationally recognized rating services as are reasonably acceptable to Administrative Agent); (f) commercial paper (foreign and domestic) or master notes, other than commercial paper or master notes issued by Borrower or any of its Affiliates, and, at the time of acquisition, having a long-term rating of at least A or the equivalent from S&P, Moody’s or Fitch and having a short-term rating of at least A-2 and P-2 from S&P and Moody’s, respectively (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then the highest rating from such other nationally recognized rating services as are reasonably acceptable to Administrative Agent); (g) domestic and foreign certificates of deposit or domestic time deposits or foreign deposits or bankers’ acceptances (foreign or domestic) in Dollars, Hong Kong Dollars, Singapore Dollars, Pounds Sterling, Euros or Yen that are issued by a bank (I) which has, at the time of acquisition, a long-term rating of at least A or the equivalent from S&P, Moody’s or Fitch (or, if at any time no two of the foregoing shall be rating such obligations, then from such other nationally recognized rating services as are reasonably acceptable to Administrative Agent) and (II) if a domestic bank, which is a member of the Federal Deposit Insurance Corporation; (h) overnight securities repurchase agreements, or reverse repurchase agreements secured by any of the foregoing types of securities or debt instruments, provided that the collateral supporting such repurchase agreements shall have a value not less than 101% of the principal amount of the repurchase agreement plus accrued interest; and (i) money market funds invested in investments at least 75% of which consist of the items described in clauses (a) through (h) above.

“Cash Collateral” has the meaning specified in Section 2.17(i); and “Cash Collateralize” shall mean to pledge and deposit Cash Collateral with Administrative Agent.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card (including non-card electronic payables), electronic funds transfer and other cash management arrangements.

“Citizens” means Citizens Bank, N.A.

“Closing Date” means the date on which all of the conditions precedent set forth in Section 4.01 shall be fulfilled or waived by the Banks in accordance with Section 12.02.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combination Agreement” means that certain Master Transaction Agreement, dated October 31, 2016, by and among Vornado Realty Trust, Vornado Realty L.P., JBG Properties, Inc., and JBG/Operating Partners, L.P.

“Combination Transaction” means, collectively, the following transactions as described and entered into pursuant to the Combination Agreement: (a) the contribution of all of the assets and liabilities of Vornado Realty Trust’s (“Vornado”) Washington, DC segment (which operates as Vornado / Charles E. Smith) to JBG SMITH Properties or its subsidiaries; (b) the distribution by Vornado to the holders of common shares of Vornado, of all of the outstanding common shares of General Partner; (c) the distribution by Vornado Realty L.P., the operating partnership of Vornado (“VRLP”), to the holders of VRLP common limited partnership units, of all of the common limited partnership units of Borrower; and (d) following the distributions, the combination with the management business and certain Washington, DC metropolitan area assets of The JBG Companies.

“Combined EBITDA” means, for any quarter, Borrower’s Pro Rata Share of net income or loss plus Interest Expense, income taxes, depreciation and amortization and excluding (x) the effect of extraordinary or non-recurring items (such as, without limitation, (i) gains or losses from asset sales, (ii) gains or losses from debt restructurings or write-ups or forgiveness of indebtedness (including prepayment premiums), and costs and expenses incurred during such period with respect to acquisitions (whether or not consummated) during such period, (iii) severance and non-cash stock based compensation expenses and other restructuring, impairment or one-time changes, and (iv) non-cash gains or losses from foreign currency fluctuations), (y) other non-cash charges (such as, without limitation, share-based compensation), and (z) transaction and restructuring costs and expenses incurred in connection with the Combination Transaction (other than severance costs and expenses) to the extent arising on or prior to the eighteen-month anniversary of the Closing Date (or such later date as determined by Administrative Agent in the exercise of its reasonable discretion), all as determined in accordance with GAAP, of Consolidated Businesses and UJVs (provided, however, that for purposes of determining the ratio of Combined EBITDA to Fixed Charges, Combined EBITDA of UJVs shall exclude UJVs that are not Real Property UJVs), as the case may be, multiplied by four, provided however, that Combined EBITDA shall include only general and administrative expenses that are attributable to the management and operation of the assets in accordance with GAAP and shall not include any corporate general and administrative expenses of Borrower, General Partner, Consolidated Businesses or UJVs (e.g., salaries of corporate officers).

“Consolidated Businesses” means, at any time, Borrower and Subsidiaries of Borrower that Borrower consolidates in its consolidated financial statements prepared in accordance with GAAP, provided, however, that UJVs which are consolidated in accordance with GAAP are not Consolidated Businesses.

“Continue”, “Continuation” and “Continued” refer to the continuation pursuant to Section 2.12 of a LIBOR Loan as a LIBOR Loan from one Interest Period to the next Interest Period.

“Convert”, “Conversion” and “Converted” refer to a conversion pursuant to Section 2.12 of a Base Rate Loan into a LIBOR Loan or a LIBOR Loan into a Base Rate Loan, each of which may be accompanied by the transfer by a Bank (at its sole discretion) of all or a portion of its applicable Loan from one Applicable Lending Office to another.

“Credit Exposure” means, as to any Bank at any time, the sum of (a) such Bank’s Ratable Credit Exposure at such time, plus (b) an amount equal to the aggregate principal amount of its Term Loans outstanding at such time.

“Credit Rating” means the rating assigned by a Rating Agency to Borrower’s senior, unsecured, non-credit enhanced long-term indebtedness.

“Debt” means, at any time, without duplication, (i) all indebtedness and liabilities of a Person for borrowed money, secured or unsecured, including mortgage and other notes payable (but excluding any indebtedness to the extent secured by cash or cash equivalents or marketable securities, or defeased), as determined in accordance with GAAP, and (ii) without duplication, all liabilities of a Person consisting of indebtedness for borrowed money, determined in accordance with GAAP, that are or would be stated and quantified as contingent liabilities in the notes to the consolidated financial statements of such Person as of that date (excluding contingent liabilities constituting Debt that is Without Recourse). For purposes of determining “Total Outstanding Indebtedness” and “Debt”, the term “without duplication” shall mean (without limitation) that amounts loaned from one Person to a second Person that under GAAP would be consolidated with the first Person shall not be treated as Debt of the second Person.

“Default” means any event which with the giving of notice or lapse of time, or both, would become an Event of Default.

“Defaulting Lender” means any Bank that (a) has failed, within three Banking Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Bank Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Bank notifies Administrative Agent in writing that such failure is the result of such Bank’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, or, in the case of clause (iii) above, such

Bank notifies Administrative Agent in writing that such failure is the result of a good faith dispute which has been specifically identified, (b) has notified Borrower or any Bank Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Bank’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Banking Days after request by Administrative Agent, a Fronting Bank, a Swingline Lender or Borrower, acting in good faith, to provide a certification in writing from an authorized officer of such Bank that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Bank shall cease to be a Defaulting Lender pursuant to this clause (c) upon Administrative Agent’s, such Fronting Bank’s, such Swingline Lender’s or Borrower’s (as applicable) receipt of such certification in form and substance reasonably satisfactory to it or them (as applicable), or (d) has, or has a direct or indirect parent company that has, become the subject of a Bankruptcy Event or a Bail-In Action.

“Default Rate” means a rate per annum equal to: (1) with respect to Base Rate Loans, a variable rate of two percent (2%) plus the rate of interest then in effect thereon (including the Applicable Margin); and (2) with respect to LIBOR Loans and Bid Rate Loans, a fixed rate of two percent (2%) plus the rate(s) of interest in effect thereon (including the Applicable Margin or the LIBOR Bid Margin, as the case may be) at the time of any Default or Event of Default until the end of the then current Interest Period therefor and, thereafter, a variable rate of two percent (2%) plus the rate of interest for a Base Rate Loan (including the Applicable Margin).

“Derivatives Contract” means a “swap agreement” as defined in Section 101 of the Bankruptcy Code.

“Designated Lender” means a special purpose corporation that (i) shall have become a party to this Agreement pursuant to Section 12.16 and (ii) is not otherwise a Bank.

“Designating Lender” has the meaning specified in Section 12.16.

“Designation Agreement” means an agreement in substantially the form of EXHIBIT H, entered into by a Bank and a Designated Lender and accepted by Administrative Agent.

“Disbursement Instruction Agreement” means an agreement executed by Borrower in the form of EXHIBIT A.

“Disposition” means a sale (whether by assignment, transfer or Capital Lease) of an asset.

“Documentation Agents” means BMO Harris Bank, N.A., Regions Bank, TD Bank, N.A. and The Bank of New York Mellon.

“Dollars” and the sign “$” mean lawful money of the United States of America.

“EAT” has the meaning given that term in the definition of “1031 Property”.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Elect”, “Election” and “Elected” refer to elections, if any, by Borrower pursuant to Section 2.12 to have all or a portion of an advance of the applicable Loans be outstanding as LIBOR Loans.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Administrative Agent and any of its Affiliates or any other Person, providing for access to data protected by passcodes or other security system(s).

“Environmental Discharge” means any discharge or release of any Hazardous Materials in violation of any applicable Environmental Law.

“Environmental Law” means any applicable Law relating to pollution or the environment, including Laws relating to noise or to emissions, discharges, releases or threatened releases of Hazardous Materials into the work place, the community or the environment, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Environmental Notice” means any written complaint, order, citation, letter, inquiry, notice or other written communication from any Person (1) affecting or relating to Borrower’s compliance with any Environmental Law in connection with any activity or operations at any time conducted by Borrower, (2) relating to the occurrence or presence of or exposure to or possible or threatened or alleged occurrence or presence of or exposure to Environmental Discharges or Hazardous Materials at any of Borrower’s locations or facilities, including, without limitation: (a) the existence of any contamination or possible or threatened contamination at any such location or facility and (b) remediation of any Environmental

Discharge or Hazardous Materials at any such location or facility or any part thereof; and (3) any violation or alleged violation of any relevant Environmental Law.

“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, including the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any corporation or trade or business which is a member of the same controlled group of organizations (within the meaning of Section 414(b) of the Code) as Borrower or General Partner or is under common control (within the meaning of Section 414(c) of the Code) with Borrower or General Partner or is required to be treated as a single employer with Borrower or General Partner under Section 414(m) or 414(o) of the Code.

“Escrow Date” means June 29, 2017.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 9.01.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Loan Party for or the guarantee of such Loan Party of, or the grant by such Loan Party of a Lien to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the guarantee of such Loan Party or the grant of such Lien becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Loan Party).  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or Lien is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), profits or gains, franchise Taxes (imposed in lieu of income Taxes), and branch profits Taxes (or any similar Taxes), in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Bank, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Bank, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Bank with respect to an applicable interest in a Loan, Letter of Credit or Loan Commitment pursuant to a law in effect on the date on which (i) such Bank acquires such interest in such Loan, Letter of Credit or Loan Commitment (other than pursuant to an assignment requested by Borrower under Section 3.07) or (ii) such Bank changes its lending office, except in each case to the extent that, pursuant to Section 10.13, amounts with respect to such Taxes were payable either to such Bank’s assignor immediately before such Bank acquired the applicable interest in a Loan, Letter of Credit or Loan Commitment or to such Bank immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 10.13 and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing General Partner Debt” has the meaning specified in Section 5.22.

“Existing Maturity Date” has the meaning specified in Section 2.20(a).

“Extending Lender” has the meaning specified in Section 2.20(b).

“Extension Date” has the meaning specified in Section 2.18.

“Extension Notice” has the meaning specified in Section 2.18.

“Facility Fee” means:

(a)           At any time other than during the Investment Grade Pricing Period, the percentage per annum set forth in the table below corresponding to the Level at which the “Applicable Margin” is determined in accordance with clause (a) of the definition thereof:

Level	Facility Fee
1	0.150%
2	0.150%
3	0.200%
4	0.200%
5	0.200%
6	0.300%
7	0.300%

(b)           During the Investment Grade Pricing Period, the percentage per annum set forth in the table below corresponding to the Level at which the “Applicable Margin” is determined in accordance with clause (b) of the definition thereof:

Level	Facility Fee
1	0.125%
2	0.150%
3	0.200%
4	0.250%
5	0.300%

(c)           Any change in the applicable Level at which the Applicable Margin is determined shall result in a corresponding and simultaneous change in the Facility Fee.  The provisions of this definition shall be subject to Section 2.06.

“Fair Market Value” means, (a) with respect to a security listed on a national securities exchange or the NASDAQ National Market, the price of such security as reported on such exchange or market by any widely recognized reporting method customarily relied upon by financial institutions and (b) with respect to any other property, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Banking Day, for the immediately preceding Banking Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Banking Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal Funds brokers of recognized standing selected by Administrative Agent.  If the Federal Funds Effective Rate determined as provided above would be less than zero, the Federal Funds Effective Rate shall be deemed to be zero.

“Final Term A-1 Loan Availability Date” means July 18, 2019.

“Final Term A-2 Loan Availability Date” means July 18, 2018.

“Fiscal Year” means each period from January 1 to December 31.

“Fitch” means Fitch, Inc.

“Fixed Charges” means, without duplication, in respect of any quarter, the sum of (i) Borrower’s Pro Rata Share of Interest Expense for such period attributable to Debt in respect of Consolidated Businesses and Real Property UJVs, as well as to any other Debt that is Recourse to Borrower, multiplied by four (4); and (ii) distributions during such period on preferred units of

Borrower, as determined on a consolidated basis, in accordance with GAAP, multiplied by four (4).

“Foreign Bank” means a Bank that is not a U.S. Person.

“Form 10” means the Form 10 filed in connection with the Combination Transaction by General Partner with the SEC initially on January 23, 2017, as amended by various amendments thereto on or prior to the Escrow Date.

“Fronting Bank” means Wells Fargo, Bank of America, JPMorgan, Capital One, PNC Bank, Citizens or another Bank that shall have agreed to be designated by Borrower from among those Banks identified by Administrative Agent as being a permissible Fronting Bank pursuant to Section 2.17, each in its capacity as the issuer of Letters of Credit hereunder and its successors in such capacity.  A Fronting Bank may, in its discretion, arrange for Letters of Credit to be issued by its Affiliate, in which case “Fronting Bank” shall include such Affiliate.  When used herein, “Fronting Bank” shall mean the applicable Fronting Bank, each Fronting Bank, any Fronting Bank or all of the Fronting Banks, as the context may require.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to a Fronting Bank, such Defaulting Lender’s Pro Rata Share of the outstanding Letter of Credit Liabilities other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been reallocated to other Banks or Cash Collateralized in accordance with the terms hereof, and (b) with respect to a Swingline Lender, such Defaulting Lender’s Pro Rata Share of outstanding Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Banks.

“GAAP” means accounting principles generally accepted in the United States of America as in effect from time to time, applied on a basis consistent with those used in the preparation of the pro forma financial statements delivered prior to the Escrow Date (captioned “Financial Statements”) (except for changes concurred to by Borrower’s Accountants); provided that, if Borrower notifies Administrative Agent that Borrower requests an amendment to any provision hereof or of any other Loan Document to eliminate the effect of any change occurring after the date hereof in GAAP or in the application of any such change on the operation of such provision, or if Administrative Agent notifies Borrower that the Required Banks request an amendment to any provision hereof for such purpose, in either case, regardless of whether any such notice is given before or after such change in GAAP or in the application of any such change, then such provision shall be interpreted on the basis of GAAP as in effect and applied for purposes of this Agreement immediately before such change shall have become effective.

“General Partner” means JBG SMITH Properties, a real estate investment trust organized and existing under the laws of the State of Maryland and the sole general partner of Borrower.

“General Partner’s Consolidated Financial Statements” means the consolidated balance sheet and related consolidated statements of operations, changes in equity and cash flows, and footnotes thereto, of General Partner, in each case prepared in accordance with GAAP and as filed with the SEC as SEC Reports.

“Good Faith Contest” means the contest of an item if: (1) the item is diligently contested in good faith, and, if appropriate, by proceedings timely instituted; (2) adequate reserves are established with respect to the contested item; (3) during the period of such contest, the enforcement of any contested item is effectively stayed; and (4) the failure to pay or comply with the contested item during the period of the contest could not reasonably be expected to result in a Material Adverse Change.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, authority, regulatory body, central bank or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any supra-national bodies such as the European Union or the European Central Bank.

“Gross Book Value” means the undepreciated book value of assets comprising a business, determined in accordance with GAAP.

“Guaranteed Obligations” means, collectively, (a) the Obligations and (b) all existing or future payment and other obligations owing by any Loan Party under any Specified Derivatives Contract (other than any Excluded Swap Obligation) and any Specified Cash Management Agreement.

“Guarantor” means any Person that is party to the Guaranty as a “Guarantor”.

“Guaranty” means the guaranty executed and delivered pursuant to Section 6.10 and substantially in the form of EXHIBIT C.

“Hazardous Materials” means any pollutant, effluents, emissions, contaminants, toxic or hazardous wastes or substances, as any of those terms are defined from time to time in or for the purposes of any relevant Environmental Law, including asbestos fibers and friable asbestos, polychlorinated biphenyls, and any petroleum or hydrocarbon-based products or derivatives.

“Incremental Increase” has the meaning specified in Section 2.16(c).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower or any other Loan Party under any Loan Document and (b) to the extent not otherwise described in (a) hereof, Other Taxes.

“Initial Advance” means the first advance of proceeds of the Loans and/or issuance of Letters of Credit.

“Interest Expense” means, for any quarter, the consolidated interest expense, whether paid, accrued or capitalized (without deduction of consolidated interest income) of Borrower that is attributable to Borrower’s Pro Rata Share in its Consolidated Businesses in respect of Real Property Businesses, including, without limitation or duplication (or, to the extent not so included, with the addition of), (1) the portion of any rental obligation in respect of any Capital Lease obligation allocable to interest expense in accordance with GAAP; (2) the amortization of Debt discounts and premiums; (3) any payments or fees (other than upfront fees) with respect to interest rate swap or similar agreements; and (4) the interest expense and items listed in clauses (1) through (3) above applicable to each of the UJVs (to the extent not included above) multiplied by Borrower’s Pro Rata Share in the UJVs in respect of Real Property Businesses, in all cases as reflected in the most recent General Partner’s Consolidated Financial Statements, provided that there shall be excluded from Interest Expense capitalized interest covered by an interest reserve established under a loan facility (such as capitalized construction interest provided for in a construction loan). “Interest Expense” shall not include the non-cash portion of interest expense attributable to convertible Debt determined in accordance with ASC 470-20.

“Interest Period” means, (1) with respect to any LIBOR Loan, the period commencing on the date the same is advanced, Converted from a Base Rate Loan or Continued, as the case may be, and ending, as Borrower may select pursuant to Section 2.06, on the numerically corresponding day one week thereafter or in the first, third or sixth calendar month thereafter, provided that each such Interest Period (other than an Interest Period of one week) which commences on the last Banking Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Banking Day of the appropriate calendar month; and (2) with respect to any Bid Rate Loan, the period commencing on the date the same is advanced and ending, as Borrower may select pursuant to Section 2.02, on the numerically corresponding day one week thereafter or in the first, third or sixth calendar month thereafter, provided that each such Interest Period (other than an Interest Period of one week) which commences on the last Banking Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Banking Day of the appropriate calendar month.

“Investment Grade Pricing Period” means the period commencing on the date specified by Borrower in an irrevocable written notice to Administrative Agent and the Banks after Borrower obtains an Investment Grade Rating from Moody’s or S&P.

“Investment Grade Rating” means a Credit Rating of BBB- (or equivalent) or higher from S&P or Baa3 (or equivalent) or higher from Moody’s.

“Invitation for Bid Rate Quotes” has the meaning specified in Section 2.02(b).

“JPMorgan.” means JPMorgan Chase Bank, N.A.

“Law” means all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all drawings under Letters of Credit that have not yet been reimbursed by or on behalf of Borrower (including, for clarity, by means of advances of Loans pursuant to this Agreement) at such time.  The LC Exposure of any Bank at any time shall be its Pro Rata Share of the total LC Exposure at such time.

“Lead Arrangers” means (x) with respect to the Ratable Loans, Wells Fargo Securities, Merrill Lynch, JPMorgan, Capital One, PNC Capital, and Citizens, (y) with respect to the Term A-1 Loans, Wells Fargo Securities, Merrill Lynch, JPMorgan, Capital One, PNC Capital and Citizens and (z) with respect to the Term A-2 Loans, Wells Fargo Securities, Capital One, PNC Capital and Citizens, including, in each case, their respective designated affiliates.

“Lender Notice Date” has the meaning specified in Section 2.20(b).

“Letter of Credit” has the meaning specified in Section 2.17(a).

“Letter of Credit Commitment” means, with respect to each Fronting Bank, the commitment of each Fronting Bank to issue Letters of Credit hereunder.  The initial amount of each Fronting Bank’s Letter of Credit Commitment is $25,000,000.

“Letter of Credit Liabilities” means, without duplication, at any time and in respect of any Letter of Credit (1) the stated undrawn amount of such Letter of Credit plus (2) the aggregate unpaid principal amount of all Reimbursement Obligations of Borrower at such time due and payable in respect of all drawings made under such Letter of Credit.  For purposes of this Agreement, with respect to a Letter of Credit, a Ratable Loan Bank (including the Ratable Loan Bank that is the Fronting Bank for such Letter of Credit) shall be deemed to hold a Letter of Credit Liability in an amount equal to such Bank’s Pro Rata Share of the stated undrawn amount of such Letter of Credit and any outstanding Reimbursement Obligations in respect of such Letter of Credit.

“Leverage Pricing Period” means any period other than the Investment Grade Pricing Period.

“LIBOR Base Rate” means, with respect to any LIBOR Loan for any Interest Period, the rate of interest per annum determined on the basis of the rate as set by the ICE Benchmark Administration (“ICE”) (or the successor thereto if ICE is no longer making such rate available) for deposits in Dollars for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) two Banking Days prior to the first day of the applicable Interest Period.  If, for any reason, the rate referred to in the preceding sentence does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page), then the rate to be used for such sentence shall be determined by Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to Administrative Agent at approximately 11:00 a.m. (London time) two Banking Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period.  If the LIBOR Base Rate determined as provided above would be less than zero, the LIBOR Base Rate shall be deemed to be zero.

“LIBOR Bid Margin” has the meaning specified in Section 2.02(c)(2)(iii).

“LIBOR Bid Rate” means a rate per annum equal to the sum of (1) the LIBOR Interest Rate for a Bid Rate Loan with the applicable Interest Period and (2) the LIBOR Bid Margin.

“LIBOR Interest Rate” means, for any LIBOR Loan or Bid Rate Loan, a rate per annum determined by Administrative Agent to be equal to the quotient of (1) the LIBOR Base Rate for such LIBOR Loan or Bid Rate Loan, as the case may be, for the Interest Period therefor divided by (2) a percentage equal to one minus the LIBOR Reserve Requirement for such LIBOR Loan or Bid Rate Loan, as the case may be, for such Interest Period.  Any change in the LIBOR Reserve Requirement shall result in a change in the LIBOR Interest Rate on the date on which such change in the LIBOR Reserve Requirement becomes effective.

“LIBOR Loan” means all or any portion (as the context requires) of any Bank’s Ratable Loans or Term Loans which shall accrue interest at rate(s) determined in relation to LIBOR Interest Rate(s).

“LIBOR Reserve Requirement” means, for any day, the percentage which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment for collateral purposes, deposit arrangement, lien (statutory or other), or other security agreement or charge of any kind or nature whatsoever of any third party (excluding any right of setoff but including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).

“Loan” means, with respect to each Bank, its Ratable Loans, Bid Rate Loans, Swingline Loans and Term Loans, individually or collectively, as the context may require.

“Loan Commitment” means, with respect to each Bank, the sum of such Bank’s Ratable Loan Commitment, Term A-1 Loan Commitment and Term A-2 Loan Commitment.

“Loan Documents” means this Agreement, the Notes, the Disbursement Instruction Agreement, the Solvency Certificate and any Guaranty.

“Loan Party” means Borrower and each Guarantor (if any).

“Mandatory Borrowing” has the meaning specified in Section 2.03(b)(3).

“Material Adverse Change” means either (1) a material adverse change in the status of the business, results of operations, financial condition, or property of General Partner, Borrower and their Subsidiaries taken as a whole or (2) any event or occurrence of whatever nature which is likely to have a material adverse effect on the ability of Borrower and the other Loan Parties taken as a whole to perform their obligations under the Loan Documents.

“Maturity Date” means the Ratable Loan Maturity Date, the Term A-1 Loan Maturity Date or the Term A-2 Loan Maturity Date, individually or collectively, as the context may require.

“Merrill Lynch” means Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a Plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by Borrower or General Partner or any ERISA Affiliate and which is covered by Title IV of ERISA.

“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Debt of the Person owning such asset or any other Person (unless such prohibition does not apply to Liens securing the Obligations); provided, however, that (i) an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, (ii) an agreement relating to Unsecured Indebtedness containing restrictions substantially similar to, or taken as a whole, not more restrictive than, the restrictions contained in the Loan Documents (as determined by Borrower in good faith), (iii) Permitted Transfer Restrictions and (iv) Permitted Sale Restrictions, in each case, shall not constitute a Negative Pledge.

“Net Equity Value” means, at any time, the total assets of the applicable business less the total liabilities of such business less the amounts attributable to the minority interest in such business, in each case as determined on a consolidated basis, in accordance with GAAP, subject to the last sentence of the definition of Capitalization Value.

“Non-Consenting Bank” means any Bank that does not approve any consent, approval, amendment or waiver that (a) requires the consent of all Banks or all adversely affected Banks in accordance with the terms of Section 12.02 and (b) has been approved by the Required Banks.

“Non-Extending Lender” has the meaning specified in Section 2.20(b).

“Note” and “Notes” have the respective meanings specified in Section 2.09.

“Notice of Borrowing” means a notice substantially in the form of EXHIBIT K (or such other form reasonably acceptable to Administrative Agent and containing the information required in the Exhibit) to be delivered to Administrative Agent pursuant to Section 2.04 evidencing Borrower’s request for the borrowing of any Loan.

“Obligations” means each and every obligation, covenant and agreement of Borrower and each other Loan Party, now or hereafter existing, contained in this Agreement, and any of the other Loan Documents, whether for principal, reimbursement obligations, interest, fees, expenses, indemnities or otherwise, and any amendments or supplements thereto, extensions or renewals thereof or replacements therefor, including but not limited to all indebtedness, obligations and liabilities of Borrower or another Loan Party to Administrative Agent and any Bank now existing or hereafter incurred under or arising out of or in connection with the Notes, this Agreement, the other Loan Documents, and any documents or instruments executed in connection therewith, in each case, whether direct or indirect, joint or several, absolute or contingent, liquidated or unliquidated, now or hereafter existing, renewed or restructured, whether or not from time to time decreased or extinguished and later increased, created or incurred, and including all indebtedness of Borrower under any instrument now or hereafter evidencing or securing any of the foregoing.

“OFAC” means The Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Investment” means a Consolidated Business or UJV that does not own primarily Real Property Assets or publicly traded securities, including, without limitation, those entities more particularly set forth on SCHEDULE 2 attached hereto.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.07).

“Parent” means, with respect to any Bank, any Person controlling such Bank.

“Parent Entity” has the meaning specified in Section 7.04.

“Participant” has the meaning specified in Section 12.05(d).

“Participant Register” has the meaning specified in Section 12.05(d).

“Patriot Act” has the meaning specified in Section 12.19.

“Payor” has the meaning specified in Section 10.12.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Permitted Sale Restrictions” means obligations, encumbrances or restrictions contained in any Real Property Business or Real Property Asset sale agreement restricting the creation of

Liens on, or the sale, transfer or other disposition of Equity Interests or property that is subject to, such Real Property Business or Real Property Asset pending such sale; provided that the encumbrances and restrictions apply only to the Subsidiary or assets that are subject to such Real Property Business or Real Property Asset.

“Permitted Transfer Restrictions” means (a) reasonable and customary restrictions on transfer, mortgage liens, pledges and changes in beneficial ownership arising under management agreements and ground leases entered into in the ordinary course of business (including in connection with any acquisition or development of any applicable Real Property Asset, without regard to the transaction value), including rights of first offer or refusal arising under such agreements and leases, in each case, that limit, but do not prohibit, sale or mortgage transactions, (b) reasonable and customary obligations, encumbrances or restrictions contained in agreements not constituting Debt entered into with limited partners or members of Borrower or of any other Subsidiary of General Partner imposing obligations in respect of contingent obligations to make any tax “make whole” or similar payment arising out of the sale or other transfer of assets reasonably related to such limited partners’ or members’ interest in Borrower or such Subsidiary pursuant to “tax protection” or other similar agreements, and (c) customary major decision rights in favor of partners or co-investors requiring approvals of transfers, mortgage liens, pledges and changes in beneficial ownership in the ordinary course of business.

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company, Governmental Authority or other entity of whatever nature.

“Plan” means any employee benefit or other plan (other than a Multiemployer Plan) established or maintained, or to which contributions have been or are required to be made, by Borrower or General Partner or any ERISA Affiliate and which is covered by Title IV of ERISA or to which Section 412 of the Code applies.

“PNC Bank” means PNC Bank, National Association.

“PNC Capital” means PNC Capital Markets LLC.

“Prepayment Premium” has the meaning specified in Section 2.10(b).

“presence”, when used in connection with any Environmental Discharge or Hazardous Materials, means and includes presence, generation, manufacture, installation, treatment, use, storage, handling, repair, encapsulation, disposal, transportation, spill, discharge and release.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Bank then acting as Administrative Agent as its prime rate.  Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs.  The parties hereto acknowledge that the rate announced publicly by the Bank acting as Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Principals” means the trustees, executive officers and directors of Borrower (other than General Partner) or of General Partner at any applicable time.

“Pro Rata Share” means, with respect to each Bank, (a) with respect to Ratable Loans, LC Exposure or Swingline Exposure, a fraction the numerator of which is such Ratable Loan Bank’s Ratable Loan Commitment and the denominator of which is the aggregate Ratable Loan Commitments of all Ratable Loan Banks (or, if the Ratable Loan Commitments have terminated or reduced to zero, the Pro Rata Share shall be determined based upon the Ratable Loan Commitments most recently in effect), (b) with respect to the Term A-1 Loans, a fraction the numerator of which is such Term A-1 Bank’s Term A-1 Loan Commitment and the denominator of which is the Total Term A-1 Loan Commitments (or, after advancing the Term A-1 Loans or if the Term A-1 Loan Commitments have terminated or reduced to zero, a fraction the numerator of which is the principal amount of such Term A-1 Bank’s outstanding Term A-1 Loans and the denominator of which is the aggregate outstanding principal amount of the Term A-1 Loans of all Term A-1 Banks); and (c) with respect to the Term A-2 Loans, a fraction the numerator of which is such Term A-2 Bank’s Term A-2 Loan Commitment and the denominator of which is the Total Term A-2 Loan Commitments (or, after advancing the Term A-2 Loans or if the Term A-2 Loan Commitments have terminated or reduced to zero, a fraction the numerator of which is the principal amount of such Term A-2 Bank’s outstanding Term A-2 Loans and the denominator of which is the aggregate outstanding principal amount of the Term A-2 Loans of all Term A-2 Banks); provided that, in each case, in the case of Section 12.20 when a Defaulting Lender shall exist, “Pro Rata Share” shall disregard any Defaulting Lender’s Loan Commitment and outstanding Loans.

“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

“QI” has the meaning given that term in the definition of “1031 Property”.

“Qualified Institution” means a Bank, or one or more banks, finance companies, insurance or other financial institutions which (A) has (or, in the case of a banking institution which is a subsidiary, such banking institution’s parent has) a rating of its senior debt obligations of not less than BBB+ by S&P or Baal by Moody’s or a comparable rating by a rating agency reasonably acceptable to Administrative Agent and (B) has (or, in the case of a banking institution which is a subsidiary, such banking institution’s parent has) total assets in excess of Ten Billion Dollars ($10,000,000,000), but shall exclude any natural person (or a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof), any Defaulting Lender and Borrower or any of its Affiliates.

“Ratable Credit Exposure” means, with respect to any Ratable Loan Bank at any time, the sum of the outstanding principal amount of such Ratable Loan Bank’s Ratable Loans, its LC Exposure and its Swingline Exposure at such time.

“Ratable Loan” has the meaning specified in Section 2.01(b).

“Ratable Loan Bank” means, as of any date of determination, each Bank that has a Ratable Loan Commitment or, if the Ratable Loan Commitments have terminated or expired, a Bank that holds Ratable Loans, Swingline Exposure or LC Exposure.

“Ratable Loan Commitment” means, with respect to each Bank, the obligation to make a Ratable Loan in the principal amount set forth on SCHEDULE 1 attached hereto and incorporated herein, as such amount may be reduced or increased from time to time in accordance with the provisions of Section 2.16 (upon the execution of Assignment and Assumption Agreements, the definition of Ratable Loan Commitment shall be deemed revised to reflect the assignment being effected pursuant to each such Assignment and Assumption Agreement).  The initial aggregate amount of the Ratable Banks’ Ratable Loan Commitments is $1,000,000,000.

“Ratable Loan Maturity Date” means July 16, 2021, subject to extension pursuant to Section 2.18.

“Ratable Loan Note” has the meaning specified in Section 2.09.

“Rating Agency” means S&P, Moody’s, Fitch or any other nationally recognized securities rating agency selected by Borrower and approved by Administrative Agent in writing.

“Real Property Asset” means an asset from which income is, or upon completion expected by Borrower to be, derived predominantly from contractual rent payments under leases with unaffiliated third party tenants, hotel operations, tradeshow operations or leasing commissions and management and development fees, and shall include those investments in mortgages and mortgage participations owned by Borrower as to which Borrower has demonstrated to Administrative Agent, in Administrative Agent’s reasonable discretion, that Borrower has control of the decision-making functions of management and leasing of such mortgaged properties, has control of the economic benefits of such mortgaged properties, and holds the right to acquire such mortgaged properties.

“Real Property Business” means a Consolidated Business or UJV that is primarily engaged in the ownership, operation, leasing, management or development of or investment in a Real Property Asset.

“Real Property UJV” means a UJV that is a Real Property Business.

“Recipient” means Administrative Agent, any Bank and any Fronting Bank, as applicable.

“Recourse” means, with reference to any obligation or liability, any liability or obligation that is not Without Recourse to the obligor thereunder, directly or indirectly. For purposes hereof, a Person shall not be deemed to be “indirectly” liable for the liabilities or obligations of an obligor solely by reason of the fact that such Person has an ownership interest in such obligor, provided that such Person is not otherwise legally liable, directly or indirectly, for such obligor’s liabilities or obligations (e.g. by reason of a guaranty or contribution obligation, by operation of law or by reason of such Person being a general partner of such obligor). A guaranty of Debt issued by Borrower or General Partner (as distinguished from a Subsidiary) shall be Recourse, but a guaranty for completion of improvements in connection with Debt shall be deemed Without Recourse, unless and except to the extent of a claim made under such guaranty that remains unpaid.

“Refinancing Mortgage” has the meaning specified in Section 12.21.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as the same may be amended or supplemented from time to time, or any similar Law from time to time in effect.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as the same may be amended or supplemented from time to time, or any similar Law from time to time in effect.

“Regulatory Change” means the occurrence after the date of this Agreement or, with respect to any Bank, such later date on which such Bank becomes a party to this Agreement, of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Bank or any Fronting Bank (or, for purposes of Section 3.06, by any lending office of such Bank or by such Bank’s or such Fronting Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Regulatory Change,” regardless of the date enacted, adopted or issued, provided, however, that if the applicable Bank shall have implemented changes prior to the Escrow Date in response to any such requests, rules, guidelines or directives, then the same shall not be deemed to be a Regulatory Change with respect to such Bank.

“Reimbursement Obligation” means the absolute, unconditional and irrevocable obligation of Borrower to reimburse the applicable Fronting Bank for any drawing honored by such Fronting Bank under a Letter of Credit.

“REIT” means a “real estate investment trust,” as such term is defined in Section 856 of the Code.

“Related Party Transaction Policy” means that certain Related Party Transaction Policy adopted by the Board of Trustees of General Partner on or prior to the Closing Date, in the form provided to Administrative Agent and the Banks on or prior to the Escrow Date.

“Relevant Documents” has the meaning specified in Section 11.02.

“Replacement Bank” has the meaning specified in Section 3.07.

“Replacement Notice” has the meaning specified in Section 3.07.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived by the PBGC.

“Requested Extension Date” has the meaning specified in Section 2.20(a).

“Required Banks” means at any time Banks having Credit Exposures and unused Loan Commitments representing at least 51% of the sum of the Ratable Loan Commitments, the unused Term Loan Commitments and the aggregate unpaid principal amount of the Term Loans at such time (excluding, however, any Defaulting Lender); provided, however, that if the Loan Commitments shall have been terminated or reduced to zero, the “Required Banks” shall be the Banks holding at least 51% of the then aggregate unpaid principal amount of the Loans (excluding, however, any Defaulting Lender); and provided, further that in the case of Swingline Loans, the amount of each Ratable Loan Bank’s funded participation interest in such Swingline Loans shall be considered for purposes hereof as if it were a direct Ratable Loan and not a participation interest, and the aggregate amount of Swingline Loans owing to a Swingline Lender shall be considered for purposes hereof as reduced by the amount of such funded participation interests.

“Required Payment” has the meaning set forth in Section 10.12.

“Required Ratable Loan Banks” means, as of any date, Ratable Loan Banks having at least 51% of the aggregate amount of the Ratable Loan Commitments (excluding, however, any Defaulting Lender); provided, however, that if the Ratable Loan Commitments have been terminated or reduced to zero, the “Required Ratable Loan Banks” shall be the Ratable Loan Banks holding at least 51% of the Ratable Credit Exposure of all Ratable Loan Banks (excluding, however, any Defaulting Lender); provided, further, that in the case of Swingline Loans, the amount of each Ratable Loan Bank’s funded participation interest in such Swingline Loans shall be considered for purposes hereof as if it were a direct Ratable Loan and not a participation interest, and the aggregate amount of Swingline Loans owing to a Swingline Lender shall be considered for purposes hereof as reduced by the amount of such funded participation interests.

“Required Term A-1 Loan Banks” means, as of any date, Term A-1 Banks having at least 51% of the sum of (a) the aggregate amount of the unused Total Term A-1 Loan Commitments plus (b) the aggregate outstanding principal amount of the Term A-1 Loans; provided, however, that if the Term A-1 Loan Commitments have been terminated or reduced to zero, the “Required Term A-1 Loan Banks” shall be the Term A-1 Banks holding at least 51% of the aggregate outstanding principal amount of the Term A-1 Loans (excluding, however, any Defaulting Lender).

“Required Term A-2 Loan Banks” means, as of any date, Term A-2 Banks having at least 51% of the sum of (a) the aggregate amount of the unused Total Term A-2 Loan Commitments plus (b) the aggregate outstanding principal amount of the Term A-2 Loans; provided, however, that if the Term A-2 Loan Commitments have been terminated or reduced to zero, the “Required Term A-2 Loan Banks” shall be the Term A-2 Banks holding at least 51% of the aggregate outstanding principal amount of the Term A-2 Loans (excluding, however, any Defaulting Lender).

“Responsible Officer” means the chief executive officer, chief financial officer or chief accounting officer of General Partner.

“Restricted Payment” means (1) any dividend or other distribution, direct or indirect, on account of any Equity Interest of Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of Equity Interests to the holders of that class; (2) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of Borrower or any of its Subsidiaries now or hereafter outstanding; and (3) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of Borrower or any of its Subsidiaries now or hereafter outstanding.

“Sanctioned Country” means, at any time, a country, territory or region which is itself the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by any Governmental Authority of the United States of America, including without limitation, OFAC or the U.S. Department of State, or by the United Nations Security Council, Her Majesty’s Treasury, the European Union or any other Governmental Authority, (b) any Person located, organized or resident in a Sanctioned Country, (c) an agency of the government of a Sanctioned Country or (d) any Person Controlled by any Person or agency described in any of the preceding clauses (a) through (c). For purposes of this definition, “Controlled” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Sanctions” means any sanctions or trade embargoes imposed, administered or enforced by any Governmental Authority of the United States of America, including without limitation, OFAC or the U.S. Department of State, or by the United Nations Security Council, Her Majesty’s Treasury, the European Union or any other Governmental Authority.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means the reports required to be delivered to the SEC pursuant to the Securities Exchange Act of 1934, as amended.

“Secured Indebtedness” means, at any time, that portion of Total Outstanding Indebtedness that is not Unsecured Indebtedness.

“Secured Indebtedness Adjustment” has the meaning set forth in Section 8.05.

“Solvency Certificate” means a certificate in substantially the form of EXHIBIT D, to be delivered by Borrower pursuant to the terms of this Agreement.

“Solvent” means, when used with respect to any Person, that (1) the fair value of the property of such Person, on a going concern basis, is greater than the total amount of liabilities (including, without limitation, contingent liabilities) of such Person; (2) the present fair saleable value of the assets of such Person, on a going concern basis, is not less than the amount that will be required to pay the probable liabilities of such Person on its debts as they become absolute and matured; (3) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; (4) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged; and (5) such Person has sufficient resources, provided that such resources are prudently utilized, to satisfy all of such Person’s obligations. Contingent liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Cash Management Agreement” means any Cash Management Agreement that is made or entered into at any time, or in effect at any time now or hereafter, whether as a result of an assignment or transfer or otherwise, between or among any Loan Party and any Specified Cash Management Bank, and which was not prohibited by any of the Loan Documents when made or entered into.

“Specified Cash Management Bank” means any Person that (a) at the time it enters into a Cash Management Agreement with a Loan Party, is a Bank or an Affiliate of a Bank or (b) at the time it (or its Affiliate) becomes a Bank (including on the Closing Date), is a party to a Cash Management Agreement with a Loan Party, in each case in its capacity as a party to such Cash Management Agreement.

“Specified Derivatives Contract” means any Derivatives Contract that is made or entered into at any time, or in effect at any time now or hereafter, whether as a result of an assignment or transfer or otherwise, between or among any Loan Party and any Specified Derivatives Provider, and which was not prohibited by any of the Loan Documents when made or entered into.

“Specified Derivatives Obligations” means all indebtedness, liabilities, obligations, covenants and duties of a Loan Party under or in respect of any Specified Derivatives Contract, whether direct or indirect, absolute or contingent, due or not due, liquidated or unliquidated, and whether or not evidenced by any written confirmation.

“Specified Derivatives Provider” means any Person that (a) at the time it enters into a Specified Derivatives Contract with a Loan Party, is a Bank or an Affiliate of a Bank or (b) at the time it (or its Affiliate) becomes a Bank (including on the Closing Date), is a party to a Specified Derivatives Contract with a Loan Party, in each case in its capacity as a party to such Specified Derivatives Contract.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill Financial, Inc.

“Subsidiary” means, with respect to any Person, a corporation, partnership, joint venture, limited liability company or other entity, fifty percent (50%) or more of the outstanding voting stock, partnership interests or membership interests, as the case may be, of which are owned, directly or indirectly, by that Person or by one or more other Subsidiaries of that Person and over which that Person or one or more other Subsidiaries of that Person exercise sole control. For the purposes of this definition, “voting stock” means stock having voting power for the election of directors or trustees, as the case may be, whether at all times or only so long as no senior class of stock has voting power for the election of directors or trustees by reason of any contingency, and “control” means the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Commitment” has the meaning specified in Section 2.03(a).

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Ratable Loan Bank at any time shall be the sum of (a) its Pro Rata Share of the total Swingline Exposure at such time other than with respect to any Swingline Loans made by such Ratable Loan Bank in its capacity as a Swingline Lender and (b) the aggregate principal amount of all Swingline Loans made by such Ratable Loan Bank as a Swingline Lender outstanding at such time (less the amount of participations funded by the other Ratable Loan Banks in such Swingline Loans).

“Swingline Lenders” means Wells Fargo, Bank of America, JPMorgan, Capital One, PNC Bank and Citizens, each in their capacity as Swingline Lenders hereunder, and their permitted successors in such capacity in accordance with the terms of this Agreement.  When used herein, “Swingline Lender” shall mean the applicable Swingline Lender, each Swingline Lender, any Swingline Lender or all of the Swingline Lenders, as the context may require.

“Swingline Loan” has the meaning set forth in Section 2.03(a).

“Syndication Agents” means (x) with respect to the Ratable Loans and the Term A-1 Loans, Bank of America and JPMorgan and (y) with respect to the Term A-2 Loans, Capital One, PNC Bank and Citizens.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term A-1 Bank” means, as of any date of determination, each Bank having a Term A-1 Loan Commitment or that holds Term A-1 Loans.

“Term A-1 Loan” has the meaning specified in Section 2.01(d).

“Term A-1 Loan Availability Period” means the period commencing on the Closing Date to and including the Final Term A-1 Loan Availability Date.

“Term A-1 Loan Commitment” means, with respect to each Bank, the obligation to make a Term A-1 Loan in the principal amount set forth in SCHEDULE 1 attached hereto and incorporated herein, as such amount may be reduced or increased from time to time in accordance with the provisions of Section 2.16 (upon the execution of Assignment and Assumption Agreements, the definition of Loan Commitment shall be deemed revised to reflect the assignment being effected pursuant to each such Assignment and Assumption Agreement).

“Term A-1 Loan Maturity Date” means January 18, 2023.

“Term A-2 Bank” means, as of any date of determination, each bank having a Term A-2 Loan Commitment or that holds Term A-2 Loans.

“Term A-2 Loan” has the meaning specified in Section 2.01(d).

“Term A-2 Loan Availability Period” means the period commencing on the Closing Date to and including the Final Term A-2 Loan Availability Date.

“Term A-2 Loan Commitment” means, with respect to each Bank, the obligation to make a Term A-2 Loan in the principal amount set forth in SCHEDULE 1 attached hereto and incorporated herein, as such amount may be reduced or increased from time to time in accordance with the provisions of Section 2.16 (upon the execution of Assignment and Assumption Agreements, the definition of Loan Commitment shall be deemed revised to reflect the assignment being effected pursuant to each such Assignment and Assumption Agreement).

“Term A-2 Loan Maturity Date” means July 18, 2024.

“Term Bank” means a Term A-1 Bank or a Term A-2 Bank or both, as the context requires.

“Term Loan Commitment” means, with respect to each Bank, an amount equal to the aggregate amount of such Bank’s Term A-1 Loan Commitment and Term A-2 Loan Commitment.

“Term Loan Note” has the meaning specified in Section 2.09.

“Term Loans” means, with respect to each Bank, collectively, its Term A-1 Loans and Term A-2 Loans.

“Total Ratable Credit Exposure” means the sum of the outstanding principal amount of all Ratable Loan Banks’ Ratable Loans, their LC Exposure and their Swingline Exposure at such time.

“Total Term A-1 Loan Commitment” means an amount equal to the aggregate amount of all Term A-1 Loan Commitments.  The initial Total Term A-1 Loan Commitment is $200,000,000.

“Total Term A-2 Loan Commitment” means an amount equal to the aggregate amount of all Term A-2 Loan Commitments. The initial Total Term A-1 Loan Commitment is $200,000,000.

“Total Outstanding Indebtedness” means, at any time, without duplication, the sum of Debt of Borrower, Borrower’s Pro Rata Share of Debt in respect of Consolidated Businesses, and any Debt of UJVs to the extent Recourse to Borrower, as determined on a consolidated basis in accordance with GAAP.

“UJVs” means, at any time, (1) investments of Borrower that are accounted for under the equity method in the most recent General Partner’s Consolidated Financial Statements prepared in accordance with GAAP and (2) investments of Borrower in which Borrower owns less than 50% of the Equity Interests and that are consolidated in the most recent General Partner’s Consolidated Financial Statements prepared in accordance with GAAP.

“Unencumbered Assets” means, collectively, assets, reflected in the most recent General Partner’s Consolidated Financial Statements, owned in whole or in part, directly or indirectly, by Borrower and not subject to any Lien to secure all or any portion of Secured Indebtedness or to any Negative Pledge, and assets of Consolidated Businesses and UJVs which are not subject to any Lien to secure all or any portion of Secured Indebtedness or to any Negative Pledge.  Notwithstanding the foregoing, a 1031 Property may constitute an Unencumbered Asset so long as: (I) such Real Property Asset is owned in fee simple by, or is subject to a ground lease to, the applicable EAT (or a combination of such fee simple ownership and being subject to a ground lease); (II) such Real Property Asset is located in the United States; (III) Borrower or a Wholly Owned Subsidiary thereof (a) leases such 1031 Property from the applicable EAT (or Wholly Owned Subsidiary thereof, as applicable) and (b) manages such 1031 Property or such Real Property Asset is subject to a third-party management agreement, as applicable; (IV) Borrower or a Wholly Owned Subsidiary or Subsidiaries thereof is obligated to purchase such 1031 Property (or Wholly Owned Subsidiary or Subsidiaries of the applicable EAT that owns such 1031 Property) from the applicable EAT (or such Wholly Owned Subsidiary or Subsidiaries of the EAT, as applicable) (other than in circumstances where the 1031 Property is disposed of by Borrower or any Subsidiary); (V) the applicable EAT is obligated to transfer such 1031 Property (or its Wholly Owned Subsidiary or Subsidiaries that owns such 1031 Property, as applicable) to Borrower or a Wholly Owned Subsidiary thereof, directly or indirectly (including through a QI); (VI) the applicable EAT (or Wholly Owned Subsidiary or Subsidiaries thereof that owns such 1031 Property, as applicable) acquired such 1031 Property with the proceeds of a loan made by Borrower or a Wholly Owned Subsidiary which loan is secured either by a mortgage on such 1031 Property and/or a pledge of all of the Equity Interests of the applicable Wholly Owned Subsidiary or Subsidiaries of an EAT that owns such 1031 Property, as applicable; and (VII) neither such 1031 Property nor, if such Real Property Asset is owned or leased by a Subsidiary, any of Borrower’s direct or indirect ownership interests in such Subsidiary, is subject to any liens, claims, or restrictions on transferability or assignability of any kind other than (A) pursuant to Permitted Transfer Restrictions or Permitted Sale Restrictions or as permitted pursuant to clause (V) above, (B) the Lien of any mortgage or pledge referred to in the preceding clause (VI), or (C) a Negative Pledge binding on the EAT in favor of Borrower or a Wholly Owned Subsidiary.  In no event shall a 1031 Property qualify as an Unencumbered Asset for a period in excess of 180 days after the date the applicable EAT (or Wholly Owned Subsidiary or Subsidiaries thereof, as applicable) acquired ownership of such Real Property Asset (or, if such 180 day period is subject to extension under the Code (including any Treasury Regulations), then such period as extended).

“Unencumbered Combined EBITDA” means that portion of Combined EBITDA attributable to Unencumbered Assets; provided that Unencumbered Combined EBITDA shall include only general and administrative expenses that are attributable to the management and operation of the Unencumbered Assets in accordance with GAAP and shall not include any corporate general and administrative expenses of Borrower, General Partner, Consolidated Businesses or UJVs (e.g., salaries of corporate officers).

“Unfunded Current Liability” of any Plan means the amount, if any, by which the actuarial present value of accumulated plan benefits as of the close of its most recent plan year, based upon the actuarial assumptions used by such Plan’s actuary in the most recent annual valuation of such Plan, exceeds the fair market value of the assets allocable thereto, determined in accordance with Section 412 of the Code.

“Unrestricted Cash and Cash Equivalents” means Cash or Cash Equivalents owned by Borrower, and Borrower’s Pro Rata Share of any Cash or Cash Equivalents owned by any Consolidated Businesses or UJV, that are not subject to any pledge, lien or control agreement, less amounts placed with third parties as deposits or security for contractual obligations; provided, that Unrestricted Cash and Cash Equivalents shall (a) not exclude Cash and Cash Equivalents subject to customary rights of set-off and statutory or common law provisions relating to bankers’ liens, and (b) include Cash and Cash Equivalents representing the proceeds from the sale of an asset (the “Disposed Asset”; it being understood that no Disposed Asset shall constitute a Real Property Asset from and after the date of such sale), which proceeds have been escrowed for a period not in excess of 180 days in anticipation of the acquisition of a 1031 Property, net of related tax obligations for the cancellation of such acquisition and transaction costs and expenses related thereto; provided that to the extent the amount of Unrestricted Cash and Cash Equivalents attributable to this clause (b) shall exceed 50% of the aggregate Unrestricted Cash and Cash Equivalents, such excess shall be excluded.

“Unsecured Indebtedness” means, at any time, Total Outstanding Indebtedness that is not secured by a lien (except any Refinancing Mortgage) on assets of Borrower, a Consolidated Business or a UJV, as the case may be.

“Unsecured Indebtedness Adjustment” has the meaning set forth in Section 8.04.

“Unsecured Indebtedness Subsidiary” means any Subsidiary of Borrower that is a borrower or a guarantor, or otherwise has a payment obligation in respect of, any Unsecured Indebtedness (other than (a) subordinated intercompany Indebtedness owing to General Partner, (b) intercompany Indebtedness between or among any of Borrower and its Subsidiaries, and (c) Indebtedness of any non-Wholly Owned Subsidiary the incurrence of which was not subject to the Control or affirmative consent of Borrower or any of its Subsidiaries; provided, however, that any non-Wholly Owned Subsidiary of Borrower that guarantees Unsecured Indebtedness of General Partner or any Wholly Owned Subsidiary as described in this definition shall be an Unsecured Indebtedness Subsidiary).

“Unsecured Interest Expense” means, for any quarter, Borrower’s Pro Rata Share of Interest Expense attributable to Total Outstanding Indebtedness constituting Unsecured Indebtedness.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 10.13(f)(ii)(B)(3).

“Wells Fargo” means Wells Fargo Bank, National Association.

“Wells Fargo Securities” means Wells Fargo Securities LLC.

“Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the Equity Interests (other than (x) in the case of a corporation, directors’ qualifying shares and (y) solely for purposes of Section 9.01(16), in the case of a Subsidiary which is qualified as a real estate investment trust, Equity Interests issued to not more than 125 separate Persons solely in order to satisfy the requirements for such qualification) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.

“Withholding Agent” means any Loan Party and Administrative Agent.

“Without Recourse” means, with reference to any obligation or liability, any obligation or liability for which the obligor thereunder is not liable or obligated other than as to its interest in a designated asset or assets only, subject to such exceptions to the non-recourse nature of such obligation or liability (such as, but not limited to, fraud, misappropriation, misapplication and environmental indemnities), as are usual and customary in like transactions involving institutional lenders at the time of the incurrence of such obligation or liability, and including any guaranty for completion of improvements in connection with Debt, unless and except to the extent of a claim made under such guaranty that remains unpaid.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02.  Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP, and, except as otherwise provided herein, all financial data required to be delivered hereunder shall be prepared in accordance with GAAP.

SECTION 1.03.  Computation of Time Periods.  Except as otherwise provided herein, in this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and words “to” and “until” each means “to but excluding”.

SECTION 1.04.  Rules of Construction.  When used in this Agreement: (1) “or” is not exclusive; (2) a reference to a Law includes any amendment or modification to such Law; (3) a reference to a Person includes its permitted successors and permitted assigns; (4) except as provided otherwise, all references to the singular shall include the plural and vice versa; (5) except as provided in this Agreement, a reference to an agreement, instrument or document shall include such agreement, instrument or document as the same may be amended, modified or supplemented from time to time in accordance with its terms and as permitted by the Loan Documents; (6) all references to Articles, Sections, Schedules and Exhibits shall be to Articles,

Sections, Schedules and Exhibits of this Agreement unless otherwise indicated; (7) all Exhibits to this Agreement shall be incorporated into this Agreement; and (8) unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of Borrower or a Subsidiary of such Subsidiary and a reference to an “Affiliate” means an Affiliate of Borrower.  Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.  Unless otherwise indicated, (a) all references to time are references to New York City time and (b) when any date specified herein as the due date for a payment, notice or other deliverable is not a Banking Day, such due date shall be extended to the next following Banking Day.

SECTION 1.05.  Financial Covenant Calculations.  The calculation of liabilities shall not include any fair value adjustments to the carrying value of liabilities to record such liabilities at fair value pursuant to electing the fair value option election under FASB ASC 825-10-25 (formerly known as FAS 159, The Fair Value Option for Financial Assets and Financial Liabilities) or other FASB standards allowing entities to elect fair value option for financial liabilities. Therefore, the amount of liabilities shall be the historical cost basis, which generally is the contractual amount owed adjusted for amortization or accretion of any premium or discount.  Notwithstanding anything in this Agreement to the contrary, the financial covenants shall ignore the adoption of ASU 2016-02 such that Capital Leases shall specifically exclude any operating leases under GAAP as in effect on the Escrow Date and upon the adoption of ASU 2016-02.

ARTICLE II

THE LOANS

SECTION 2.01.  Ratable Loans; Bid Rate Loans; Term Loans.  (a) Subject to the terms and conditions of this Agreement, each Bank, severally and not jointly, agrees to make loans to Borrower as provided in this Article II.  Each Loan of each Bank shall be maintained at such Bank’s Applicable Lending Office.

(b)                                 Each of the Ratable Loan Banks severally agrees to make loans to Borrower in Dollars (each such loan by a Ratable Loan Bank, a “Ratable Loan”) from time to time in an aggregate principal amount that will not result in (i) the amount of such Ratable Loan Bank’s Ratable Credit Exposure exceeding such Ratable Loan Bank’s Ratable Loan Commitment or (ii) the Total Ratable Credit Exposure plus the aggregate outstanding principal amount of all Bid Rate Loans exceeding the aggregate amount of the Ratable Loan Commitments. Within the limits set forth herein, Borrower may borrow from time to time under this paragraph (b) and prepay from time to time pursuant to Section 2.10 (subject, however, to the restrictions on prepayment set forth in said Section), and thereafter reborrow pursuant to this paragraph (b). The Ratable Loans may be outstanding as: (1) Base Rate Loans; (2) LIBOR Loans; or (3) a combination of the foregoing, as Borrower shall elect and notify Administrative Agent in accordance with Section 2.14.

(c)                                  So long as Borrower has an Investment Grade Rating, one or more Ratable Loan Banks may, at Borrower’s request and in their sole discretion, make non-ratable loans in Dollars which shall bear interest at the LIBOR Bid Rate in accordance with Section 2.02 (such loans being referred to in this Agreement as “Bid Rate Loans”). Borrower may borrow Bid Rate Loans from time to time pursuant to this paragraph (c) in an amount up to fifty percent (50%) of the aggregate Ratable Loan Commitments at the time of the borrowing (taking into account any repayments of the Ratable Loans made simultaneously therewith) (the “Bid Borrowing Limit”), provided that at no time shall the sum of the Total Ratable Credit Exposure plus the aggregate outstanding principal amount of all Bid Rate Loans exceed the aggregate amount of the Ratable Loan Commitments, and shall repay such Bid Rate Loans as required by Section 2.09, and it may thereafter reborrow pursuant to this paragraph (c) or paragraph (b) above; provided, however, that the aggregate outstanding principal amount of Bid Rate Loans at any particular time shall not exceed the Bid Borrowing Limit.

(d)                                 Each of the Term A-1 Banks severally agrees to make loans to Borrower in Dollars (each such loan by a Term A-1 Bank, a “Term A-1 Loan”), during the Term A-1 Loan Availability Period, in an aggregate amount not to exceed its Term A-1 Loan Commitment; provided, that (x) to the extent that Term A-1 Loans in an aggregate principal amount equal to $50,000,000 (the “Term A-1 Incremental Amount”) shall not have been made on the Closing Date, the Total Term A-1 Term Loan Commitments shall be automatically terminated at 5:00 p.m. (New York Time) ratably among the Term A-1 Banks on the Closing Date in an amount equal to the excess of the Term A-1 Incremental Amount over the actual amount of Term A-1 Loans made on the Closing Date, (y) to the extent that Term A-1 Loans (exclusive of Term A-1 Loans subject to clause (x)) in an aggregate principal amount equal to the Term A-1 Incremental Amount shall not have been made during the period commencing on the Closing Date through and including January 18, 2018 (the “Second Term A-1 Commitment Termination Date”), the Total Term A-1 Term Loan Commitments shall be automatically terminated at 5:00 p.m. (New York Time) ratably among the Term A-1 Banks on the Second Term A-1 Commitment Termination Date in an amount equal to the excess of the Term A-1 Incremental Amount over the actual amount of Term A-1 Loans (exclusive of Term A-1 Loans subject to clause (x)) made during the period commencing on the Closing Date through and including the Second Term A-1 Commitment Termination Date and (z) the remaining unused Total Term A-1 Loan Commitments shall automatically terminate at 5:00 p.m. (New York time) on the Final Term A-1 Loan Availability Date.  Each of the Term A-2 Banks severally agrees to make loans to Borrower in Dollars (each such loan by a Term A-2 Bank, a “Term A-2 Loan”), during the Term A-2 Loan Availability Period, in an aggregate amount not to exceed its Term A-2 Loan Commitment.  Unused Total Term A-2 Loan Commitments shall terminate at 5:00 p.m. (New York time) on the Final Term A-2 Loan Availability Date. Amounts repaid or prepaid in respect of the Term Loans may not be reborrowed.

(e)                                  The obligations of the Banks under this Agreement are several, and no Bank shall be responsible for the failure of any other Bank to make any advance of a Loan to be made by such other Bank. However, the failure of any Bank to make any advance of each Loan to be made by it hereunder on the date specified therefor shall not relieve any other Bank of its obligation to make any advance of its Loans specified hereby to be made on such date.

SECTION 2.02.  Bid Rate Loans.  (a) So long as Borrower has an Investment Grade Rating and wishes to request offers from the Ratable Loan Banks to make Bid Rate Loans, it shall transmit to Administrative Agent by facsimile a request (a “Bid Rate Quote Request”) substantially in the form of EXHIBIT G-1 so as to be received not later than 10:30 a.m. (New

York time) on the fourth Banking Day prior to the date for funding of the Bid Rate Loan(s) proposed therein, specifying:

(1)                                 the proposed date of funding of such Bid Rate Loan(s), which shall be a Banking Day;

(2)                                 the aggregate amount of the Bid Rate Loans requested, which shall be at least Five Million Dollars ($5,000,000) and an integral multiple of One Million Dollars ($1,000,000);

(3)                                 the prepayment terms of such Bid Rate Loan(s), which, if not specified, shall have the same prepayment terms as Ratable Loans; and

(4)                                 the duration of the Interest Period(s) applicable thereto, subject to the provisions of the definition of “Interest Period” in Section 1.01.

Borrower may request offers to make Bid Rate Loans for more than one (1) Interest Period in a single Bid Rate Quote Request. No Bid Rate Quote Request may be submitted by Borrower sooner than seven (7) calendar days after the submission of any other Bid Rate Quote Request.

(b)                                 Promptly upon receipt of a Bid Rate Quote Request, Administrative Agent shall send to the Ratable Loan Banks by facsimile an invitation (an “Invitation for Bid Rate Quotes”) substantially in the form of EXHIBIT G-2, which shall constitute an invitation by Borrower to the Ratable Loan Banks to submit Bid Rate Quotes offering to make Bid Rate Loans to which such Bid Rate Quote Request relates in accordance with this Section 2.02.

(c)                                  (1)                                 Each Ratable Loan Bank may submit a Bid Rate Quote containing an offer or offers to make Bid Rate Loans in response to any Invitation for Bid Rate Quotes. Each Bid Rate Quote must comply with the requirements of this paragraph (c) and must be submitted to Administrative Agent by facsimile not later than 10:00 a.m. (New York time) on the third Banking Day prior to the proposed date of the Bid Rate Loan(s); provided that Bid Rate Quotes submitted by the Ratable Loan Bank serving as Administrative Agent (or any Affiliate of the Bank serving as Administrative Agent) in its capacity as a Ratable Loan Bank may be submitted, and may only be submitted, if the Ratable Loan Bank serving as Administrative Agent or such Affiliate notifies Borrower of the terms of the offer or offers contained therein not later than fifteen (15) minutes prior to the deadline for the other Ratable Loan Banks. Any Bid Rate Quote so made shall (subject to Borrower’s satisfaction of the conditions precedent set forth in this Agreement to its entitlement to an advance) be irrevocable except with the written consent of Administrative Agent given on the instructions of Borrower. Bid Rate Loans to be funded pursuant to a Bid Rate Quote may, as provided in Section 12.16, be funded by a Ratable Loan Bank’s Designated Lender. A Ratable Loan Bank making a Bid Rate Quote shall specify in its Bid Rate Quote whether the related Bid Rate Loans are intended to be funded by such Ratable Loan Bank’s Designated Lender, as provided in Section 12.16.

(2)                                 Each Bid Rate Quote shall be in substantially the form of EXHIBIT G-3 and shall in any case specify:

(ii)                                  the proposed date of funding of the Bid Rate Loan(s);

(iii)                               the principal amount of the Bid Rate Loan(s) for which each such offer is being made, which principal amount (w) may be greater than or less than the applicable Ratable Loan Commitment of the quoting Ratable Loan Bank, (x) must be in the aggregate at least Five Million Dollars ($5,000,000) and an integral multiple of One Hundred Thousand Dollars ($100,000), (y) may not exceed the principal amount of Bid Rate Loans for which offers were requested and (z) may be subject to an aggregate limitation as to the principal amount of Bid Rate Loans for which offers being made by such quoting Ratable Loan Bank may be accepted;

(iv)                              the margin above or below the applicable LIBOR Interest Rate (the “LIBOR Bid Margin”) offered for each such Bid Rate Loan, expressed as a percentage per annum (specified to the nearest 1/1,000th of 1%) to be added to (or subtracted from) the applicable LIBOR Interest Rate;

(v)                                 the applicable Interest Period; and

(vi)                              the identity of the quoting Ratable Loan Bank.

A Bid Rate Quote may set forth up to five (5) separate offers by the quoting Ratable Loan Bank with respect to each Interest Period specified in the related Invitation for Bid Rate Quotes.

(3)                                 Any Bid Rate Quote shall be disregarded if it:

(vii)                           is not substantially in conformity with EXHIBIT G-3 or does not specify all of the information required by sub-paragraph (c)(2) above;

(viii)                        contains qualifying, conditional or similar language (except for an aggregate limitation as provided in subparagraph (c)(2)(ii)(z) above);

(ix)                              proposes terms other than or in addition to those set forth in the applicable Invitation for Bid Rate Quotes (except for an aggregate limitation as provided in subparagraph (c)(2)(ii)(z) above); or

(x)                                 arrives after the time set forth in sub-paragraph (c)(1) above.

(d)                                 Administrative Agent shall no later than 10:15 a.m. (New York City time) on the third Banking Day prior to the proposed date for the requested Bid Rate Loan notify Borrower in writing of the terms of any Bid Rate Quote submitted by a Ratable Loan Bank that is in accordance with paragraph (c). Any subsequent Bid Rate Quote shall be disregarded by Administrative Agent unless such subsequent Bid Rate Quote is submitted solely to correct a manifest error in such former Bid Rate Quote. Administrative Agent’s notice to Borrower shall specify (A) the aggregate principal amount of Bid Rate Loans for which offers have been received for each Interest Period specified in the related Bid Rate Quote Request, (B) the respective principal amounts and LIBOR Bid Margins so offered and (C) if applicable, limitations on the aggregate principal amount of Bid Rate Loans for which offers in any single Bid Rate Quote may be accepted.

(e)                                  Not later than 11:00 a.m. (New York time) on the third Banking Day prior to the proposed date of funding of the Bid Rate Loan, Borrower shall notify Administrative Agent of its acceptance or non-acceptance of the offers so notified to it pursuant to paragraph (d). A notice of acceptance shall be substantially in the form of EXHIBIT G-4 and shall specify the aggregate principal amount of offers for each Interest Period that are accepted. Borrower may accept any Bid Rate Quote in whole or in part; provided that:

(1)                                 the principal amount of each Bid Rate Loan may not exceed the applicable amount set forth in the related Bid Rate Quote Request or be less than Five Million Dollars ($5,000,000) and shall be an integral multiple of One Hundred Thousand Dollars ($100,000);

(2)                                 acceptance of offers with respect to a particular Interest Period may only be made on the basis of ascending LIBOR Bid Margins offered for such Interest Period from the lowest effective cost; and

(3)                                 Borrower may not accept any offer that is described in subparagraph (c)(3) or that otherwise fails to comply with the requirements of this Agreement.

(f)                                   If offers are made by two (2) or more Ratable Loan Banks with the same LIBOR Bid Margins, for a greater aggregate principal amount than the amount in respect of which such offers are permitted to be accepted for the related Interest Period, the principal amount of Bid Rate Loans in respect of which such offers are accepted shall be allocated by Administrative Agent among such Ratable Loan Banks as nearly as possible (in multiples of One Hundred Thousand Dollars ($100,000)) in proportion to the aggregate principal amounts of such offers. Administrative Agent shall promptly (and in any event within one (1) Banking Day after such offers are accepted) notify Borrower and each such Bank in writing of any such allocation of Bid Rate Loans. Determinations by Administrative Agent of the allocation of Bid Rate Loans shall be conclusive in the absence of manifest error.

(g)                                  In the event that Borrower accepts the offer(s) contained in one (1) or more Bid Rate Quotes in accordance with paragraph (e), the Ratable Loan Bank(s) making such offer(s) shall make a Bid Rate Loan in the accepted amount (as allocated, if necessary, pursuant to paragraph (f)) on the date specified therefor, in accordance with the procedures specified in Section 2.05.

(h)                                 Notwithstanding anything to the contrary contained herein, each Ratable Loan Bank shall be required to fund its Pro Rata Share of the Available Ratable Commitment in accordance with Section 2.01(b) despite the fact that any Ratable Loan Bank’s Ratable Loan Commitment may have been or may be exceeded as a result of such Ratable Loan Bank’s making Bid Rate Loans.

(i)                                     A Ratable Loan Bank who is notified that it has been selected to make a Bid Rate Loan as provided above may designate its Designated Lender (if any) to fund such Bid Rate Loan on its behalf, as described in Section 12.16. Any Designated Lender which funds a Bid Rate Loan shall on and after the time of such funding become the obligee under such Bid Rate Loan and be entitled to receive payment thereof when due. No Ratable Loan Bank shall be relieved of its obligation to fund a Bid Rate Loan, and no Designated Lender shall assume such obligation, prior to the time the applicable Bid Rate Loan is funded.

SECTION 2.03.  Swingline Loan Subfacility.

(a)                                 Swingline Commitment.  Subject to the terms and conditions of this Section 2.03, each Swingline Lender, in its individual capacity, agrees to make certain revolving credit loans in Dollars to Borrower (each a “Swingline Loan” and, collectively, the “Swingline Loans”) from time to time during the term hereof in an amount equal to its pro rata share of the Swingline Loans requested by Borrower in its notice of borrowing described in clause (b) below; provided, however, that the aggregate amount of Swingline Loans outstanding at any time shall not exceed Seventy-Five Million Dollars ($75,000,000) (the “Swingline Commitment”); provided, further, that (i) the aggregate amount of Swingline Loans outstanding to any Swingline Lender shall not exceed the lesser of (A) Twelve Million Five-Hundred Thousand Dollars ($12,500,000) and (B) such Swingline Lender’s Ratable Loan Commitment minus its Ratable Loan Credit Exposure and (ii) the Total Ratable Credit Exposure plus the aggregate outstanding principal amount of all Bid Rate Loans shall not exceed the aggregate amount of the Ratable Loan Commitments. Subject to the limitations set forth herein, any amounts repaid in respect of Swingline Loans may be reborrowed.

(b)                                 Swingline Borrowings.

(1)                                 Notice of Borrowing. With respect to any Swingline Loan, Borrower shall give Swingline Lenders and Administrative Agent notice in writing which is received by Swingline Lenders and Administrative Agent not later than 2:00 p.m. (New York City time) on the proposed date of such Swingline Loan (and confirmed by telephone by such time), specifying (A) that a Swingline Loan is being requested, (B) the amount of such Swingline Loan, (C) the proposed date of such Swingline Loan, which shall be a Banking Day and (D) stating that no Default or Event of Default has occurred and is continuing both before and after giving effect to such Swingline Loan. Such notice shall be irrevocable.

(2)                                 Minimum Amounts. Each Swingline Loan shall be at least Three Million Dollars ($3,000,000) and, or an integral multiple of One Million Dollars ($1,000,000).

(3)                                 Repayment of Swingline Loans. Each Swingline Loan shall be due and payable on the earliest of (A) five (5) Banking Days from and including the date of such Swingline Loan or (B) the Ratable Loan Maturity Date. If, and to the extent, any Swingline Loans shall be outstanding on the date any Ratable Loan is advanced, such Swingline Loans shall first be repaid from the proceeds of such Ratable Loan prior to the disbursement of the same to Borrower. If, and to the extent, a Ratable Loan is not requested prior to the earliest of the Ratable Loan Maturity Date, the last calendar day of the month in which such Swingline Loan is made, or the end of the five (5) Banking Day period after such Swingline Loan was made, or unless Borrower shall have notified Administrative Agent and the Swingline Lenders prior to 1:00 p.m. (New York City time) on the third (3rd) Banking Day after such Swingline Loan was made that Borrower intends to reimburse Swingline Lender for the amount of such Swingline Loan with funds other than proceeds of the Ratable Loans, Borrower shall be deemed to have requested a Ratable Loan comprised entirely of Base Rate Loans in the amount of the applicable Swingline Loan then outstanding, the proceeds of which shall be used to repay such Swingline Loan to Swingline Lenders. In addition, if (x) Borrower does not repay a Swingline Loan on or prior to the end of such five (5) Banking Day period, or (y) a Default or Event of Default shall have occurred during such five (5) Banking Day period, a Swingline Lender may, at any time, in its sole discretion, by written notice to Borrower and Administrative Agent, demand repayment of all Swingline Loans by way of a Ratable Loan, in which case Borrower shall be deemed to have requested a Ratable Loan comprised entirely of Base Rate Loans in the amount of such Swingline Loans then outstanding, the proceeds of which shall be used to repay such Swingline Loans to Swingline Lenders. Any Ratable Loan which is deemed requested by Borrower in accordance with this Section 2.03(b)(3) is hereinafter referred to as a “Mandatory Borrowing”. Each Bank hereby irrevocably agrees to make Ratable Loans promptly upon receipt of notice from a Swingline Lender or Administrative Agent of any such deemed request for a Mandatory Borrowing in the amount and in the manner specified in the preceding sentences and on the date such notice is received by such Bank (or the next Banking Day if such notice is received after 12:00 p.m. (New York City time)) notwithstanding (I) the amount of the Mandatory Borrowing may not comply with the minimum amount of Ratable Loans otherwise required hereunder, (II) whether any conditions specified in Section 4.02 are then satisfied, (III) whether a Default or an Event of Default then exists, (IV) failure of any such deemed request for a Ratable Loan to be made by the time otherwise required in Section 2.05, (V) the date of such Mandatory Borrowing (provided that such date must be a Banking Day), or (VI) any termination of the Loan Commitments immediately prior to such Mandatory Borrowing or contemporaneously therewith; provided, however, that no Bank shall be obligated to make Ratable Loans in respect of a Mandatory Borrowing if a Default or an Event of Default then exists and the applicable Swingline Loan was made by Swingline Lenders without receipt of a written notice of borrowing in the form specified in Section 2.03(b)(1) or after Administrative Agent has delivered a notice of Default or Event of Default which has not been rescinded.

(4)                                 Purchase of Participations. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to Borrower), then each Ratable Loan Bank hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payment received from Borrower on or after such date and prior to such purchase) from Swingline Lenders such participations in the outstanding Swingline Loans as shall be necessary to cause each such Ratable Loan Bank to share in such Swingline Loans ratably based upon its Pro Rata Share (determined before giving effect to any termination of the Loan Commitments), provided that (A) all interest payable on the Swingline Loans with respect to any participation shall be for the account of Swingline Lenders until but excluding the day upon which the Mandatory Borrowing would otherwise have occurred, and (B) in the event of a delay between the day upon which the Mandatory Borrowing would otherwise have occurred and the time any purchase of a participation pursuant to this sentence is actually made, the purchasing

Ratable Loan Bank shall be required to pay to Swingline Lenders interest on the principal amount of such participation for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate equal to the Federal Funds Effective Rate, for the two (2) Banking Days after the date the Mandatory Borrowing would otherwise have occurred, and thereafter at a rate equal to the Base Rate. Notwithstanding the foregoing, no Ratable Loan Bank shall be obligated to purchase a participation in any Swingline Loan if a Default or an Event of Default then exists and such Swingline Loan was made by Swingline Lenders without receipt of a written notice of borrowing in the form specified in Section 2.03(b)(1) or after Administrative Agent has delivered a notice of Default or Event of Default which has not been rescinded.

(c)                                  Interest Rate. Each Swingline Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Swingline Loan is made until the date it is repaid, at a rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate Loans.

(d)                                 Replacement and Resignation of Swingline Lender.  Any Swingline Lender may be replaced at any time by written agreement among Borrower, Administrative Agent, the replaced Swingline Lender and the successor Swingline Lender.  Administrative Agent shall notify the Ratable Loan Banks of any such replacement of a Swingline Lender.  At the time any such replacement shall become effective, Borrower shall pay all unpaid interest accrued for the account of the replaced Swingline Lender pursuant to Section 2.03(c).  From and after the effective date of any such replacement, (x) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans made thereafter and (y) references herein to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders and all other Swingline Lenders, as the context shall require.  After the replacement of a Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to its replacement, but shall not be required to make additional Swingline Loans.  Subject to the appointment and acceptance by Administrative Agent and Borrower of a successor Swingline Lender, any Swingline Lender may resign as a Swingline Lender at any time upon thirty days’ prior written notice to Administrative Agent, Borrower and the Ratable Loan Banks, in which case, such Swingline Lender shall be replaced as provided above.

SECTION 2.04.  Advances, Generally.  The amount of each advance hereunder shall, subject to Section 2.13, be at least One Million Dollars ($1,000,000) (unless less than One Million Dollars ($1,000,000) is available for disbursement pursuant to the terms hereof at the time of any advance, in which case the amount of such advance shall be equal to such remaining availability) and in an integral multiple of One Hundred Thousand Dollars ($100,000). Additional restrictions on the amounts and timing of, and conditions to the making of, advances of Bid Rate Loans and Swingline Loans are set forth in Sections 2.02 and 2.03, respectively.

Each advance shall be subject, in addition to the limitations and conditions applicable to advances of the Loans generally, to Administrative Agent’s receipt, in accordance with the timing requirements of Section 2.05 with respect to requests for advances, a Notice of Borrowing.

SECTION 2.05.  Procedures for Advances.  In the case of advances of Ratable Loans and Term Loans, Borrower shall submit to Administrative Agent a Notice of Borrowing for each advance, stating the date of the Loan, the amount of the Loan, the type of Loan and, in the case of LIBOR Loans, the initial Interest Period for such LIBOR Loans, no later than 11:00 a.m. (New York time) on the date, in the case of advances of Base Rate Loans, which is the proposed date of such Base Rate Loan, and, in the case of advances of LIBOR Loans, which is three (3) Banking Days prior to the date such advance is to be made. In the case of advances of Bid Rate Loans, Borrower shall submit a Bid Rate Quote Request at the time specified in Section 2.02.  In the case of advances of Swingline Loans, Borrower shall submit a notice of borrowing at the time specified in Section 2.03.  Administrative Agent, upon its receipt of the Notice of Borrowing, will so notify the Ratable Loan Banks by facsimile. Not later than 11:30 a.m. (New York time) on the date of each advance (or 1:00 p.m. (New York time) in the case of a Base Rate Loan for which Borrower has made a Loan request on such date), each applicable Bank shall, through its Applicable Lending Office and subject to the conditions of this Agreement, make the amount to be advanced by it on such day available to Administrative Agent, at Administrative Agent’s Office and in immediately available funds for the account of Borrower.  The amount so received by Administrative Agent shall, subject to the conditions of this Agreement, be made available to Borrower, in immediately available funds, by Administrative Agent’s to an account designated by Borrower.

SECTION 2.06.  Interest Periods; Renewals.  In the case of the LIBOR Loans, Borrower shall select an Interest Period in a Notice of Borrowing of any duration in accordance with the definition of Interest Period in Section 1.01, subject to the following limitations: (1) no Interest Period may extend beyond the applicable Maturity Date for that type of Loan; (2) if an Interest Period would end on a day which is not a Banking Day, such Interest Period shall be extended to the next Banking Day, unless such Banking Day would fall in the next calendar month, in which event such Interest Period shall end on the immediately preceding Banking Day; (3) only eight (8) discrete segments of a Ratable Loan Bank’s Ratable Loan bearing interest at a LIBOR Interest Rate for a designated Interest Period pursuant to a particular Election, Conversion or Continuation, may be outstanding at any one time (each such segment of each Ratable Loan Bank’s Ratable Loan corresponding to a proportionate segment of each of the other Ratable Loan Banks’ Ratable Loans) and (4) only five (5) discrete segments of a Term Loan Bank’s applicable Term Loans bearing interest at a LIBOR Interest Rate for a designated Interest Period pursuant to a particular Election, Conversion or Continuation, may be outstanding at any one time (each such segment of each Term Loan Bank’s applicable Term A-1 Loans and Term A-2 Loans corresponding to a proportionate segment of each of the other Term Loan Banks’ applicable Term A-1 Loans and Term A-2 Loans).

Upon notice to Administrative Agent as provided in Section 2.14, Borrower may Continue any LIBOR Loan on the last day of the Interest Period of the same or different duration in accordance with the limitations provided above.

The parties understand that during a Leverage Pricing Period the applicable interest rate for the Obligations and certain fees set forth herein may be determined and/or adjusted from time to time based upon certain financial ratios and/or other information to be provided or certified to the Banks by Borrower (the “Borrower Information”).  If it is subsequently determined that any such Borrower Information was incorrect (for whatever reason, including without limitation because of a subsequent restatement of earnings by Borrower) at the time it was delivered to Administrative Agent, and if the applicable interest rate or fees calculated for any period during a Leverage Pricing Period were lower than they should have been had the correct information been timely provided, then, such interest rate and such fees for such period shall be automatically recalculated using correct Borrower Information.  Administrative Agent shall promptly notify Borrower in writing of any additional interest and fees due because of such recalculation, and Borrower shall pay such additional interest or fees due to Administrative Agent, for the account of each Bank, within 5 Banking Days of receipt of such written notice.  Any recalculation of interest or fees required by this provision shall survive for a period of one year following the termination of this Agreement, and this provision shall not in any way limit any of Administrative Agent’s, a Fronting Bank’s, or any Bank’s other rights under this Agreement.

SECTION 2.07.  Interest.  Borrower shall pay interest to Administrative Agent for the account of the applicable Bank, on the outstanding and unpaid principal amount of the Loans, at a rate per annum as follows: (1) for Base Rate Loans at a rate equal to the Base Rate plus the Applicable Margin; (2) for LIBOR Loans at a rate equal to the applicable LIBOR Interest Rate plus the Applicable Margin; and (3) for Bid Rate Loans at a rate equal to the applicable LIBOR Bid Rate. Any principal amount not paid when due (when scheduled, at acceleration or otherwise) shall bear interest thereafter, payable on demand, at the Default Rate and, with respect to any other Obligation that is not paid when due (when scheduled, at acceleration or otherwise), shall bear interest thereafter, payable on demand, at the Default Rate applicable to Base Rate Loans.

The interest rate on Base Rate Loans shall change when the Base Rate changes. Interest on Base Rate Loans, LIBOR Loans and Bid Rate Loans shall not exceed the maximum amount permitted under applicable law. Interest shall be calculated for the actual number of days elapsed on the basis of a year consisting of three hundred sixty (360) days, except interest on Base Rate Loans shall be computed on the basis of a year of 365 or 366 days, as applicable.

Accrued interest shall be due and payable in arrears, (x) in the case of Base Rate Loans, on the first Banking Day of each calendar month and (y) in the case of both LIBOR Loans and Bid Rate Loans, at the expiration of the Interest Period applicable thereto, but no less frequently than once every three (3) months determined on the basis of the first (1st) day of the Interest Period applicable to the Loan in question; provided, however, that interest accruing at the Default Rate shall be due and payable on demand.

SECTION 2.08.  Fees.

(a)                                 Borrower shall, commencing as of the Closing Date, pay to Administrative Agent for the account of each Ratable Loan Bank a facility fee computed, on the daily Ratable Loan Commitment of such Bank, by multiplying the aggregate Ratable Loan Commitments on such day by an amount equal to the daily Facility Fee, calculated on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed. The accrued facility fee shall be due and payable in arrears on the first Banking Day of January, April, July and October of each year, commencing on the first such date after the Closing Date, and upon the Ratable Loan Maturity Date (as may be accelerated) or earlier termination of the Ratable Loan Commitments.

(b)                                 Borrower shall, commencing on the 91st day following the Closing Date, pay to Administrative Agent for the account of each Term A-1 Bank an unused fee equal to the product, computed on a daily basis, of (x) the unused portion of the Total Term A-1 Loan Commitment then in effect and (y) the per annum rate of 0.150%, calculated on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed. The accrued unused fee shall be due and payable in arrears on the first Banking Day of January, April, July and October of each year, commencing on the first such date after the 91st day following the Closing Date, and upon the Final Term A-1 Loan Availability Date (as may be accelerated) or earlier termination of the Term A-1 Loan Commitments.

(c)                                  Borrower shall, commencing on the 91st day following the Closing Date, pay to Administrative Agent for the account of each Term A-2 Bank an unused fee equal to the product, computed on a daily basis, of (x) the unused portion of the Total Term A-2 Loan Commitment then in effect and (y) the per annum rate of 0.150%, calculated on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed. The accrued unused fee shall be due and payable in arrears on the first Banking Day of January, April, July and October of each year, commencing on the first such date after the 91st day following the Closing Date, and upon the Final Term A-2 Loan Availability Date (as may be accelerated) or earlier termination of the Term A-2 Loan Commitments.

SECTION 2.09.  Notes; Due at Maturity.  At the request of a Ratable Loan Bank, any Ratable Loans made by such Ratable Loan Bank under this Agreement shall be evidenced by a promissory note of Borrower in the form of EXHIBIT B-1 duly completed and executed by Borrower, in a principal amount equal to such Ratable Loan Bank’s Ratable Loan Commitment, payable to such Ratable Loan Bank for the account of its Applicable Lending Office (each such note, as the same may hereafter be amended, modified, extended, severed, assigned, substituted, renewed or restated from time to time, including any substitute note pursuant to Section 3.07 or 12.05, a “Ratable Loan Note”).  At the request of any Bank, any Bid Rate Loans made by such Bank under this Agreement shall be evidenced by a promissory note of Borrower substantially in the form of EXHIBIT B-2, duly completed and executed by Borrower, payable to such Bank for the account of its Applicable Lending Office (each such note, as the same may hereafter be amended, modified, extended, severed, assigned, substituted, renewed or restated from time to time, the “Bid Rate Loan Note”).  At the request of a Term Loan Bank, the tranche of Term Loans made by such Term Loan Bank under this Agreement shall be evidenced by a promissory note of Borrower in the form of EXHIBIT B-3 duly completed and executed by Borrower, in a principal amount equal to such Term Loan Bank’s Term A-1 Loan Commitment or Term A-2 Loan Commiment, as applicable, payable to such Term Loan Bank for the account of its Applicable Lending Office (each such note, as the same may hereafter be amended, modified, extended, severed, assigned, substituted, renewed or restated from time to time, including any substitute note pursuant to Section 3.07 or 12.05, a “Term Loan Note”).  A particular Bank’s Ratable Loan Note, Term Loan Note and Bid Rate Loan Note are referred to individually or collectively in this Agreement, as the context may require, as such Bank’s “Note”; all such Ratable Loan Notes, Term Loan Notes and Bid Rate Loan Notes are referred to collectively in this Agreement as the “Notes”.

The Ratable Loans shall mature, and all outstanding principal and accrued interest and Obligations in respect thereof shall be paid in full, on the Ratable Loan Maturity Date, or, in the case of Swingline Loans, in accordance with Section 2.03, in either case as the same may be accelerated in accordance with this Agreement. The outstanding principal amount of each Bid Rate Loan evidenced by each Bid Rate Loan Note, and all accrued interest and other sums with respect thereto, shall become due and payable to the Bank making such Bid Rate Loan at the earlier of the expiration of the Interest Period applicable thereto or the Ratable Loan Maturity Date, as the same may be accelerated in accordance with this Agreement.  The Term A-1 Loans shall mature, and all outstanding principal and accrued interest and Obligations in respect thereof shall be paid in full, on the Term A-1 Loan Maturity Date, or as the same may be accelerated in accordance with this Agreement.  The Term A-2 Loans shall mature, and all outstanding principal and accrued interest and other Obligations in respect thereof shall be paid in full, on the Term A-2 Loan Maturity Date, as the same may be accelerated in accordance with this Agreement.

The date, amount, interest rate, type and duration of Interest Periods (if applicable) of each Loan made by each Bank to Borrower, and each payment made on account of the principal thereof, shall be evidenced by one or more accounts or records maintained by such Bank and by Administrative Agent in the ordinary course of business.  The accounts or records maintained by Administrative Agent and each Bank shall be conclusive absent manifest error.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Bank and the accounts and records of Administrative Agent in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error.

In connection with a Refinancing Mortgage, Borrower shall deliver to Administrative Agent, a mortgage note, payable to Administrative Agent for the account of the applicable Banks receiving the benefit of, and which shall be secured by, the applicable Refinancing Mortgage. Such note shall be in such form as shall be requested by Borrower, subject to Administrative Agent’s reasonable approval. Each reference in this Agreement to the “Notes” shall be deemed to refer to and include any or all of such mortgage notes, as the context may require.

SECTION 2.10.  Prepayments.

(a)                                 Without prepayment premium or penalty (other than any applicable Prepayment Premium) but subject to Section 3.05, Borrower may, upon same Banking Day’s notice to Administrative Agent in the case of the Base Rate Loans, and at least three (3) Banking Days’ notice to Administrative Agent in the case of LIBOR Loans, which notice shall have been received not later than 11:00 a.m. (New York time) on such applicable date, prepay in whole or in part the Ratable Loans or any of the Term Loans; provided, that (1) any partial prepayment under the foregoing shall be in integral multiples of One Million Dollars ($1,000,000) and (2) each prepayment under the foregoing shall include, at Administrative Agent’s option, all interest accrued on the amount of principal prepaid to (but excluding) the date of prepayment.  Borrower shall have the right to prepay Bid Rate Loans only if so provided in the Bid Rate Loan Request, and otherwise with the consent of the Ratable Loan Bank or the Designated Lender that funded the Bid Rate Loan that Borrower desires to prepay. Borrower may, from time to time on any

Banking Day so long as prior notice is given to Administrative Agent and Swingline Lender no later than 1:00 p.m. (New York City time) on the day on which Borrower intends to make such prepayment, prepay any Swingline Loans in whole or in part in amounts aggregating at least One Hundred Thousand Dollars ($100,000), and in an integral multiple of One Hundred Thousand Dollars ($100,000) (or, if less, the aggregate outstanding principal amount of all Swingline Loans then outstanding) by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment by initiating a wire transfer of the principal and interest on the Swingline Loans no later than 1:00 P.M. (New York City time) on such day and Borrower shall deliver a federal reference number evidencing such wire transfer to Administrative Agent as soon as available thereafter on such day.

(b)                                 Notwithstanding the foregoing, to the extent that Borrower makes a prepayment of principal of all or any portion of the Term A-2 Loans (whether voluntary or otherwise) prior to the second anniversary of the Closing Date, Borrower shall pay to Administrative Agent, for the ratable account of the Term A-2 Banks, a prepayment premium (the “Prepayment Premium”) equal to the percentage of the principal amount so prepaid set forth in the following table corresponding to the period during which such prepayment is made.  Such fee shall be due and payable on the date of any such prepayment:

Period	Prepayment Premium
After Closing Date and prior to the 1-year anniversary of the Closing Date	2.0%
On or after the 1-year anniversary of the Closing Date and prior to the 2-year anniversary of the Closing Date	1.0%

The Loan Parties and the Term A-2 Banks expressly agree as follows:

(x)                                 (A)                               All amounts payable pursuant to this Section 2.10 are reasonable and are the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) all such amounts shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Banks and the Loan Parties giving specific consideration in this transaction for such agreement to pay all such amounts; (D) the Loan Parties, Administrative Agent and the Term A-2 Banks shall be estopped hereafter from claiming differently than as agreed to herein; (E) their agreement to pay all such amounts is a material inducement to the Banks to make the Loans, and (F) such amounts represents a good faith, reasonable estimate and calculation of the lost profits or damages of Administrative Agent and the Term A-2 Banks and it would be impractical and extremely difficult to ascertain the actual amount of damages to Administrative Agent and the Term A-2 Banks or profits lost by Administrative Agent and the Banks as a result of the occurrence of the events described in such Sections.

(y)                                 Any amounts payable in accordance with this Section 2.10 shall be presumed to be equal to the liquidated damages sustained by the Term A-2 Banks as the result of the occurrence of the events described in this Section and the Loan Parties agree that it is reasonable under the circumstances currently existing.  THE LOAN PARTIES EXPRESSLY WAIVE TO

THE EXTENT PERMITTED BY APPLICABLE LAW THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF ANY SUCH AMOUNTS IN CONNECTION WITH ANY ACCELERATION.

SECTION 2.11.  Method of Payment.

Borrower shall make each payment under this Agreement and under the Notes not later than 1:00 p.m. (New York time) on the date when due in Dollars to Administrative Agent at Administrative Agent’s Office in immediately available funds, without condition or deduction for any counterclaim, defense, recoupment or setoff. Borrower shall deliver federal reference number(s) evidencing the applicable wire transfer(s) to Administrative Agent as soon as available thereafter on such day. Administrative Agent will thereafter, on the day of its receipt of each such payment(s), cause to be distributed to each Bank (1) such Bank’s appropriate share (based upon the respective outstanding principal amounts and interest due under the Loans of the Banks) of the payments of principal and interest in like funds for the account of such Bank’s Applicable Lending Office; and (2) fees payable to such Bank by Borrower in accordance with the terms of this Agreement.  In the event Administrative Agent fails to pay such amounts to such Bank within one Business Day of receipt of such amounts, Administrative Agent shall pay interest on such amounts until paid at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

Except to the extent provided in this Agreement, whenever any payment to be made under this Agreement or under the Notes is due on any day other than a Banking Day, such payment shall be made on the next succeeding Banking Day, and such extension of time shall in such case be included in the computation of the payment of interest and other fees, as the case may be.

SECTION 2.12.  Elections, Conversions or Continuation of Loans.

Subject to the provisions of Article III and Sections 2.06 and 2.13, Borrower shall have the right to Elect to have all or a portion of any advance of the Ratable Loans or Term Loans be LIBOR Loans, to Convert Base Rate Loans into LIBOR Loans, to Convert LIBOR Loans into Base Rate Loans, or to Continue LIBOR Loans as LIBOR Loans, at any time or from time to time, provided that: (1) Borrower shall give Administrative Agent notice of each such Election, Conversion or Continuation as provided in Section 2.14; and (2) a LIBOR Loan may be Continued or Converted only on the last day of the applicable Interest Period for such LIBOR Loan.  Except as otherwise provided in this Agreement, each Election, Continuation and Conversion shall be applicable to each Bank’s applicable Loans in accordance with its Pro Rata Share of such Loans.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, Administrative Agent, at the request of the Required Banks, may require, by notice to Borrower, that (i) no outstanding Loan may be converted to or continued as a LIBOR Loan and (ii) unless repaid, each Loan shall be converted to a Base Rate Loan at the end of the Interest Period applicable thereto.

SECTION 2.13.  Minimum Amounts.

With respect to the Ratable Loans and Term Loans as a whole, each Election and each Conversion thereof shall be in an amount at least equal to One Million Dollars ($1,000,000) and in integral multiples of One Hundred Thousand Dollars ($100,000) or such lesser amount as shall be available or outstanding, as the case may be.

SECTION 2.14.  Certain Notices Regarding Elections, Conversions and Continuations of Loans.

Notices by Borrower to Administrative Agent of Elections, Conversions and Continuations of LIBOR Loans shall be irrevocable and shall be effective only if received by Administrative Agent not later than 11:00 a.m. (New York time) on the number of Banking Days prior to the date of the relevant Election, Conversion or Continuation specified below:

Notice	Number of Banking Days Prior
Conversions into or Continuances as Base Rate Loans	Same Banking Day
Elections of, Conversions into or Continuations as LIBOR Loans	Three (3)

Promptly following its receipt of any such notice, Administrative Agent shall so advise the applicable Banks by facsimile. Each such notice of Election shall specify the portion of the amount of the advance that is to be LIBOR Loans (subject to Section 2.13) and the duration of the Interest Period applicable thereto (subject to Section 2.06); each such notice of Conversion shall specify the LIBOR Loans or Base Rate Loans to be Converted; and each such notice of Conversion or Continuation shall specify the date of Conversion or Continuation (which shall be a Banking Day), the amount thereof (subject to Section 2.13) and the duration of the Interest Period applicable thereto (subject to Section 2.06). In the event that Borrower fails to Elect to have any portion of an advance of the Ratable Loans or Term Loans be LIBOR Loans, the portion of such advance for which a LIBOR Loan Election is not made shall constitute Base Rate Loans. Subject to the terms of the last sentence of Section 2.12, in the event that Borrower fails to Continue LIBOR Loans within the time period and as otherwise provided in this Section, such LIBOR Loans will be automatically Continued as LIBOR Loans with an Interest Period of one month on the last day of the then current applicable Interest Period for such LIBOR Loans.

SECTION 2.15.  Payments Generally.  If any Bank shall fail to make any payment required to be made by it pursuant to Section 2.03(b)(4), 2.17(h) or 10.05, then Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by Administrative Agent for the account of such Bank for the benefit of Administrative Agent, the Swingline Lenders or the Fronting Banks to satisfy such Bank’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Bank under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by Administrative Agent in its discretion.

SECTION 2.16.  Changes of Loan Commitments; Incremental Increases.

(a)                                 At any time, Borrower shall have the right, without premium or penalty, to terminate any unused Loan Commitments existing as of the date of such termination, in whole or in part, from time to time, provided that: (1) Borrower shall give notice of each such termination to Administrative Agent (which shall promptly notify each of the Banks holding such Loan Commitments) no later than 10:00 a.m. (New York time) on the date which is three (3) Banking Days prior to the effectiveness of such termination (it being understood that any notice of termination may be conditioned upon the consummation of any financing or acquisition or similar transaction and, to the extent such condition is not satisfied by the effective date specified therein, such notice of termination may be revoked or the effective date specified therein may be delayed); (2) (x) the Ratable Loan Commitments of each of the Ratable Loan Banks must be terminated (and, in the case of a partial termination, on a pro rata basis) (taking into account, however, Section 2.02(h)) simultaneously with those of the other Ratable Loan Banks, (y) the Term A-1 Loan Commitments of each of the Term A-1 Banks must be terminated (and, in the case of a partial termination, on a pro rata basis) (taking into account, however, Section 2.02(h)) simultaneously with those of the other Term A-1 Banks, and (z) the Term A-2 Loan Commitments of each of the Term A-2 Banks must be terminated (and, in the case of a partial termination, on a pro rata basis) (taking into account, however, Section 2.02(h)) simultaneously with those of the other Term A-2 Banks; and (3) each partial termination of the Loan Commitments in the aggregate shall be in an integral multiple of One Million Dollars ($1,000,000).  A reduction of the unused Ratable Loan Commitments pursuant to this Section 2.16(a) shall not effect a reduction in the Swingline Commitments (unless so elected by Borrower) until the aggregate unused Ratable Loan Commitments have been reduced to an amount equal to or less than the Swingline Commitments.

(b)           The Loan Commitments and the Swingline Commitment, to the extent terminated pursuant to Section 2.16(a), may not be reinstated.

(c)           Unless a Default or an Event of Default has occurred and is continuing, Borrower, by written notice to Administrative Agent, may request to increase the Ratable Loan Commitments, Term A-1 Loan Commitment or Term A-2 Loan Commitment or enter into one or more other tranches of revolving loans or term loans (each an “Incremental Increase”), in each case by/in an amount not less than Twenty Five Million Dollars ($25,000,000) per request and not more than Six Hundred Million Dollars ($600,000,000) in the aggregate (such that the aggregate amount of the Ratable Loan Commitments, the unused Term Loan Commitments and the aggregate outstanding principal amount of the Term Loans after any such Incremental Increase shall never exceed Two Billion Dollars ($2,000,000,000)); provided that (a) any such request shall be accompanied by a certificate from Borrower confirming that the representations and warranties of Borrower and each other Loan Party contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of the requested Incremental Increase (except in those cases where such representation or warranty expressly relates to an earlier date or is qualified as to “materiality”, “Material Adverse Change” or similar language (which shall be true and correct in all respects as qualified therein) and except for changes in factual circumstances permitted hereunder), (b) any Bank which is a party to this Agreement prior to such request for an Incremental Increase, at its sole discretion, may elect to provide a portion of such Incremental Increase but shall not have any obligation to provide any portion of such Incremental Increase (and it being agreed and understood that Borrower or the arrangers of such Incremental Increase shall not be required to offer to or solicit from any existing Bank the opportunity to provide a portion of such Incremental Increase), and (c) to the extent that a Bank does not elect, or is not offered, to provide any part of a requested

Incremental Increase, the Lead Arrangers shall use commercially reasonable efforts to locate additional Qualified Institutions willing to hold commitments for the requested Incremental Increase, and Borrower may also identify additional Qualified Institutions willing to hold commitments for the requested Incremental Increase; provided however that Administrative Agent and, in the case of an Incremental Increase in the aggregate Ratable Loan Commitments, each Swingline Lender and each Fronting Bank, shall have the right to approve any such additional Qualified Institutions, which approval will not be unreasonably withheld or delayed.  In the event that the Banks or additional Qualified Institutions commit to any such Incremental Increase, the Loan Commitments of the Banks shall be increased (as applicable), the Pro Rata Shares of the Banks shall be adjusted, new Notes shall be issued, Borrower shall make such borrowings and repayments as shall be necessary to effect the reallocation of the Loans so that the Loans are held by the Banks in accordance with their Pro Rata Shares after giving effect to such Incremental Increase, and other changes shall be made to the Loan Documents as may be necessary to reflect the aggregate amount, if any, by which the Banks or additional Qualified Institutions have agreed to increase their respective Loan Commitments or make new Loan Commitments in response to Borrower’s request for an Incremental Increase pursuant to this Section 2.16(c), in each case without the consent of the Banks other than those Banks providing such Incremental Increase. The fees payable by Borrower upon any such Incremental Increase shall be agreed upon by the Lead Arrangers and Borrower at the time of such increase.  Any Incremental Increase (i) shall rank pari passu in right of payment with the applicable Loans hereunder, (ii) shall not mature earlier than, (A) with respect to an Incremental Increase of the Ratable Loan Commitments or in the form of a new tranche of revolving loans, the applicable Maturity Date for the Ratable Loan Commitments hereunder, (B) with respect to an Incremental Increase of the Term A-1 Loan Commitments or Term A-2 Loan Commitments, the applicable Maturity Date for such respective Term Loans, or (C) with respect to an Incremental Increase in the form of a new tranche of term loans, the applicable Maturity Date for the Term A-2 Loans and (iii) all other terms of such Incremental Increase (other than the maturity date and matters in relation to pricing and fees, including, without limitation, interest rate, facility fees, commitment fees, prepayment premiums, upfront fees, arranger fees, or other similar fees applicable to such Incremental Increase) that apply prior to the Maturity Date of the applicable Loans, if not consistent with the terms of the applicable Loans hereunder, shall be reasonably acceptable to Administrative Agent.  In connection with any Incremental Increase pursuant to this Section 2.16, any Bank becoming a party hereto shall (1) execute such documents and agreements as Administrative Agent may reasonably request and (2) in the case of any Bank that is organized under the laws of a jurisdiction outside of the United States of America, provide to Administrative Agent, its name, address, tax identification number and/or such other information as shall be necessary for Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act.

Notwithstanding the foregoing, nothing in this Section 2.16(c) shall constitute or be deemed to constitute an agreement by any Bank to increase its Loan Commitment hereunder.

SECTION 2.17.  Letters of Credit.

(a)           Borrower, by notice to Administrative Agent and the applicable Fronting Bank, may request, in lieu of advances of proceeds of the Ratable Loans, that such Fronting Bank issue unconditional, irrevocable standby letters of credit in Dollars (each, a “Letter of Credit”) for the account of Borrower or its designee (which shall be an Affiliate of Borrower) (it being understood that the issuance of a Letter of Credit for the account of a designee shall not in any way relieve Borrower of any of its obligations hereunder), payable by sight drafts, for such beneficiaries and with such other terms as Borrower shall specify. Unless the applicable Fronting Bank has received written notice from Administrative Agent, not less than one (1) Banking Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 4.02 shall not have been satisfied, then, subject to the terms and conditions hereof, such Fronting Bank, on the requested date, shall issue a Letter of Credit for the account of Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with such Fronting Bank’s usual and customary business practices. Promptly upon issuance of a Letter of Credit, the applicable Fronting Bank shall notify Administrative Agent and Administrative Agent shall notify each of the Banks by telephone or by facsimile.  Notwithstanding anything herein to the contrary, the Fronting Banks shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any Sanctioned Country or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement.

(b)           To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Fronting Bank) to the Fronting Bank or Fronting Banks which are being requested to issue (or has or have issued, in the case of an amendment, renewal or extension) such Letter of Credit and Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three Banking Days or such shorter period as the applicable Fronting Bank shall agree to) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Banking Day), the identity of the Fronting Bank(s) selected to issue such Letter of Credit, the date on which such Letter of Credit is to expire (which shall comply with paragraph (e) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the Fronting Bank, Borrower also shall submit a letter of credit application on the Fronting Bank’s standard form in connection with any request for a Letter of Credit; provided that the provisions of this Agreement shall prevail if there is an inconsistency between this Agreement and such letter of credit application.  Borrower and the Fronting Banks shall use reasonable efforts, to the extent practical, to cause any Letters of Credit to be issued by the Fronting Banks on a proportionate basis in accordance with their respective Letter of Credit Commitments, although, for the avoidance of doubt, no single Letter of Credit will be required to be issued by more than one Fronting Bank unless the amount of such Letter of Credit will exceed the available Letter of Credit Commitment of the applicable Fronting Bank.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) (x) the aggregate undrawn amount of all outstanding Letters of Credit issued by the applicable Fronting Bank at such time plus (y) the aggregate amount of all drawings under Letters of Credit issued by such Fronting Bank that have not yet been reimbursed by or on behalf of Borrower (including, for clarity, by means of advances of Loans pursuant to this Agreement) at such time shall not exceed its Letter of Credit Commitment (unless agreed to by such Fronting Bank), (ii) the aggregate LC Exposure at such time shall not exceed $150,000,000 (as such amount may be reduced by written notice from Borrower consistent with Section 2.16(a) so long as the outstanding Letters of Credit do not exceed such reduced amount), (iii) the Total Ratable Credit Exposure plus the aggregate outstanding principal amount of all Bid Rate Loans shall not exceed the aggregate amount of the Ratable Loan Commitments, and (iv) the amount of such Letter of Credit shall not exceed the excess of the Fronting Bank’s Loan Commitment minus the sum of the outstanding principal amount of such Fronting Bank’s Ratable Loans, Swingline Exposure and LC Exposure at such time. Borrower may, at any time and from time to time, reduce the Letter of Credit Commitment of any Fronting Bank with the consent of such Fronting Bank; provided that Borrower shall not reduce the Letter of Credit Commitment of any Fronting Bank if, after giving effect of such reduction, the conditions set forth in clauses (i) through (iv) of this paragraph (b) shall not be satisfied.  The amount of each Letter of Credit issued and outstanding shall effect a reduction, by an equal amount, of the Available Ratable Commitment as provided in Section 2.01(b) (such reduction to be allocated to each Ratable Loan Bank’s Ratable Loan Commitment ratably in accordance with the Banks’ respective Pro Rata Shares).

(c)           The amount of each Letter of Credit shall be further subject to the conditions and limitations applicable to amounts of advances set forth in Section 2.04 and except as otherwise provided in clause (b) above, the procedures for the issuance of each Letter of Credit shall be the same as the procedures applicable to the making of advances as set forth in the first sentence of Section 2.05.

(d)           The Fronting Bank’s issuance of each Letter of Credit shall be subject to Borrower’s satisfaction of all conditions precedent to its entitlement to an advance of proceeds of the Loans.

(e)           Each Letter of Credit shall, unless approved by Administrative Agent and the applicable Fronting Bank, (i) expire no later than one (1) year after the date of its issuance (without regard to any automatic renewal provisions thereof), and (ii) be in a minimum amount of One Hundred Thousand Dollars ($100,000), or such lesser amount approved by the Fronting Bank. In no event shall a Letter of Credit expire later than the first anniversary of the Ratable Loan Maturity Date. Notwithstanding the foregoing, in the event that, with the approval of Administrative Agent and each Fronting Bank with a Letter of Credit then outstanding, any Letters of Credit are issued and outstanding on the date that is fourteen (14) days prior to the Ratable Loan Maturity Date (any such Letter of Credit being referred to as an “Extended Letter of Credit”), Borrower shall deliver to Administrative Agent on such date by wire transfer of immediately available funds a cash deposit in the amount of such Letters of Credit in accordance with the provisions of Section 2.17(i). To the extent Borrower fails to provide such cash deposit with respect to any Extended Letter of Credit by the date that is fourteen (14) days prior to the Ratable Loan Maturity Date, such failure shall be treated as a drawing under such Extended Letter of Credit (in an amount equal to the maximum stated amount of such Letter of Credit), which shall be reimbursed (or participations therein funded) by the Banks in accordance with Section 2.17(h), with the proceeds being utilized to provide such cash deposit for such Extended Letter of Credit.  Such funds shall be held by Administrative Agent and applied to repay the amount of each drawing under such Letters of Credit on or after the Ratable Loan Maturity Date.

Such funds, with any interest earned thereon, will be returned to Borrower (and may be returned from time to time with respect to any applicable Letter of Credit) on the earlier of (a) the date that the applicable Letter of Credit or Letters of Credit expire in accordance with their terms; and (b) the date that the applicable Letter of Credit or Letters of Credit are cancelled; provided that upon the expiration or cancellation of an Extended Letter of Credit for which the Ratable Loan Banks reimbursed (or funded participations in) a drawing deemed to have occurred as provided in this Section 2.17 but in respect of which the Ratable Loan Banks have not otherwise received payment for the amount so reimbursed or funded, Administrative Agent shall promptly remit to the Ratable Loan Banks the amount of such funds so reimbursed or funded for such Extended Letter of Credit, pro rata in accordance with the respective unpaid reimbursements or funded participations of the Ratable Loan Banks in respect of such Extended Letter of Credit.  Notwithstanding the foregoing, Administrative Agent shall not be required to, and shall not, return any such funds to the extent doing so would result in the amount of such funds being less than the stated amount of all Extended Letters of Credit then outstanding.

(f)            In connection with, and as a further condition to the issuance of, each Letter of Credit, Borrower shall execute and deliver to the Fronting Bank an application for the Letter of Credit in such form, and together with such other documents, opinions and assurances, as the Fronting Bank shall reasonably require.

(g)           In connection with each Letter of Credit, Borrower hereby covenants to pay (i) to Administrative Agent, quarterly in arrears (on the first Banking Day of each calendar quarter following the issuance of such Letter of Credit), a fee, payable to Administrative Agent for the account of the Ratable Loan Banks, computed daily (calculated on the basis of a year of three hundred and sixty (360) days for the actual number of days elapsed) on the face amount of such Letter of Credit issued and outstanding at a rate per annum equal to the “Banks’ L/C Fee Rate” (as hereinafter defined) and (ii) to the Fronting Bank, payable quarterly in arrears, a fee, payable to the Fronting Bank for its own account, computed daily (calculated on the basis of a year of three hundred and sixty (360) days for the actual number of days elapsed) as mutually agreed between Borrower and such Fronting Bank.  Administrative Agent shall have no responsibility for the collection of the fee for any Letter of Credit that is payable to the Fronting Bank. For purposes of this Agreement, the “Banks’ L/C Fee Rate” shall mean, provided no Event of Default has occurred and is continuing, a rate per annum (calculated on the basis of a year of three hundred and sixty (360) days for the actual number of days elapsed) equal to the Applicable Margin for Ratable Loans that are LIBOR Loans minus 0.125% and, in the event an Event of Default has occurred and is continuing, a rate per annum (calculated on the basis of a year of three hundred and sixty (360) days for the actual number of days elapsed) equal to 2%. It is understood and agreed that the last installment of the fees provided for in this paragraph (g) with respect to any particular Letter of Credit shall be due and payable on the first day of the calendar quarter following the surrender or cancellation, of such Letter of Credit.

(h)           The Fronting Bank shall promptly notify Administrative Agent of any drawing under a Letter of Credit issued by such Fronting Bank. The parties hereto acknowledge and agree that, immediately upon notice from Administrative Agent of any drawing under a Letter of Credit, each Ratable Loan Bank shall, notwithstanding the existence of a Default or Event of Default or the non-satisfaction of any conditions precedent to the making of an advance of the Loans, advance proceeds of its Ratable Loan, in an amount equal to its Pro Rata Share of such drawing, which advance shall be made to Administrative Agent for disbursement to the Fronting Bank issuing such Letter of Credit to reimburse the Fronting Bank, for its own account, for such drawing, all in satisfaction of Borrower’s obligation to reimburse such drawing. Each of the Ratable Loan Banks further acknowledges that its obligation to fund its Pro Rata Share of drawings under Letters of Credit as aforesaid shall survive the Ratable Loan Banks’ termination of this Agreement or enforcement of remedies hereunder or under the other Loan Documents. If any Ratable Loan cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under any applicable bankruptcy law with respect to Borrower), then Borrower shall immediately reimburse such drawing by paying to Administrative Agent the amount of such drawing and each of the Ratable Loan Banks shall purchase (on the date such Ratable Loan would otherwise have been made) from the Fronting Bank a participation interest in any unreimbursed drawing in an amount equal to its Pro Rata Share of such unreimbursed drawing.  Promptly following any change in Letters of Credit outstanding, the applicable Fronting Bank shall deliver to Administrative Agent, which shall promptly deliver the same to each Ratable Loan Bank and Borrower, a notice describing the aggregate amount of all Letters of Credit outstanding at such time.  Upon the request of any Ratable Loan Bank from time to time, such Fronting Bank shall deliver any other information reasonably requested by such Ratable Loan Bank with respect to each Letter of Credit then outstanding.  Other than as set forth in this subsection, no Fronting Bank shall have any duty to notify the Ratable Loan Banks regarding the issuance or other matters regarding Letters of Credit issued hereunder.  The failure of any Fronting Bank to perform its requirements under this subsection shall not relieve any Ratable Loan Bank from its obligations under this subsection (h).

(i)            Borrower agrees (a), upon and during the occurrence of an Event of Default and within one (1) Banking Day following the written request of Administrative Agent or the Required Ratable Loan Banks (or automatically upon an Event of Default under Section 9.01(5)) and (b) as required by Section 2.17(e) with respect to Extended Letters of Credit, (x) to deposit with Administrative Agent cash collateral in the amount of all the outstanding Letters of Credit (“Cash Collateral”), which Cash Collateral is hereby pledged and shall be held by Administrative Agent for the benefit of the Ratable Loan Banks and the Fronting Banks in an account as security for Borrower’s obligations in connection with the Letters of Credit and (y) to execute and deliver to Administrative Agent such documents as Administrative Agent requests to confirm and perfect the assignment of such Cash Collateral and such account to Administrative Agent for the benefit of the Ratable Loan Banks.  In addition, at any time that there shall exist a Defaulting Lender, within one (1) Banking Day upon the written request of Administrative Agent or any Fronting Bank that has issued a Letter of Credit, Borrower shall deliver to Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 12.20(d) and any Cash Collateral provided by such Defaulting Lender). All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, interest bearing deposit accounts at Administrative Agent.  Borrower, and to the extent provided by any Bank, such Bank, hereby grants to (and subjects to the control of) Administrative Agent, for the benefit of Administrative Agent, the Fronting Banking and the Banks, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied as set forth below. Notwithstanding anything to the contrary contained in this

Agreement, Cash Collateral provided hereunder in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations for which the Cash Collateral was so provided. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Bank) or (ii) Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, that such Cash Collateral furnished by Borrower to reduce Fronting Exposure shall not be released if Borrower is required to deposit Cash Collateral in accordance with the first sentence of this Section 2.17(i).

(j)            Intentionally Omitted.

(k)           A Fronting Bank may be replaced at any time by written agreement in a form reasonably satisfactory to Administrative Agent among Borrower, Administrative Agent, the replaced Fronting Bank and the successor Fronting Bank.  In addition, Borrower, by written agreement in a form reasonably satisfactory to Administrative Agent among Borrower, Administrative Agent and a Ratable Loan Bank delivered to Administrative Agent, may designate such Ratable Loan Bank as an additional Fronting Bank with such Letter of Credit Commitment as may be agreed on between such Ratable Loan Bank and Borrower provided that the sum of (x) all Letter of Credit Commitments plus (y) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (z) the aggregate amount of all drawings under Letters of Credit that have not yet been reimbursed by or on behalf of Borrower (including, for clarity, by means of advances of Loans pursuant to this Agreement) shall not exceed $150,000,000 (and the Letter of Credit Commitment of each other Fronting Bank shall be reduced pro rata by the amount of the additional Fronting Bank’s Letter of Credit Commitment).  Administrative Agent shall notify the Ratable Loan Banks of any such replacement of the Fronting Bank and any additional Fronting Bank.  At the time any such replacement of a Fronting Bank shall become effective, Borrower shall pay all unpaid fees accrued for the account of the replaced Fronting Bank pursuant to Section 2.17(g).  From and after the effective date of any such replacement or addition of a Fronting Bank, (x) the successor or additional (as applicable) Fronting Bank shall have all the rights and obligations of a Fronting Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (y) references herein to the term “Fronting Bank” shall be deemed to refer to such successor or additional Fronting Bank, or to any previous Fronting Bank, or to such successor or additional, and all previous, Fronting Banks and all other Fronting Banks, as the context shall require.  After the replacement of a Fronting Bank hereunder, the replaced Fronting Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Fronting Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.  Subject to the appointment and acceptance by Administrative Agent and Borrower of a successor Fronting Bank, any Fronting Bank may resign as a Fronting Bank at any time upon thirty days’ prior written notice to Administrative Agent, Borrower and the Ratable Loan Banks, in which case, such Fronting Bank shall be replaced as provided above.

(l)            Borrower’s obligation to reimburse drawings under Letters of Credit as provided in paragraph (h) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Fronting Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, Borrower’s obligations hereunder.  Neither Administrative Agent, the Ratable Loan Banks nor the Fronting Bank shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Fronting Bank; provided that the foregoing shall not be construed to excuse the Fronting Bank from liability to Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable law) suffered by Borrower that are caused by the Fronting Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the Fronting Bank (as finally determined by a court of competent jurisdiction), the Fronting Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Fronting Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(m)          No Fronting Bank shall be under any obligation to issue any Letter of Credit if:  (a) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Fronting Bank from issuing the Letter of Credit, or any law applicable to such Fronting Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Fronting Bank shall prohibit, or request that such Fronting Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Fronting Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Fronting Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Fronting Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Fronting Bank in good faith deems material to it; or (b) the issuance of the Letter of Credit would violate one or more policies of such Fronting Bank applicable to letters of credit generally.

SECTION 2.18.  Extension Option.  Borrower may extend the Ratable Loan Maturity Date two (2) times only for a period of six (6) months per extension upon satisfaction of the following terms and conditions for each extension: (i) delivery by Borrower of a written notice to Administrative Agent (an “Extension Notice”) on or before a date that is not more than one hundred twenty (120) days nor less than one (1) month prior to the then-scheduled Ratable Loan Maturity Date, which Extension Notice Administrative Agent shall promptly deliver to the Banks, which Extension Notice shall include a certification dated as of the date of such Extension Notice signed by a duly authorized signatory of Borrower, stating, to the best of the certifying party’s knowledge, (x) all representations and warranties of Borrower and the other Loan Parties contained in this Agreement and in each of the other Loan Documents are true and correct in all material respects (and in all respects to the extent qualified by Material Adverse Change or other materiality qualifier) on and as of the date of such Extension Notice (except in those cases where such representation or warranty expressly relates to an earlier date, in which case such representations and warranties were true and correct as of such date, and except for changes in factual circumstances not prohibited under the Loan Documents), and (y) no Event of Default has occurred and is continuing; (ii) no Event of Default shall have occurred and be continuing on the original Ratable Loan Maturity Date (an “Extension Date”), and (iii) Borrower shall pay to Administrative Agent on or before such Extension Date a fee equal to (x) 0.0625% of the aggregate Ratable Loan Commitments for the first extension and (y) 0.075% of the aggregate Ratable Loan Commitments for the second extension, which fee shall be distributed by Administrative Agent pro rata to each of the Ratable Loan Banks based on each Ratable Loan Bank’s Pro Rata Share.  Borrower’s delivery of an Extension Notice shall be irrevocable.

SECTION 2.19.  Funds Transfer Disbursements.  Borrower hereby authorizes Administrative Agent to disburse the proceeds of any Loan made by the Banks or any of their Affiliates pursuant to the Loan Documents as requested by an authorized representative of Borrower to any of the accounts designated in the Disbursement Instruction Agreement.

SECTION 2.20.  Permitted Extension Amendments.

(a)           Borrower may (i) with respect to any requested extension of any of the Term Loans, at any time or from time to time not more than one hundred twenty (120) days and not less than thirty (30) days prior to any anniversary of the Closing Date and (ii) in the case of any requested extension of the Ratable Loan Maturity Date, (A) not more than one hundred twenty (120) days and not less than thirty (30) days prior to the then-current Ratable Loan Maturity Date and (B) solely to the extent Borrower shall have executed each extension option pursuant to Section 2.18, in the case of each of clauses (i) and (ii), by notice to Administrative Agent (who shall promptly notify the Banks under the applicable tranche), request that each Term A-1 Bank, Term A-2 Bank, and/or each Ratable Loan Bank extend (each such date on which an extension occurs, a “Requested Extension Date”) such Bank’s Maturity Date applicable to such class of Loans and/or Loan Commitment to the date that is one year after the applicable Maturity Date (or, if such one year anniversary date is not a Business Day, the immediately preceding Business Day) for such class of Loans and/or Loan Commitment then in effect for such Bank (the “Existing Maturity Date”), subject to the terms and conditions contained in such request which may include (i) an increase in the interest rate or other fees applicable solely with respect to the Loans and/or Loan Commitments in respect of which such extension is made to apply on and after the Requested Extension Date and (ii) the inclusion of additional fees to be payable to the

Extending Lenders (as defined below) in connection with such extension (including any upfront fees).

(b)           Each Bank under the applicable class of Loans and/or Loan Commitments, acting in its sole and individual discretion, shall, by notice to Administrative Agent given not later than the date that is fifteen (15) days after the date on which Administrative Agent received Borrower’s extension request (the “Lender Notice Date”), advise Administrative Agent whether or not such Bank agrees to such extension under such class of Loans and/or Loan Commitments (each Bank that determines to so extend its applicable Maturity Date under such class of Loans and/or Loan Commitments, an “Extending Lender”).  Each Bank that determines not to so extend its applicable Maturity Date under such class of Loans and/or Loan Commitments (a “Non-Extending Lender”) shall notify Administrative Agent of such fact promptly after such determination (but in any event no later than the Lender Notice Date), and any Bank under such class of Loans and/or Loan Commitments that does not so advise Administrative Agent on or before the Lender Notice Date shall be deemed to be a Non-Extending Lender.  The election of any Bank under such class of Loans and/or Loan Commitments to agree to such extension shall not obligate any other Bank under the same class of Loans and/or Loan Commitments to so agree, and it is understood and agreed that no Bank shall have any obligation whatsoever to agree to any request made by Borrower for extension of the applicable Maturity Date.

(c)           Administrative Agent shall promptly notify Borrower of each Bank’s determination under this Section.

(d)           Borrower shall have the right, but shall not be obligated, on or before the applicable Maturity Date for any Non-Extending Lender to replace such Non-Extending Lender with, and add as “Ratable Loan Banks”, “Term A-1 Banks”, and/or “Term A-2 Banks”, as the case may be, under this Agreement in place thereof, one or more financial institutions under the applicable class of Loans and/or Loan Commitments (each, an “Additional Lender”) approved by Administrative Agent and the Fronting Banks in accordance with the procedures provided in Section 3.07, each of which Additional Lenders shall have entered into an Assignment and Assumption Agreement (in accordance with and subject to the restrictions contained in Section 12.05, with Borrower obligated to pay any applicable processing or recordation fee) with such Non-Extending Lender, pursuant to which such Additional Lenders shall, effective on or before the applicable Maturity Date for such Non-Extending Lender, assume Ratable Loan Commitments, Term A-1 Loans and/or Term A-2 Loans, as the case may be (and, if any such Additional Lender is already a Bank, its Ratable Loan Commitment, Term A-1 Loans and/or Term A-2 Loans, as applicable, shall be in addition to such Bank’s Ratable Loan Commitment, Term A-1 Loans and/or Term A-2 Loans, as applicable, hereunder on such date).  Prior to any Non-Extending Lender being replaced by one or more Additional Lenders pursuant hereto, such Non-Extending Lender may elect, in its sole discretion, by giving irrevocable notice thereof to Administrative Agent and Borrower (which notice shall set forth such Bank’s new applicable Maturity Date), to become an Extending Lender.  Administrative Agent may effect such amendments to this Agreement as are reasonably necessary to provide for any such extensions with the consent of Borrower but without the consent of any other Banks.

(e)           If (and only if) (x) with respect to the Ratable Loan Commitments, the total of the Ratable Loan Commitments of the Ratable Loan Banks that have agreed to extend their Ratable

Loan Maturity Date and the new or increased Ratable Loan Commitments of any Additional Lenders is more than 50% of the aggregate amount of the Ratable Loan Commitments in effect immediately prior to the applicable Requested Extension Date, (y) with respect to the Term A-1 Loans, the total of the outstanding Term A-1 Loans of the Term A-1 Banks that have agreed to extend their Term A-1 Loan Maturity Date and the assumed Term A-1 Loans of any Additional Lenders is more than 50% of the aggregate amount of the Term A-1 Loans outstanding immediately prior to the applicable Requested Extension Date, or (z) with respect to the Term A-2 Loans, the total of the outstanding Term A-2 Loans of the Term A-2 Banks that have agreed to extend their Term A-2 Loan Maturity Date and the assumed Term A-2 Loans of any Additional Lenders is more than 50% of the aggregate amount of the Term A-2 Loans outstanding immediately prior to the applicable Requested Extension Date then, in each case, effective as of the applicable Reqested Extension Date, the applicable Maturity Date of each Extending Lender under the applicable class of Loans and/or Loan Commitments and of each Additional Lender shall be extended to the date that is one year after the Existing Maturity Date for such class of Loans and/or Loan Commitments (except that, if such date is not a Banking Day, such Maturity Date as so extended shall be the next preceding Banking Day) and each Additional Lender shall thereupon become a “Ratable Loan Bank”, “Term A-1 Bank”, and/or “Term A-2 Bank”, as applicable, for all purposes of this Agreement and shall be bound by the provisions of this Agreement as a Bank under such class of Loans and/or Loan Commitments hereunder and shall have the obligations of a Bank under such class of Loans and/or Loan Commitments hereunder.  For purposes of clarity, it is acknowledged and agreed that (x) from and after the six-month anniversary of the Closing Date, the Term A-1 Loan Maturity Date on any date of determination shall not be a date more than five (5) years after such date of determination and (y) the Term A-2 Loan Maturity Date on any date of determination shall not be a date more than seven (7) years after such date of determination, whether such determination is made before or after giving effect to any extension request made hereunder.

(f)                                   Notwithstanding the foregoing, (x) with respect to any extension of the Ratable Loan Maturity Date pursuant to this Section 2.20, Borrower shall have first exercised each of its extension options pursuant to Section 2.18 and (y) any extension of any Maturity Date pursuant to this Section 2.20 shall not be effective with respect to any Extending Lender unless:

(i)                                     no Default or Event of Default shall have occurred and be continuing on the applicable Requested Extension Date and immediately after giving effect thereto;

(ii)                                  the representations and warranties of Borrower and each other Loan Party contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the applicable Requested Extension Date (except in those cases where such representation or warranty expressly relates to an earlier date or is qualified as to “materiality”, “Material Adverse Change” or similar language (which shall be true and correct in all respects as qualified therein) and except for changes in factual circumstances permitted hereunder); and

(iii)                               Administrative Agent shall have received a certificate dated as of the applicable Requested Extension Date from Borrower (A) certifying the accuracy of the foregoing clauses (i) and (ii) and (B) certifying and attaching the resolutions adopted by Borrower approving or consenting to such extension.

(g)                                  On the applicable Maturity Date of each Non-Extending Lender, (i) with respect to any extension of the Ratable Loan Maturity Date, any Ratable Loan Commitment of each Non-Extending Lender shall automatically terminate and (ii) Borrower shall repay such Non-Extending Lender in accordance with Section 2.09 (and shall pay to such Non-Extending Lender all of the other Obligations owing to it under this Agreement) and after giving effect thereto shall prepay any Ratable Loans and/or Term Loans outstanding on such date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep outstanding Loans under the applicable class of Loans ratable with any revised applicable percentages of the respective Banks under such class of Loans effective as of such date, and, with respect to the Ratable Loan Commitments, Administrative Agent shall administer any necessary reallocation of the Ratable Credit Exposures (without regard to any minimum borrowing, pro rata borrowing and/or pro rata payment requirements contained elsewhere in this Agreement).

(h)                                 This Section shall supersede any provisions in Sections 2.09, 10.14, 10.15, or 12.02 to the contrary.

ARTICLE III

YIELD PROTECTION; ILLEGALITY; ETC.

SECTION 3.01.  Additional Costs.  Borrower shall pay directly to each Bank or other Recipient from time to time on demand such amounts as such Bank or other Recipient may reasonably determine to be necessary to compensate it for any increased costs which such Bank or other Recipient determines are attributable to its making or maintaining a Loan, or its obligation to make or maintain a Loan, or its obligation to Convert a Loan hereunder, or any reduction in any amount receivable by such Bank or other Recipient hereunder in respect of its Loan(s) or such obligations (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change which:

(1)                                 subjects any Recipient to any Taxes (other than (A) Indemnified Taxes, and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(2)                                 (other than to the extent the LIBOR Reserve Requirement is taken into account in determining the LIBOR Rate at the commencement of the applicable Interest Period) imposes or modifies any reserve, special deposit, liquidity, deposit insurance or assessment, minimum capital, capital ratio or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Bank (including any Loan or any deposits referred to in the definition of “LIBOR Interest Rate”), or any commitment of such Bank (including such Bank’s Loan Commitment hereunder); or

(3)                                 imposes any other condition, cost or expense (other than Taxes) affecting this Agreement or the Notes (or any of such extensions of credit or liabilities).

Without limiting the effect of the provisions of the first paragraph of this Section, in the event that, by reason of any Regulatory Change, any Bank becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if such Bank so elects by notice to Borrower (with a copy to Administrative Agent), the obligation of such Bank to permit Elections of, to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended (in which case the provisions of Section 3.04 shall be applicable) until such Regulatory Change ceases to be in effect.

The obligations of Borrower under this Section shall survive the repayment of all amounts due under or in connection with any of the Loan Documents and the termination of the Loan Commitments in respect of the period prior to such termination.

Determinations and allocations by a Bank for purposes of this Section of the effect of any Regulatory Change pursuant to the first or second paragraph of this Section, on its costs or rate of return of making or maintaining its Loan or portions thereof or on amounts receivable by it in respect of its Loan or portions thereof, and the amounts required to compensate such Bank under this Section, shall be included in a calculation of such amounts given to Borrower and shall be conclusive absent manifest error.

Notwithstanding anything contained in this Article III to the contrary, Borrower shall only be obligated to pay any amounts due under this Section 3.01 or under Section 3.06 if, and a Bank shall not exercise any right under this Section 3.01 or Sections 3.02, 3.03, 3.04 or 3.06 unless, the applicable Bank is generally imposing a similar charge on, or otherwise similarly enforcing its agreements with, its other similarly situated borrowers. In addition, Borrower shall not be obligated to compensate any Bank under any such provision for any amounts attributable to any period which is more than 180 days prior to such Bank’s delivery of notice thereof to Borrower (except that if a Regulatory Change is retroactive, then such period shall be extended to include the period of retroactive effect, provided that such Bank delivered notice thereof to Borrower no later than 180 days after the date on which the Regulatory Change with such retroactive effect was made).

For purposes of this Section 3.01, the term “Bank” includes any Fronting Bank.

SECTION 3.02.  Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a LIBOR Loan:

(a)                                 Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBOR Interest Rate or the LIBOR Base Rate, as applicable, for such Interest Period; or

(b)                                 Administrative Agent is advised by the Required Banks (or, in the case of a Bid Rate Loan, the Bank that is required to make such Loan), as applicable, that the LIBOR Interest Rate or the LIBOR Base Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Banks (or Bank) of making or maintaining their Ratable Loans or Term Loans (or its Loan), as applicable, included in such borrowing for such Interest Period;

then Administrative Agent shall give notice thereof to Borrower and the Banks by telephone or telecopy as promptly as practicable thereafter and, until Administrative Agent notifies Borrower and the Banks that the circumstances giving rise to such notice no longer exist, (i) any notice by Borrower of Election, Conversion or Continuation that requests the Conversion of any Loan to, or Continuation of any Loan as, a LIBOR Loan shall be ineffective, (ii) if Borrower requests a Ratable Loan, such Loan shall be made or Continued as a Base Rate Loan and (iii) any request by Borrower for a Bid Rate Loan shall be ineffective; provided that if the circumstances giving rise to such notice do not affect all the Banks, then requests by Borrower for Bid Rate Loans may be made to Banks that are not affected thereby.

SECTION 3.03.  Illegality.  Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Bank or its Applicable Lending Office to honor its obligation to make or maintain a LIBOR Loan or Bid Rate Loan hereunder, to allow Elections or Continuations of a LIBOR Loan or to Convert a Base Rate Loan into a LIBOR Loan, then such Bank shall promptly notify Administrative Agent and Borrower thereof and such Bank’s obligation to make or maintain a LIBOR Loan or Bid Rate Loan, or to permit Elections of, to Continue, or to Convert its Base Rate Loan into, a LIBOR Loan shall be suspended (in which case the provisions of Section 3.04 shall be applicable) until such time as such Bank may again make and maintain a LIBOR Loan or Bid Rate Loan.

SECTION 3.04.  Treatment of Affected Loans.  If the obligations of any Bank to make or maintain a LIBOR Loan or a Bid Rate Loan, or to permit an Election of a LIBOR Loan, to Continue its LIBOR Loan, or to Convert its Base Rate Loan into a LIBOR Loan, are suspended pursuant to Section 3.01 or 3.03 (each LIBOR Loan or Bid Rate Loan so affected being herein called an “Affected Loan”), such Bank’s Affected Loan shall be automatically Converted into a Base Rate Loan (or, in the case of an Affected Loan that is a Bid Rate Loan, the interest rate thereon shall be converted to the rate applicable to Base Rate Loans) on the last day of the then current Interest Period for the Affected Loan (or, in the case of a Conversion or conversion resulting from Section 3.03, on such earlier date as such Bank may specify to Borrower).

To the extent that such Bank’s Affected Loan has been so Converted (or the interest rate thereon so converted), all payments and prepayments of principal which would otherwise be applied to such Bank’s Affected Loan shall be applied instead to its Base Rate Loan (or to its Bid Rate Loan bearing interest at the converted rate) and such Bank shall have no obligation to Convert its Base Rate Loan into a LIBOR Loan.

SECTION 3.05.  Certain Compensation.  Other than in connection with a Conversion of an Affected Loan, Borrower shall pay to Administrative Agent for the account of the applicable Bank, upon the request of such Bank through Administrative Agent which request includes a calculation of the amount(s) due, such amount or amounts as shall be sufficient (in the reasonable opinion of such Bank) to compensate it for any loss, cost or expense which such Bank reasonably determines is attributable to:

(1)                                 any payment or prepayment of a LIBOR Loan or Bid Rate Loan made by such Bank, or any Conversion of a LIBOR Loan (or conversion of the rate of interest on a Bid Rate Loan) made by such Bank, in any such case on a date other than the last day of an applicable Interest Period, whether by reason of acceleration or otherwise;

(2)                                 any failure by Borrower for any reason to Convert a LIBOR Loan or a Base Rate Loan or to Continue a LIBOR Loan, as the case may be, to be Converted or Continued by such Bank on the date specified therefor in the relevant notice under Section 2.14;

(3)                                 any failure by Borrower to borrow (or to qualify for a borrowing of) a LIBOR Loan or Bid Rate Loan which would otherwise be made hereunder on the date specified in the relevant Election notice under Section 2.14 or Bid Rate Quote acceptance under Section 2.02(e) given or submitted by Borrower; or

(4)                                 any failure by Borrower to prepay a LIBOR Loan or Bid Rate Loan on the date specified in a notice of prepayment.

Without limiting the foregoing, such compensation shall include an amount equal to the present value (using as the discount rate an interest rate equal to the rate determined under (2) below) of the excess, if any, of (1) the amount of interest (less the Applicable Margin) which otherwise would have accrued on the principal amount so paid, prepaid, Converted or Continued (or not Converted, Continued or borrowed) for the period from the date of such payment, prepayment, Conversion or Continuation (or failure to Convert, Continue or borrow) to the last day of the then current applicable Interest Period (or, in the case of a failure to Convert, Continue or borrow, to the last day of the applicable Interest Period which would have commenced on the date specified therefor in the relevant notice) at the applicable rate of interest for the LIBOR Loan or Bid Rate Loan provided for herein, over (2) the amount of interest (as reasonably determined by such Bank) based upon the interest rate which such Bank would have bid in the London interbank market for Dollar deposits, for amounts comparable to such principal amount and maturities comparable to such period. A determination of any Bank as to the amounts payable pursuant to this Section shall be conclusive absent manifest error.

The obligations of Borrower under this Section shall survive the repayment of all amounts due under or in connection with any of the Loan Documents and the termination of the Loan Commitments in respect of the period prior to such termination.

SECTION 3.06.  Capital Adequacy.  If any Bank shall have determined that, after the date hereof, due to any Regulatory Change or the adoption of, or any change in, any applicable law, rule or regulation regarding capital adequacy or liquidity ratios or requirements, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank’s obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy and liquidity) by an amount deemed by such Bank to be material, then from time to time, within fifteen (15) days after demand by such Bank (with a copy to Administrative Agent), Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction. A certificate of any Bank claiming compensation under this Section, setting forth in reasonable detail the basis therefor, shall be conclusive absent manifest error.  The obligations of Borrower under this Section shall survive the repayment of all amounts due under or in connection with any of the Loan Documents and the termination of the Loan Commitments in respect of the period prior to such termination.

SECTION 3.07.  Substitution of Banks.  If any Bank (an “Affected Bank”) (i) makes demand upon Borrower for (or if Borrower is otherwise required to pay) Additional Costs pursuant to Section 3.01, (ii) is unable to make or maintain a LIBOR Loan or Bid Rate Loan as a result of a condition described in Section 3.03 or clause (b) of Section 3.02, (iii) has any increased costs as described in Section 3.06, (iv) requires Borrower to pay any Indemnified Taxes or other amounts to such Bank or any Governmental Authority pursuant to Section 10.13, or (v) becomes a Defaulting Lender or a Non-Consenting Bank, Borrower may, at Borrower’s sole expense and effort within ninety (90) days of receipt of such demand or notice of the occurrence of an event described above in this Section 3.07 (provided (A) such 90-day limit shall not be applicable for a Defaulting Lender and (B) such 90-day period shall be extended for an additional period of 60 days if Borrower shall have attempted during such 90-day period to secure a Replacement Bank (as defined below) and shall be diligently pursuing such attempt), give written notice (a “Replacement Notice”) to Administrative Agent and to each Bank of Borrower’s intention to replace the Affected Bank with another financial institution (the “Replacement Bank”) designated in such Replacement Notice; provided, that in the case of any assignment resulting from a Bank becoming a Non-Consenting Bank, the Replacement Bank shall have consented to the applicable consent, approval, amendment or waiver; provided, further, that in the case of an Affected Bank that is not a Defaulting Lender or Non-Consenting Bank, if Borrower has been unable to obtain a Replacement Bank after using its commercially reasonable efforts to do so for a period of sixty (60) days, Borrower shall be permitted to prepay in full such Affected Bank’s Loans and to terminate such Affected Bank’s entire Loan Commitment so long as (A) no Default or Event of Default shall have ocurrred and be continuing at the time of such prepayment or immediately after giving effect thereto, (B) within thirty (30) days after its receipt of Borrower’s request therefor, such Affected Bank shall not have agreed to waive the payment of the Additional Costs, Indemnified Taxes or other amounts in question pursuant to Section 10.13 or the effect of the circumstances described in Section 3.03, in clause (b) of Section 3.02 or in Section 3.06 and (C) to the extent two or more Affected Banks are so prepaid and their Loan Commitments terminated, such Affected Banks’ aggregate Loan Commitments so terminated shall not exceed 5% of the total Loan Commitments before giving effect to such terminations, and such prepayments shall be made ratably in accordance with such Affected Banks’ respective Pro Rata Shares.

In the event Borrower shall elect to make a prepayment of an Affected Bank to the extent permitted in the final proviso of the preceding paragraph, then, so long as no Event of Default shall exist, Borrower may (notwithstanding the provisions of clause (2) of Section 2.16(a)) terminate the Affected Bank’s entire Loan Commitments, provided that in connection therewith it pays to the Affected Bank all outstanding principal and accrued and unpaid interest under the Affected Bank’s Loans, together with all other amounts, if any, due from Borrower to the Affected Bank, including all amounts properly demanded and unreimbursed under Sections 3.01, 3.05 or 10.13. After any replacement or termination, an Affected Bank shall remain entitled to the benefits of Sections 3.01, 3.06, 10.13 and 12.04 in respect of the period prior to such termination.

In the event Borrower opts to give a Replacement Notice, and if Administrative Agent and, in the case of the replacement of a Ratable Loan Bank, each Fronting Bank and each Swingline Lender, shall promptly (and in any event, within thirty (30) days of its receipt of the Replacement Notice), notify Borrower and each Bank in writing that the Replacement Bank is reasonably satisfactory to Administrative Agent, then the Affected Bank shall, so long as no Event of Default shall exist, assign its Loans and all of its rights and obligations under this Agreement to the Replacement Bank, and the Replacement Bank shall assume all of the Affected Bank’s rights and obligations, pursuant to an agreement, substantially in the form of an Assignment and Assumption Agreement, executed by the Affected Bank and the Replacement Bank. In connection with such assignment and assumption, the Replacement Bank shall pay to the Affected Bank an amount equal to the outstanding principal amount of the Affected Bank’s Loans plus all interest accrued thereon, plus all other amounts, if any (other than the Additional Costs in question), then due and payable to the Affected Bank; provided, however, that prior to or simultaneously with any such assignment and assumption, Borrower shall have paid to such Affected Bank all amounts properly demanded and unreimbursed under Sections 3.01, 3.05 and 10.13. Upon the effective date of such assignment and assumption, the Replacement Bank shall become a Bank party to this Agreement and shall have all the rights and obligations of a Bank as set forth in such Assignment and Assumption Agreement, and the Affected Bank shall be released from its obligations hereunder, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this Section, Notes shall be issued to the Replacement Bank by Borrower in accordance with Section 2.09.  If the Replacement Bank is not incorporated under the laws of the United States of America or a state thereof, it shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to Borrower and Administrative Agent a certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 10.13. Each Replacement Bank shall be deemed to have made the representations contained in, and shall be bound by the provisions of, Section 10.13. After any assignment as provided in this paragraph, an Affected Bank shall remain entitled to the benefits of Sections 3.01, 3.06, 10.13 and 12.04 in respect of the period prior to such assignment.  The Affected Bank shall not be required to make any assignment described in this Section if, prior thereto, as a result of a waiver by such Affected Bank or otherwise, the circumstances entitling Borrower to require such assignment cease to apply.

Borrower, Administrative Agent and the Banks shall execute such modifications to the Loan Documents as shall be reasonably required in connection with and to effectuate the foregoing.

SECTION 3.08.  Obligation of Banks to Mitigate.  Each Bank agrees that, as promptly as practicable after such Bank has actual knowledge of the occurrence of an event or the existence of a condition that would cause such Bank to become an Affected Bank or that would entitle such Bank to receive payments under Sections 3.01, 3.02, 3.03, 3.06 or 10.13, it will, to the extent not inconsistent with any applicable legal or regulatory restrictions, use reasonable efforts at the cost and expense of Borrower (i) to make, issue, fund, or maintain the Loan Commitment of such Bank or the affected Loans of such Bank through another lending office of such Bank, or (ii) to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if as a result thereof the circumstances that would cause such Bank to be an Affected Bank would cease to exist or the additional amounts that would otherwise be required to be paid to such Bank pursuant to Sections 3.01, 3.02, 3.03, 3.06 or 10.13 would be reduced and if, as reasonably determined by such Bank in its sole discretion, the making, issuing, funding, or maintaining of such Loan Commitment or Loans through such other lending office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loan Commitment or Loans or would not be otherwise disadvantageous to the interests of such Bank.

SECTION 3.09.  Usury.  In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by applicable Law and, if any such payment is paid by Borrower or any other Loan Party or received by any Bank, then such excess sum shall be credited as a payment of principal, unless Borrower shall notify the respective Bank in writing that Borrower elects to have such excess sum returned to it forthwith.  It is the express intent of the parties hereto that Borrower not pay and the Banks not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by Borrower under applicable Law.  The parties hereto hereby agree and stipulate that the only charge imposed upon Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.07 and, with respect to Swingline Loans, in Section 2.03(c).  Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, facility fees, closing fees, letter of credit fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by Administrative Agent or any Bank to third parties or for damages incurred by Administrative Agent or any Bank, in each case in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate Administrative Agent or any such Bank for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by Administrative Agent and the Banks in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money.  All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

ARTICLE IV

CONDITIONS PRECEDENT

SECTION 4.01.  Conditions Precedent to the Loans.  The obligations of the Banks hereunder and the obligation of each Bank to make the Initial Advance hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):

(1)                                 Fees and Expenses. The payment of all fees owed to the Banks incurred in connection with the origination of the Loans and required to be paid as of the Closing Date and all expenses (including, without limitation, the reasonable and documented out-of-pocket fees and expenses of legal counsel of Administrative Agent) for which invoices have been presented to Borrower on or prior to the Closing Date;

(2)                                 Loan Agreement and Notes. This Agreement (including all schedules hereto, which shall be accurate as of the Closing Date), duly executed by Borrower, and the Notes for each of the Banks signatory hereto which has requested such Note, each duly executed by Borrower;

(3)                                 Pro Forma Compliance Certificate and Financial Projections. Receipt and review of pro forma compliance certificate of the type required by paragraph (3) of Section 6.09 and financial projections for General Partner’s consolidated operations calculated as of the most recent quarter ending at least 50 days prior to the Closing Date (or fiscal year ending at least 95 days prior to the Closing Date, whichever is later) and giving pro forma effect to the Combination Transactions;

(4)                                 Certificates of Limited Partnership/Trust, etc. A copy of the Certificate of Limited Partnership for Borrower, a copy of the articles of trust of General Partner and a copy of the certificate or articles of incorporation or formation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of each other Loan Party, each certified by the appropriate Secretary of State or equivalent state official;

(5)                                 Agreements of Limited Partnership/Bylaws, etc. A copy of the Agreement of Limited Partnership for Borrower, a copy of the bylaws of General Partner and a copy of the by-laws, the operating agreement, the partnership agreement, or other comparable document in the case of ecah other Loan Party, including all amendments thereto, each certified by the Secretary or an Assistant Secretary (or other individual performing similar functions) of each Loan Party as being in full force and effect on the Closing Date;

(6)                                 Good Standing Certificates. A certified copy of a certificate from the Secretary of State or equivalent state official of the states where Borrower, General Partner and each other Loan Party are organized, dated as of the most recent practicable date, showing the good standing or partnership qualification of Borrower, General Partner and each other Loan Party;

(7)                                 Foreign Qualification Certificates. A certified copy of a certificate from the Secretary of State or equivalent state official of the state where Borrower, General Partner and each other Loan Party maintain their principal places of business, dated as of the most recent practicable date, showing the qualification to transact business in such state as a foreign limited partnership or foreign trust, as the case may be, for Borrower, General Partner and each other Loan Party, except where the failure to be so qualified would likely cause a Material Adverse Change to occur;

(8)                                 Resolutions. A copy of a resolution or resolutions adopted by the Board of Trustees of General Partner and all other corporate, partnership, member or other necessary action taken by each other Loan Party, certified by the Secretary or an Assistant Secretary of General Partner or such other Loan Party (or other individual performing similar functions) as being in full force and effect on the Closing Date, authorizing the Loans provided for herein and the execution, delivery and performance of the Loan Documents to be executed and delivered by General Partner, including on behalf of Borrower, and each other Loan Party hereunder;

(9)                                 Incumbency Certificate. A certificate, signed by the Secretary or an Assistant Secretary of General Partner and each other Loan Party (or other individual performing similar functions) and dated the Closing Date, as to the incumbency, and containing the specimen signature or signatures, of the Persons authorized to execute and deliver the Loan Documents to be executed and delivered by it, Borrower and each other Loan Party hereunder;

(10)                          Solvency Certificate. A Solvency Certificate, duly executed, from Borrower;

(11)                          Opinion of Counsel for Borrower. Favorable opinions, dated as of the Closing Date, from counsels for Borrower, General Partner and the other Loan Parties, as to such customary matters as Administrative Agent may reasonably request;

(12)                          Disbursement Instruction Agreement. The Disbursement Instruction Agreement, duly executed by Borrower;

(13)                          Combination Transaction. The Combination Transaction shall have been consummated pursuant to and on the terms set forth in the Combination Agreement;

(14)                          Notice of Borrowing. To the extent an advance is to be made on the Closing Date, a Notice of Borrowing in accordance with Section 2.05;

(15)                          Certificate. The following statements shall be true and Administrative Agent shall have received a certificate dated as of the Closing Date signed by a Responsible Officer of Borrower stating, to the best of the certifying party’s knowledge, the following:

(A)                               All representations and warranties of Borrower and the other Loan Parties contained in this Agreement and in each of the other Loan Documents are true and correct on and as of the Closing Date as though made on and as of such date,

(B)                               No Default or Event of Default has occurred and is continuing; and

(C)                               On or prior to the Closing Date, the Combination Transaction shall have been consummated pursuant to and on the terms set forth in the Combination Agreement (as provided to Administrative Agent and the Banks on or prior to the Escrow Date, without giving effect to any amendment, waiver or other modification thereto after the Escrow Date that is adverse to the interests of the Banks in any material respect or could otherwise reasonably be expected to have a Material Adverse Effect);

(16)                          KYC Information.  Administrative Agent and each Bank shall have received all documentation and other information about Borrower, General Partner and the other Loan Parties as shall have been reasonably requested by Administrative Agent or such Bank that it shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations; provided, that the Banks shall have requested any such know-your-customer documentation at least ten (10) Banking Days prior to the Closing Date, and Borrower shall have delivered any such know-your-customer documentation at least seven (7) Banking Days prior to the Closing Date; provided, further, that to the extent that any such documentation shall not be available in executed and certified form prior to the Escrow Date, Borrower shall have delivered final and complete drafts of such documentation at least seven (7) Banking Days prior to the Escrow Date (with any non-material changes to such drafts after the Escrow Date and prior to the Closing Date to be approved by Administrative Agent in its reasonable discretion); and

(17)                          General Partner Status.  The Form 10, in substantially the form in effect as of the Escrow Date (as such Form 10, together with all schedules and exhibits thereto, may be further amended or supplemented in a manner that is not adverse to the interests of the Banks in any material respect or could not otherwise reasonably be expected to have a Material Adverse Effect), filed with respect to General Partner’s common stock shall have become effective and General Partner’s common stock shall have been approved for listing on the New York Stock Exchange.

SECTION 4.02.  Conditions Precedent to Advances After the Initial Advance.  The obligation of each Bank to make any advance of the Loans or issue, renew or increase the amount of any Letter of Credit subsequent to the Initial Advance shall be subject to satisfaction of the following conditions precedent:

(1)                                 No Default or Event of Default shall have occurred and be continuing;

(2)                                 Each of the representations and warranties of Borrower and the other Loan Parties contained in this Agreement and in each of the other Loan Documents shall be true and correct in all material respects as of the date of the advance, issuance, renewal or increase (except in those cases where such representation or warranty expressly relates to an earlier date or is qualified as to “materiality”, “Material Adverse Change” or similar language (which shall be true and correct in all respects) and except for changes in factual circumstances not prohibited hereunder); and

(3)                                 Administrative Agent shall have received a Notice of Borrowing in accordance with Section 2.05.

SECTION 4.03.  Deemed Representations.  Each request by Borrower for, and acceptance by Borrower of, an advance of proceeds of the Loans or the issuance, renewal or increase of any Letter of Credit, shall constitute a representation and warranty by Borrower that, as of both the date of such request and the date of such advance, issuance, renewal or increase (1) no Default or Event of Default has occurred and is continuing as of the date of such advance, issuance, renewal or increase, and (2) each of the representations and warranties by Borrower and the other Loan Parties contained in this Agreement and in each of the other Loan Documents is true and correct in all material respects (except in those cases where such representation or warranty expressly relates to an earlier date or is qualified as to “materiality”, “Material Adverse Change” or similar language (which shall be true and correct in all respects)) on and as of such date with the same effect as if made on and as of such date, except where such representation or warranty expressly relates to an earlier date and except for changes in factual circumstances not prohibited hereunder. In addition, the request by Borrower for, and acceptance by Borrower of, the Initial Advance shall constitute a representation and warranty by Borrower that, as of the Closing Date, each certificate delivered pursuant to Section 4.01 is true and correct in all material respects.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Administrative Agent and each Bank as follows:

SECTION 5.01.  Existence.  Borrower is a limited partnership duly organized, existing and in good standing under the laws of the jurisdiction of its formation, with its principal executive office, as of the Closing Date, in the State of Maryland, and is duly qualified as a foreign limited partnership, properly licensed, in good standing and has all requisite authority to conduct its business in each jurisdiction in which it owns properties or conducts business except where the failure to be so qualified or to obtain such authority would not constitute a Material Adverse Change.  General Partner is a REIT duly organized, existing and in good standing under the laws of the jurisdiction of its incorporation, with its principal executive office, as of the Closing Date, in the State of Maryland, is duly qualified as a foreign corporation or trust and properly licensed and in good standing in each jurisdiction where the failure to qualify or be licensed would constitute a Material Adverse Change. The common shares of General Partner are listed on the New York Stock Exchange.

SECTION 5.02.  Corporate/Partnership Powers.  The execution, delivery and performance of this Agreement and the other Loan Documents required to be delivered by Borrower and the other Loan Parties are within the partnership or other authority of Borrower or such Loan Party, as applicable, have been duly authorized by all requisite action, and are not in conflict with the terms of any organizational documents of such entity, or any instrument or agreement to which Borrower, any other Loan Party or General Partner is a party or by which Borrower, any other Loan Party or General Partner or any of their respective assets may be bound or affected (which conflict with any such instrument or agreement would likely cause a Material Adverse Change).

SECTION 5.03.  Power of Officers.  The officers of General Partner executing the Loan Documents required to be delivered by it on behalf of Borrower hereunder and the officers or other representatives of the other Loan Parties executing the Loan Documents required to be delivered by such Loan Parties hereunder have been duly elected or appointed and were fully authorized to execute the same at the time each such Loan Document was executed.

SECTION 5.04.  Power and Authority; No Conflicts; Compliance With Laws.  The execution and delivery of, and the performance of the obligations required to be performed by Borrower and the other Loan Parties under, the Loan Documents do not and will not (a) violate any provision of, or, except for those which have been made or obtained, require any filing (other than SEC disclosure filings), registration, consent or approval under, any Law (including, without limitation, Regulation U), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it, (b) result in a breach of or constitute a default under or require any consent under any material indenture or material loan or credit agreement or any other material agreement, lease or instrument to which it may be a party or by which it or its properties may be bound or affected except for consents which have been obtained, or (c) result in, or require, the creation or imposition of any Lien, upon or with respect to any of its properties now owned or hereafter acquired.  Borrower and its Subsidiaries are in compliance with all Laws applicable to it and its respective properties where the failure to be in compliance could reasonably be expected to cause a Material Adverse Change to occur.

SECTION 5.05.  Legally Enforceable Agreements.  Each Loan Document to which Borrower or another Loan Party is party is a legal, valid and binding obligation of Borrower or such other Loan Party, enforceable in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors’ rights generally, as well as general principles of equity.

SECTION 5.06.  Litigation.  There are no investigations, actions, suits or proceedings pending or, to its knowledge, threatened against Borrower, General Partner or any of their Affiliates before any court or arbitrator or any Governmental Authority reasonably likely to (i) have a material effect on Borrower’s ability to repay the Loans, (ii) except with respect to matters existing as of the Escrow Date as disclosed and specifically identified in General Partner’s SEC Reports prior to the Escrow Date, result in a Material Adverse Change, or (iii) affect the validity or enforceability of any Loan Document.

SECTION 5.07.  Good Title to Properties.  Borrower and each Subsidiary have good, marketable and legal title to all of the properties and assets each of them purports to own (including, without limitation, those reflected in the financial statements referred to in Sections 4.01(3) and 5.15 and only with exceptions which do not materially detract from the value of such property or assets or the use thereof in the Loan Parties’ and each Affiliate’s businesses, and except to the extent that any such properties and assets have been encumbered or disposed of since the date of such financial statements without violating any of the covenants contained in Article VII or elsewhere in this Agreement) and except where failure to comply with the foregoing would likely result in a Material Adverse Change. Borrower and its Subsidiaries enjoy peaceful and undisturbed possession of all leased property under leases which are valid and subsisting and are in full force and effect, except to the extent that the failure to be so would not likely result in a Material Adverse Change.

SECTION 5.08.  Taxes.  Borrower, the Loan Parties and General Partner have filed all tax returns (federal, state and local) required to be filed and have paid all taxes, assessments and governmental charges and levies due and payable without the imposition of a penalty, including interest and penalties, except to the extent they are the subject of a Good Faith Contest or where the failure to comply with the foregoing would not likely result in a Material Adverse Change.

SECTION 5.09.  ERISA.  To the knowledge of Borrower, each Plan is in compliance in all material respects with its terms and all applicable provisions of ERISA. No Prohibited Transaction has occurred with respect to any Plan that could subject Borrower, any of its Subsidiaries, General Partner or any ERISA Affiliate to a tax or penalty imposed under Section

4975 of the Code or Section 502(i) of ERISA in an amount that is in excess of $250,000; except as would not likely result in a Material Adverse Change, no Reportable Event has occurred with respect to any Plan within the last six (6) years; except as would not likely result in a Material Adverse Change, no notice of intent to terminate a Plan has been filed nor has any Plan been terminated within the past five (5) years; except as would not likely result in a Material Adverse Change, no Multiemployer Plan has been determined to be in “endangered status” or “critical status”; except as would not likely result in a Material Adverse Change, none of Borrower, its Subsidiaries, General Partner or ERISA Affiliate has partially or completely withdrawn from a Multiemployer Plan or incurred any liablity with respect to a Multiemployer Plan under Section 4201 of ERISA (or received notice under Section 4219 of ERISA of withdrawal liability with respect to Multiemployer Plan); except as would not likely result in a Material Adverse Change, there has been no filing of a notice of reorganization, insolvency or termination, or treatment of a plan amendment as termination, under 4041A of ERISA; to the knowledge of Borrower, there are no circumstances which constitute grounds under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; except as would not likely result in a Material Adverse Change, Borrower, its Subsidiaries, General Partner and the ERISA Affiliates have met the minimum funding requirements of Section 412 of the Code and Section 302 of ERISA of each with respect to the Plans of each and except as disclosed in the most recent General Partner’s Consolidated Financial Statements there was no Unfunded Current Liability with respect to any Plan established or maintained by each as of the last day of the most recent plan year of each Plan; and except as would not likely result in a Material Adverse Change, Borrower, its Subsidiaries, General Partner and the ERISA Affiliates have not incurred any liability to the PBGC under ERISA (other than for the payment of premiums under Section 4007 of ERISA) which is due and payable for more than 45 days and has not been reserved against. None of the assets of Borrower its Subsidiaries or General Partner under this Agreement constitute “plan assets” of any “employee benefit plan” within the meaning of ERISA or of any “plan” within the meaning of Section 4975(e)(1) of the Code, as interpreted by the Internal Revenue Service and the U.S. Department of Labor in rules, regulations, releases or bulletins or as interpreted under applicable case law.

SECTION 5.10.  No Default on Outstanding Judgments or Orders.  Borrower and its Subsidiaries have satisfied all judgments which are not being appealed and are not in default with respect to any rule or regulation or any judgment, order, writ, injunction or decree applicable to Borrower or any of its Subsidiaries, of any court, arbitrator or federal, state, municipal or other Governmental Authority, commission, board, bureau, agency or instrumentality, domestic or foreign, in each case which failure to satisfy or which being in default is likely to result in a Material Adverse Change.

SECTION 5.11.  No Defaults on Other Agreements.  Except as disclosed to the Bank Parties in writing prior to the Escrow Date or with respect to matters existing as of the Escrow Date as disclosed and specifically identified in General Partner’s SEC Reports prior to the Escrow Date, none of Borrower or any of its Subsidiaries, to the best of Borrower’s knowledge, is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any partnership, trust or other restriction which is likely to result in a Material Adverse Change. To the best of Borrower’s knowledge, none of Borrower or any of its Subsidiaries is in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument which is likely to result in a Material Adverse Change.

SECTION 5.12.  Government Regulation.  None of Borrower, General Partner or any Loan Party is subject to regulation under the Investment Company Act of 1940.

SECTION 5.13.  Environmental Protection.  To Borrower’s knowledge, except with respect to matters existing as of the Escrow Date as disclosed and specifically identified in General Partner’s SEC Reports prior to the Escrow Date, none of the properties of Borrower, General Partner or any Subsidiary contains any Hazardous Materials that, under any Environmental Law currently in effect, (1) would impose liability on Borrower, General Partner or any Subsidiary that is likely to result in a Material Adverse Change, or (2) is likely to result in the imposition of a Lien on any assets of Borrower, General Partner or any Subsidiary that is likely to result in a Material Adverse Change. To Borrower’s knowledge, neither it nor any Subsidiaries are in violation of, or subject to any existing, pending or threatened investigation or proceeding by any Governmental Authority under any Environmental Law that is likely to result in a Material Adverse Change.

SECTION 5.14.  Solvency.  Borrower and the other Loan Parties, taken as a whole, are, and upon consummation of the transactions contemplated by this Agreement, the other Loan Documents and any other documents, instruments or agreements relating thereto, will be, Solvent.

SECTION 5.15.  Financial Statements.  General Partner’s Consolidated Financial Statements most recently delivered to the Banks prior to the Closing Date are in all material respects complete and fairly present in all material respects the financial condition and results of operations of the subjects thereof as of the dates of and for the periods covered by such statements, all in accordance with GAAP(subject, in the case of the unaudited statements, to changes resulting from normal year-end audit adjustments and the inclusion in the final audited statements of footnotes that were not contained in the unaudited statements).  There has been no Material Adverse Change since the Escrow Date, or if any of General Partner’s Consolidated Financial Statements have been delivered pursuant to Section 6.09(1) subsequent to the Escrow Date, there has been no Material Adverse Change since the date of such recently delivered General Partner’s Consolidated Financial Statements.

SECTION 5.16.  Valid Existence of Subsidiaries.  Each Subsidiary is (i) an entity duly organized and validly existing under the laws of the jurisdiction of its formation and (ii) in good standing under the laws of the jurisdiction of its formation except in the case of this clause (ii),where the failure to be so qualified would not likely cause a Material Adverse Change. As to each Subsidiary and as of the Closing Date, its correct name, the jurisdiction of its formation, and Borrower’s direct or indirect percentage of beneficial interest therein, are set forth on SCHEDULE 5.16. Borrower and each of its Subsidiaries have the power to own their respective properties and to carry on their respective businesses now being conducted, except, in the case of a Subsidiary that does not own, directly or indirectly, any Unencumbered Asset, where the failure to have such power would not likely result in a Material Adverse Change. Each Subsidiary is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the respective businesses conducted by it or its respective properties, owned or held under lease, make such qualification necessary and where the failure to be so qualified would likely cause a Material Adverse Change.

SECTION 5.17.  Insurance.  Borrower (with respect to itself and its Subsidiaries) and General Partner have in force paid insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated.

SECTION 5.18.  Accuracy of Information; Full Disclosure.  Neither this Agreement nor any documents, financial statements, reports, notices, schedules, certificates, statements or other writings furnished by or on behalf of Borrower to Administrative Agent or any Bank in connection with the negotiation of this Agreement or the consummation of the transactions contemplated hereby, required herein to be furnished by or on behalf of Borrower (other than projections which are made by Borrower in good faith) or certified as being true and correct by or on behalf of Borrower to Administrative Agent or any Bank in connection with the negotiation of this Agreement or delivered hereunder, taken as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading in any material respect; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time prepared. There is no fact which Borrower has not disclosed to Administrative Agent and the Banks in writing or that is not included in General Partner’s SEC Reports that materially affects adversely or, so far as Borrower can foresee as of the Closing Date, will materially affect adversely the business or financial condition of Borrower or the ability of Borrower to perform this Agreement and the other Loan Documents.

SECTION 5.19.  Use of Proceeds.  All proceeds of the Loans and Letters of Credit will be used by Borrower (x) to pay fees and expenses in connection with the Combination Transaction and (y) for any purpose permitted by law, including, without limitation, working capital and other general corporate purposes.  Neither the making of any Loan nor the use of the proceeds thereof nor any other extension of credit hereunder will violate the provisions of Regulations T, U, or X of the Federal Reserve Board.  No Swingline Loan shall be used more than once for the purpose of refinancing another Swingline Loan, in whole or part.  Borrower is not engaged principally or as one of its important activities in the business of extending credit for the purposes of “purchasing” or “carrying” any “margin stock” within the respective meanings of such terms under Regulations T, U and X of the Federal Reserve Board.

SECTION 5.20.  Governmental Approvals.  No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of any Loan Document or the consummation of any of the transactions contemplated thereby other than those that have already been duly made or obtained and remain in full force and effect or those which, if not made or obtained, would not likely result in a Material Adverse Change and those which will be made in due course as SEC disclosure filings.

SECTION 5.21.  Principal Offices.  As of the Closing Date, the principal office, chief executive office and principal place of business of Borrower is 4445 Willard Avenue, Suite 400, Chevy Chase, Maryland 20815.

SECTION 5.22.  General Partner Status.

(1)                                 General Partner (i) at all times operates its business in a manner not to prevent it from qualifying for status as a REIT under the Code and (ii) from and after the date that General Partner’s election to qualify as a REIT under the Code is effective, General Partner is qualified and intends to continue to qualify as a REIT (provided that, General Partner shall elect to be taxed as a REIT under the Code commencing with its 2018 taxable year (or, at the election of General Partner, commencing with its 2017 taxable year)).

(2)                                 As of the Closing Date, General Partner owns no assets other than ownership interests in Borrower or as disclosed on SCHEDULE 2A attached hereto.

(3)                                 General Partner is neither the borrower nor guarantor of any Debt except as disclosed on SCHEDULE 3 attached hereto (the “Existing General Partner Debt”) and except for Debt of General Partner permitted by Section 7.04(b).

SECTION 5.23.  Labor Matters.  Except for collective bargaining agreements disclosed on SCHEDULE 5.23 and Multiemployer Plans disclosed in SCHEDULE 5.23, (i) as of the Closing Date, there are no collective bargaining agreements or Multiemployer Plans covering the employees of Borrower, General Partner, or any ERISA Affiliate and (ii) neither Borrower, General Partner, nor any ERISA Affiliate has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years which could reasonably be expected to result in a Material Adverse Change.

SECTION 5.24.  Organizational Documents.  The documents delivered pursuant to Section 4.01(4) and (5) constitute, as of the Closing Date, all of the organizational documents of Borrower, the other Loan Parties and General Partner. Borrower represents that it has delivered to Administrative Agent true, correct and complete copies of each such document. General Partner (or a wholly-owned Subsidiary of General Partner) is General Partner of Borrower. General Partner holds (directly or indirectly) not less than seventy-five percent (75%) of the ownership interests in Borrower as of the Closing Date.

SECTION 5.25.  Anti-Corruption Laws and Sanctions.  None of General Partner, Borrower, any Subsidiary, any of their respective directors, officers, employees, Affiliates or, to the knowledge of General Partner, any agent or representative of General Partner, Borrower or any Subsidiary that will act in any capacity in connection with or benefit from this Agreement, (i) is a Sanctioned Person or currently the subject or target of any Sanctions, (ii) has its assets located in a Sanctioned Country, (iii) except to the extent permitted for a Person required to comply with Sanctions, directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons or (iv) has violated any anti-money laundering rule or regulation in any material respect.  Each of General Partner, Borrower and its Subsidiaries, and to the knowledge of Borrower, each director, officer, employee, agent and Affiliate of General

Partner, Borrower and each such Subsidiary, is in compliance with the Anti-Corruption Laws in all material respects.  Each of General Partner and Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance with the Anti-Corruption Laws and applicable Sanctions by General Partner, Borrower, its Subsidiaries, their respective directors, officers, employees, Affiliates and agents and representatives of General Partner, Borrower or any Subsidiary that will act in any capacity in connection with or benefit from this Agreement.

SECTION 5.26.  EEA Financial Institutions.  None of General Partner, Borrower or any of its or their Subsidiaries is an EEA Financial Institution.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as this Agreement is in effect, Borrower shall:

SECTION 6.01.  Maintenance of Existence.  Preserve and maintain, and, except as permitted by Section 7.01, cause General Partner and each Subsidiary to preserve and maintain, its legal existence and, if applicable, good standing in its jurisdiction of organization (except, in the case of a Subsidiary, where the failure to maintain such good standing would not likely cause a Material Adverse Change) and, if applicable, qualify and remain qualified as a foreign entity in each jurisdiction in which such qualification is required, except to the extent that failure to so qualify would not likely result in a Material Adverse Change.

SECTION 6.02.  Maintenance of Records.  Keep adequate records and books of account, in which entries will be made in accordance with GAAP in all material respects, except as disclosed in General Partner’s financial statements, reflecting all of its financial transactions.

SECTION 6.03.  Maintenance of Insurance.  At all times, maintain and keep in force with respect to General Partner, Borrower, and their respective Subsidiaries, insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated, which insurance may provide for reasonable deductibles from coverage thereof.

SECTION 6.04.  Compliance with Laws; Payment of Taxes.

(a)                                 Comply, and cause General Partner and each Subsidiary to comply, in all material respects with all Laws applicable to it or to any of its properties or any part thereof, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon any of its property, except to the extent they are the subject of a Good Faith Contest or the failure to so comply would not cause a Material Adverse Change.

(b)                                 Borrower shall, and shall cause General Partner to, maintain in effect and enforce policies and procedures reasonably designed to ensure compliance with the Anti-Corruption Laws and applicable Sanctions by General Partner, Borrower, its or their Subsidiaries, its or their respective directors, officers, employees, Affiliates, and agents and representatives of General Partner, Borrower or its or their Subsidiaries that will act in any capacity in connection with or benefit from this Agreement.

SECTION 6.05.  Right of Inspection.  At any reasonable time and from time to time upon reasonable notice, but not more frequently than twice in any 12-month period provided that no Event of Default shall have occurred and be continuing, permit, and cause each Subsidiary to permit, Administrative Agent or any Bank or any agent or representative thereof (provided that, at Borrower’s request, Administrative Agent or such Bank, or such representative, must be accompanied by a representative of Borrower), to examine and make copies and abstracts from the records and books of account of, and visit the properties of, Borrower and its Subsidiaries and to discuss the affairs, finances and accounts of Borrower and its Subsidiaries with the independent accountants of Borrower (subject to limitations, if any, imposed under regulatory or confidentiality requirements and agreements to which General Partner, Borrower or one of its Subsidiaries is subject (and not entered into with the intent to prohibit the inspection rights set forth herein) or could otherwise reasonably be expected to contravene attorney—client privilege or constitute attorney work product). The request by any Bank or agent or representative thereof for such an inspection shall be made to Administrative Agent and Administrative Agent promptly shall notify all the Banks of such request (or if Administrative Agent shall have requested the same on its behalf, Administrative Agent shall notify all the Banks thereof) and any Bank that shall so desire may accompany Administrative Agent or such Bank, or such representative on such examination.

SECTION 6.06.  Compliance With Environmental Laws.  Comply, and cause General Partner and each Subsidiary to comply, in all material respects with all applicable Environmental Laws and immediately pay or cause to be paid all costs and expenses incurred in connection with such compliance, except to the extent there is a Good Faith Contest or the failure to so comply would not likely cause a Material Adverse Change.

SECTION 6.07.  Intentionally Omitted.

SECTION 6.08.  Maintenance of Properties.  Do all things reasonably necessary to maintain, preserve, protect and keep its and its Subsidiaries’ properties in good repair, working order and condition except where the failure to do so would not result in a Material Adverse Change.

SECTION 6.09.  Reporting and Miscellaneous Document Requirements.  Furnish to Administrative Agent (which shall promptly distribute to each of the Banks):

(1)                                 Annual Financial Statements. Not later than five (5) days following the filing of General Partner’s Form 10-K with the SEC and in any event within ninety-five (95) days after the end of each Fiscal Year, General Partner’s Consolidated Financial Statements as of the end of and for such Fiscal Year, audited by Borrower’s Accountants;

(2)                                 Quarterly Financial Statements. Not later than five (5) days following the filing of General Partner’s Form 10-Q with the SEC and in any event within fifty (50) days after the end of each of the first three quarters of each Fiscal Year, the unaudited

General Partner’s Consolidated Financial Statements as of the end of and for such quarter;

(3)                                 Certificate of No Default and Financial Compliance. Within fifty (50) days after the end of each of the first three quarters of each Fiscal Year and within ninety-five (95) days after the end of each Fiscal Year, a certificate of the chief financial officer or other appropriate financial officer of General Partner (a) stating that, to the best of his or her knowledge, no Default or Event of Default has occurred and is continuing, or if a Default or Event of Default has occurred and is continuing, specifying the nature thereof and the action which is being taken with respect thereto; (b) stating that the covenants contained in Article VIII have been complied with as of the date that such covenants are required to be tested (or specifying those that have not been complied with) and including computations demonstrating such compliance (or non-compliance); (c) setting forth all items comprising Total Outstanding Indebtedness, Capitalization Value, Secured Indebtedness, Combined EBITDA, Unencumbered Combined EBITDA, Interest Expense, Unsecured Interest Expense and Unsecured Indebtedness; (d) only at the end of each Fiscal Year an estimate of Borrower’s taxable income and (e) describing any item appearing on the balance sheet delivered pursuant to clauses (1) or (2) above, as applicable, that would not appear on the consolidated balance sheet of Borrower;

(4)                                 Certificate of Borrower’s Accountants. Within ninety-five (95) days after the end of each Fiscal Year, a report with respect thereto of Borrower’s Accountants, which report shall not be subject to (i) any “going concern” qualification or exception (other than any such qualification or exception with respect to the Obligations being treated as short-term indebtedness resulting solely from a maturity date under the Facilities occurring within one year from the time such opinion is delivered) or (ii) any qualification or exception as to the scope of such audit, and shall state that such financial statements fairly present the consolidated financial position of each of General Partner and its Subsidiaries as at the dates indicated and the consolidated results of their operations and cash flows for the periods indicated, in conformity with GAAP applied on a basis consistent with prior years (except for changes which shall have been disclosed in the notes to the financial statements).

(5)                                 Notice of Litigation. Promptly after the commencement and knowledge thereof, notice of all actions, suits, and proceedings before any court or arbitrator, in respect of the Loan Documents or affecting General Partner or Borrower or any of its Subsidiaries which, if determined adversely to General Partner or Borrower or such Subsidiary is likely to result in a Material Adverse Change and which would be required to be reported in Borrower’s SEC Reports;

(6)                                 Notice of ERISA Events. Promptly after the occurrence thereof, (a) notice of any action or event described in Section 9.01(7), (b) the establishment of (or agreement to establish) a Plan or (c) the making of contributions (or the undertaking of any obligation or agreement to make contributions) to a Multiemployer Plan not listed on SCHEDULE 5.23 or other incurrence of any liability with respect to a Multiemployer Plan;

(7)                                 Notices of Defaults and Events of Default. As soon as possible and in any event within ten (10) days after Borrower becomes aware of the occurrence of (a) a material Default, (b) any Event of Default, or (c) an event of the type described in Section 9.01(8), in each case, a written notice setting forth the details of such Default, Event of Default or such event and the action which is proposed to be taken with respect thereto;

(8)                                 Sales or Acquisitions of Assets. Promptly after the occurrence thereof, written notice of any Disposition or acquisition of an individual asset (other than acquisitions or Dispositions of investments such as certificates of deposit, Treasury securities and money market deposits in the ordinary course of Borrower’s cash management) in excess of Five Hundred Million Dollars ($500,000,000);

(9)                                 Material Adverse Change. As soon as is practicable and in any event within five (5) days after knowledge of the occurrence of any event or circumstance which is likely to result in or has resulted in a Material Adverse Change and which would be required to be reported in Borrower’s SEC Reports;

(10)                          Environmental and Other Notices. As soon as practicable and in any event within thirty (30) days after receipt, copies of all Environmental Notices received by Borrower or any Subsidiary which are not received in the ordinary course of business and which relate to a previously undisclosed situation which could reasonably be expected to result in a Material Adverse Change;

(11)                          Insurance Coverage. Promptly, such information concerning Borrower’s insurance coverage as Administrative Agent may reasonably request;

(12)                          Proxy Statements, Etc. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports which Borrower or General Partner sends to its respective shareholders, and copies of all regular, periodic and special reports, and all registration statements, which Borrower or General Partner files with the SEC or any Governmental Authority which may be substituted therefor, or with any national securities exchange;

(13)                          Capital Expenditures. If reasonably requested by Administrative Agent, a schedule of such Fiscal Year’s capital expenditures and a budget for the next Fiscal Year’s planned capital expenditures for Borrower and each Consolidated Business that is a Real Property Business;

(14)                          Change in Borrower’s Credit Rating. During the Investment Grade Pricing Period, within two (2) Banking Days after Borrower’s receipt of notice of any change in Borrower’s Credit Rating, written notice of such change; and

(15)                          General Information. Promptly, rent rolls, capital expenditure summaries and such other information respecting the condition or operations, financial or otherwise, of General Partner, Borrower or any properties of Borrower as Administrative Agent or any Bank may from time to time reasonably request (in the case of non-financial information, subject to (i) limitations, if any, imposed under regulatory or confidentiality requirements and agreements to which General Partner, Borrower, or one of its

Subsidiaries is subject (and not entered into with the intent to prohibit any request for information hereunder) or (ii) the right of Borrower to exclude any information that could reasonably be expected to contravene attorney—client privilege or constitute attorney work product).

Documents and notices required to be delivered pursuant to the Loan Documents may be delivered by electronic communication and delivery, including the Internet, e-mail or intranet websites to which Administrative Agent and each Bank have access (including a commercial, third-party website such as www.Edgar.com <http://www.Edgar.com> or a website sponsored or hosted by Administrative Agent, General Partner or Borrower); provided that (A) the foregoing shall not apply to notices to any Bank (or any Fronting Bank) pursuant to Article II, (B) any Bank has not notified Administrative Agent and Borrower that it cannot or does not want to receive electronic communications and (C) documents required to be delivered pursuant to Sections 6.09(1), 6.09(2), 6.09(4) and 6.09(12) shall, if not otherwise delivered to Administrative Agent, be deemed to have been delivered on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System (it being understood that Borrower shall not be required to provide notice to Administrative Agent or any Bank of such electronic filing of information (other than with respect to financial statements pursuant to 6.09(1) or 6.09(2)) to satisfy its reporting obligations).  Documents or notices delivered electronically shall be deemed to have been delivered on the date on which Administrative Agent, General Partner or Borrower posts such documents or the documents become available on a commercial website and Borrower notifies (except in such instances where notification is not required pursuant to this paragraph) Administrative Agent of said posting and provides a link thereto; provided that if such notice or other communication is not sent or posted during normal business hours, said posting date and time shall be deemed to have commenced as of 9:00 a.m. New York City time on the opening of business on the next Banking Day.  Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by Borrower with any such request for delivery.  Each Bank shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.

SECTION 6.10.  Guarantors.  If (a) any Subsidiary becomes an Unsecured Indebtedness Subsidiary in respect of Indebtedness in an aggregate principal amount in excess of $1,000,000 or (b) General Partner becomes a borrower or guarantor of, or otherwise has a payment obligation in respect of, any Unsecured Indebtedness (other than intercompany Indebtedness owing to Borrower or any of its Subsidiaries) in an aggregate principal amount in excess of $1,000,000, then, within five (5) Banking Days thereof (or such longer period as (i) Administrative Agent may agree in its sole discretion or (ii) may be reasonably agreed to be extended by Administrative Agent to permit such Loan Party to comply with the requirements of Section 6.10(9)), Borrower shall cause such Person to deliver to Administrative Agent each of the following in form and substance satisfactory to Administrative Agent:

(1)                                 An Accession Agreement (or if the Guaranty is not then in effect, a Guaranty);

(2)                                 The certificate or articles of incorporation or formation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational document (if any) for such Loan Party, certified as of a recent date by the appropriate Secretary of State or equivalent state official;

(3)                                 A copy of such Loan Party’s by-laws, if a corporation, operating agreement, if a limited liability company, partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity or other comparable organizational instrument (if any), including all amendments thereto, certified by the Secretary or an Assistant Secretary (or other individual performing similar functions) of such Loan Party, as being in full force and effect;

(4)                                 A certificate from the Secretary of State or equivalent state official of the state where such Loan Party is organized, dated as of a recent date, evidencing the good standing of such Loan Party;

(5)                                 A certified copy of a certificate, in each case dated as of a recent date, from the Secretary of State or equivalent state official of the state (x) where such Loan Party is organized, showing the good standing or partnership qualification of such Loan Party and (y) where such Loan Party maintains its principal place of business, showing the qualification to transact business in such state as a foreign limited partnership, foreign trust or other foreign entity, as the case may be, except where the failure to be so qualified under this clause (y) would likely cause a Material Adverse Change to occur;

(6)                                 A copy of a resolution or resolutions adopted by the partners, members or directors, as required, for such Loan Party, certified by the Secretary or an Assistant Secretary (or other individual performing similar functions) of such Loan Party as being in full force and effect, authorizing the execution, delivery and performance of the Loan Documents to be executed and delivered by such Loan Party;

(7)                                 A certificate, signed by the Secretary or an Assistant Secretary (or other individual performing similar functions) of such Loan Party, as to the incumbency, and containing the specimen signature or signatures, of the Persons authorized to execute and deliver the Loan Documents to be executed and delivered by such Loan Party;

(8)                                 If requested by Administrative Agent, favorable opinions from counsel for such Loan Party, as to such customary matters as Administrative Agent may reasonably request;

(9)                                 All documentation and other information about such Loan Party as shall have been reasonably requested by Administrative Agent or any Bank that it shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations; and

(10)                          Such other usual and customary documents, agreements and instruments as Administrative Agent, or any Bank through Administrative Agent, may reasonably request.

Borrower may request in writing that Administrative Agent release, and, at Borrower’s expense, upon receipt of such request Administrative Agent shall release (pursuant to customary release documentation or as may be reasonably requested by Borrower), a Guarantor from the Guaranty so long as: (i) such Guarantor is not otherwise required to be a party to the Guaranty under the immediately preceding sentence; (ii) no Default under Section 9.01(1) or Event of Default shall then be in existence or would occur as a result of such release; (iii) the representations and warranties of Borrower and each other Loan Party contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such release (except in those cases where such representation or warranty expressly relates to an earlier date or is qualified as to “materiality”, “Material Adverse Change” or similar language (which shall be true and correct in all respects as qualified therein) and except for changes in factual circumstances permitted hereunder); and (iv) Administrative Agent shall have received such written request at least 10 Banking Days (or such shorter period as may be acceptable to Administrative Agent) prior to the requested date of release.  Delivery by Borrower to Administrative Agent of any such request shall constitute a representation by Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.

ARTICLE VII

NEGATIVE COVENANTS

So long as this Agreement is in effect, Borrower shall not do any or all of the following:

SECTION 7.01.  Mergers, Etc.

(a)                                 Merge or consolidate or permit any other Loan Party to merge or consolidate, with, or permit General Partner to merge or consolidate with any other Person, except (i) where Borrower or General Partner, or in the case of any other Loan Party, another Loan Party, is the surviving entity, (ii) in a transaction the purpose of which is to redomesticate such entity in another United States jurisdiction, and no Default or Event of Default has occurred and is continuing or (iii) that a Guarantor may merge or consolidate with or into any other Loan Party or any other Person; provided, however, that, in the case of this clause (iii):

(1)                                 (A) immediately prior to entering into such transaction, no Default or Event of Default shall exist and (B) at the time of, and immediately thereafter and after giving effect to such transaction, no Event of Default arising under Section 9.01(1) or 9.01(5) shall have occurred and be continuing, nor, as the result of the occurrence of any other Event of Default, have the Obligations been accelerated pursuant to Section 9.02;

(2)                                 if the surviving entity is required to be a Guarantor pursuant to Section 6.10, such surviving entity shall be a Guarantor or shall become a Guarantor in accordance with the applicable requirements of Section 6.10; and

(3)                                 in the case of the entry into any transaction of merger or consolidation with a Person other than a Loan Party or a Subsidiary which transaction or series of related transactions shall have a fair market value in excess of $50,000,000, not later than the date on which such transaction is entered into:  (A) Borrower shall have given Administrative Agent and the Banks written notice of the entry into such transaction; and (B) Borrower shall have delivered to Administrative Agent a pro forma compliance certificate of the type required by paragraph (3) of Section 6.09, evidencing the continued compliance by the Loan Parties with the financial covenants contained in Article VIII, after giving effect to such transaction or series of transactions; provided, however, that in the event that the obligation of any Guarantor to consummate such transaction is subject to a financing condition or the obtaining of the requisite approval of the Banks under this Agreement, the certificate required by this clause (B) shall not be required to be delivered until the date on which such transaction is consummated;

(b)                                 sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of Borrower’s or General Partner’s or any other Loan Party’s assets, except (i) in the case of a sale, assignment or disposition of all or a substantial part of the assets of a Loan Party (other than Borrower) where Borrower or any other Loan Party is the transferee of such assets, and no Default or Event of Default has occurred and is continuing or (ii) in the case of any such transaction or series of related transactions involving assets, capital stock or other Equity Interests of a Guarantor being conveyed, sold, leased, subleased or otherwise transferred or disposed of to any other Person that is not a Loan Party, with such assets, capital stock or other Equity Interests having a fair market value of not more than $50,000,000, or, if more than such amount:

(1)                                 Borrower shall have, not later than the date of such transaction or series of related transactions, (A) given Administrative Agent and the Banks written notice of such transaction or series of related transactions and (B) delivered to Administrative Agent a pro forma compliance certificate of the type required by paragraph (3) of Section 6.09, evidencing the continued compliance by the Loan Parties with the financial covenants contained in Article VIII, after giving effect to such transaction or series of transactions, and

(2)                                 immediately prior to any such transaction or series of related transactions, and immediately thereafter and after giving effect to such transaction or series of related transactions, no Event of Default arising under Section 9.01(1) or 9.01(5) shall have occurred and be continuing, nor, as the result of the occurrence of any other Event of Default, have the Obligations been accelerated pursuant to Section 9.02; and

(c)                                  with respect to Borrower or General Partner or any other Loan Party, liquidate, wind up or dissolve (or suffer any liquidation or dissolution) or discontinue its business, except that a Guarantor (other than General Partner) may liquidate, wind up or dissolve or discontinue a business so long as the continued entity is a Loan Party if required pursuant to Section 6.10.

SECTION 7.02.  Distributions.  Make any Restricted Payment to General Partner except that Borrower may declare and make Restricted Payments to General Partner; provided, that:

(a)                                 if a Default or Event of Default resulting from noncompliance with any of the provisions of Article VIII exists, Borrower shall not, and shall not permit any Subsidiary to, declare or make any Restricted Payments to General Partner other than:

(i)                                     the declaration and making of cash distributions to General Partner and other holders of partnership interests in Borrower with respect to any fiscal year to the extent necessary for General Partner to distribute an aggregate amount not to exceed the minimum amount necessary for General Partner to avoid (x) an Event of Default under Section 9.01(8)(ii) and (y) income or excise tax under the Code; and

(ii)                                  Borrower may make repurchases, retirement or other acquisition of Equity Interests in General Partner, Borrower or any Subsidiary pursuant to any employee or director equity or stock option plan entered into in the ordinary course of business;

(b)                                 if a Default or Event of Default, in each case, specified in Section 9.01(1) or Section 9.01(5) shall exist, or if as a result of the occurrence of any other Event of Default any of the Obligations have been accelerated pursuant to Section 9.02, Borrower shall not, and shall not permit any Subsidiary to, make any Restricted Payments to any Person other than to Borrower or any Subsidiary (except that, in the case of a Subsidiary that is not a Wholly Owned Subsidiary, distributions are made only to holders of Equity Interests in such Subsidiary ratably according to the holders’ respective holdings of the type of Equity Interest in respect of which such distributions are being made); and

(c)                                  notwithstanding the foregoing in paragraphs (a) and (b) above, Borrower may make Restricted Payments in an amount sufficient to pay customary and reasonable administrative and legal costs and expenses, including, without limitation, audit expenses, of the Parent Entities in connection with the maintenance of its respective legal existence as a publicly traded company.

SECTION 7.03.  Amendments to Organizational Documents.

(a)                                 Amend Borrower’s agreement of limited partnership or other organizational documents in any manner that would result in a Material Adverse Change without the Required Banks’ consent, which consent shall not be unreasonably withheld. Without limitation of the foregoing, no Person shall be admitted as a general partner of Borrower other than General Partner.

(b)                                 Make any “in-kind” transfer of any of Borrower’s property or assets to any of Borrower’s constituent partners if such transfer would result in an Event of Default, without, in each case, the Required Banks’ consent, which consent shall not be unreasonably withheld.

SECTION 7.04. Activities of General Partner.

(a)                                 General Partner Assets.  For so long as General Partner is not a Guarantor, Borrower shall not permit General Partner or any Subsidiary of General Partner that owns,

directly or indirectly, any Equity Interests of Borrower (each, a “Parent Entity”) to own any assets other than:

(i)                                     Equity Interests in any other Parent Entity that is a Wholly Owned Subsidiary of General Partner or Borrower;

(ii)                                  cash and other assets of nominal value incidental to its status as a public company or its ownership of the Equity Interests described in clause (i) of this Section 7.04(a);

(iii)                               assets maintained on a temporary or pass-through basis that are held (x) for subsequent payment of dividends, repurchase or redemption of Equity Interests in General Partner, or repayment of Debt of General Partner or other satisfaction of obligations of General Partner not prohibited by this Agreement or any other Loan Document or (y) for contribution to Borrower or any of its Subsidiaries, in each case, for a period not in excess of ten (10) Banking Days for any such asset;

(iv)                              customary contract rights related to General Partner’s status as a public company and the general partner of Borrower; or

(v)                                 other assets with an aggregate book value not to exceed $50,000,000.

(b)                                 General Partner Liabilities.  For so long as General Partner is not a Guarantor, Borrower shall not permit any Parent Entity to incur, assume or permit to exist any liabilities other than:

(i)                                     liabilities incidental to its status as a publicly traded REIT under the Code and not constituting liabilities in respect of Debt for borrowed money (including liabilities associated with employment contracts, executive officer and director indemnification agreements and employee benefit matters), indemnification obligations pursuant to purchase and sale agreements, tax liabilities and legacy liabilities arising pursuant to contracts entered into in the ordinary course of business prior to (and not in contemplation of) the Combination Transaction, this Agreement or any other Loan Document;

(ii)                                  nonconsensual obligations imposed by operation of applicable Law; and

(iii)                               other immaterial obligations, immaterial intercompany obligations or other intercompany obligations owing by any Parent Entity to Borrower or any Subsidiary of Borrower.

(c)                                  Parent Entity Business Activities.  For so long as General Partner is not a Guarantor, Borrower shall not permit any Parent Entity to engage in any business or activity other than the ownership of outstanding Equity Interests of any other Parent Entity or Borrower and Borrower’s Subsidiaries, the issuance and sale of its Equity Interests and, in each case, activities incidental thereto or incidental to the ownership of assets and liabilities permitted under clauses (a) and (b) above.

(d)                                 Contribution of Indebtedness or Equity Proceeds.  The Parent Entities shall cause 100% of the net cash proceeds received (including into escrow) from the incurrence of Debt (including hybrid securities and debt securities convertible to equity) or the issuance of Equity Interests by any Parent Entity to be contributed to Borrower within ten (10) Banking Days of receipt thereof.

(e)                                  Cure Period and Parent Entity Guaranty Trigger Event.  If at any time any of the requirements set forth in the preceding Section 7.04(a)-(d) are not satisfied, each Parent Entity shall promptly and in any event within five (5) Banking Days of the earlier of (A) the first date a Responsible Officer of a Parent Entity or Borrower obtains knowledge that such requirements were not satisfied or (B) the date upon which Borrower has received written notice that such requirements were not satisfied by Administrative Agent, either (i) satisfy such requirements or (ii) deliver to Administrative Agent each of the following in form and substance satisfactory to Administrative Agent: (x) an Accession Agreement (or if the Guaranty is not then in effect, the Guaranty) executed by such Parent Entity and (y) the items that would have been delivered under Section 4.01(3) through (9) if such Parent Entity had been a Loan Party on the Closing Date.

SECTION 7.05.  Use of Proceeds and Letters of Credit.

(a)                                 Intentionally Omitted.

(b)                                 Neither General Partner nor Borrower shall use, and shall procure that none of its or their Subsidiaries shall use, any proceeds of the Loans or any Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 7.06.  Transactions with Affiliates.  Permit to exist or enter into, or permit any Subsidiary to permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (other than any Parent Entity, Borrower, any other Loan Party or any Subsidiary), except:

(a)                                 transactions upon fair and reasonable terms which are no less favorable to Borrower or such other Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate;

(b)                                 Restricted Payments permitted under Section 7.02;

(c)                                  transactions permitted by Section 7.04;

(d)                                 the Combination Transaction;

(e)                                  transactions constituting investments by Borrower or any Subsidiary in any UJV that are not otherwise prohibited under the Loan Documents; and

(f)                                   transactions permitted or approved in accordance with the Related Party Transaction Policy.

ARTICLE VIII

FINANCIAL COVENANTS

So long as this Agreement is in effect, Borrower shall not permit or suffer:

SECTION 8.01.  Ratio of Total Outstanding Indebtedness to Capitalization Value.  Total Outstanding Indebtedness to exceed sixty percent (60%) of Capitalization Value, each measured as of the most recently ended calendar quarter; provided, however, with respect to any fiscal quarter in which Borrower or any of its Consolidated Businesses or UJVs have acquired Real Property Assets, the ratio of Total Outstanding Indebtedness to Capitalization Value as of the end of such fiscal quarter and the next three (3) succeeding fiscal quarters may increase to 65%, provided that such ratio does not exceed 60% as of the end of the fiscal quarter immediately thereafter. For purposes of this Section 8.01 only:

(i)                               Total Outstanding Indebtedness shall be adjusted by deducting therefrom an amount equal to the lesser of (x) Total Outstanding Indebtedness that by its terms is either (1) scheduled to mature (including by reason of the election of the borrower of such debt to call such debt prior to its maturity) on or before the date that is 24 months from the date of calculation, or (2) convertible Debt with the right to put all or a portion thereof on or before the date that is 24 months from the date of calculation, and (y) Unrestricted Cash and Cash Equivalents;

(ii)                            Capitalization Value shall be adjusted by deducting therefrom the amount by which Total Outstanding Indebtedness is reduced under the immediately preceding clause (i);

(iii)                         for purposes of determining Capitalization Value costs and expenses incurred during the applicable period with respect to acquisitions that failed to close and were abandoned during such period shall not be deducted in determining EBITDA; and

(iv)                        for purposes of clause (i)(y) above, Unrestricted Cash and Cash Equivalents shall be (x) adjusted to deduct therefrom $35,000,000 and (y) calculated without inclusion of Borrower’s Pro Rata Share of any Cash or Cash Equivalents owned by any UJV.

SECTION 8.02.  Ratio of Combined EBITDA to Fixed Charges.  The ratio of Combined EBITDA to Fixed Charges, each measured as of the most recently ended calendar quarter, to be less than 1.50 to 1.00.

SECTION 8.03.  Ratio of Unencumbered Combined EBITDA to Unsecured Interest Expense.  The ratio of Unencumbered Combined EBITDA to Unsecured Interest Expense, each measured as of the most recently ended calendar quarter, to be less than 1.50 to 1.00.

SECTION 8.04.  Ratio of Unsecured Indebtedness to Capitalization Value of Unencumbered Assets.  Unsecured Indebtedness to exceed sixty percent (60%) of Capitalization Value of Unencumbered Assets, each measured as of the most recently ended calendar quarter; provided, however, with respect to any fiscal quarter in which Borrower or any of its Consolidated Businesses or UJVs has acquired Real Property Assets, the ratio of Unsecured Indebtedness to Capitalization Value of Unencumbered Assets as of the end of such fiscal quarter and the next three (3) succeeding fiscal quarters may increase to 65%, provided that such ratio does not exceed 60% as of the end of the fiscal quarter immediately thereafter. For purposes of this Section 8.04 only:

(i)                               Unsecured Indebtedness shall be adjusted by deducting therefrom an amount equal to the lesser of (x) Unsecured Indebtedness that by its terms is either (1) scheduled to mature (including by reason of the election of the borrower of such debt to call such debt prior to its maturity) on or before the date that is 24 months from the date of calculation, or (2) convertible Debt with the right to put all or a portion thereof on or before the date that is 24 months from the date of calculation, and (y) Unrestricted Cash and Cash Equivalents or such lesser amount of Unrestricted Cash and Cash Equivalents as Borrower shall specify solely for this purpose (the “Unsecured Indebtedness Adjustment”);

(ii)                            Capitalization Value of Unencumbered Assets shall be adjusted by deducting therefrom the Unsecured Indebtedness Adjustment;

(iii)                         for purposes of determining Capitalization Value of Unencumbered Assets, costs and expenses incurred during the applicable period with respect to acquisitions that failed to close and were abandoned during such period shall not be deducted in determining EBITDA; and

(iv)                        for purposes of clause (i)(y) above, Unrestricted Cash and Cash Equivalents shall be (x) adjusted to deduct therefrom the sum of $35,000,000 plus the amount of any Unrestricted Cash and Cash Equivalents used to determine the Secured Indebtedness Adjustment in Section 8.05, and (y) calculated without inclusion of Borrower’s Pro Rata Share of any Cash or Cash Equivalents owned by any UJV.

SECTION 8.05.  Ratio of Secured Indebtedness to Capitalization Value.  The ratio of Secured Indebtedness to Capitalization Value, each measured as of the most recently ended calendar quarter, to exceed 50%. For purposes of this Section 8.05 only:

(i)                               Secured Indebtedness shall be adjusted by deducting therefrom an amount equal to the lesser of (x) Secured Indebtedness that by its terms is either (1) scheduled to mature on (including by reason of the election of the borrower of such debt to call such debt prior to its maturity) or before the date that is 24 months from the date of calculation, or (2) convertible Debt with the right to put all or a portion thereof on or before the date that is 24 months from the date of calculation, and (y) Unrestricted Cash and Cash Equivalents or such lesser amount of Unrestricted Cash and Cash Equivalents as Borrower shall specify solely for this purpose (the “Secured Indebtedness Adjustment”);

(ii)         Capitalization Value shall be adjusted by deducting therefrom the Secured Indebtedness Adjustment;

(iii)        for purposes of determining Capitalization Value, costs and expenses incurred during the applicable period with respect to acquisitions that failed to close and were abandoned during such period shall not be deducted in determining EBITDA; and

(iv)        for purposes of clause (i)(y) above, Unrestricted Cash and Cash Equivalents shall be (x) adjusted to deduct therefrom the sum of $35,000,000 plus the amount of any Unrestricted Cash and Cash Equivalents used to determine the Unsecured Indebtedness Adjustment in Section 8.04, and (y) calculated without inclusion of Borrower’s Pro Rata Share of any Cash or Cash Equivalents owned by any UJV.

SECTION 8.06.  Debt of General Partner.  Notwithstanding anything contained herein to the contrary, any Debt of General Partner shall be deemed to be Debt of Borrower (provided that the same shall be without duplication), for purposes of calculating the financial covenants set forth in this Article VIII.

ARTICLE IX

EVENTS OF DEFAULT

SECTION 9.01.  Events of Default.  Any of the following events shall be an “Event of Default”:

(1)           If Borrower shall fail to pay the principal of any Loans or reimburse any drawing on a Letter of Credit as and when due; or fail to pay interest accruing on any Loans as and when due and such failure to pay shall continue unremedied for five (5) days after the due date of such amount; or fail to pay any fee, Prepayment Premium or any other amount due under this Agreement or any other Loan Document as and when due and such failure to pay shall continue unremedied for five (5) days after notice by Administrative Agent of such failure to pay;

(2)           If any representation or warranty made or deemed made by Borrower or any other Loan Party in this Agreement or in any other Loan Document or which is contained in any certificate, document, opinion, financial or other statement furnished at any time under or in connection with a Loan Document shall prove to have been incorrect in any material respect (or in any respect to the extent qualified by Material Adverse Change or other materiality qualifier) on or as of the date made or deemed made;

(3)           If Borrower shall fail (a) to perform or observe any term, covenant or agreement contained in Section 6.01, 6.09(7), Article VII or Article VIII; or (b) to perform or observe any term, covenant or agreement contained in this Agreement or any other Loan Document (other than obligations specifically referred to elsewhere in this Section 9.01) and such failure shall remain unremedied for thirty (30) consecutive calendar days after the date upon which Borrower has received written notice of such failure from Administrative Agent; provided, however, that if any such default under clause (b) above cannot by its nature be cured within such thirty (30) day grace period and so long as Borrower shall have commenced cure within such thirty (30) day grace period and shall, at all times thereafter, diligently prosecute the same to completion, Borrower shall have an additional period to cure such default; provided, however, that, in no event is the foregoing intended to effect an extension of any Maturity Date;

(4)           If Borrower or any Subsidiary that owns, directly or indirectly, any Unencumbered Asset, shall fail (a) to pay any Debt (other than the payment obligations described in paragraph (1) of this Section 9.01 or obligations that are Without Recourse to Borrower) the Recourse portion of which to Borrower is an amount equal to or greater than Fifty Million Dollars ($50,000,000) when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) after the expiration of any applicable grace period, or (b) to perform or observe any material term, covenant, or condition under any agreement or instrument relating to any such Debt, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, after the giving of notice or the lapse of time, or both (other than in cases where, in the judgment of the Required Banks, meaningful discussions likely to result in (i) a waiver or cure of the failure to perform or observe, or (ii) otherwise averting such acceleration are in progress between Borrower and the obligee of such Debt), the maturity of such Debt, or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled or otherwise required prepayment, repurchase or defeasance not triggered by such failure, or customary non-default events, such as mandatory prepayments triggered by asset sales or casualty events), prior to the stated maturity thereof;

(5)           If Borrower, General Partner, any Guarantor or any other Subsidiary (other than a Subsidiary that does not own, in whole or in part, directly or indirectly, any Unencumbered Assets) shall (a) generally not, or be unable to, or shall admit in writing its inability to, pay its debts as such debts become due; (b) make an assignment for the benefit of creditors, petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets; (c) commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; (d) have had any such petition or application filed or any such proceeding shall have been commenced, against it, in which an adjudication or appointment is made or order for relief is entered, or which petition, application or proceeding remains undismissed or unstayed for a period of sixty (60) days or more; (e) be the subject of any proceeding under which all or a substantial part of its assets may be subject to seizure, forfeiture or divestiture by any governmental entity; (f) by any act or omission indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or trustee for all or any substantial part of its property; or (g) suffer any such custodianship, receivership or trusteeship for all or any substantial part of its property, to continue undischarged for a period of sixty (60) days or more;

(6)           If one or more judgments, decrees or orders for the payment of money in excess of Fifty Million Dollars ($50,000,000) in the aggregate shall be rendered against Borrower, General Partner, any Guarantor or any other Subsidiary that owns, directly or indirectly, any Unencumbered Asset, and any such judgments, decrees or orders shall continue unsatisfied and in effect for a period of sixty (60) consecutive days without being vacated, discharged, satisfied or stayed or bonded pending appeal (excluding (x) amounts for which insurance coverage has not been denied by the applicable carrier and (y) judgments, decrees or orders in respect of Debt that is Without Recourse to Borrower or General Partner), or such earlier date as any Person shall commence enforcement of such judgment, decree or order;

(7)           If any of the following events shall occur or exist with respect to any Plan or Multiemployer Plan (as applicable): (a) any Prohibited Transaction; (b) any Reportable Event; (c) the filing under Section 4041 or 4041A of ERISA of a notice of intent to terminate any Plan or Multiemployer Plan or the termination of any Plan or Multiemployer Plan; (d) the complete or partial withdrawal from a Multiemployer Plan (or receipt of a notice under Section 4219 of ERISA of withdrawal liability with respect to a Multiemployer Plan) by Borrower, its Subsidiaries, General Partner or any ERISA Affiliate from a Multiemployer Plan; (e) the determination that a Multiemployer Plan is in “endangered status” or “critical status”; (f) the receipt of a notice from a Multiemployer Plan that it is in “reorganization” or “insolvency”; (g) receipt of notice of an application by the PBGC to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan or Multiemployer Plan, or the institution by the PBGC of any such proceedings; (h) Borrower, its Subsidiaries, General Partner or any ERISA Affiliate fails to meet the minimum funding standards under Section 412 of the Code or a condition exists which gives rise to imposition of a lien under Section 430(k) of the Code or Section 303(k) of ERISA, and in each case above, if either (1) such event or conditions, if any, result in Borrower, its Subsidiaries, General Partner or any ERISA Affiliate being subject to any tax, penalty or other liability to a Plan, a Multiemployer Plan, the PBGC or otherwise (or any combination thereof), which in the aggregate exceeds or is reasonably likely to exceed Twenty Million Dollars ($20,000,000), and the same continues unremedied or unpaid for a period of forty-five (45) consecutive days or (2) such event or conditions, if any, is reasonably likely to result in Borrower, its Subsidiaries, General Partner or any ERISA Affiliate being subject to any tax, penalty or other liability to a Plan, a Multiemployer Plan, the PBGC or otherwise (or any combination thereof), which in the aggregate exceeds or may exceed Twenty Million Dollars ($20,000,000) and such event or condition is unremedied, or such tax, penalty or other liability is not reserved against or the payment thereof otherwise secured to the reasonable satisfaction of Administrative Agent, for a period of forty-five (45) consecutive days after notice from Administrative Agent;

(8)           If General Partner shall fail at any time to (i) maintain at least one class of its common shares which has trading privileges on the New York Stock Exchange or the

American Stock Exchange or is the subject of price quotations in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System, or (ii) from and after the date that General Partner’s election to qualify as a REIT under the Code is effective, maintain its status as a self-directed and self-administered REIT (provided that, General Partner shall elect to be taxed as a REIT under the Code commencing with its 2018 taxable year (or, at the election of General Partner, commencing with its 2017 taxable year)), and in either case such failure shall remain unremedied for thirty (30) consecutive calendar days after notice thereto;

(9)           Intentionally Omitted;

(10)         If at any time assets of Borrower or General Partner constitute Plan assets for ERISA purposes (within the meaning of C.F.R. § 2510.3-101, as modified by Section 3(32) of ERISA);

(11)         Intentionally Omitted;

(12)         If Borrower or any other Loan Party shall disavow, revoke or terminate any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document or any Loan Document shall cease to be in full force and effect (except, in each case, as a result of the express terms thereof or as Administrative Agent may approve in writing);

(13)         If any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40.0% of the total voting power of the then outstanding voting stock of General Partner;

(14)         If, during any period of 12 consecutive months ending after the Closing Date, individuals who at the beginning of any such 12-month period constituted the Board of Trustees of General Partner (together with any new trustees whose election by such Board or whose nomination for election by the shareholders of General Partner was approved by a vote of a majority of the trustees then still in office who were either trustees at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Trustees of General Partner then in office;

(15)         If General Partner shall cease to own or control, directly or indirectly, more than 50% of the outstanding Equity Interests of Borrower; or

(16)         If General Partner, or a Wholly Owned Subsidiary of General Partner, shall cease to be the sole general partner of Borrower or shall cease to have the sole and exclusive power to exercise all management and control over Borrower substantively in the same manner as provided for in Borrower’s partnership agreement as contained in the Form 10 most recently filed with the SEC prior to the Escrow Date.

Notwithstanding the foregoing, in the event of a Default or Event of Default arising as a result of the determination of any asset, Consolidated Business or UJV as an Unencumbered Asset at any particular time of reference, if such Default or Event of Default is capable of being cured solely by the exclusion of such asset, Consolidated Business or UJV as an Unencumbered Asset, Borrower shall be permitted a period not to exceed fifteen (15) days from the earlier of (x) the date upon which a Responsible Officer of Borrower obtains knowledge of such Default or Event of Default (as applicable) or (y) the date upon which Borrower has received written notice of such Default or Event of Default from Administrative Agent to remove such asset, Consolidated Business or UJV as an Unencumbered Asset upon delivery by Borrower to Administrative Agent of each of the following:  (i) written notice thereof and (ii) a compliance certificate excluding such asset, Consolidated Business or UJV as an Unencumbered Asset and evidencing compliance with the financial covenants for the periods such asset, Consolidated Business or UJV was determined to be an Unencumbered Asset.

SECTION 9.02.  Remedies.  If any Event of Default shall occur and be continuing, Administrative Agent shall, (a) upon request of the Required Banks, by notice to Borrower, (1) terminate the applicable Loan Commitments of such Banks, whereupon such Loan Commitments shall terminate and such Banks (including the Swingline Lenders and the Fronting Banks, as applicable) shall have no further obligation to extend credit hereunder; and/or (2) declare the unpaid balance of the applicable Loans, all interest thereon, any Prepayment Premium and all other Guaranteed Obligations related to such Loans payable under this Agreement to be forthwith due and payable, whereupon such balance, all such interest, any Prepayment Premium and all such Guaranteed Obligations due under this Agreement shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by Borrower; and/or (3) exercise any remedies provided in any of the Loan Documents or by law; and/or (b) upon request of the Required Ratable Loan Banks, require the deposit of Cash Collateral for the Letters of Credit pursuant to Section 2.17(i); provided, however, that upon the occurrence of any Event of Default specified in Section 9.01(5), the Loan Commitments shall automatically terminate (and the Banks, the Swingline Lenders and the Fronting Banks shall have no further obligation to extend credit hereunder) and the unpaid balance of the Loans, all interest thereon, any Prepayment Premium and all other Guaranteed Obligations payable under this Agreement shall automatically be and become forthwith due and payable, and the obligations to deliver Cash Collateral for the Letters of Credit pursuant to Section 2.17(i) shall automatically become effective without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by Borrower.

SECTION 9.03.  Allocation of Proceeds.

(a)           If an Event of Default exists, all payments received by Administrative Agent (or any Bank as a result of its exercise of remedies permitted under Section 12.08) under any of the Loan Documents in respect of any Guaranteed Obligations shall be applied in the following order and priority:

(i)            to payment of that portion of the Guaranteed Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees then due and payable in accordance with the Loan Documents, payable to Administrative Agent in its capacity as such, each Fronting Bank in its capacity as such and each Swingline Lender in its capacity as such, ratably among Administrative Agent, the Fronting Banks and the Swingline Lenders in proportion to the respective amounts described in this clause (i) payable to them;

(ii)           to payment of that portion of the Guaranteed Obligations constituting fees, indemnities and other amounts (other than principal, interest and Prepayment Premium) then due and payable to the Banks in accordance with the Loan Documents, including reasonable attorney fees, ratably among the Banks in proportion to the respective amounts described in this clause (ii) payable to them;

(iii)          to payment of that portion of the Guaranteed Obligations constituting accrued and unpaid interest on the Swingline Loans;

(iv)          to payment of that portion of the Guaranteed Obligations constituting accrued and unpaid interest and Prepayment Premiums on the Loans and Reimbursement Obligations, ratably among the Banks and the Fronting Banks in proportion to the respective amounts described in this clause (iv) payable to them;

(v)           to payment of that portion of the Guaranteed Obligations constituting unpaid principal of the Swingline Loans;

(vi)          to payment of that portion of the Guaranteed Obligations constituting unpaid principal of the Loans, Reimbursement Obligations and other Letter of Credit Liabilities and payment obligations then owing under Specified Derivatives Contracts and Specified Cash Management Agreements, ratably among the Banks, the Fronting Banks, the Specified Derivatives Providers and the Specified Cash Management Banks in proportion to the respective amounts described in this clause (vi) payable to them; provided, however, to the extent that any amounts available for distribution pursuant to this clause are attributable to the issued but undrawn amount of an outstanding Letter of Credit, such amounts shall be paid to Administrative Agent to be held as provided in Section 2.17(i); and

(vii)         the balance, if any, after all of the Guaranteed Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by applicable Law.

Notwithstanding the foregoing, Guaranteed Obligations arising under Specified Derivatives Contracts and Specified Cash Management Agreements shall be excluded from the application described above if Administrative Agent has not received written notice thereof, together with such supporting documentation as Administrative Agent may request, from the applicable Specified Derivatives Provider or Specified Cash Management Bank, as the case may be.  Each

Specified Derivatives Provider or Specified Cash Management Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of Administrative Agent pursuant to the terms of Article X for itself and its Affiliates as if a “Bank” party hereto.

SECTION 9.04.  Performance by Administrative Agent.  If Borrower or any other Loan Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, Administrative Agent may, after notice to Borrower, perform or attempt to perform such covenant, duty or agreement on behalf of Borrower or such other Loan Party after the expiration of any cure or grace periods set forth herein.  In such event, Borrower shall, at the request of Administrative Agent, promptly pay any amount reasonably expended by Administrative Agent in such performance or attempted performance to Administrative Agent, together with interest thereon at the applicable Default Rate from the date of such expenditure until paid.  Notwithstanding the foregoing, neither Administrative Agent nor any Bank shall have any liability or responsibility whatsoever for the performance of any obligation of Borrower under this Agreement or any other Loan Document.

SECTION 9.05.  Rights Cumulative.

(a)           The rights and remedies of Administrative Agent, the Fronting Banks and the Banks under this Agreement and each of the other Loan Documents, of the Specified Derivatives Providers under the Specified Derivatives Contracts, and of the Specified Cash Management Banks under the Specified Cash Management Agreements, shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under applicable law.  In exercising their respective rights and remedies Administrative Agent, the Fronting Banks, the Banks, the Specified Derivatives Providers and the Specified Cash Management Banks may be selective and no failure or delay by any such Person in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

(b)           Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against Borrower and the other Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Administrative Agent in accordance with Article X for the benefit of all of the Banks and the Fronting Banks; provided that the foregoing shall not prohibit (i) Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) a Fronting Bank or Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as a Fronting Bank or Swingline Lender, as the case may be) hereunder or under the other Loan Documents, (iii) any Specified Derivatives Provider or Specified Cash Management Bank from exercising the rights and remedies that inure to its benefit under any Specified Deriviatives Contract or Specified Cash Management Agreement, as applicable, (iv) any Bank from exercising setoff rights in accordance with Section 12.08 (subject to the terms of Section 10.15), or (v) any Bank from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Required Banks shall have the rights otherwise ascribed to Administrative Agent pursuant to Article X and (y) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 10.15, any Bank may, with the consent of the Required Banks, enforce any rights and remedies available to it and as authorized by the Required Banks.

ARTICLE X

ADMINISTRATIVE AGENT; RELATIONS AMONG BANKS

SECTION 10.01.  Appointment, Powers and Immunities of Administrative Agent.  Each Bank hereby irrevocably appoints and authorizes Administrative Agent to act as its agent hereunder and under any other Loan Document with such powers as are specifically delegated to Administrative Agent by the terms of this Agreement and any other Loan Document, together with such other powers as are reasonably incidental thereto. Administrative Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and any other Loan Document or required by law, and shall not by reason of this Agreement be a fiduciary or trustee for any Bank except to the extent that Administrative Agent acts as an agent with respect to the receipt or payment of funds (nor shall Administrative Agent have any fiduciary duty to Borrower nor shall any Bank have any fiduciary duty to Borrower or to any other Bank). Administrative Agent shall not be responsible to the Banks for any recitals, statements, representations or warranties made by Borrower or any officer, partner or official of Borrower or any other Person contained in this Agreement or any other Loan Document, or in any certificate or other document or instrument referred to or provided for in, or received by any of them under, this Agreement or any other Loan Document, or for the value, legality, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any other document or instrument referred to or provided for herein or therein, for the perfection or priority of any Lien securing the Guaranteed Obligations or for any failure by Borrower to perform any of its obligations hereunder or thereunder.  None of Administrative Agent, its Affiliates or its or its Affiliates’ officers, directors, employees, agents, trustees, administrators, managers, advisors or representatives (collectively, the “Related Parties”): (a) makes any warranty or representation to any Bank, any Fronting Bank or any other Person, or shall be responsible to any Bank, any Fronting Bank or any other Person for any statement, warranty or representation made or deemed made by Borrower, any other Loan Party or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of Borrower or other Persons, or to inspect the property, books or records of Borrower or any other Person; and (c) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties.  Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible, except as to money or securities received by it or its authorized agents, for the negligence or misconduct (as finally determined by a court of competent jurisdiction) of any such agents or attorneys-in-fact selected by it with reasonable care. Neither Administrative Agent nor any of its directors, officers, employees or agents shall be liable or responsible for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction). Borrower shall pay any fee agreed to by Borrower and Administrative Agent with respect to Administrative Agent’s services hereunder. Notwithstanding anything to the contrary contained in this Agreement, Administrative Agent agrees with the Banks that Administrative Agent shall perform its obligations under this Agreement in good faith according to the same standard of care as that customarily exercised by it in administering its own revolving credit loans.

SECTION 10.02.  Reliance by Administrative Agent.  Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telefax or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Administrative Agent. Administrative Agent may deem and treat each Bank as the holder of the Loan made by it for all purposes hereof and shall not be required to deal with any Person who has acquired a participation in any Loan or participation from a Bank. As to any matters not expressly provided for by this Agreement or any other Loan Document, Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by the Required Banks, and such instructions of the Required Banks and any action taken or failure to act pursuant thereto shall be binding on all of the Banks and any other holder of any of the Guaranteed Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, Administrative Agent shall not be required to take any action which exposes Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or applicable law.  Without limiting the foregoing, no Bank shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Banks, or where applicable, all of the Banks.

SECTION 10.03.  Defaults.  Administrative Agent shall not be deemed to have knowledge of the occurrence of a Default or Event of Default (other than an Event of Default pursuant to Section 9.01(1)) unless Administrative Agent has received notice from a Bank or Borrower specifying such Default or Event of Default and stating that such notice is a “Notice of Default.” In the event that Administrative Agent receives a Notice of Default, Administrative Agent shall give prompt notice thereof to the Banks. Administrative Agent, following consultation with the Banks, shall (subject to Section 9.02, Section 10.07 and Section 12.02) take such action with respect to such Default or Event of Default which is continuing as shall be directed by the Required Banks; provided that, unless and until Administrative Agent shall have received such directions, Administrative Agent may take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Banks; and provided further that Administrative Agent shall not (subject to Section 9.02) send a notice of Default, Event of Default or acceleration to Borrower without the approval of the Required Banks. In no event shall Administrative Agent be required to take any such action which it determines to be contrary to law.  If any Bank (excluding the Bank which is also serving as Administrative Agent) becomes aware of any Default or Event of Default, it shall promptly send to Administrative Agent such a “Notice of Default”; provided, a Bank’s failure to provide such a “Notice of Default” to Administrative Agent shall not result in any liability of such Bank to any other party to any of the Loan Documents.

SECTION 10.04.  Rights of Agent as a Bank.  With respect to its Loan Commitment and the Loan provided by it, each Person serving as an Agent in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting as such Agent, and the term any “Bank” or “Banks” shall include each Person serving as an Agent in its capacity as a Bank. Each Person serving as an Agent and its Affiliates may (without having to account therefor to any Bank) accept deposits from, lend money to (on a secured or unsecured basis), and generally engage in any kind of banking, trust or other business with, Borrower (and any Affiliates of Borrower) as if it were not acting as such Agent.  The Fronting Banks and the Banks acknowledge that, pursuant to such business activities, an Agent or its Affiliates may receive information regarding Borrower and its Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that no Agent shall be under any obligation to provide such information to the Fronting Banks or the Banks.

SECTION 10.05.  Indemnification of Agents.  Each Bank agrees to indemnify each Agent (to the extent not reimbursed under Section 12.04 or under the applicable provisions of any other Loan Document, but without limiting the obligations of Borrower under Section 12.04 or such provisions), for its Pro Rata Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of this Agreement, any other Loan Document or any other documents contemplated by or referred to herein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses which Borrower is obligated to pay under Section 12.04) or under the applicable provisions of any other Loan Document or the enforcement of any of the terms hereof or thereof or of any such other documents or instruments; provided that no Bank shall be liable for (1) any of the foregoing to the extent they arise from the gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction) of the party to be indemnified, (2) any loss of principal or interest with respect to the Loan of any Bank serving as an Agent or (3) any loss suffered by such Agent in connection with a swap or other interest rate hedging arrangement entered into with Borrower, and that no action taken in accordance with the written directions of the Required Banks (or all of the Banks, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement.

SECTION 10.06.  Non-Reliance on Agents and Other Banks.  Each of the Banks and the Fronting Banks expressly acknowledges and agrees that no Agent nor any of its respective Related Parties has made any representations or warranties to such Fronting Bank or such Bank and that no act by any Agent hereafter taken, including any review of the affairs of General Partner, Borrower, any other Loan Party or any other Subsidiary or Affiliate, shall be deemed to constitute any such representation or warranty by any Agent to a Fronting Bank or any Bank.  Each of the Banks and the Fronting Banks acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon any Agent, any other Bank or counsel to Administrative Agent, or any of their respective Related Parties, and based on the financial statements of General Partner, Borrower, the other Loan Parties, the other Subsidiaries and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of General Partner, Borrower, the other Loan Parties, the other Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate.  Each of the Banks and the Fronting Banks also acknowledges that it will, independently and without reliance upon any Agent, any other Bank or counsel to Administrative Agent or any of their respective Related Parties, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents.  No Agent shall be required to keep itself informed as to the performance or observance by Borrower or any other Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, Borrower, any other Loan Party or any other Subsidiary.  Except for notices, reports and other documents and information expressly required to be furnished to the Banks and the Fronting Banks by Administrative Agent under this Agreement or any of the other Loan Documents, Administrative Agent shall have no duty or responsibility to provide any Bank or Fronting Bank with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of General Partner, Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of Administrative Agent or any of its Related Parties.  Each of the Banks and the Fronting Banks acknowledges that Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to Administrative Agent and is not acting as counsel to any Bank or Fronting Bank.

SECTION 10.07.  Failure of Administrative Agent to Act.  Except for action expressly required of Administrative Agent hereunder, Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall have received further assurances (which may include Cash Collateral) of the indemnification obligations of the Banks under Section 10.05 in respect of any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  If any indemnity furnished by the Banks to Administrative Agent for any purpose shall, in the reasonable opinion of Administrative Agent, be insufficient or become impaired, Administrative Agent may call for additional indemnity and cease, or not commence, to do the action indemnified against until such additional indemnity is furnished.

SECTION 10.08.  Resignation or Removal of Administrative Agent.  If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Banks may, to the extent permitted by applicable law, by notice in writing to Borrower and such Person remove such Person as Administrative Agent and appoint a successor; provided, however, that so long as no Default under Section 9.01(1) or Section 9.01(5) or Event of Default exists, such appointment shall be subject to Borrower’s approval (such approval not to be unreasonably withheld or delayed) (except that Borrower shall, in all events, be deemed to have approved each Bank and any of its Affiliates as a successor Administrative Agent). If no such successor shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Banks) (the “Removal Closing Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Closing Date.  Administrative Agent may resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to the Banks and Borrower.  Upon any such resignation, the Required Banks shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Default under Section 9.01(1) or Section 9.01(5) or Event of Default exists, be subject to Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that Borrower shall, in all events, be deemed to have approved each Bank and any of its Affiliates as a successor Administrative Agent).  If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after the current Administrative Agent’s giving of notice of resignation, then the current Administrative Agent may, on behalf of the Banks and the Fronting Banks, appoint a successor Administrative Agent, which shall be a Bank, if any Bank shall be willing to serve, and otherwise shall be a Qualified Institution; provided that if Administrative Agent shall notify Borrower and the Banks that no Bank has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice.  As of the Removal Closing Date or the effectiveness of such resignation, as applicable, (1) Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made to each Bank and the Fronting Banks directly, until such time as a successor Administrative Agent has been appointed as provided for above in this Section; provided, further that such the Banks and the Fronting Banks so acting directly shall be and be deemed to be protected by all indemnities and other provisions herein for the benefit and protection of Administrative Agent as if each such Bank or Fronting Bank were itself Administrative Agent.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Loan Documents.  Any resignation by or removal of an Administrative Agent shall also constitute the resignation or removal as a Fronting Bank and as the Swingline Bank by the Bank then acting as Administrative Agent (the “Resigning Bank”).  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder (i) the Resigning Bank shall be discharged from all duties and obligations of a Fronting Bank and the Swingline Lenders hereunder and under the other Loan Documents and (ii) the successor Fronting Bank shall issue letters of credit in substitution for all Letters of Credit issued by the Resigning Bank as Fronting Bank outstanding at the time of such succession (which letters of credit issued in substitutions shall be deemed to be Letters of Credit issued hereunder) or make other arrangements satisfactory to the Resigning Bank to effectively assume the obligations of the Resigning Bank with respect to such Letters of Credit.  After any Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article X shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents.

SECTION 10.09.  Amendments Concerning Agency Function.  Notwithstanding anything to the contrary contained in this Agreement, no Agent shall be bound by any waiver, amendment, supplement or modification of this Agreement or any other Loan Document which affects its duties, rights, and/or function hereunder or thereunder unless it shall have given its prior written consent thereto.

SECTION 10.10.  Liability of Administrative Agent.  Administrative Agent shall not have any liabilities or responsibilities to Borrower on account of the failure of any Bank to perform its obligations hereunder or to any Bank on account of the failure of Borrower to perform its obligations hereunder or under any other Loan Document.

SECTION 10.11.  Transfer of Agency Function.  Without the consent of Borrower or any Bank, Administrative Agent may at any time or from time to time transfer its functions as Administrative Agent hereunder to any of its offices wherever located in the United States, provided that Administrative Agent shall promptly notify in writing Borrower and the Banks thereof.

SECTION 10.12.  Non-Receipt of Funds by Administrative Agent.  Unless Administrative Agent shall have received notice from a Bank or Borrower (either one as appropriate being the “Payor”) prior to the date on which such Bank is to make payment hereunder to Administrative Agent of the proceeds of a Loan or Borrower is to make payment to Administrative Agent, as the case may be (either such payment being a “Required Payment”), which notice shall be effective upon receipt, that the Payor will not make the Required Payment in full to Administrative Agent, Administrative Agent may assume that the Required Payment has been made in full to Administrative Agent on such date, and Administrative Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, make the amount thereof available to the intended recipient on such date. If and to the extent the Payor shall not have in fact so made the Required Payment in full to Administrative Agent, the recipient of such payment shall repay to Administrative Agent forthwith on demand such amount made available to it together with interest thereon, for each day from the date such amount was so made available by Administrative Agent until the date Administrative Agent recovers such amount, at the customary rate set by Administrative Agent for the correction of errors among the Banks for three (3) Banking Days and thereafter at the Base Rate.

SECTION 10.13.  Taxes.

(a)                                 Payments Free of Taxes.  Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 10.13) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)                                 Payment of Other Taxes by Borrower.  Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Administrative Agent timely reimburse it for, Other Taxes.

(c)                                  Evidence of Payments.  As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 10.13, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(d)                                 Indemnification by Borrower.  Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrower by a Recipient (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.

(e)                                  Indemnification by Banks.  Each Bank shall severally indemnify Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Bank (but only to the extent that Borrower has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Bank’s failure to comply with the provisions of Section 12.05(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Bank, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Bank by Administrative Agent shall be conclusive absent manifest error.  Each Bank hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Bank under any Loan Document or otherwise payable by Administrative Agent to such Bank from any other source against any amount due to Administrative Agent under this paragraph (e).

(f)                                   Status of Banks.  (i) Any Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Bank, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 10.13(f)(ii)(A),(B) and (D) below) shall not be required if in the applicable Bank’s reasonable judgment such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank.

(ii)                                              Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person,

(A)                               any Bank that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), an executed IRS Form W-9 certifying that such Bank is exempt from U.S. Federal backup withholding tax;

(B)                               any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:

(1)                                 in the case of a Foreign Bank claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed IRS Form W-8BEN or Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                                 in the case of a Foreign Bank claiming that its extension of credit will generate U.S. effectively connected income, an executed IRS Form W-8ECI;

(3)                                 in the case of a Foreign Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of EXHIBIT J-1 to the effect that such Foreign Bank is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” within the meaning of Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed IRS Form W-8BEN or W-8BEN-E; or

(4)                                 to the extent a Foreign Bank is not the beneficial owner, an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of EXHIBIT J-2 or EXHIBIT J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Bank is a partnership and one or more direct or indirect partners of such Foreign Bank are claiming the portfolio interest exemption, such Foreign Bank may provide a U.S. Tax Compliance Certificate substantially in the form of EXHIBIT J-4 on behalf of each such direct and indirect partner;

(C)                               any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

(D)                               if a payment made to a Bank under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.

(g)                                  Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 10.13 (including by the payment of additional amounts pursuant to this Section 10.13), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 10.13 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will any indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place such indemnified party in a less favorable net after-Tax position than such indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to, or to apply for or seek a refund of any Taxes on behalf of, any indemnifying party or any other Person.

(h)                                 Survival.  Each party’s obligations under this Section 10.13 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Bank, the termination of the Loan Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)                                     Defined Terms.  For purposes of this Section 10.13, the term “Bank” includes any Fronting Bank or Designated Bank and the term “applicable law” includes FATCA.

SECTION 10.14.  Pro Rata Treatment.  Except to the extent otherwise provided:

(a)                                 each borrowing of Ratable Loans from the Ratable Loan Banks under Sections 2.01(b), 2.03(b)(3) and 2.17(h) shall be made from the Ratable Loan Banks, each payment of the fees under Sections 2.08, 2.17(g)(i) and 2.18 shall be made for the account of the Ratable Loan Banks, and each termination or reduction of the amount of the Ratable Loan Commitments under Section 2.16(a) shall be applied to the respective Ratable Loan Commitments of the Ratable Loan Banks, according to the amounts of their respective Pro Rata Shares;

(b)                                 each payment or prepayment of principal of Ratable Loans shall be made for the account of the Ratable Loan Banks according to the amounts of their respective Pro Rata Shares; provided that, subject to Section 12.20, if immediately prior to giving effect to any such payment in respect of any Ratable Loans the outstanding principal amount of the Ratable Loans shall not be held by the Ratable Loan Banks in accordance with their respective Pro Rata Shares in effect at the time such Ratable Loans were made, then such payment shall be applied to the Ratable Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Ratable Loans being held by the Ratable Loan Banks according to the amounts of their respective Pro Rata Shares;

(c)                                  each payment of interest on Ratable Loans shall be made for the account of the Ratable Loan Banks pro rata in accordance with the amounts of interest on such Ratable Loans then due and payable to the respective Ratable Loan Bank;

(d)                                 each borrowing of a tranche of Term Loans from the applicable tranche of Term Loan Banks under Sections 2.01(d) shall be made from the applicable Term Loan Banks, each payment of the fees under Sections 2.08 shall be made for the account of the the applicable tranche of Term Loan Banks, and each termination or reduction of the amount of a tranche of Term Loans Commitments under Section 2.16(a) shall be applied to the respective tranche of Term Loan Commitments of the applicable Term Loan Banks, according to the amounts of their respective Pro Rata Shares of such tranche;

(e)                                  each payment or prepayment of principal of any tranche of Term Loans shall be made for the account of the applicable Term Loan Banks according to the amounts of their respective Pro Rata Shares of such tranche; provided that, subject to Section 12.20, if immediately prior to giving effect to any such payment in respect of any tranche of Term Loans the outstanding principal amount of the Term Loans of such tranche shall not be held by the Term Loan Banks in accordance with their respective Pro Rata Shares in effect at the time such Term Loan Loans of such tranche were made, then such payment shall be applied to such tranche of the Term Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Terms Loans of such tranche being held by the Term Loan Banks of such tranche in accordance with such respective Pro Rata Shares;

(f)                                   each payment of interest on a tranche of Term Loans shall be made for the account of the applicable tranche of Term Loan Banks according to the amounts of their respective Pro Rata Shares of such tranche, as applicable, then due and payable to the respective Term Loan Banks;

(g)                                  the Conversion and Continuation of Ratable Loans or a tranche of Term Loans (other than Conversions provided for by Sections 3.01, 3.02, 3.03 and 3.04) shall be made pro rata among the Ratable Loan Banks or tranche of Term Loan Banks, as applicable, according to the amounts of their respective Pro Rata Shares;

(h)                                 the Ratable Loan Banks’ participation in, and payment obligations in respect of, Swingline Loans under Section 2.03(b)(4) shall be in accordance with their respective Pro Rata Shares; and

(i)                                     the Ratable Loan Banks’ participation in, and payment obligations in respect of, Letters of Credit under Section 2.17(h) shall be in accordance with their respective Pro Rata Shares.

SECTION 10.15.  Sharing of Payments Among Banks.  If a Bank shall obtain payment of any principal of or interest on any Loan made by it through the exercise of any right of setoff, banker’s lien or counterclaim, or by any other means (including direct payment), and such payment results in such Bank receiving a greater payment than it would have been entitled to had such payment been paid directly to Administrative Agent for disbursement to the Banks, then such Bank shall promptly purchase for cash from the other Banks participations in the Loans made by the other Banks in such amounts, and make such other adjustments from time to time as shall be equitable to the end that all of the Banks shall share ratably the benefit of such payment; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Bank as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit to any assignee or participant, other than to Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). To such end the Banks shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. Borrower agrees that any Bank so purchasing a participation in the Loans made by other Banks may exercise all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such participation. Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness of Borrower.

SECTION 10.16.  Possession of Documents.  Each Bank shall keep possession of its own Notes. Administrative Agent shall hold all the other Loan Documents and related documents in its possession and maintain separate records and accounts with respect thereto, and shall permit the Banks and their representatives access at all reasonable times to inspect such Loan Documents, related documents, records and accounts.

SECTION 10.17.  Syndication Agents and Documentation Agents.  The Banks serving as Syndication Agents or Documentation Agents shall have no duties or obligations in such capacities.  In addition, in acting as an Agent, no Bank will have any responsibility except as set forth herein and shall in no event be subject to any fiduciary or other implied duties.

ARTICLE XI

NATURE OF OBLIGATIONS

SECTION 11.01.  Absolute and Unconditional Obligations.  Borrower acknowledges and agrees that its obligations and liabilities under this Agreement and under the other Loan Documents shall be absolute and unconditional irrespective of (1) any lack of validity or enforceability of any of the Guaranteed Obligations, any Specified Derivative Contract, any Specified Cash Management Agreement, any Loan Documents, or any agreement or instrument relating thereto; (2) any change in the time, manner or place of payment of, or in any other term in respect of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or consent to any departure from any Loan Documents or any other documents or instruments executed in connection with or related to the Guaranteed Obligations; (3) any exchange or release of any collateral, if any, or of any other Person from all or any of the Guaranteed Obligations; or (4) any other circumstances which might otherwise constitute a defense available to, or a discharge of, Borrower or any other Person in respect of the Guaranteed Obligations.

The obligations and liabilities of Borrower under this Agreement and the other Loan Documents shall not be conditioned or contingent upon the pursuit by any Bank or any other Person at any time of any right or remedy against Borrower, any other Loan Party or any other Person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral or security or guarantee therefor or right of setoff with respect thereto.

SECTION 11.02.  Non-Recourse to Principals and General Partner.  This Agreement and the obligations hereunder and under the other Loan Documents are fully recourse to Borrower and the Guarantors. Unless General Partner becomes a Guarantor pursuant to Section 6.10 and subject to the limitations described below in this Section 11.02, notwithstanding anything to the contrary contained in this Agreement, in any of the other Loan Documents, or in any other instruments, certificates, documents or agreements executed in connection with the Loans (all of the foregoing, for purposes of this Section, hereinafter referred to, individually and collectively, as the “Relevant Documents”), and notwithstanding any applicable law that would make General Partner liable for the debts or obligations of Borrower, including as a general partner, no recourse under or upon any Obligation, representation, warranty, promise or other matter whatsoever shall be had against any of the Principals or General Partner, and each Bank expressly waives and releases, on behalf of itself and its successors and assigns, all right to assert any liability whatsoever under or with respect to the Relevant Documents against, or to satisfy any claim or obligation arising thereunder against, any of the Principals or General Partner or out of any assets of the Principals or General Partner, provided, however, that nothing in this Section shall be deemed to (1) release Borrower from any liability pursuant to, or from any of its obligations under, the Relevant Documents, or from liability for its fraudulent actions or fraudulent omissions; (2) release General Partner from personal liability arising outside of the terms of this Agreement for its, his or her own fraudulent actions, fraudulent omissions, misappropriation of funds, rents or insurance proceeds, gross negligence or willful misconduct; (3) constitute a waiver of any obligation evidenced or secured by, or contained in, the Relevant Documents or affect in any way the validity or enforceability of the Relevant Documents; or (4) limit the right of Administrative Agent and/or the Banks to proceed against or realize upon any collateral hereafter given for the Loans and Letters of Credit or any and all of the assets of Borrower (notwithstanding the fact that General Partner has an ownership interest in Borrower and, thereby, an interest in the assets of Borrower) or to name Borrower (or, to the extent that the same are required by applicable law or are determined by a court to be necessary parties in connection with an action or suit against Borrower or any collateral hereafter given for the Loans, General Partner) as a party defendant in, and to enforce against any collateral hereafter given for the Loans and/or assets of Borrower any judgment obtained by Administrative Agent and/or the Banks with respect to, any action or suit under the Relevant Documents so long as no judgment shall be taken (except to the extent taking a judgment is required by applicable law or determined by a court to be necessary to preserve Administrative Agent’s and/or the Banks’ rights against any collateral hereafter given for the Loans or Borrower, but not otherwise) or shall be enforced against General Partner or its assets.

ARTICLE XII

MISCELLANEOUS

SECTION 12.01.  Binding Effect of Request for Advance.  Borrower agrees that, by its acceptance of any advance of proceeds of the Loans under this Agreement or the issuance of any Letter of Credit, it shall be bound in all respects by the request for advance or Letter of Credit submitted on its behalf in connection therewith with the same force and effect as if Borrower had itself executed and submitted the request for advance or Letter of Credit and whether or not the request for advance is executed and/or submitted by an authorized person.

SECTION 12.02.  Amendments and Waivers.

(a)                                 Generally.  No amendment or material waiver of any provision of this Agreement or any other Loan Document nor consent to any material departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Banks and, solely for purposes of its acknowledgment thereof, Administrative Agent (and, in the case of an amendment to any Loan Document, the written consent of each Loan Party a party thereto), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that subject to the immediately following subsection (b):

(i)                                                 any term of this Agreement or of any other Loan Document relating to the rights or obligations of the Ratable Loan Banks, and not any other Banks, may be amended, and the performance or observance by Borrower or any other Loan Party or any Subsidiary of any such terms may be waived (either generally or in a particular instance and either retroactively or prospectively) with, and only with, the written consent of the Required Ratable Loan Banks (and, in the case of an amendment to any Loan Document, the written consent of each Loan Party a party thereto);

(ii)                                              any term of this Agreement or of any other Loan Document relating to the rights or obligations of the Term A-1 Banks, and not any other Banks, may be amended, and the performance or observance by Borrower or any other Loan Party or any Subsidiary of any such terms may be waived (either generally or in a particular instance and either retroactively or prospectively) with, and only with, the written consent of the Required Term A-1 Loan Banks (and, in the case of an amendment to any Loan Document, the written consent of each Loan Party a party thereto); and

(iii)                                           any term of this Agreement or of any other Loan Document relating to the rights or obligations of the Term A-2 Banks, and not any other Banks, may be amended, and the performance or observance by Borrower or any other Loan Party of any such terms may be waived (either generally or in a particular instance and either retroactively or prospectively) with, and only with, the written consent of the Required Term A-2 Loan Banks (and, in the case of an amendment to any Loan Document, the written consent of each Loan Party a party thereto).

(b)                                 Additional Bank Consents.  Notwithstanding the foregoing, no amendment, waiver or consent shall do any of the following:

(i)                                                 forgive or reduce the principal of, or interest on, the Loans or any fees or Prepayment Premium due hereunder or any other amount due hereunder or under any other Loan Document (other than a waiver of default interest and changes in calculation of the ratio of Total Outstanding Indebtedness to Capitalization Value that may indirectly affect pricing), in each case, without the written consent of each Bank directly and adversely affected thereby;

(ii)                                              change the definition of “Ratable Loan Maturity Date”, or otherwise postpone any date on which a, or forgive any, scheduled payment of principal of any Ratable Loans, fees payable to the Ratable Loan Banks or any other Obligations owing to the Ratable Loan Banks, or permit the expiration date of any Letter of Credit to be later than the first anniversary of the Ratable Loan Maturity Date, in each case, without the written consent of each Ratable Loan Bank directly and adversely affected thereby;

(iii)                                           change the definition of “Term A-1 Loan Maturity Date” or otherwise postpone any date on which a, or forgive any, scheduled payment of principal of the Term A-1 Loans, fees payable to any Term A-1 Banks or any other Obligations owing to the Term A-1 Banks (excluding mandatory prepayments, if any), in each case, without the written consent of each Term A-1 Bank directly and adversely affected thereby;

(iv)                                          change the definition of “Term A-2 Loan Maturity Date” or otherwise postpone any date on which a, or forgive any, scheduled payment of principal of the Term A-2 Loans, fees or Prepayment Premium payable to any Term A-2 Banks or any other Obligations owing to the Term A-2 Banks (excluding mandatory prepayments, if any), in each case, without the written consent of each Term A-2 Bank directly and adversely affected thereby;

(v)                                             change the definition of Pro Rata Share or change Section 10.14 or 10.15 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Bank directly and adversely affected thereby;

(vi)                                          amend this Section 12.02 without the written consent of each Bank directly and adversely affected thereby;

(vii)                                       increase or decrease the Ratable Loan Commitment, Term A-1 Loan Commitment or Term A-2 Loan Commitment of any Bank or subject any of the Banks to any additional obligations without the written consent of such Bank (other than pursuant to Section 2.16(c) or Section 3.07 and except for a ratable decrease in the Ratable Loan Commitments of all Ratable Lenders, the Term A-1 Loan Commitments of all Term A-1 Banks or the Term A-2 Loan Commitments of all Term A-2 Banks, as applicable);

(viii)                                    waive any default in payment under paragraph (1) of Section 9.01 or any default under paragraph (5) of Section 9.01 with respect to Borrower, any other Loan Party or General Partner, in each case, without the written consent of all of the Banks;

(ix)                                          release all or substantially all of the Guarantors (other than as provided in Section 6.10) without the written consent of all of the Banks;

(x)                                             change the definition of Required Banks or except as otherwise provided in the following clause (xi), make any other modification that reduces the number or percentage of the Banks required to make any determinations or waive any rights hereunder or to modify any provision hereof without the written consent of all of the Banks;

(xi)                                          change (i) the definition of the term “Required Ratable Loan Banks” or modify the Loan Documents in any other manner that reduces the number or percentage of the Ratable Loan Banks required to make any determinations or waive any rights hereunder or to modify any provision hereof solely with respect to the Ratable Loan Banks without the written consent of each Ratable Loan Bank, (ii) the definition of the term “Required Term A-1 Loan Banks” or modify in any other manner the number or percentage of the Term A-1 Banks required to make any determinations or waive any rights hereunder or to modify any provision hereof without the written consent of each Term A-1 Bank or (iii) the definition of the term “Required Term A-2 Loan Banks” or modify in any other manner the number or percentage of the Term A-1 Banks required to make any determinations or waive any rights hereunder or to modify any provision hereof without the written consent of each Term A-1 Bank; or

(xii)                                       permit the assignment or transfer by Borrower of any of its rights or obligations hereunder or under any other Loan Document except in a transaction permitted (with or without the Required Banks’ consent) pursuant to Section 7.01 without the written consent of all of the Banks; and

provided further, that (A) an amendment, waiver or consent relating to the time specified for payment of principal, interest and fees with respect to Bid Rate Loans shall only be binding if in writing and signed by the affected Bank or Designated Lender and (B) an amendment, waiver or consent relating to the Swingline Loans or the Letters of Credit (including any letter of credit application; provided that the provisions of this Agreement shall prevail if there is an inconsistency between this Agreement and such amendment, waiver or consent to a letter of credit application) shall only be binding if in writing and signed by the Swingline Lenders or the Fronting Banks affected thereby, as applicable. Any advance of proceeds of the Loans made prior to or without the fulfillment by Borrower of all of the conditions precedent thereto, whether or not known to Administrative Agent and the Banks, shall not constitute a waiver of the requirement that all conditions, including the non-performed conditions, shall be required with respect to all future advances. No failure on the part of Administrative Agent or any Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. All communications from Administrative Agent to the Banks requesting the Banks’ determination, consent, approval or disapproval (i) shall be given in the form of a written notice to each Bank and (ii) shall be accompanied by a description of the matter or thing as to which such determination, approval, consent or disapproval is requested. Each Bank shall reply promptly, but in any event within fifteen (15) Banking Days (or five (5) Banking Days with respect to any decision to accelerate or stop acceleration of the Loan) after receipt of the request therefor by Administrative Agent (the “Bank Reply Period”). Unless a Bank shall give written notice to Administrative Agent that it objects to the requested determination, approval, consent or disapproval within the Bank Reply Period, such Bank shall be deemed to have approved or consented to such requested determination, approval, consent or disapproval; provided that this sentence shall not apply to any determination, consent, approval or disapproval regarding any matter requiring the consent of all Banks or all affected Banks under the first proviso of this Section.

(c)                                  Notwithstanding anything to the contrary in this Section, if Administrative Agent and Borrower have jointly identified an ambiguity, omission, mistake or defect in any provision of this Agreement or an inconsistency between provisions of this Agreement, Administrative Agent and Borrower shall be permitted to amend such provision or provisions to cure such ambiguity, omission, mistake, defect or inconsistency so long as to do so would not adversely affect the interests of the Banks and the Fronting Banks.  Any such amendment shall become effective without any further action or consent of any of other party to this Agreement.  Administrative Agent shall notify the Banks and the Fronting Banks of any such amendment.

(d)                                 Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with only the written consent of Administrative Agent and Borrower (a) to provide for the making of any Incremental Increase as contemplated by Section 2.16 and to permit the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Banks in respect of such Incremental Increase in any determination of the Required Banks.

SECTION 12.03.  Survival; Termination.  All covenants, agreements, representations and warranties made by Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Administrative Agent or any Bank may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Guaranteed Obligations hereunder are outstanding and unpaid.  At such time as (a) all of the Loan Commitments have been terminated, (b) all Letters of Credit have terminated or expired (other than Letters of Credit the expiration dates of which extend beyond the Ratable Loan Maturity Date as permitted under Section 2.17(e) and in respect of which Borrower has satisfied the requirements of such Section and Section 2.17(i)), (c) none of the Banks is obligated any longer under this Agreement to make any Loans and (d) all Obligations (other than obligations which survive as hereafter provided in this Section 12.03 and contingent indemnification obligations that have not been asserted) have been paid and satisfied in full, this Agreement shall terminate.  Promptly following such termination, each Bank shall promptly return to Borrower any Note issued to such Bank.  The provisions of Sections 3.01, 3.05, 3.06, 10.13, 12.14 and 12.15, the indemnities to which Administrative Agent, the Fronting Banks and the Banks are entitled under Sections 10.05 and 12.04, and any other provision of this Agreement and the other Loan Documents, and (for as long as any Letters of Credit remain outstanding) the provisions of Sections 2.17(e) and 2.17(i), shall continue in full force and effect and shall protect Administrative Agent, the Fronting Banks and the Banks (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.  Upon Borrower’s request, Administrative Agent agrees to deliver to Borrower, at Borrower’s sole cost and expense, written confirmation of the foregoing termination.

SECTION 12.04.  Expenses; Indemnification.

(a)                                 Borrower agrees (a) to pay or reimburse Administrative Agent and, solely in connection with the initial closing and syndication of the facilities hereunder, the Bookrunners, for all of its and their reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including, without limitation, in respect of any notice given by Borrower under Section 2.16(c), whether or not the requested increase is actually effected), and the consummation of the transactions contemplated thereby, including the reasonable and documented out-of-pocket fees, disbursements and other charges of counsel to Administrative Agent and all reasonable and documented out-of-pocket costs and expenses of Administrative Agent in connection with the use of IntraLinks, SyndTrak or other similar information transmission systems in connection with the Loan Documents, (b) without duplication of the provisions of Section 2.17(g), to pay to each Fronting Bank all reasonable and documented out-of-pocket costs and expenses incurred by such Fronting Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (c) to pay or reimburse Administrative Agent, the Fronting Banks and the Banks for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents, including the reasonable and documented out-of-pocket fees, disbursements and other charges of their respective counsel and (d) to the extent not already covered by any of the preceding subsections, to pay or reimburse the fees and disbursements of counsel to Administrative Agent, any Lead Arranger, any Bookrunner, any Fronting Bank and any Bank incurred in connection with the representation of Administrative Agent, such Lead Arranger, any Bookrunner, such Fronting Bank or such Bank in any matter relating to or arising out of any bankruptcy or other proceeding of the type described in Sections 9.01(5), including, without limitation, (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor in possession financing or any plan of reorganization of Borrower or any other Loan Party, whether proposed by Borrower, such Loan Party, the Banks or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding.  Notwithstanding the foregoing, (i) the obligation to reimburse

Administrative Agent, the Lead Arrangers, the Bookrunners, the Banks and the Fronting Banks for fees and expenses of counsel in connection with the matters described in clauses (a), (c) and (d) above shall be limited to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to Administrative Agent, the Lead Arrangers, the Bookrunners, the Fronting Banks and the Banks and, if reasonably necessary, a single local counsel for Administrative Agent, the Fronting Banks and the Banks in each relevant jurisdiction and with respect to each relevant specialty, and in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction to the affected Bank similarly situated and (ii) except to the extent otherwise agreed among Borrower, the Lead Arrangers and Administrative Agent, Borrower is not responsible for costs, expenses and charges incurred by the Bank Parties in connection with the administration or syndication of the Loans (other than any administration fee payable to Administrative Agent).  Other than to the extent constituting a condition to the Closing Date set forth in Section 4.01, all reimbursement obligations pursuant to this Section 12.04(a) shall be due and payable not later than fifteen (15) Banking Days following receipt of a reasonably detailed invoice therefor.

(b)                                 Borrower agrees to indemnify Administrative Agent, each Bank, Affiliates of the foregoing, and their respective directors, officers, employees, agents and advisors (each such Person being called an “Indemnified Party”) from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them arising out of or by reason of (w) the execution, delivery or performance of the Loan Documents by Borrower or the use of the proceeds of the Loans or Letters of Credit, directly or indirectly, by Borrower, (x) any claims by brokers due to acts or omissions by Borrower, (y) any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) (an “Indemnity Proceeding”) relating to any actual or proposed use by Borrower of the proceeds of the Loans, including without limitation, the reasonable fees and disbursements of third-party counsel incurred in connection with any such investigation or litigation or other proceedings or (z) third party claims or actions against any Bank or Administrative Agent relating to or arising from this Agreement and the transactions contemplated pursuant to this Agreement; provided, however, that Borrower shall not be obligated to indemnify any Indemnified Party for any acts or omissions of such Indemnified Party in connection with matters described in this Section 12.04 to the extent arising from (A) the gross negligence, bad faith or willful misconduct of such Indemnified Party, as determined by a court of competent jurisdiction in a final, non-appealable judgment, (B) a material breach by such Indemnified Party of its obligations under the Loan Documents, as determined by a court of competent jurisdiction in a final, non-appealable judgment, (C) any dispute solely among Indemnified Parties (except in connection with claims or disputes (1) against Administrative Agent and/or any Bookrunner or any Arranger in their respective capacities relating to whether the conditions to any advance have been satisfied, (2) against Administrative Agent, any Bookrunner and/or any Arranger in their respective capacities with respect to a Defaulting Lender or the determination of whether a Bank is a Defaulting Lender, (3) against Administrative Agent, any Bookrunner and/or any Arranger in their respective capacities as such and (4) directly resulting from any act or omission on the part of General Partner, Borrower, any other Loan Parties or any other Subsidiary), and (D) tax and yield maintenance matters otherwise addressed in Sections 3.01, 3.05, 3.06 and 10.13.

(c)                                  If and to the extent that the obligations of Borrower under this Section are unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law.

(d)                                 The obligations of Borrower under this Section shall survive the repayment of all amounts due under or in connection with any of the Loan Documents and the termination of the Loan Commitments.

(e)                                  An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all costs and expenses incurred by such Indemnified Party shall be reimbursed by Borrower.  No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of Borrower hereunder to indemnify and hold harmless each such Indemnified Party; provided, however, that (i) if Borrower is required to indemnify an Indemnified Party pursuant hereto and (ii) Borrower has provided evidence reasonably satisfactory to such Indemnified Party that Borrower has the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnity Proceeding, such Indemnified Party shall not settle or compromise any such Indemnity Proceeding without the prior written consent of Borrower (which consent shall not be unreasonably withheld or delayed).

SECTION 12.05.  Assignment; Participation.

(a)                                 Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, provided that neither Borrower, General Partner nor any other Loan Party may, except as otherwise provided in Section 7.01, assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of Administrative Agent and each Bank, and no Bank may assign or otherwise transfer any of its rights or obligations hereunder except (i) to a Qualified Institution in accordance with the provisions of the immediately following subsection (b), (ii) by way of participation in accordance with the provisions of the following subsection (d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of the following subsection (e) (and, subject to the last sentence of the immediately following subsection (b), any other attempted assignment or transfer by any party hereto shall be null and void).  Except as otherwise provided under Section 12.04, nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of a Fronting Bank that issues any Letter of Credit), Participants to the extent provided in the following subsection (d) and, to the extent expressly contemplated hereby, the Affiliates and their respective directors, officers, employees, agents and advisors of each of Administrative Agent, the Fronting Banks and the Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.  The parties hereby agree that Merrill Lynch may, without notice to Borrower, General Partner or any Loan Party, assign its rights and obligations under this Agreement to any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of

America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement.

(b)                                 Assignments by Banks.  Any Bank may at any time assign to one or more Qualified Institutions all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loan Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)                                                 Minimum Amounts.

(1)                                 in the case of an assignment of the entire remaining amount of an assigning Bank’s Loan Commitment and the Loans at the time owing to it, or contemporaneous assignments to related Approved Funds that equal at least the amount specified in the immediately following clause (2) in the aggregate, or in the case of an assignment to a Bank, an Affiliate of a Bank or an Approved Fund, no minimum amount need be assigned; and

(2)                                 in any case not described in the immediately preceding subsection (1), the aggregate amount of the Loan Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Loan Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Bank subject to each such assignment (in each case, determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than $5,000,000, unless each of Administrative Agent and, so long as no Event of Default shall exist, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that if, after giving effect to such assignment, the amount of the Loan Commitment held by such assigning Bank or the outstanding principal balance of the Loans of such assigning Bank, as applicable, and in each case, without Participants, would be less than $10,000,000 (which minimum amount shall be reduced pro rata as a result of a cancellation or reduction of the aggregate Loan Commitments), then such assigning Bank shall assign the entire amount of its Loan Commitment and the Loans at the time owing to it.

(ii)                                              Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement with respect to the Loan or the Loan Commitment assigned, except that this clause (ii) shall not apply to rights in respect of a Bid Rate Loan.

(iii)                                           Required Consents.  No consent shall be required for any assignment except to the extent required by clause (i)(2) of this subsection (b) and, in addition:

(1)                                 the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless an Event of Default shall exist at the time of such assignment; provided that (I) Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within five (5) Banking Days after having received notice thereof and (II) Borrower can withhold such consent if such assignment shall subject Borrower to any greater obligations under Sections 3.01 or 3.06; provided further that no such consent shall be required if such assignment is to a Person that is already a Bank with a Loan Commitment, an Affiliate of such a Bank or an Approved Fund with respect to such a Bank;

(2)                                 the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Loan Commitment if such assignment is to a Person that is not already a Bank with a Loan Commitment, an Affiliate of such a Bank or an Approved Fund with respect to such a Bank; and

(3)                                 the consent of each Fronting Bank and each Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of a Ratable Loan Commitment if such assignment is to a Person that is not already a Bank with a Loan Commitment, an Affiliate of such a Bank or an Approved Fund with respect to such a Bank.

(iv)                                          Assignment and Acceptance; Notes.  The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $4,500 for each assignment (which fee Administrative Agent may, in its sole discretion, elect to waive), and the assignee, if it is not a Bank, shall deliver to Administrative Agent an Administrative Questionnaire.  If requested by the transferor Bank or the assignee, upon the consummation of any assignment, the transferor Bank, Administrative Agent and Borrower shall make appropriate arrangements so that new Notes are issued to the assignee and such transferor Bank, as appropriate.

(v)                                             No Assignment to Certain Persons.  No such assignment shall be made to (A) Borrower or any of Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or to any Person who, upon becoming a Bank hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)                                          No Assignment to Natural Persons.  No such assignment shall be made to a natural person (or a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof).

(vii)                                       Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent, the Fronting Banks, the Swingline Banks and each other Bank hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Pro Rata Share.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by Administrative Agent pursuant to the immediately following subsection (c), from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.05 and 12.04 and the other provisions of this Agreement and the other Loan Documents with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Bank having been a Defaulting Lender.  Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with the following subsection (d).

(c)                                  Register.  Administrative Agent, acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain at Administrative Agent’s Office a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Banks, and the Loan Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and Borrower, Administrative Agent and the Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement.  The Register shall be available for inspection by Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Participations.  Any Bank may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Person (other than a natural Person or Borrower or any of Borrower’s Affiliates or Subsidiaries or any Defaulting Lender) (each, a “Participant”) in all or a portion of such Bank’s rights and/or obligations under this Agreement

(including all or a portion of its Loan Commitment and/or the Loans owing to it) in minimum amounts of not less than $5,000,000 prior to an Event of Default, and upon the occurrence and during the continunance of an Event of Default, in any amount; provided that (i) such Bank’s obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Administrative Agent, the Fronting Banks and the Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to (w) increase such Bank’s Loan Commitment, (x) extend the date fixed for the payment of principal on the Loans or portions thereof owing to such Bank, (y) reduce the rate at which interest is payable thereon or (z) release any Guarantor from its Obligations under the Guaranty except as contemplated by Section 6.10, in each case, as applicable to that portion of such Bank’s rights and/or obligations that are subject to the participation.  Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 and 3.06 (subject to the requirements and limitations therein) to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 3.07 as if it were an assignee under subsection (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.06, with respect to any participation, than its participating Bank would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Regulatory Change that occurs after the Participant acquired the applicable participation.  Each Bank that sells a participation agrees, at Borrower’s request and expense, to use reasonable efforts to cooperate with Borrower to effectuate the provisions of Section 3.07 with respect to any Participant.  To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Bank; provided that such Participant agrees to be subject to Section 10.15 as though it were a Bank.  Each Bank that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)                                  Certain Pledges.  Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Bank; provided that no such pledge or assignment shall release such Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

(f)                                   No Registration.  Each Bank agrees that, without the prior written consent of Borrower and Administrative Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan or Note under the Securities Act of 1933 or any other securities laws of the United States of America or of any other jurisdiction.

(g)                                  USA Patriot Act Notice; Compliance.  In order for Administrative Agent to comply with “know your customer” and anti-money laundering laws, rules and regulations, including without limitation, the Patriot Act, prior to any Bank that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, Administrative Agent may request, and such Bank shall provide to Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for Administrative Agent to comply with such laws, rules and regulations.

SECTION 12.06.  Documentation Satisfactory.  All documentation required from or to be submitted on behalf of Borrower in connection with this Agreement and the documents relating hereto shall be subject to the prior approval of, and be satisfactory in form and substance to, Administrative Agent, its counsel and, where specifically provided herein, the Banks. In addition, the persons or parties responsible for the execution and delivery of, and signatories to, all of such documentation, shall be acceptable to, and subject to the approval of, Administrative Agent and its counsel and the Banks.

SECTION 12.07.  Notices.  (a)  Unless otherwise provided herein, communications provided for hereunder shall be in writing and shall be mailed, telecopied, or delivered as follows:

If to Borrower:

JBG SMITH Properties LP
4445 Willard Avenue
Suite 400
Chevy Chase, Maryland 20815
Attention: Stephen Theriot, Chief Financial Officer
Telecopier: 240-333-3630
Telephone: 240-333-3704

Email: stheriot@jbg.com

With a copy to:

JBG SMITH Properties LP

4445 Willard Avenue

Suite 400

Chevy Chase, Maryland 20815

Attention: Steven Museles, Chief Legal Officer

Telecopier: 240-333-3630

Telephone: 240-333-3654

Email: smuseles@jbg.com

If to Administrative Agent:

Wells Fargo Bank, National Association

550 South Tryon Street, 6th Floor

Charlotte, NC  28202

Attention:  Bryan Gregory

Telephone:  704-410-1776

Email: Bryan.Gregory@wellsfargo.com

If to Administrative Agent under Article II:

Wells Fargo Bank, National Association

CRE Agency Services

600 South 4th Street, 9th Floor

Minneapolis, MN 55415

Attention:  Anthony Gangelhoff

Telecopier: 877-410-5023

Telephone: 612-316-0109

Email: Anthony.Gangelhoff@wellsfargo.com

If to Wells Fargo as Fronting Bank:

Wells Fargo Bank, National Association

550 South Tryon Street, 6th Floor

Charlotte, NC  28202

Attention:  Bryan Gregory

Telephone 704-410-1776

Email: Bryan.Gregory@wellsfargo.com

With a copy to:

Wells Fargo Bank, National Association

1512 Eureka Road, Suite 350

Roseville, CA  95661

Attention:  Patty Cabrera

Telephone:  916-788-4672

Email: pcabrera@wellsfargo.com

If to a Fronting Bank (as applicable):

Bank of America, N.A.

One Fleet Way, 2nd Floor

Mail Code PA6-580-02-30

Scranton, PA 18507

Attention: Global Trade Operations

Phone: 1.800.370.7519 and choose Trade product

opt. #1

Fax: 1. 800.755.8743

Email: scranton_standby_lc@bankofamerica.com

With a copy to:

Bank of America, N.A.

900 West Trade Street

NC1-026-06-01

Charlotte, NC 28255

Attention: Linda J. Frixen, Assistant Vice President

Telephone: 980-386-6994

Email: linda.j.frixen@baml.com

Capital One, National Association

6200 Chevy Chase Drive

Laurel, MD 20707

Attention: Jason Hall, Principal Operations Coordinator

Telecopier: 469-522-3588

Telephone: 301-939-5910

Email: 14694225388@tls.ldsprod.com

Citizens Bank, N.A.

20 Cabot Road

Medford, MA 02155

Attention: Laura Ferraz, Operations Team Lead

Telecopier: 855-457-1554

Telephone: 781-655-4107

Email: CLOoperations@citizensbank.com

JPMorgan Chase Bank, N.A.
Standby Letter of Credit Department

10420 Highland Manor Drive, Floor 4

Tampa, FL 33610

Attention: Letter of Credit Department

Fax: (856) 294-5267

PNC Bank, National Association

6750 Miller Road

Brecksville, OH 44141

Attention: Myra Ollison

Telecopier: 877-733-1172

Telephone: 440-546-7434

Email: myra.ollison@pnc.com

If to any other Bank:

To such Bank’s address or telecopy number as set forth in the applicable Administrative Questionnaire

All such notices and other communications shall be effective (i) if mailed, upon the first to occur of receipt or the expiration of 3 days after the deposit in the United States Postal Service mail, postage prepaid and addressed to the address of Borrower or Administrative Agent, the Fronting Banks and the Banks at the addresses specified; (ii) if telecopied, when transmitted; or (iii) if hand delivered or sent by overnight courier, when delivered; provided, however, that, non-receipt of any communication as of the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication.  Notwithstanding the immediately preceding sentence, all notices or communications to Administrative Agent, a Fronting Bank or any Bank under Article II shall be effective only when actually received.  Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph.  Failure of a Person designated to get a copy of a notice to receive such copy shall not affect the validity of notice properly given to another Person.

(b)                                 Notices and other communications to the Banks and the Fronting Banks hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by Administrative Agent and the applicable Bank.  Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)                                  Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto in accordance with this Section 12.07, except that each Bank must only give such notice to Administrative Agent, Borrower, the Fronting Banks and the Swingline Lenders.

(d)                                 Electronic Systems.

(i)                                                 Borrower agrees that Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Fronting Banks and the other Banks by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii)                                              Any Electronic System used by Administrative Agent is provided “as is” and “as available.”  None of Administrative Agent or Borrower or any of their respective Affiliates and such Affiliates’ respective directors, officers, employees, agents or advisors (the “Communications Parties”) warrant the adequacy of such Electronic Systems and each expressly disclaims liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Communications Party in connection with the Communications or any Electronic System.  In no event shall any Communications Party have any liability to the other parties hereto or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of Borrower’s or Administrative Agent’s transmission of communications through an Electronic System.  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by Administrative Agent, any Bank or any Fronting Bank by means of electronic communications pursuant to this Section, including through an Electronic System.

SECTION 12.08.  Setoff.  Upon the occurrence of an Event of Default, to the extent permitted or not expressly prohibited by applicable law, Borrower agrees that, in addition to (and without limitation of) any right of setoff, bankers’ lien or counterclaim a Bank may otherwise have, each Bank shall be entitled, subject to receipt of the prior written consent of the Required Banks exercised in their sole discretion, to offset balances (general or special, time or demand, provisional or final) held by it for the account of Borrower at any of such Bank’s offices, in Dollars or in any other currency, against any amount payable by Borrower to such Bank under this Agreement or such Bank’s Notes, or any other Loan Document, which is not paid when due

(regardless of whether such balances are then due to Borrower or General Partner), in which case it shall promptly notify Borrower and Administrative Agent thereof; provided that such Bank’s failure to give such notice shall not affect the validity thereof. Payments by Borrower hereunder or under the other Loan Documents shall be made without setoff or counterclaim.  Notwithstanding anything to the contrary in this Section, if any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 12.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent, the Fronting Banks and the Banks and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Guaranteed Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

SECTION 12.09.  Table of Contents; Headings.  Any table of contents and the headings and captions hereunder are for convenience only and shall not affect the interpretation or construction of this Agreement.

SECTION 12.10.  Severability.  The provisions of this Agreement are intended to be severable. If for any reason any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

SECTION 12.11.  Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing any such counterpart.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.  The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require Administrative Agent to accept electronic signatures in any form or format without its prior written consent.

SECTION 12.12.  Integration.  The Loan Documents set forth the entire agreement among the parties hereto relating to the transactions contemplated thereby (except with respect to agreements relating solely to compensation, consideration and the coordinated syndication of the Loan) and supersede any prior oral or written statements or agreements with respect to such transactions.

SECTION 12.13.  Governing Law.  This Agreement shall be governed by, and interpreted and construed in accordance with, the laws of the State of New York.

SECTION 12.14.  Waivers.  To the extent permitted or not expressly prohibited by applicable law, in connection with the obligations and liabilities as aforesaid, Borrower hereby waives (1) notice of any actions taken by any Bank Party under this Agreement, any other Loan Document or any other agreement or instrument relating hereto or thereto except to the extent otherwise provided herein; (2) all other notices, demands and protests, and all other formalities of every kind in connection with the enforcement of the Obligations, the omission of or delay in which, but for the provisions of this Section 12.14, might constitute grounds for relieving Borrower of its obligations hereunder; (3) any requirement that any Bank Party protect, secure, perfect or insure any Lien on any collateral or exhaust any right or take any action against Borrower or any other Person or any collateral; (4) any right or claim of right to cause a marshalling of the assets of Borrower; and (5) all rights of subrogation or contribution, whether arising by contract or operation of law (including, without limitation, any such right arising under the Bankruptcy Code) or otherwise by reason of payment by Borrower, pursuant to this Agreement or any other Loan Document.

SECTION 12.15.  Jurisdiction; Immunities.  Borrower, Administrative Agent and each Bank hereby irrevocably submit to the exclusive jurisdiction of any New York State or United States Federal court sitting in New York City, Borough of Manhattan, over any action or proceeding arising out of or relating to this Agreement, the Notes or any other Loan Document. Borrower, Administrative Agent, and each Bank irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York State or United States Federal court. Borrower, Administrative Agent, and each Bank irrevocably consent to the service of any and all process in any such action or proceeding by the mailing of copies of such process to Borrower, Administrative Agent or each Bank, as the case may be, at the addresses specified herein. Borrower, Administrative Agent and each Bank agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Borrower, Administrative Agent and each Bank further waive any objection to venue in the State of New York and any objection to an action or proceeding in the State of New York on the basis of forum non conveniens. Borrower, Administrative Agent and each Bank agree that any action or proceeding brought against Borrower, Administrative Agent or any Bank, as the case may be, shall be brought only in a New York State court sitting in New York City, Borough of Manhattan, or a United States Federal court sitting in New York City, Borough of Manhattan, to the extent permitted or not expressly prohibited by applicable law.

Nothing in this Section shall affect the right of Borrower, Administrative Agent or any Bank to serve legal process in any other manner permitted by law.

To the extent that Borrower, Administrative Agent or any Bank have or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Borrower, Administrative Agent and each Bank hereby irrevocably waive such immunity in respect of its obligations under this Agreement, the Notes and any other Loan Document.

BORROWER, ADMINISTRATIVE AGENT AND EACH BANK WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO JURY TRIAL IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING BROUGHT WITH RESPECT TO THIS AGREEMENT, THE NOTES OR THE LOAN. IN ADDITION, BORROWER HEREBY WAIVES, IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING BROUGHT BY ADMINISTRATIVE AGENT OR THE BANKS WITH RESPECT TO THE NOTES, ANY RIGHT BORROWER MAY HAVE (1) TO THE EXTENT PERMITTED OR NOT EXPRESSLY PROHIBITED BY APPLICABLE LAW, TO INTERPOSE ANY COUNTERCLAIM THEREIN (OTHER THAN A COUNTERCLAIM THAT IF NOT BROUGHT IN THE SUIT, ACTION OR PROCEEDING BROUGHT BY ADMINISTRATIVE AGENT OR THE BANKS COULD NOT BE BROUGHT IN A SEPARATE SUIT, ACTION OR PROCEEDING OR WOULD BE SUBJECT TO DISMISSAL OR SIMILAR DISPOSITION FOR FAILURE TO HAVE BEEN ASSERTED IN SUCH SUIT, ACTION OR PROCEEDING BROUGHT BY ADMINISTRATIVE AGENT OR THE BANKS) OR (2) TO THE EXTENT PERMITTED OR NOT EXPRESSLY PROHIBITED BY APPLICABLE LAW, TO HAVE THE SAME CONSOLIDATED WITH ANY OTHER OR SEPARATE SUIT, ACTION OR PROCEEDING. NOTHING HEREIN CONTAINED SHALL PREVENT OR PROHIBIT BORROWER FROM INSTITUTING OR MAINTAINING A SEPARATE ACTION AGAINST ADMINISTRATIVE AGENT OR THE BANKS WITH RESPECT TO ANY ASSERTED CLAIM.

To the extent not prohibited by applicable law, Borrower shall not assert, and Borrower hereby waives, any claim against any Bank or any Agent, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, any Loan or other extension of credit hereunder or the use of the proceeds thereof.

SECTION 12.16.  Designated Lender.  Any Bank (other than an Affected Bank or a Bank which is such solely because it is a Designated Lender) (each, a “Designating Lender”) may at any time designate one (1) Designated Lender to fund Bid Rate Loans on behalf of such Designating Lender subject to the terms of this Section and the provisions in Section 12.05 shall not apply to such designation. No Bank may designate more than one (1) Designated Lender. The parties to each such designation shall execute and deliver to Administrative Agent for its acceptance a Designation Agreement. Upon such receipt of an appropriately completed Designation Agreement executed by a Designating Lender and a designee representing that it is a Designated Lender, Administrative Agent will accept such Designation Agreement and give prompt notice thereof to Borrower, whereupon, (i) from and after the “Effective Date” specified in the Designation Agreement, the Designated Lender shall become a party to this Agreement with a right to make Bid Rate Loans on behalf of its Designating Lender pursuant to Section 2.02 after Borrower has accepted the Bid Rate Quote of the Designating Lender and (ii) the Designated Lender shall not be required to make payments with respect to any obligations in this Agreement except to the extent of excess cash flow of such Designated Lender which is not otherwise required to repay obligations of such Designated Lender which are then due and payable; provided, however, that regardless of such designation and assumption by the Designated Lender, the Designating Lender shall be and remain obligated to Borrower, Administrative Agent and the Banks for each and every of the obligations of the Designating

Lender and its related Designated Lender with respect to this Agreement, including, without limitation, any indemnification obligations under Section 10.05. Each Designating Lender shall serve as the administrative agent of its Designated Lender and shall on behalf of, and to the exclusion of, the Designated Lender (i) receive any and all payments made for the benefit of the Designated Lender and (ii) give and receive all communications and notices and take all actions hereunder, including, without limitation, votes, approvals, waivers and consents under or relating to this Agreement and the other Loan Documents. Any such notice, communication, vote, approval, waiver or consent shall be signed by the Designating Lender as administrative agent for the Designated Lender and shall not be signed by the Designated Lender on its own behalf, but shall be binding on the Designated Lender to the same extent as if actually signed by the Designated Lender. Borrower, Administrative Agent and the Banks may rely thereon without any requirement that the Designated Lender sign or acknowledge the same. No Designated Lender may assign or transfer all or any portion of its interest hereunder or under any other Loan Document, other than assignments to the Designating Lender which originally designated such Designated Lender.

SECTION 12.17.  No Bankruptcy Proceedings.  Each of Borrower, the Banks and Administrative Agent hereby agrees that it will not institute against any Designated Lender or join any other Person in instituting against any Designated Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any federal or state bankruptcy or similar law, for 366 days after the payment in full of the latest maturing commercial paper note issued by such Designated Lender.

SECTION 12.18.  Intentionally Omitted.

SECTION 12.19.  USA Patriot Act.  Each Bank hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies Borrower, General Partner and each other Loan Party, which information includes the name, address, tax identification and/or such other identification information of Borrower, General Partner and each other Loan Party that will allow such Bank to identify Borrower, General Partner and each other Loan Party in accordance with the Patriot Act. Borrower shall provide such information and take such actions as are reasonably requested by Administrative Agent or any Bank in order to assist Administrative Agent and the Banks in maintaining compliance with applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

SECTION 12.20.  Defaulting Lenders.  Notwithstanding anything to the contrary contained in this Agreement, if any Bank becomes a Defaulting Lender, then, until such time as such Bank is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(a)                                 Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Banks”, “Required Ratable Loan Banks”, “Required Term A-1 Loan Banks”, “Required Term A-2 Loan Banks” and in Section 12.02.

(b)                                 Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 12.08 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Fronting Banks or the Swingline Lenders hereunder; third, to Cash Collateralize the Fronting Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with subsection (e) below; fourth, as Borrower may request (so long as no Default or Event of Default exists other than a Default or Event of Default that will be cured by the application of such funds in accordance with this paragraph), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Fronting Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with subsection (e) below; sixth, to the payment of any amounts owing to the Banks, the Fronting Banks or the Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Bank, a Fronting Bank or the Swingline Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that such payment is a payment of the principal amount of any Loans or amounts owing by such Defaulting Lender under Section 2.17 in respect of Letters of Credit (such amounts “L/C Disbursements”), in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Liabilities and Swingline Loans are held by the Ratable Loan Banks in accordance with their respective Pro Rata Shares (determined without giving effect to the immediately following subsection (d)) and all Term Loans are held by the Term Loan Banks in accordance with their respective Pro Rata Shares as if there had been no Term Loan Banks that are Defaulting Lenders.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Bank irrevocably consents hereto.

(c)                                  Certain Fees.

(1)                                 No Defaulting Lender shall be entitled to receive any fee payable under Section 2.08 for any period during which that Bank is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(2)                                 Each Defaulting Lender shall be entitled to receive the fee payable under Section 2.17(g)(i) for any period during which that Bank is a Defaulting Lender only to the extent allocable to its Pro Rata Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to the immediately following subsection (e).

(3)                                 With respect to any fee not required to be paid to any Defaulting Lender pursuant to the immediately preceding clause (2), Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Liabilities that has been reallocated to such Non-Defaulting Lender pursuant to the immediately following subsection (d), (y) pay to the applicable Fronting Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Fronting Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(d)                                 Reallocation of Pro Rata Shares to Reduce Fronting Exposure.

(i)                                     During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Loans, the “Pro Rata Share” of each non- Defaulting Lender shall be computed without giving effect to the Ratable Loan Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Bank becomes a Defaulting Lender, the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless Borrower shall have otherwise notified Administrative Agent at such time, Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time); and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Loans shall not exceed the positive difference, if any, of (1) the Ratable Loan Commitment of that non-Defaulting Lender minus (2) the aggregate outstanding Ratable Credit Exposure of that Bank.

(ii)                                  If such reallocation cannot, or can only partially, be effected, Borrower shall (x) within two Banking Days following notice by Administrative Agent, prepay such Fronting Exposure of the Swing Lender with respect to Swing Loans and (y) within five (5) Banking Days following notice by Administrative Agent, Cash Collateralize for the benefit of the Fronting Banks only Borrower’s obligations corresponding to the Fronting Exposure of the Fronting Banks with respect to Letters of Credit (after giving effect to any partial reallocation described above) in accordance with the procedures set forth in Section 2.17(i) for so long as such Fronting Exposure is outstanding.

(iii)                               So long as such Ratable Loan Bank is a Defaulting Lender, the Swing Lender shall not be required to fund any Swing Loan and the Fronting Banks shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related Fronting Exposure will be 100% covered by the Ratable Loan Commitments of the non-Defaulting Lenders and/or Cash Collateral will be provided by Borrower in accordance with Section 2.17(i) and/or Section 12.20(d), and participating interests in any newly made Swing Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with the above provisions (and such Defaulting Lender shall not participate therein.

(e)                                  Defaulting Lender Cure.  If Borrower, Administrative Agent, the Swingline Lenders and the Fronting Banks agree in writing that a Bank is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Bank will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Banks or take such other actions as Administrative Agent may determine to be necessary to cause, as applicable (i) the Ratable Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held by the Banks in accordance with their respective Pro Rata Shares (determined without giving effect to the immediately preceding subsection (d)) and (ii) the Term Loans to be held by the Term Loan Lenders in accordance with their respective Pro Rata Shares as if there had been no Term Loan Lenders that were Defaulting Lenders, whereupon such Bank will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Bank was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Bank’s having been a Defaulting Lender.

(f)                                   New Swingline Loans/Letters of Credit.  So long as any Ratable Loan Bank is a Defaulting Lender, (i) the Swingline Lenders shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) a Fronting Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(g)                                  Purchase of Defaulting Lender’s Commitment.  During any period that a Bank is a Defaulting Lender, Borrower may, by Borrower giving written notice thereof to Administrative Agent, such Defaulting Lender and the other Banks, demand that such Defaulting Lender assign its Loan Commitment and Loans to a Qualified Institution subject to and in accordance with the provisions of Section 12.05.  No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding a Qualified Institution.  In addition, any Bank which is not a Defaulting Lender may, but shall not be obligated to, in its sole discretion, acquire the face amount of all or a portion of such Defaulting Lender’s Loan Commitment and Loans via an assignment subject to and in accordance with the provisions of Section 12.04.  In connection with any such assignment, such Defaulting Lender shall promptly execute all documents reasonably requested to effect such assignment, including an appropriate Assignment and

Assumption Agreement and, notwithstanding Section 12.05, shall pay to Administrative Agent an assignment fee in the amount of $4,500.  The exercise by Borrower of its rights under this Section shall be at Borrower’s sole cost and expense and at no cost or expense to Administrative Agent, the Fronting Banks or the Banks provided that the foregoing shall not constitute a waiver or release of any claim of Borrower, Administrative Agent, any Fronting Bank or any Bank against any Defaulting Lender.

SECTION 12.21.  Use for Mortgages.  From time to time, on not less than ten (10) Banking Days’ notice, Borrower may request proceeds of the Ratable Loans or Term Loans be used to refinance or acquire properties secured by certain secured mortgage Debt of Borrower and/or its Subsidiaries, in which event, a portion of such Ratable Loans or Term Loans equal to the amount of the advances made hereunder in connection with such refinancing or acquisition, at Borrower’s election, may be secured by an amended and restated mortgage on the property securing the mortgage Debt to be so refinanced or acquired (a “Refinancing Mortgage”) and evidenced by a separate mortgage note executed by Borrower and/or one or more Subsidiaries (provided that (i) if Borrower shall not execute such mortgage note, Borrower shall execute a guaranty of such mortgage note and (ii) it being agreed and understood the execution of, and being obligated under, such a mortgage note and Refinancing Mortgage, shall not cause any Subsidiary to be deemed an Unsecured Indebtedness Subsidiary for purposes of Section 6.10), as more particularly set forth in Section 2.09, provided that no Refinancing Mortgage may encumber a property located in a Special Flood Hazard Area as designated by the Federal Emergency Management Agency.  At least seven (7) Banking Days prior to the recordation of any Refinancing Mortgage, Administrative Agent shall provide all of the applicable Banks requested to make such refinancing or acquisition Loans with a legal description and special flood hazard determination form for all property proposed to be encumbered thereby.  Any such Refinancing Mortgage and any other agreement, certifications, opinions and other documents will be (i) in form and substance reasonably acceptable to Administrative Agent and its counsel, (ii) consistent in all respects with the terms of this Agreement, and (iii) subject to being, and shall be, released or assigned by Administrative Agent at the request of Borrower (it being understood and agreed that Administrative Agent and the Banks shall not be required to give any representations or warranties with respect to any such release or assignment, including with respect to any aspects of the Debt secured thereby, except that it is the holder thereof and authorized to execute and deliver the same), and Administrative Agent shall, and is authorized by the Banks to, execute and deliver any release or assignment documents reasonably requested by, and at the expense of, Borrower. In addition, in connection with each Refinancing Mortgage, Administrative Agent, at the request and expense of Borrower, will provide subordination, non-disturbance and attornment agreements and intercreditor and/or subordination agreements with respect to any other Debt secured by the related mortgaged property, in each case in form and substance reasonably satisfactory to Administrative Agent.  Unless otherwise directed by Borrower, any prepayments made by Borrower shall be applied first to any and all Loans outstanding that are not secured by a Refinancing Mortgage, and only to Loans secured by Refinancing Mortgages if there shall be no other Loans outstanding at the time.

SECTION 12.22.  Bottom-Up Guaranties.  At Borrower’s request from time to time, Administrative Agent shall accept “bottom-up” guaranties of the Loans from limited partners in Borrower in such amounts and on such terms as Borrower shall request, provided that Administrative Agent shall have reasonably satisfied itself and the Banks with respect to applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act and other similar restrictions in respect of any such proposed guarantor.  A Person shall not be considered to be a “Guarantor” or a “Loan Party” as a result of providing such a “bottom-up” guaranty.

SECTION 12.23.  Confidentiality.  Each of Administrative Agent, the Fronting Banks and the Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees, and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of Borrower, (h) a confidential basis to any rating agency in connection with rating Borrower or the Loans or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Administrative Agent, any Fronting Bank or any Bank on a non-confidential basis from a source other than Borrower.  For the purposes of this Section, “Information” means all information received from Borrower relating to Borrower or its business, other than any such information that was available to Administrative Agent, any Fronting Bank or any Bank on a non-confidential basis prior to disclosure by Borrower.  In addition, Administrative Agent and the Banks may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to Administrative Agent and the Banks in connection with the administration of this Agreement, the other Loan Documents, and the Loan Commitments.

EACH BANK ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THE IMMEDIATELY PRECEDING PARAGRAPH FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING BORROWER, ITS AFFILIATES AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ADVISORS AND REPRESENTATIVES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY BORROWER OR ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL

INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT BORROWER, THE OTHER LOAN PARTIES, THEIR AFFILIATES AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ADVISORS AND REPRESENTATIVES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH BANK REPRESENTS TO BORROWER AND ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 12.24.  No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by Administrative Agent, the Lead Arrangers, the Bookrunners and the Banks are arm’s-length commercial transactions between Borrower and its Affiliates, on the one hand, and Administrative Agent, the Lead Arrangers, the Bookrunners and the Banks, on the other hand, (B) Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) Administrative Agent, each Lead Arranger, each Bookrunner and each Bank is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower or any of its Affiliates, or any other Person and (B) neither Administrative Agent, any Lead Arranger, any Bookrunner nor any Bank has any obligation to Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) Administrative Agent, the Lead Arrangers, the Bookrunners and the Banks and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates, and neither Administrative Agent, any Lead Arranger, any Bookrunner nor any Bank has any obligation to disclose any of such interests to Borrower or its Affiliates.  To the fullest extent permitted by law, Borrower hereby waives and releases any claims that it may have against Administrative Agent, any Lead Arranger, any Bookrunner or any Bank with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 12.25.  Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                                 the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                                                 a reduction in full or in part or cancellation of any such liability;

(ii)                                              a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)                                           the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the day and year first above written.

JBG SMITH PROPERTIES LP

By:	JBG SMITH Properties,
a Maryland real estate investment trust, its General Partner

	By:	/s/ Stephen Theriot
Name: Stephen Theriot
Title: Chief Financial Officer and Treasurer

Signature Page to JBG SMITH Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent, a Bank, a Fronting Bank and a Swingline Lender

By:	/s/ Matthew Ricketts
Name: Matthew Ricketts
Title: Managing Director

Signature Page to JBG SMITH Credit Agreement

JPMORGAN CHASE BANK, N.A.,
as a Bank, Fronting Bank and Swingline Lender

By:	/s/ Jaime Gitler
Name: Jaime Gitler
Title: Vice President

Signature Page to JBG SMITH Credit Agreement

BANK OF AMERICA, N.A.,
as a Bank, a Fronting Bank and a Swingline Lender

By:	/s/ Robert T. Wratten
Name: Robert T. Wratten
Title: Sr. Vice President

Signature Page to JBG SMITH Credit Agreement

CAPITAL ONE, NATIONAL ASSOCIATION,
as a Bank, a Fronting Bank and a Swingline Lender

By:	/s/ Barbara Heubner
Name: Barbara Heubner
Title: Vice President

Signature Page to JBG SMITH Credit Agreement

PNC BANK, NATIONAL ASSOCIATION,
as a Bank, a Fronting Bank and a Swingline Lender

By:	/s/ Kinnery Clinebell
Name: Kinnery Clinebell
Title: Vice President

Signature Page to JBG SMITH Credit Agreement

CITIZENS BANK, N.A.
as a Bank, a Fronting Bank and a Swingline Lender

By:	/s/ Brad E. Bindas
Name: Brad E. Bindas
Title: Senior Vice President

Signature Page to JBG SMITH Credit Agreement

BMO HARRIS BANK N.A.,
as a Bank

By:	/s/ Michael Kauffman
Name: Michael Kauffman
Title: Managing Director

Signature Page to JBG SMITH Credit Agreement

REGIONS BANK,
as a Bank

By:	/s/ Lori Chambers
Name: Lori Chambers
Title: Senior Vice President

Signature Page to JBG SMITH Credit Agreement

TD BANK, N.A.,
as a Bank

By:	/s/ Jay P Arvai
Name: Jay P Arvai
Title: Senior Vice President

Signature Page to JBG SMITH Credit Agreement

THE BANK OF NEW YORK MELLON,
as a Bank

By:	/s/ Carol Murray
Name: Carol Murray
Title: Managing Director

Signature Page to JBG SMITH Credit Agreement

THE BANK OF NOVA SCOTIA,
as a Bank

By:	/s/ Chad Hale
Name: Chad Hale
Title: Director & Execution Head, REGAL

Signature Page to JBG SMITH Credit Agreement

SUNTRUST BANK,
as a Bank

By:	/s/ Craig Lockard
Name: Craig Lockard
Title: Senior Vice President

Signature Page to JBG SMITH Credit Agreement

FIFTH THIRD BANK, an Ohio Banking Corporation, as a Bank

By:	/s/ Casey Gehrig
Name: Casey Gehrig
Title: Vice President

Signature Page to JBG SMITH Credit Agreement

SANTANDER BANK, N.A.,
as a Bank

By:	/s/ Michael J. Corbett
Name: Michael J. Corbett
Title: SVP

Signature Page to JBG SMITH Credit Agreement

GOLDMAN SACHS BANK USA,
as a Bank

By:	/s/ Annie Carr
Name: Annie Carr
Title: Authorized Signatory

Signature Page to JBG SMITH Credit Agreement

MORGAN STANLEY BANK, N.A.,
as a Bank

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

Signature Page to JBG SMITH Credit Agreement

SOCIÉTÉ GÉNÉRALE,
as a Bank

By:	/s/ Nigel Elvey
Name: Nigel Elvey
Title: Director

Signature Page to JBG SMITH Credit Agreement

LANDESBANK BADEN-WÜRTTEMBERG,
NEW YORK BRANCH, as a Bank

By:	/s/ Chase Cassidy
Name: Chase Cassidy
Title: Assistant Vice President, Real Estate Finance Group

By:	/s/ David McGannon
Name: David McGannon
Title: Senior Relationship Manager, Vice President

Signature Page to JBG SMITH Credit Agreement

ING CAPITAL LLC,
as a Bank

By:	/s/ Sofya Shuster
Name: Sofya Shuster
Title: Vice President

By:	/s/ Craig R. Bender
Name: Craig R. Bender
Title: Managing Director

Signature Page to JBG SMITH Credit Agreement

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
as a Bank

By:	/s/ Dominque Fournier
Name: Dominique Fournier
Title: Managing Director

By:	/s/ Adam Jenner
Name: Adam Jenner
Title: Director

Signature Page to JBG SMITH Credit Agreement

ASSOCIATED BANK, NATIONAL ASSOCIATION
as a Bank

By:	/s/ Gregory A. Conner
Name: Gregory A. Conner
Title: Senior Vice President

Signature Page to JBG SMITH Credit Agreement

Schedule 1

LOAN COMMITMENTS

	Ratable Loan
	Commitment	Term A-1 Loan
Lender	Amount	Commitment Amount
Wells Fargo Bank, National Association	$77,750,000	$16,250,000
Bank of America, N.A.	$99,000,000	$21,000,000
JPMorgan Chase Bank, N.A.	$99,000,000	$21,000,000
Capital One, National Association	$65,500,000	$13,500,000
Citizens Bank, N.A.	$65,500,000	$13,500,000
PNC Bank, National Association	$65,500,000	$13,500,000
BMO Harris Bank N.A.	$51,000,000	$11,000,000
Regions Bank	$51,000,000	$11,000,000
TD Bank, N.A.	$51,000,000	$11,000,000
The Bank of New York Mellon	$51,000,000	$11,000,000
The Bank of Nova Scotia	$45,000,000	$10,000,000
SunTrust Bank	$41,250,000	$8,750,000
Fifth Third Bank	$34,750,000	$7,250,000
Santander Bank, N.A.	$29,000,000	$6,000,000
Goldman Sachs Bank USA	$29,000,000	$6,000,000
Morgan Stanley Bank, N.A.	$35,000,000	$0
Société Générale	$29,000,000	$6,000,000
Landesbank Baden-Württemberg, New York Branch	$25,000,000	$5,000,000
ING Capital LLC	$20,750,000	$4,250,000
Crédit Agricole Corporate and Investment Bank	$17,000,000	$4,000,000
Associated Bank, National Association	$18,000,000	$0

TOTAL	$1,000,000,000	$200,000,000

Lender	Term A-2 Loan Commitment Amount
Wells Fargo Bank, National Association	$26,000,000
Capital One, National Association	$26,000,000
Citizens Bank, N.A.	$26,000,000
PNC Bank, National Association	$26,000,000
BMO Harris Bank N.A.	$18,000,000
Regions Bank	$18,000,000
TD Bank, N.A.	$18,000,000
The Bank of New York Mellon	$18,000,000
Associated Bank, National Association	$12,000,000
Fifth Third Bank	$8,000,000
Crédit Agricole Corporate and Investment Bank	$4,000,000

TOTAL	$200,000,000

Schedule 2

OTHER INVESTMENTS

1.              SineWave Ventures Fund I, L.P.

2.              1776 Global, Inc. PBC.

3.              1776 Seed Investors, LP

4.              Crystal Tech Fund LP

5.              Local Motors, Inc.

Schedule 2A

GENERAL PARTNER INVESTMENTS

None.

Schedule 3

GENERAL PARTNER — DEBT

None.

Schedule 5.16

SUBSIDIARIES

Name of Entity	State of Formation	Percent Ownership
1101 Fern Street, L.L.C.	Delaware	99.9852%
1200 Eads Street LLC	Delaware	99.9852%
1200 Eads Street Sub LLC	Delaware	99.9843%
1244 South Capitol Residential, L.L.C.	Delaware	100%
1250 First Street Office, L.L.C.	Delaware	30%
1400 Eads Street LLC	Delaware	99.9852%
1400 Eads Street Sub LLC	Delaware	99.9852%
151 Q Street Co-Investment, L.P.	Delaware	0% General Partner
151 Q Street REIT, L.L.C.	Delaware	5% Common(1)
151 Q Street Residential, L.L.C.	Delaware	5%
1776 Seed Investors, LP	Delaware	40.4042%
1800 Rockville Residential, L.L.C.	Delaware	1.8000%
35 New York Avenue, L.L.C.	Delaware	59.0000%
50 Patterson Office, L.L.C.	Delaware	30%
51 N 50 Patterson Corporate Member, L.L.C.	Delaware	30%
51 N 50 Patterson Holdings, L.L.C.	Delaware	30%
51 N Residential, L.L.C.	Delaware	30%
7900 Wisconsin Residential, L.L.C.	Delaware	25%(2)
Arna-Eads, L.L.C.	Delaware	99.9852%
Arna-Fern, L.L.C.	Delaware	99.9852%
Atlantic AB Holdings, L.L.C.	Delaware	64%
Atlantic AB Services, L.L.C.	Delaware	64%
Atlantic Residential A, L.L.C.	Delaware	64%
Atlantic Residential C, L.L.C.	Delaware	100%
Atlantic Retail B, L.L.C.	Delaware	64%
Blue Lion, L.L.C.	District of Columbia	100%
Bowen Building, L.P.	Delaware	100%
Central Place Office, L.L.C.	Delaware	100%
CESC 1101 17th Street L.L.C.	Delaware	54.8326%
CESC 1101 17th Street Limited Partnership	Maryland	54.8326%

(1)  Does not reflect ownership of preferred stockholders.

(2)  Ownership percentage will increase to 50% at or within 30 days of the Closing Date.

CESC 1101 17th Street Manager L.L.C.	Delaware	100%
CESC 1150 17th Street L.L.C.	Delaware	100%
CESC 1150 17th Street Manager L.L.C.	Delaware	100%
CESC 1730 M Street L.L.C.	Delaware	100%
CESC 2101 L Street L.L.C.	Delaware	100%
CESC Commerce Executive Park L.L.C.	Delaware	100%
CESC Crystal Square Four L.L.C.	Delaware	100%
CESC Crystal/Rosslyn L.L.C.	Delaware	99.9852%
CESC District Holdings L.L.C.	Delaware	100%
CESC Downtown Member L.L.C.	Delaware	100%
CESC Engineering TRS Inc.	Delaware	100%
CESC Gateway One L.L.C.	Delaware	99.9852%
CESC Gateway Two Limited Partnership	Virginia	100%
CESC Gateway Two Manager L.L.C.	Virginia	100%
CESC Gateway/Square L.L.C.	Delaware	100%
CESC Gateway/Square Member L.L.C.	Delaware	100%
CESC H Street L.L.C.	Delaware	100%
CESC Mall L.L.C.	Virginia	100%
CESC Mall Land L.L.C.	Delaware	100%
CESC One Courthouse Plaza Holdings L.L.C.	Delaware	100%
CESC One Courthouse Plaza L.L.C.	Delaware	100%
CESC One Democracy Plaza L.P.	Maryland	100%
CESC One Democracy Plaza Manager L.L.C.	Delaware	100%
CESC Park Five Land L.L.C.	Delaware	100%
CESC Park Five Manager L.L.C.	Virginia	100%
CESC Park Four Land L.L.C.	Delaware	100%
CESC Park Four Manager L.L.C.	Virginia	100%
CESC Park One Land L.L.C.	Delaware	100%
CESC Park One Manager L.L.C.	Delaware	100%
CESC Park Three Land L.L.C.	Delaware	100%
CESC Park Three Manager L.L.C.	Virginia	100%
CESC Park Two L.L.C.	Delaware	100%
CESC Park Two Land L.L.C.	Delaware	100%
CESC Plaza Five Limited Partnership	Virginia	100%
CESC Plaza Limited Partnership	Virginia	100%
CESC Plaza Manager L.L.C.	Virginia	100%
CESC Potomac Yard LLC	Delaware	100%
CESC Square L.L.C.	Virginia	100%

CESC TRS, Inc.	Delaware	100%
CESC Two Courthouse Plaza Limited Partnership	Virginia	100%
CESC Two Courthouse Plaza Manager L.L.C.	Delaware	100%
CESC Water Park L.L.C.	Virginia	100%
Charles E. Smith Commercial Realty L.P.	Delaware	100%
Crystal Tech Fund LP	Delaware	100%
Fairways I Residential, L.L.C.	Delaware	10%
Fairways II Residential, L.L.C.	Delaware	10%
Fairways Residential REIT, L.L.C.	Delaware	10% Common(3)
Falkland Chase Residential I, L.L.C.	Delaware	100%
Falkland Chase Residential II, L.L.C.	Delaware	100%
Falkland Road Residential, L.L.C.	Delaware	100%
Fifth Crystal Park Associates Limited Partnership	Virginia	100%
First Crystal Park Associates Limited Partnership	Virginia	100%
Florida Avenue Residential, L.L.C.	Delaware	100%
Fort Totten North, L.L.C.	Delaware	99.25%(4)
Fourth Crystal Park Associates Limited Partnership	Virginia	100%
H Street Building Corporation	Delaware	99.9852%
H Street Management LLC	Delaware	99.9852%
IB Associates Limited Partnership	Delaware	5%
JBG Associates, L.L.C.	Delaware	100%
JBG Core Venture I, L.P.	Delaware	10%
JBG Urban, L.L.C.	Delaware	18%
JBG/151 Q Street Services, L.L.C.	Delaware	5%
JBG/1233 20th Street, L.L.C.	Delaware	100%
JBG/1247 20th St. Lessee, L.L.C.	Delaware	100%
JBG/1250 First Member, L.L.C.	Delaware	100%
JBG/12511 Parklawn, L.L.C.	Delaware	18%
JBG/1253 20th Street, L.L.C.	Delaware	100%
JBG/1300 First Street, L.L.C.	Delaware	59%
JBG/1600 K Member, L.L.C.	Delaware	100%
JBG/1600 K, L.L.C.	District of Columbia	100%
JBG/1831 Wiehle, L.L.C.	Delaware	100%
JBG/1861 Wiehle Lessee, L.L.C.	Delaware	100%
JBG/1920 N, L.L.C.	Delaware	100%
JBG/19th & N Holdings, L.L.C.	Delaware	100%

(3)  Does not reflect ownership of preferred stockholders.

(4)  Ownership percentage will increase to 100% at or within 30 days of the Closing Date.

JBG/19th Street, L.L.C.	Delaware	100%
JBG/55 New York Avenue, L.L.C.	Delaware	59%
JBG/6th Street Associates, L.L.C.	Delaware	100%
JBG/7200 Wisconsin Mezz, L.L.C.	Delaware	100%
JBG/7200 Wisconsin, L.L.C.	Maryland	100%
JBG/75 New York Option, L.L.C.	Delaware	59%
JBG/7900 Wisconsin Member, L.L.C.	Delaware	100%
JBG/Asset Management, L.L.C.	Delaware	100%
JBG/Atlantic Fund, L.P.	Delaware	0% General Partner
JBG/Atlantic GP, L.L.C.	Delaware	100%
JBG/Atlantic Investor, L.L.C.	Delaware	100%
JBG/Atlantic REIT, L.L.C.	Delaware	0% General Partner
JBG/Bethesda Avenue, L.L.C.	Delaware	100%
JBG/Commercial Management, L.L.C.	Delaware	100%
JBG/Core I GP, L.L.C.	Delaware	100%
JBG/Core I LP, L.L.C.	Delaware	100%
JBG/Courthouse Metro, L.L.C.	Delaware	100%
JBG/Development Group, L.L.C.	Delaware	100%
JBG/Development Services, L.L.C.	Delaware	100%
JBG/Fort Totten Member, L.L.C.	Delaware	99.25%(5)
JBG/Foundry Office REIT, L.L.C.	Delaware	10% Common(6)
JBG/Foundry Office Services, L.L.C.	Delaware	10%
JBG/Foundry Office, L.L.C.	Delaware	10%
JBG/Fund IX Transferred, L.L.C.	Delaware	100%
JBG/Fund VI Transferred, L.L.C.	Delaware	100%
JBG/Fund VII Transferred, L.L.C.	Delaware	100%
JBG/Fund VIII Services, L.L.C.	Delaware	100%
JBG/Fund VIII Transferred, L.L.C.	Delaware	100%
JBG/Fund VIII Trust	Maryland	100%
JBG/Hatton Retail, L.L.C.	Delaware	100%
JBG/HQ Member, L.L.C.	Delaware	100%
JBG/Landbay G Member, L.L.C.	Delaware	100%
JBG/Landbay G, L.L.C.	Delaware	98%(7)
JBG/L’Enfant Plaza Member, L.L.C.	Delaware	48.9952%
JBG/L’Enfant Plaza Mezzanine, L.L.C.	Delaware	48.9952%
JBG/LEP Southeast, L.L.C.	Delaware	48.9952%

(5)  Ownership percentage will increase to 100% at or within 30 days of the Closing Date.

(6)  Does not reflect ownership of preferred stockholders.

(7)  Ownership percentage will increase to 100% at or within 30 days of the Closing Date.

JBG/Lionhead, L.L.C.	Delaware	100%
JBG/N & Patterson Member, L.L.C.	Delaware	100%
JBG/New York Avenue, L.L.C.	Delaware	59%
JBG/Nicholson Lane East II, L.L.C.	Delaware	18%
JBG/Nicholson Lane East, L.L.C.	Delaware	18%
JBG/Nicholson Lane West, L.L.C.	Delaware	18%
JBG/Nicholson Member, L.L.C.	Delaware	18%
JBG/Pickett Office REIT, L.L.C.	Delaware	10% Common(8)
JBG/Pickett Office, L.L.C.	Delaware	10%
JBG/Residential Management, L.L.C.	Delaware	100%
JBG/Reston Executive Center, L.L.C.	Delaware	100%
JBG/Retail Management, L.L.C.	Maryland	100%
JBG/Rosslyn Gateway North, L.L.C.	Delaware	18%
JBG/Rosslyn Gateway South, L.L.C.	Delaware	18%
JBG/Shay Retail, L.L.C.	Delaware	100%
JBG/Sherman Member, L.L.C.	Delaware	100%
JBG/Summit Member, L.L.C.	Delaware	100%
JBG/Summit, L.L.C.	Delaware	100%
JBG/Tenant Services, L.L.C.	Delaware	100%
JBG/Twinbrook Metro, L.L.C.	Maryland	18%
JBG/UDM Transferred, L.L.C.	Delaware	100%
JBG/Urban TRS, L.L.C.	Delaware	18%
JBG/VNO Holdings, L.L.C.	Delaware	100%
JBG/West Half Residential Member L.L.C.	Delaware	100%
JBG/Woodbridge REIT, L.L.C.	Delaware	10% Common(9)
JBG/Woodbridge Retail, L.L.C.	Delaware	10%
JBG/Woodbridge Services, L.L.C.	Delaware	10%
JBG/Woodbridge, L.L.C.	Delaware	10%
JBG/Woodmont II, L.L.C.	Delaware	100%
JBGS Employee Company, L.L.C.	Delaware	100%(10)
JBGS/Company Manager L.L.C.	Delaware	100%
JBGS/Fund IX OP Mergerco, L.L.C.	Delaware	100%
JBGS/Fund VI OP Mergerco, L.L.C.	Delaware	100%
JBGS/Fund VII OP Mergerco, L.L.C.	Delaware	100%
JBGS/Fund VIII REIT Management Services, L.L.C.	Delaware	100%
JBGS/OP Management Services, L.L.C.	Delaware	100%

(8)  Does not reflect ownership of preferred stockholders.

(9)  Does not reflect ownership of preferred stockholders.

(10)  Does not reflect ownership of preferred members.

JBGS/Recap GP, L.L.C.	Delaware	100%
JBGS/Recap, L.L.C.	Delaware	100%
JBGS/TRS, L.L.C.	Delaware	100%(11)
Kaempfer Management Services, LLC	Delaware	100%
Landbay G Corporate Member, L.L.C.	Delaware	98%(12)
Landbay G Declarant, L.L.C.	Virginia	98%(13)
LBG Parcel A, L.L.C.	Delaware	98%(14)
LBG Parcel B, L.L.C.	Delaware	98%(15)
LBG Parcel C, L.L.C.	Delaware	98%(16)
LBG Parcel D, L.L.C.	Delaware	98%(17)
LBG Parcel E, L.L.C.	Delaware	98%(18)
LBG Parcel F, L.L.C.	Delaware	98%(19)
LBG Parcel G, L.L.C.	Delaware	98%(20)
Market Square Fairfax MM LLC	Virginia	100%
New Kaempfer 1501 LLC	Delaware	99.9825%
New Kaempfer IB LLC	Delaware	99.9852%
New Kaempfer Waterfront LLC	Delaware	50%
New York Avenue Lessee, L.L.C.	Delaware	59%
North Glebe Office, L.L.C.	Delaware	100%
Palisades 1399 New York Avenue TIC Owner LLC	Delaware	100%
Park One Member L.L.C.	Delaware	100%
Potomac Creek Associates, L.L.C.	Delaware	48.9952%
Sherman Avenue, L.L.C.	Maryland	70%
Sinewave Ventures Fund I, L.P.	Delaware	9.9600%
South Capitol L.L.C.	Delaware	100%
The Commerce Metro Center Association of Co-Owners	Virginia	Member
Third Crystal Park Associates Limited Partnership	Virginia	100%
Twinbrook Commons Office, L.L.C.	Delaware	1.80%
Twinbrook Commons Residential 1B, L.L.C.	Delaware	1.80%
Twinbrook Commons Residential North, L.L.C.	Delaware	18%
Twinbrook Commons Residential South, L.L.C.	Delaware	18%

(11)  Does not reflect ownership of preferred members.

(12)  Ownership percentage will increase to 100% at or within 30 days of the Closing Date.

(13)  Ownership percentage will increase to 100% at or within 30 days of the Closing Date.

(14)  Ownership percentage will increase to 100% at or within 30 days of the Closing Date.

(15)  Ownership percentage will increase to 100% at or within 30 days of the Closing Date.

(16)  Ownership percentage will increase to 100% at or within 30 days of the Closing Date.

(17)  Ownership percentage will increase to 100% at or within 30 days of the Closing Date.

(18)  Ownership percentage will increase to 100% at or within 30 days of the Closing Date.

(19)  Ownership percentage will increase to 100% at or within 30 days of the Closing Date.

(20)  Ownership percentage will increase to 100% at or within 30 days of the Closing Date.

Twinbrook Commons Residential West, L.L.C.	Delaware	18%
Twinbrook Commons, L.L.C.	Delaware	18%
UBI Management LLC	Delaware	98.8776%
Universal Bldg., North, Inc.	District of Columbia	99.8776%
Universal Building, Inc.	District of Columbia	99.8776% Common(21)
VNO 1229-1231 25th Street LLC	Delaware	99.9852%
VNO 1399 Holding LLC	Delaware	100%
VNO 1399 New York Avenue TIC Owner LLC	Delaware	100%
VNO 220 S 20th Street LLC	Delaware	100%
VNO 220 S. 20th Street Member LLC	Delaware	100%
VNO Ashley House LLC	Delaware	99.9852%
VNO Ashley House Member LLC	Delaware	99.9852%
VNO Courthouse I LLC	Delaware	100%
VNO Courthouse II LLC	Delaware	100%
VNO Crystal City TRS, Inc.	Delaware	100%
VNO Hotel L.L.C.	Delaware	100%
VNO James House LLC	Delaware	99.9852%
VNO James House Member LLC	Delaware	99.9852%
VNO Pentagon Plaza LLC	Virginia	99.9852%
VNO Potomac House LLC	Delaware	99.9852%
VNO Potomac House Member LLC	Delaware	99.9852%
VNO South Capitol LLC	Delaware	100%
VNO/HQ Member LLC	Delaware	100%
Vornado 17th Street Holdings, L.P.	Delaware	52.5989%
Vornado 17th Street LLC	Delaware	52.5989%
Vornado Bowen GP LLC	Delaware	100%
Vornado Bowen II LLC	Delaware	100%
Vornado Bowen LLC	Delaware	100%
Vornado CESCR Gen-Par, LLC	Delaware	100%
Vornado Crystal City L.L.C.	Delaware	100%
Vornado IB Holdings LLC	Delaware	100%
Vornado KMS Holdings LLC	Delaware	100%
Vornado Warner Acquisition LLC	Delaware	54.9746%
Vornado Warner GP LLC	Delaware	54.9746%
Vornado Warner Holdings, L.P.	Delaware	55%

(21)  Does not reflect ownership of preferred stockholders.

Vornado Warner LLC	Delaware	54.9746%
Vornado Waterfront Holdings LLC	Delaware	100%
Vornado/Charles E. Smith L.P.	Virginia	100%
Vornado/Charles E. Smith Management L.L.C.	Virginia	100%
Warner Investments, L.P.	Delaware	54.9746%
Washington CESC TRS, Inc.	Delaware	100%
Washington CT Fund GP LLC	Delaware	100%
Washington Mart TRS Inc.	Delaware	100%
Waterfront 375 M Street, LLC	Delaware	2.5%
Waterfront 425 M Street, LLC	Delaware	2.5%
West Half Residential II, L.L.C.	Delaware	94.2497%
West Half Residential III, L.L.C.	Delaware	94.2497%

Schedule 5.23

LABOR MATTERS

1.              Collective Bargaining Agreement between Local 99-99A, International Union of Operating Engineers and JBG Properties, Inc., July 1, 2016 – June 30, 2019; obligates contributions to the Central Pension Fund of the International Union of Operating Engineers and Participating Employers

2.              CBA between Local 99 and Vornado /Charles E. Smith for Charles E. Smith Real Estate Services L.P. Buildings, dated January 1, 2015 – December 31, 2017; obligates contributions to (1) Central Pension Fund of the International Union of Operating Engineers and Participating Employers and (2) Local 99 Health and Welfare Plan

EXHIBIT A

FORM OF DISBURSEMENT INSTRUCTION AGREEMENT

Borrower:  JBG SMITH PROPERTIES LP

Administrative Agent:  Wells Fargo Bank, National Association

Loan:  Loan number 1017111 made pursuant to that certain “Credit Agreement” dated as of July 18, 2017 among Borrower, Administrative Agent, Banks, and the other parties thereto, as amended from time to time

Effective Date:            , 20

Check applicable box:

☐            New — This is the first Disbursement Instruction Agreement submitted in connection with the Loan.

☐            Replace Previous Agreement — This is a replacement Disbursement Instruction Agreement.  All prior instructions submitted in connection with this Loan are cancelled as of the Effective Date set forth above.

This Agreement must be signed by the Borrower and is used for the following purposes:

(1)         to designate an individual or individuals with authority to request disbursements of Loan proceeds, whether at the time of Loan closing/origination or thereafter;

(2)         to designate an individual or individuals with authority to request disbursements of funds from Restricted Accounts (as defined in the Terms and Conditions attached to this Agreement), if applicable; and

(3)         to provide Administrative Agent with specific instructions for wiring or transferring funds on Borrower’s behalf.

Any of the disbursements, wires or transfers described above are referred to herein as a “Disbursement.”

Specific dollar amounts for Disbursements must be provided to Administrative Agent at the time of the applicable Disbursement in the form of a signed closing statement, an email instruction or other written communication (each, a “Disbursement Request”) from an applicable Authorized Representative (as defined in the Terms and Conditions attached to this Agreement).

A new Disbursement Instruction Agreement must be completed and signed by the Borrower if (i) all or any portion of a Disbursement is to be transferred to an account or an entity not described in this Agreement or (ii) Borrower wishes to add or remove any Authorized Representatives.

See the Additional Terms and Conditions attached hereto for additional information and for definitions of certain capitalized terms used in this Agreement.

Disbursement of Loan Proceeds at Origination/Closing

Closing Disbursement Authorizers:  Administrative Agent is authorized to accept one or more Disbursement Requests from any of the individuals named below (each, a “Closing Disbursement Authorizer”) to disburse Loan proceeds on or about the date of the Loan origination/closing and to initiate Disbursements in connection therewith (each, a “Closing Disbursement”):

	Individual’s Name	Title
1.
2.
3.

Describe Restrictions, if any, on the authority of the Closing Disbursement Authorizers (dollar amount limits, wire/deposit destinations, etc.):

DESCRIBE APPLICABLE RESTRICTIONS OR INDICATE “N/A”

If there are no restrictions described here, any Closing Disbursement Authorizer may submit a Disbursement Request for all available Loan proceeds.

Permitted Wire Transfers:  Disbursement Requests for the Closing Disbursement(s) to be made by wire transfer must specify the amount and applicable Receiving Party.  Each Receiving Party included in any such Disbursement Request must be listed below.  Administrative Agent is authorized to use the wire instructions that have been provided directly to Administrative Agent by the Receiving Party or Borrower and attached as the Closing Exhibit.  All wire instructions must be in the format specified on the Closing Exhibit.

Names of Receiving Parties for the Closing Disbursement(s) (may include as many parties as needed; wire instructions for each Receiving Party must be attached as the Closing Exhibit)
1.
2.
3.

DELETE FOLLOWING SECTION IF NO DEPOSITS INTO WFB ACCOUNTS AT ORIGINATION/CLOSING

Direct Deposit:  Disbursement Requests for the Closing Disbursement(s) to be deposited into an account at Wells Fargo Bank, N.A. must specify the amount and applicable account.  Each account included in any such Disbursement Request must be listed below.

Name on Deposit Account:
Wells Fargo Bank, N.A. Deposit Account Number:
Further Credit Information/Instructions:

Disbursements of Loan Proceeds Subsequent to Loan Closing/Origination

Subsequent Disbursement Authorizers:  Administrative Agent is authorized to accept one or more Disbursement Requests from any of the individuals named below (each, a “Subsequent Disbursement Authorizer”) to disburse Loan proceeds after the date of the Loan origination/closing and to initiate Disbursements in connection therewith (each, a “Subsequent Disbursement”):

	Individual’s Name	Title
1.
2.
3.

Describe Restrictions, if any, on the authority of the Subsequent Disbursement Authorizers (dollar amount limits, wire/deposit destinations, etc.):

DESCRIBE APPLICABLE RESTRICTIONS OR INDICATE “N/A”

If there are no restrictions described here, any Subsequent Disbursement Authorizer may submit a Disbursement Request for all available Loan proceeds.

Permitted Wire Transfers:  Disbursement Requests for Subsequent Disbursements to be made by wire transfer must specify the amount and applicable Receiving Party.  Each Receiving Party included in any such Disbursement Request must be listed below.  Administrative Agent is authorized to use the wire instructions that have been provided directly to Administrative Agent by the Receiving Party or Borrower and attached as the Subsequent Disbursement Exhibit. All wire instructions must be in the format specified on the Subsequent Disbursement Exhibit.

Names of Receiving Parties for Subsequent Disbursements (may include as many parties as needed; wire instructions for each Receiving Party must be attached as the Subsequent Disbursement Exhibit)
1.
2.
3.

DELETE FOLLOWING SECTION IF NO SUBSEQUENT DEPOSITS INTO WFB ACCOUNTS ANTICIPATED

Direct Deposit:  Disbursement Requests for Subsequent Disbursements to be deposited into an account at Wells Fargo Bank, N.A. must specify the amount and applicable account.  Each account included in any such Disbursement Request must be listed below.

Name on Deposit Account:
Wells Fargo Bank, N.A. Deposit Account Number:
Further Credit Information/Instructions:

DELETE THIS PAGE IF NO THERE ARE NO RESTRICTED ACCOUNTS.

WIRE INSTRUCTIONS RECEIVED FROM THIRD PARTIES MUST BE ATTACHED.

Restricted Account Disbursements

Restricted Account Disbursement Authorizers:  Administrative Agent is authorized to accept one or more Disbursement Requests from any of the individuals named below (each, a “Restricted Account Disbursement Authorizer”) to disburse funds from a Restricted Account and to initiate Disbursements in connection therewith (each, a “Restricted Account Disbursement”):

	Individual’s Name	Title
1.
2.
3.

Describe Restrictions, if any, on the authority of the Restricted Account Disbursement Authorizers (dollar amount limits, wire/deposit destinations, etc.):

DESCRIBE APPLICABLE RESTRICTIONS OR INDICATE “N/A”

If there are no restrictions described here, any Restricted Account Disbursement Authorizer may submit a Disbursement Request for all available funds.

DELETE FOLLOWING SECTION IF NO WIRE TRANSFERS FROM RESTRICTED ACCOUNT ANTICIPATED

Permitted Wire Transfers:  Disbursement Requests for Restricted Account Disbursements to be made by wire transfer must specify the amount and applicable Receiving Party.  Each Receiving Party included in any such Disbursement Request must be listed below.  Administrative Agent is authorized to use the wire instructions that have been provided directly to Administrative Agent by the Receiving Party or Borrower and attached as the Restricted Account Disbursement Exhibit. All wire instructions must be in the format specified on the Restricted Account Disbursement Exhibit.

Names of Receiving Parties for Restricted Account Disbursements (may include as many parties as needed;
wire instructions for each Receiving Party must be attached as the Restricted Account Disbursement Exhibit)

1.
2.
3.

DELETE FOLLOWING SECTION IF NO DEPOSITS INTO WFB ACCOUNTS FROM RESTRICTED ACCOUNTS ANTICIPATED

Direct Deposit:  Disbursement Requests for Restricted Account Disbursements to be deposited into an account at Wells Fargo Bank, N.A. must specify the amount and applicable account.  Each account included in any such Disbursement Request must be listed below.

Name on Deposit Account:
Wells Fargo Bank, N.A. Deposit Account Number:
Further Credit Information/Instructions:

Borrower acknowledges that all of the information in this Agreement is correct and agrees to the terms and conditions set forth herein and in the Additional Terms and Conditions on the following page.

JBG SMITH PROPERTIES LP

By: JBG SMITH Properties,
General Partner

By:
Name:
Title:

Additional Terms and Conditions to the Disbursement Instruction Agreement

Definitions.  The following capitalized terms shall have the meanings set forth below:

“Authorized Representative” means any or all of the Closing Disbursement Authorizers, Subsequent Disbursement Authorizers and Restricted Account Disbursement Authorizers, as applicable.

“Receiving Bank” means the financial institution where a Receiving Party maintains its account.

“Receiving Party” means the ultimate recipient of funds pursuant to a Disbursement Request.

“Restricted Account” means an account at Wells Fargo Bank, N.A. associated with the Loan to which Borrower’s access is restricted.

Capitalized terms used in these Additional Terms and Conditions to Disbursement Instruction Agreement and not otherwise defined herein shall have the meanings given to such terms in the body of the Agreement.

Disbursement Requests. Except as expressly provided in the Credit Agreement, Administrative Agent must receive Disbursement Requests in writing.  Disbursement Requests will only be accepted from the applicable Authorized Representatives designated in the Disbursement Instruction Agreement. Disbursement Requests will be processed subject to satisfactory completion of Administrative Agent’s customer verification procedures. Administrative Agent is only responsible for making a good faith effort to execute each Disbursement Request and may use agents of its choice to execute Disbursement Requests.  Funds disbursed pursuant to a Disbursement Request may be transmitted directly to the Receiving Bank, or indirectly to the Receiving Bank through another bank, government agency, or other third party that Administrative Agent considers to be reasonable.  Administrative Agent will, in its sole discretion, determine the funds transfer system and the means by which each Disbursement will be made.  Administrative Agent may delay or refuse to accept a Disbursement Request if the Disbursement would: (i) violate the terms of this Agreement; (ii) require use of a bank unacceptable to Administrative Agent or Banks or prohibited by government authority; (iii) cause Administrative Agent or Banks to violate any Federal Reserve or other regulatory risk control program or guideline; or (iv) otherwise cause Administrative Agent or Banks to violate any applicable law or regulation.

Limitation of Liability. Administrative Agent, Fronting Banks, Swingline Lenders and Banks shall not be liable to Borrower or any other parties for: (i) errors, acts or failures to act of others, including other entities, banks, communications carriers or clearinghouses, through which Borrower’s requested Disbursements may be made or information received or transmitted, and no such entity shall be deemed an agent of the Administrative Agent, any Fronting Bank, any Swingline Lender or any Bank; (ii) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other events beyond Administrative Agent’s, any Fronting Bank’s, any Swingline Lender’s or any Bank’s control; or (iii) any special, consequential, indirect or punitive damages, whether or not (A) any claim for these damages is based on tort or contract or (B) Administrative Agent, any Fronting Bank, any Swingline Lender, any Bank or Borrower knew or should have known the likelihood of these damages in any situation.  Neither Administrative Agent, any Fronting Bank, any Swingline Lender nor any Bank makes any representations or warranties other than those expressly made in this Agreement.  IN NO EVENT WILL ADMINISTRATIVE AGENT, FRONTING BANK, SWINGLINE LENDER OR ANY BANK BE LIABLE FOR DAMAGES ARISING DIRECTLY OR INDIRECTLY IF A DISBURSEMENT REQUEST IS EXECUTED BY ADMINISTRATIVE AGENT IN GOOD FAITH AN IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT.

Reliance on Information Provided. Administrative Agent is authorized to rely on the information provided by Borrower or any Authorized Representative in or in accordance with this Agreement when executing a Disbursement Request until Administrative Agent has received a new Agreement signed by Borrower.  Borrower agrees to be bound by any Disbursement Request: (i) authorized or transmitted by Borrower; or (ii) made in Borrower’s name and accepted by Administrative Agent in good faith and in compliance with this Agreement, even if not properly authorized by Borrower.  Administrative Agent may rely solely (i) on the account number of the Receiving Party, rather than the Receiving Party’s name, and (ii) on the bank routing number of the Receiving Bank, rather than the Receiving Bank’s name, in executing a Disbursement Request.  Administrative Agent is not obligated or required in any way to take any actions to detect errors in information provided by Borrower or an Authorized Representative.  If Administrative Agent takes any actions in an attempt to detect errors in the transmission or content of transfers or requests or takes any actions in an attempt to detect unauthorized Disbursement Requests, Borrower agrees that, no matter how many times Administrative Agent takes these actions, Administrative Agent will not in any situation be liable for failing to take or correctly perform these actions in the future, and such actions shall not become any part of the Disbursement procedures authorized herein, in the Loan Documents, or in any agreement between Administrative Agent and Borrower.

International Disbursements. A Disbursement Request expressed in US Dollars will be sent in US Dollars, even if the Receiving Party or Receiving Bank is located outside the United States. Administrative Agent will not execute Disbursement Requests expressed in foreign currency unless permitted by the Credit Agreement.

Errors. Borrower agrees to notify Administrative Agent of any errors in the Disbursement of any funds or of any unauthorized or improperly authorized Disbursement Requests within fourteen (14) days after Administrative Agent’s confirmation to Borrower of such Disbursement.

Finality of Disbursement Requests. Disbursement Requests will be final and will not be subject to stop payment or recall; provided that Administrative Agent may, at Borrower’s request, make an effort to effect a stop payment or recall but will incur no liability whatsoever for its failure or inability to do so.

CLOSING EXHIBIT

WIRE INSTRUCTIONS

ADMINISTRATIVE AGENT TO ATTACH WIRE INSTRUCTIONS FROM RECEIVING PARTIES

All wire instructions must contain the following information:

Transfer/Deposit Funds to (Receiving Party Account Name)

Receiving Party Deposit Account Number

Receiving Bank Name, City and State

Receiving Bank Routing (ABA) Number

Further identifying information, if applicable (title escrow number, borrower name, loan number, etc.)

SUBSEQUENT DISBURSEMENT EXHIBIT

WIRE INSTRUCTIONS

ADMINISTRATIVE AGENT TO ATTACH WIRE INSTRUCTIONS FROM RECEIVING PARTIES

All wire instructions must contain the following information:

Transfer/Deposit Funds to (Receiving Party Account Name)

Receiving Party Deposit Account Number

Receiving Bank Name, City and State

Receiving Bank Routing (ABA) Number

Further identifying information, if applicable (title escrow number, borrower name, loan number, etc.)

RESTRICTED ACCOUNT DISBURSEMENT EXHIBIT

WIRE INSTRUCTIONS

ADMINISTRATIVE AGENT TO ATTACH WIRE INSTRUCTIONS FROM RECEIVING PARTIES

All wire instructions must contain the following information:

Transfer/Deposit Funds to (Receiving Party Account Name)

Receiving Party Deposit Account Number

Receiving Bank Name, City and State

Receiving Bank Routing (ABA) Number

Further identifying information, if applicable (title escrow number, borrower name, loan number, etc.)

EXHIBIT B-1

FORM OF RATABLE LOAN NOTE

$[ ]	[ ], 2017

For value received, the undersigned, JBG SMITH PROPERTIES LP, a Delaware limited partnership (“Borrower”), hereby unconditionally promises to pay to the order of [BANK] or its registered successors or assigns (collectively, the “Bank”), in the care of Wells Fargo Bank, National Association, as administrative agent (“Administrative Agent”), to its address located at 600 South 4th Street, 9th Floor, Minneapolis, Minnesota 55415, or at such other address as may be specified by Administrative Agent to Borrower, for the account of the Applicable Lending Office of the Bank, the principal sum of [       ] AND [  ]/100 Dollars ($[    ]) or, if less, the amount loaned by the Bank as Ratable Loans and Swingline Loans to Borrower pursuant to the Loan Agreement (as defined below) and actually outstanding, in lawful money of the United States and in immediately available funds, on the dates specified and otherwise in accordance with the terms set forth in the Loan Agreement. Borrower also promises to pay interest on the unpaid principal balance hereof, for the period such balance is outstanding, in like money, at said office for the account of said Applicable Lending Office, at the times and at the rates per annum as provided in the Loan Agreement. Any amount of principal hereof which is not paid when due, whether at stated maturity, by acceleration, or otherwise, shall bear interest from the date when due until said principal amount is paid in full, payable on demand, at the rates set forth in the Loan Agreement.

The date and amount of each advance of a Ratable Loan or a Swingline Loan made by the Bank to Borrower under the Loan Agreement, and each payment of said Ratable Loan or Swingline Loan, shall be recorded by the Bank on its books and, prior to any transfer of this Note (or, at the discretion of the Bank, at any other earlier time), may be endorsed by the Bank on the schedule attached hereto and any continuation thereof.

This Note is one of the “Ratable Loan Notes” referred to in the Credit Agreement dated as of July 18, 2017 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) by and among Borrower, the banks named therein (including the Bank) and their assignees under Section 12.05 thereof, the other parties thereto and Administrative Agent, as administrative agent for the banks, and is subject to, and entitled to, all provisions and benefits thereof. All of the terms, conditions and provisions of the Loan Agreement are hereby incorporated by reference. All capitalized terms used herein and not defined herein shall have the meanings given to them in the Loan Agreement.

The Loan Agreement contains, among other things, provisions for the prepayment of and acceleration of the maturity of this Note upon the happening of certain stated events upon the terms and conditions specified therein.

No recourse shall be had under this Note against the General Partner except as and to the extent set forth in Section 11.02 of the Loan Agreement.

All parties to this Note, whether principal, surety, guarantor or endorser, hereby waive presentment for payment, demand, protest, notice of protest, notice of dishonor and

B-1-1

notice of any kind.  No failure to exercise, and no delay in exercising any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

[Signatures on Following Page]

B-1-2

IN WITNESS WHEREOF, Borrower has executed and delivered this Note on the day and year first above written.

JBG SMITH PROPERTIES LP

By:	JBG SMITH Properties,
General Partner

By:
Name:
Title:

B-1-3

Date	Type of Advance	Amount of Advance	Amount of Payment	Balance Outstanding	Notation By

B-1-4

EXHIBIT B-2

FORM OF BID RATE LOAN NOTE

[     ], 2017

For value received, the undersigned, JBG SMITH PROPERTIES LP, a Delaware limited partnership (“Borrower”), hereby unconditionally promises to pay to the order of [BANK] or its registered successors or assigns (collectively, the “Bank”), in the care of Wells Fargo Bank, National Association, as administrative agent (“Administrative Agent”), to its address located at 600 South 4th Street, 9th Floor, Minneapolis, Minnesota 55415, or at such other address as may be specified by Administrative Agent to Borrower, for the account of the Applicable Lending Office of the Bank, the aggregate unpaid principal amount of Bid Rate Loans made by the Bank to Borrower pursuant to the Loan Agreement (as defined below), in lawful money of the United States and in immediately available funds, on the dates specified and otherwise in accordance with the terms set forth in the Loan Agreement. Borrower also promises to pay interest on the unpaid principal balance hereof, for the period such balance is outstanding, in like money, at said office for the account of said Applicable Lending Office, at the times and at the rates per annum as provided in the Loan Agreement. Any amount of principal hereof which is not paid when due, whether at stated maturity, by acceleration, or otherwise, shall bear interest from the date when due until said principal amount is paid in full, payable on demand, at the rates set forth in the Loan Agreement.

The date and amount of each advance of a Bid Rate Loan made by the Bank to Borrower under the Loan Agreement, and each payment of said Bid Rate Loan, shall be recorded by the Bank on its books and, prior to any transfer of this Note (or, at the discretion of the Bank, at any other earlier time), may be endorsed by the Bank on the schedule attached hereto and any continuation thereof.

This Note is one of the “Bid Rate Loan Notes” referred to in the Credit Agreement dated as of July 18, 2017 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) by and among Borrower, the banks named therein (including the Bank) and their assignees under Section 12.05 thereof, the other parties thereto and Administrative Agent, as administrative agent for the banks, and is subject to, and entitled to, all provisions and benefits thereof. All of the terms, conditions and provisions of the Loan Agreement are hereby incorporated by reference. All capitalized terms used herein and not defined herein shall have the meanings given to them in the Loan Agreement.

The Loan Agreement contains, among other things, provisions for the prepayment of and acceleration of the maturity of this Note upon the happening of certain stated events upon the terms and conditions specified therein.

No recourse shall be had under this Note against the General Partner except as and to the extent set forth in Section 11.02 of the Loan Agreement.

All parties to this Note, whether principal, surety, guarantor or endorser, hereby waive presentment for payment, demand, protest, notice of protest, notice of dishonor and notice of any kind.  No failure to exercise, and no delay in exercising any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

B-2-1

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

[Signatures on Following Page]

B-2-2

IN WITNESS WHEREOF, Borrower has executed and delivered this Note on the day and year first above written.

JBG SMITH PROPERTIES LP

By:	JBG SMITH Properties,
General Partner

By:
Name:
Title:

B-2-3

Date	Type of Advance	Amount of Advance	Amount of Payment	Balance Outstanding	Notation By

B-2-4

EXHIBIT B-3

FORM OF TERM [A-1][A-2] LOAN NOTE

$[ ]	[ ], 2017

For value received, the undersigned, JBG SMITH PROPERTIES LP, a Delaware limited partnership (“Borrower”), hereby unconditionally promises to pay to the order of [BANK] or its registered successors or assigns (collectively, the “Bank”), in the care of Wells Fargo Bank, National Association, as administrative agent (“Administrative Agent”), to its address located at 600 South 4th Street, 9th Floor, Minneapolis, Minnesota 55415, or at such other address as may be specified by Administrative Agent to Borrower, for the account of the Applicable Lending Office of the Bank, the principal sum of [       ] AND [  ]/100 Dollars ($[    ]) or, if less, the amount loaned by the Bank as Term [A-1][A-2] Loans to Borrower pursuant to the Loan Agreement (as defined below) and actually outstanding, in lawful money of the United States and in immediately available funds, on the dates specified and otherwise in accordance with the terms set forth in the Loan Agreement. Borrower also promises to pay interest on the unpaid principal balance hereof, for the period such balance is outstanding, in like money, at said office for the account of said Applicable Lending Office, at the times and at the rates per annum as provided in the Loan Agreement. Any amount of principal hereof which is not paid when due, whether at stated maturity, by acceleration, or otherwise, shall bear interest from the date when due until said principal amount is paid in full, payable on demand, at the rates set forth in the Loan Agreement.

The date and amount of each advance of a Term [A-1][A-2] Loan made by the Bank to Borrower under the Loan Agreement, and each payment of said Term [A-1][A-2] Loan, shall be recorded by the Bank on its books and, prior to any transfer of this Note (or, at the discretion of the Bank, at any other earlier time), may be endorsed by the Bank on the schedule attached hereto and any continuation thereof.

This Note is one of the “Term Loan Notes” referred to in the Credit Agreement dated as of July 18, 2017 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) by and among Borrower, the banks named therein (including the Bank) and their assignees under Section 12.05 thereof, the other parties thereto and Administrative Agent, as administrative agent for the banks, and is subject to, and entitled to, all provisions and benefits thereof. All of the terms, conditions and provisions of the Loan Agreement are hereby incorporated by reference. All capitalized terms used herein and not defined herein shall have the meanings given to them in the Loan Agreement.

The Loan Agreement contains, among other things, provisions for the prepayment of and acceleration of the maturity of this Note upon the happening of certain stated events upon the terms and conditions specified therein.

No recourse shall be had under this Note against the General Partner except as and to the extent set forth in Section 11.02 of the Loan Agreement.

All parties to this Note, whether principal, surety, guarantor or endorser, hereby waive presentment for payment, demand, protest, notice of protest, notice of dishonor and notice of any kind.  No failure to exercise, and no delay in exercising any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

B-3-1

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

[Signatures on Following Page]

B-3-2

IN WITNESS WHEREOF, Borrower has executed and delivered this Note on the day and year first above written.

JBG SMITH PROPERTIES LP

By:	JBG SMITH Properties,
General Partner

By:
Name:
Title:

B-3-3

Date	Type of Advance	Amount of Advance	Amount of Payment	Balance Outstanding	Notation By

B-3-4

EXHIBIT C

FORM OF GUARANTY

THIS GUARANTY dated as of               , 20   (this “Guaranty”) is executed and delivered by each of the undersigned and the other Persons from time to time party hereto pursuant to the execution and delivery of an Accession Agreement in the form of Annex I hereto (all of the undersigned, together with such other Persons each a “Guarantor” and collectively, the “Guarantors”) in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as Administrative Agent (the “Administrative Agent”) for the Banks under that certain Credit Agreement dated as of July 18, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among JBG SMITH PROPERTIES LP (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.05 thereof (the “Banks”), the Administrative Agent, and the other parties thereto, for its benefit and the benefit of the Banks, the Swingline Lenders, the Fronting Banks, the Specified Derivatives Providers and the Specified Cash Management Banks (the Administrative Agent, the Banks, the Swingline Lenders, the Fronting Banks, the Specified Derivatives Providers and the Specified Cash Management Banks, each individually a “Guarantied Party” and collectively, the “Guarantied Parties”).

WHEREAS, pursuant to the Credit Agreement, the Administrative Agent, the Fronting Banks, the Swingline Lenders and the other Banks have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Credit Agreement;

WHEREAS, the Specified Derivatives Providers and Specified Cash Management Banks may from time to time enter into Specified Derivatives Contracts and Specified Cash Management Agreements, as applicable, with the Borrower and/or its Subsidiaries;

WHEREAS, each Guarantor is owned or controlled by the Borrower, or is otherwise an Affiliate of the Borrower;

WHEREAS, the Borrower and the Guarantors, though separate legal entities, are mutually dependent on one another in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financial accommodations from the Guarantied Parties through their collective efforts;

WHEREAS, each Guarantor acknowledges that it will receive direct and indirect benefits from the Guarantied Parties making such financial accommodations and, accordingly, each Guarantor is willing to guarantee the obligations of the Borrower and the other Loan Parties to the Guarantied Parties on the terms and conditions contained herein; and

WHEREAS, each Guarantor’s execution and delivery of this Guaranty is a condition to the Guarantied Parties’ making, and continuing to make, such financial accommodations.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Guarantor, each Guarantor hereby agrees as follows:

Section 1.  Guaranty.  Each Guarantor hereby absolutely, irrevocably and unconditionally guaranties the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all of the following (collectively referred to as the “Guaranteed Obligations”): (a) all indebtedness, liabilities, obligations, covenants and duties owing by the Borrower or any other Loan Party to the Administrative Agent or any other Guarantied Party under or in connection with the Credit Agreement or any other Loan Document, including without limitation, the repayment of all principal of the Ratable Loans, Bid Rate Loans, Swingline Loans and Term Loans, and the Letter of Credit Liabilities, and the payment of all interest, fees, charges, attorneys’ fees and other amounts payable to the Administrative Agent or any other Guarantied Party thereunder or in connection therewith; (b) all existing or future payment and other obligations owing by and all indebtedness, liabilities, covenants and duties of any Loan Party under or in respect of any Specified Derivatives Contract (other than any Excluded Swap Obligation) and any Specified Cash Management Agreement, whether direct or indirect, absolute or contingent, due or not due, liquidated or unliquidated, and whether or not evidenced by any written confirmation; (c) any and all extensions, renewals, modifications, amendments or substitutions of the foregoing; (d) all expenses, including, without limitation, attorneys’ fees and disbursements, that are incurred by the Administrative Agent or any other Guarantied Party in the enforcement of any of the foregoing or any obligation of such Guarantor hereunder; and (e) all other “Guaranteed Obligations” (as defined in the Credit Agreement).

Section 2.  Guaranty of Payment and Not of Collection.  This Guaranty is a guaranty of payment, and not of collection, and a debt of each Guarantor for its own account.  Accordingly, the Guarantied Parties shall not be obligated or required before enforcing this Guaranty against any Guarantor: (a) to pursue any right or remedy the Guarantied Parties may have against the Borrower, any other Loan Party or any other Person or commence any suit or other proceeding against the Borrower, any other Loan Party or any other Person in any court or other tribunal; (b) to make any claim in a liquidation or bankruptcy of the Borrower, any other Loan Party or any other Person; or (c) to make demand of the Borrower, any other Loan Party or any other Person or to enforce or seek to enforce or realize upon any collateral security held by the Guarantied Parties which may secure any of the Guaranteed Obligations.

Section 3.  Guaranty Absolute.  Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the documents evidencing the same, regardless of any applicable Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Guarantied Parties with respect thereto.  The liability of each Guarantor under this Guaranty shall be absolute, irrevocable and unconditional in accordance with its terms and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, subject to the termination provisions in Section 20, including without limitation, the following (whether or not such Guarantor consents thereto or has notice thereof):

(a)           (i) any change in the amount, interest rate or due date or other term of any of the Guaranteed Obligations, (ii) any change in the time, place or manner of payment of all or any portion of the Guaranteed Obligations, (iii) any amendment or waiver of, or consent to the departure from or other indulgence with respect to, the Credit Agreement, any other Loan Document, any Specified Derivatives Contract, any Specified Cash Management Agreement or any other document, instrument or agreement evidencing or relating to any Guaranteed Obligations (each, a “Guarantied Document”, and collectively, the “Guarantied Documents”), or (iv) any waiver, renewal, extension, addition, or supplement to, or deletion from, or any other action or inaction under or in respect of, any Guarantied Document or any assignment or transfer of any Guarantied Document;

(b)           any lack of validity or enforceability of any Guarantied Document or any assignment or transfer of any Guarantied Document;

(c)           any furnishing to any of the Guarantied Parties of any security for any of the Guaranteed Obligations, or any sale, exchange, release or surrender of, or realization on, any collateral securing any of the Guaranteed Obligations;

(d)           any settlement or compromise of any of the Guaranteed Obligations, any security therefor, or any liability of any other party with respect to any of the Guaranteed Obligations, or any subordination of the payment of any of the Guaranteed Obligations to the payment of any other liability of the Borrower or any other Loan Party;

(e)           any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to such Guarantor, any other Loan Party or any other Person, or any action taken with respect to this Guaranty by any trustee or receiver, or by any court, in any such proceeding;

(f)            any act or failure to act by any Loan Party or any other Person which may adversely affect such Guarantor’s subrogation rights, if any, against any other Loan Party or any other Person to recover payments made under this Guaranty;

(g)           any nonperfection or impairment of any security interest or other Lien on any collateral, if any, securing in any way any of the Guaranteed Obligations;

(h)           any application of sums paid by any Loan Party or any other Person with respect to the liabilities of any Loan Party to any of the Guarantied Parties, regardless of what liabilities of the Borrower remain unpaid;

(i)            any defect, limitation or insufficiency in the borrowing powers of the Borrower or in the exercise thereof;

(j)            any defense, set-off, claim or counterclaim (other than indefeasible payment and performance in full) which may at any time be available to or be asserted by any Loan Party or any other Person against any Guarantied Party;

(k)           any change in the corporate existence, structure or ownership of any Loan Party;

(l)            any statement, representation or warranty made or deemed made by or on behalf of any Loan Party under any Guarantied Document, or any amendment hereto or thereto, proves to have been incorrect or misleading in any respect; or

(m)          any other circumstance which might otherwise constitute a defense available to, or a discharge of, a Guarantor hereunder (other than indefeasible payment and performance in full).

Section 4.  Action with Respect to Guaranteed Obligations.  The Guarantied Parties may, at any time and from time to time, without the consent of, or notice to, any Guarantor, and without discharging any Guarantor from its obligations hereunder, take any and all actions described in Section 3. and may otherwise: (a) amend, modify, alter or supplement the terms of any of the Guaranteed Obligations, including, but not limited to, extending or shortening the time of payment of any of the Guaranteed Obligations or changing the interest rate that may accrue on any of the Guaranteed Obligations; (b) amend, modify, alter or supplement any Guarantied Document in accordance with the terms thereof; (c) sell, exchange, release or otherwise deal with all, or any part, of any collateral securing any of the Guaranteed Obligations; (d) release any Loan Party or other Person liable in any manner for the payment or collection of any of the Guaranteed Obligations; (e) exercise, or refrain from exercising, any rights against any Loan Party or any other Person; and (f) apply any sum, by whomsoever paid or however realized, to the Guaranteed Obligations in such order as the Guarantied Parties shall elect.

Section 5.  Representations and Warranties.  Each Guarantor hereby makes to the Administrative Agent and the other Guarantied Parties all of the representations and warranties made by the Borrower with respect to or in any way relating to such Guarantor in the Credit Agreement and the other Guarantied Documents, as if the same were set forth herein in full mutatis mutandis.

Section 6.  Covenants.  Each Guarantor will comply with all covenants with which the Borrower or any other Loan Party is to cause such Guarantor to comply under the terms of the Credit Agreement or any of the other Guarantied Documents.

Section 7.  Waiver.  Each Guarantor, to the fullest extent permitted by applicable Law, hereby waives notice of acceptance hereof or any presentment, demand, protest or notice of any kind, and any other act or thing, or omission or delay to do any other act or thing, which in any manner or to any extent might vary the risk of such Guarantor or which otherwise might operate to discharge such Guarantor from its obligations hereunder.

Section 8.  Inability to Accelerate.  If the Guarantied Parties or any of them are prevented under applicable Law or otherwise from demanding or accelerating payment of any of the Guaranteed Obligations by reason of any automatic stay or otherwise, the Administrative Agent and/or the other Guarantied Parties shall be entitled to receive from each Guarantor, upon demand therefor, the sums which otherwise would have been due had such demand or acceleration occurred.

Section 9.  Reinstatement of Guaranteed Obligations.  If claim is ever made on the Administrative Agent or any other Guarantied Party for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations, and the Administrative Agent or such other Guarantied Party repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body of competent jurisdiction, or (b) any settlement or compromise of any such claim effected by the Administrative Agent or such other Guarantied Party with any such claimant (including the Borrower or a trustee in bankruptcy for the Borrower), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding on it, notwithstanding any revocation hereof or the cancellation of any of the Guarantied Documents and such Guarantor shall be and remain liable to the Administrative Agent or such other Guarantied Party for the amounts so repaid or recovered to the same extent as if such amount had never originally been paid to the Administrative Agent or such other Guarantied Party.

Section 10.  Subrogation.  Upon the making by any Guarantor of any payment hereunder for the account of another Loan Party, such Guarantor shall be subrogated to the rights of the payee against such Loan Party; provided, however, that such Guarantor shall not enforce any right or receive any payment by way of subrogation or otherwise take any action in respect of any other claim or cause of action such Guarantor may have against such Loan Party arising by reason of any payment or performance by such Guarantor pursuant to this Guaranty, unless and until all of the Guaranteed Obligations have been indefeasibly paid and performed in full.  If any amount shall be paid to such Guarantor on account of or in respect of such subrogation rights or other claims or causes of action, such Guarantor shall hold such amount in trust for the benefit of the Guarantied Parties and shall forthwith pay such amount to the Administrative Agent to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement or to be held by the Administrative Agent as collateral security for any Guaranteed Obligations existing.

Section 11. Payments Free and Clear.  Section 10.13 of the Credit Agreement shall be applicable, mutatis mutandis, to all payments required to be made by any Guarantor under this Guaranty.

Section 12.  Set-off.  In addition to any rights now or hereafter granted under any of the other Guarantied Documents or applicable Law and not by way of limitation of any such rights, subject to Section 12.08 of the Credit Agreement, each Guarantor hereby authorizes each Guarantied Party, each Affiliate of a Guarantied Party, and each Participant, at any time while an Event of Default exists, without any prior notice to such Guarantor or to any other Person, any such notice being hereby expressly waived, but in the case of a Guarantied Party (other than the Administrative Agent), an Affiliate of a Guarantied Party (other than the Administrative Agent), or a Participant, subject to receipt of the prior written consent of the Administrative Agent and the Required Banks exercised in their sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by a Guarantied Party, an Affiliate of a Guarantied Party or such Participant to or for the credit or the account of such Guarantor against and on account of any of the Guaranteed Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 9.02 of the Credit Agreement, and although such Obligations shall be contingent or unmatured.  Each Guarantor agrees, to the fullest extent permitted by applicable Law, that any Participant may exercise rights of setoff or counterclaim and other rights with respect to its participation as fully as if such Participant were a direct creditor of such Guarantor in the amount of such participation.

Section 13.  Subordination.  Each Guarantor hereby expressly covenants and agrees for the benefit of the Guarantied Parties that all obligations and liabilities of any other Loan Party to such Guarantor of whatever description, including without limitation, all intercompany Indebtedness or receivables of such Guarantor from any other Loan Party (collectively, the “Junior Claims”) shall be subordinate and junior in right of payment to all Guaranteed Obligations.  If an Event of Default shall exist, unless otherwise permitted under the Credit Agreement, no Guarantor shall accept any direct or indirect payment (in cash, property or securities, by setoff or otherwise) from any other Loan Party on account of or in any manner in respect of any Junior Claim until all of the Guaranteed Obligations have been indefeasibly paid in full.

Section 14.  Avoidance Provisions.  It is the intent of each Guarantor and the Guarantied Parties that in any Proceeding, such Guarantor’s maximum obligation hereunder shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Guarantied Parties) to be avoidable or unenforceable against such Guarantor in such Proceeding as a result of applicable Law, including without limitation, (a) Section 548 of the Bankruptcy Code and (b) any state fraudulent transfer or fraudulent conveyance act or statute applied in such Proceeding, whether by virtue of Section 544 of the Bankruptcy Code or otherwise.  The applicable Laws under which the possible avoidance or unenforceability of the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Guarantied Parties) shall be determined in any such Proceeding are referred to as the “Avoidance Provisions”.  Accordingly, to the extent that the obligations of any Guarantor hereunder would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Guaranteed Obligations for which such Guarantor shall be liable hereunder shall be reduced to that amount which, as of the time any of the Guaranteed Obligations are deemed to have been incurred under the Avoidance Provisions, would not cause the obligations of any Guarantor hereunder (or any other obligations of such Guarantor to the Guarantied Parties), to be subject to avoidance under the Avoidance Provisions.  This Section is intended solely to preserve the rights of the Administrative Agent and the other Guarantied Parties hereunder to the maximum extent that would not cause the obligations of any Guarantor hereunder to be subject to avoidance under the Avoidance Provisions, and no Guarantor or any other Person shall have any right or claim under this Section as against the Guarantied Parties that would not otherwise be available to such Person under the Avoidance Provisions.

Section 15.  Information.  Each Guarantor assumes all responsibility for being and keeping itself informed of the financial condition of the Loan Parties, and of all other circumstances bearing upon the risk of nonpayment of any of the Guaranteed Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any other Guarantied Party shall have any duty whatsoever to advise any Guarantor of information regarding such circumstances or risks.

Section 16.  Governing Law.  THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

SECTION 17.  WAIVER OF JURY TRIAL.

(a)           EACH GUARANTOR, AND EACH OF THE GUARANTIED PARTIES BY ACCEPTING THE BENEFITS HEREOF, ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG SUCH GUARANTOR AND ANY OF THE GUARANTIED PARTIES WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES.  ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE GUARANTORS, AND THE GUARANTIED PARTIES BY ACCEPTING THE BENEFITS HEREOF, HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS GUARANTY.

(b)           EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY OTHER GUARANTIED PARTY, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS GUARANTY OR ANY OTHER GUARANTIED DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS GUARANTY OR IN ANY OTHER GUARANTIED DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY OTHER GUARANTIED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR ANY OTHER GUARANTIED DOCUMENT AGAINST ANY GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.  EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM, AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME.  THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY ANY GUARANTIED PARTY OR THE ENFORCEMENT BY ANY GUARANTIED PARTY OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

(c)           THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS

AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER GUARANTIED DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS GUARANTY.

Section 18.  Loan Accounts.  The Administrative Agent and each other Guarantied Party may maintain books and accounts setting forth the amounts of principal, interest and other sums paid and payable with respect to the Guaranteed Obligations arising under or in connection with the Loan Documents, and in the case of any dispute relating to any of the outstanding amount, payment or receipt of any of such Guaranteed Obligations or otherwise, the entries in such books and accounts shall be binding on the Guarantors absent manifest error.  The failure of the Administrative Agent or any other Guarantied Party to maintain such books and accounts shall not in any way relieve or discharge any Guarantor of any of its obligations hereunder.

Section 19.  Waiver of Remedies.  No delay or failure on the part of the Administrative Agent or any other Guarantied Party in the exercise of any right or remedy it may have against any Guarantor hereunder or otherwise shall operate as a waiver thereof, and no single or partial exercise by the Administrative Agent or any other Guarantied Party of any such right or remedy shall preclude any other or further exercise thereof or the exercise of any other such right or remedy.

Section 20.  Termination.  This Guaranty shall remain in full force and effect with respect to each Guarantor until the earlier of the (x) date on which all of the Guaranteed Obligations have been indefeasibly paid and performed in full (other than (1) contingent indemnification obligations that have not been asserted, (2) Letters of Credit the expiration dates of which extend beyond the Ratable Loan Maturity Date as permitted under Section 2.17(e) of the Credit Agreement and in respect of which the applicable Borrower has satisfied the requirements of such Section and Section 2.17(i) of the Credit Agreement, (3) to the extent arrangements reasonably satisfactory to a Specified Derivatives Provider under a Specified Derivatives Contract have been entered into, Specified Derivatives Obligations under such Specified Derivatives Contract and (4) to the extent arrangements reasonably satisfactory to a Specified Cash Management Bank under a Specified Cash Management Agreement have been entered into, Guaranteed Obligations under such Specified Cash Management Agreement) and (y) solely with respect to such Guarantor (but not any other Guarantor), release or termination of the obligations of such Guarantor hereunder in accordance with the terms of the Credit Agreement, at which point this Guaranty shall (solely with respect to such Guarantor, in the case of clause (y)), automatically terminate and have no further force and effect (other than any provisions of this Guaranty that expressly survive the termination hereof).  The Administrative Agent agrees to execute and deliver such documents as are reasonably requested in accordance with the terms of the Credit Agreement by Borrower or any such Guarantor to evidence such termination or release, at Borrower’s or such Guarantor’s sole cost and expense.

Section 21.  Successors and Assigns.  Each reference herein to the Administrative Agent or any other Guarantied Party shall be deemed to include such Person’s respective successors and assigns (including, but not limited to, any holder of the Guaranteed Obligations) in whose favor the provisions of this Guaranty also shall inure, and each reference herein to each Guarantor shall be deemed to include such Guarantor’s successors and assigns, upon whom this Guaranty also shall be binding.  The Guarantied Parties may, in accordance with the applicable provisions of the Guarantied Documents, assign, transfer or sell any Guaranteed Obligation, or grant or sell participations in any Guaranteed Obligations, to any Person without the consent of, or notice to, any Guarantor and without releasing, discharging or modifying any Guarantor’s obligations hereunder.  Subject to Section 12.23 of the Credit Agreement, each Guarantor hereby consents to the delivery by the Administrative Agent and any other Guarantied Party to any Qualified Institution or Participant (or any prospective Qualified Institution or Participant) of any financial or other information regarding the Borrower or any Guarantor.  No Guarantor may assign or transfer its rights or obligations hereunder to any Person without the prior written consent of the Administrative

Agent and all other Guarantied Parties and any such assignment or other transfer to which the Administrative Agent and all other Guarantied Parties have not so consented shall be null and void.

Section 22.  JOINT AND SEVERAL OBLIGATIONS.  THE OBLIGATIONS OF THE GUARANTORS HEREUNDER SHALL BE JOINT AND SEVERAL, AND ACCORDINGLY, EACH GUARANTOR CONFIRMS THAT IT IS LIABLE FOR THE FULL AMOUNT OF THE “GUARANTEED OBLIGATIONS” AND ALL OF THE OBLIGATIONS AND LIABILITIES OF EACH OF THE OTHER GUARANTORS HEREUNDER.

Section 23.  Amendments.  This Guaranty may not be amended except in writing signed by the Required Banks (or the Administrative Agent at the written direction of the Required Banks) (or all of the Banks if required under the terms of the Credit Agreement), each Guarantor, and, solely for purposes of its acknowledgment thereof, the Administrative Agent, subject to Section 12.02 of the Credit Agreement; provided, however, that any Subsidiary Guarantor may be released hereunder in accordance with the terms of Section 6.10 of the Credit Agreement, and any Subsidiary may become a Guarantor hereunder by executing and delivering an Accession Agreement and any other applicable documents in accordance with Section 6.10 of the Credit Agreement.

Section 24.  Payments.  All payments to be made by any Guarantor pursuant to this Guaranty shall be made in Dollars, in immediately available funds to the Administrative Agent at the Administrative Agent’s Office, not later than 1:00 p.m. New York time, on the date one Business Day after demand therefor.

Section 25.  Notices.  All notices, requests and other communications hereunder shall be in writing (including facsimile or electronic transmission or similar writing) and shall be given (a) to each Guarantor at its address set forth below its signature hereto, (b) to the Administrative Agent or any other Guarantied Party at its respective address for notices provided for in the Guarantied Documents, as applicable, or (c) as to each such party at such other address as such party shall designate in a written notice to the other parties.  Each such notice, request or other communication shall be effective (i) if mailed, upon the first to occur of receipt or the expiration of 3 days after the deposit in the United States Postal Service mail, postage prepaid and addressed to the address of a Guarantor or Guarantied Party at the addresses specified; (ii) if telecopied, when transmitted; (iii) if hand delivered or sent by overnight courier, when delivered or (iv) if delivered by electronic mail, in accordance with Section 12.07(b) of the Credit Agreement, to the extent applicable; provided, however, that in the case of the immediately preceding clauses (i) through (iii), non-receipt of any communication as the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication.

Section 26.  Severability.  In case any provision of this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 27.  Headings.  Section headings used in this Guaranty are for convenience only and shall not affect the construction of this Guaranty.

Section 28.  Limitation of Liability.  None of the Administrative Agent, any other Guarantied Party or any of their respective Related Parties shall have any liability with respect to, and each Guarantor hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by a Guarantor in connection with, arising out of, or in any way related to, this Guaranty, any of the other Guarantied Documents, or any of the transactions contemplated by this Guaranty or any of the other Guarantied Documents.  Each Guarantor hereby waives, releases, and agrees not to sue the Administrative Agent, any other Guarantied Party or any of their respective Related Parties for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Guaranty, any of the other Guarantied Documents, or any of the transactions contemplated by thereby.

Section 29. Electronic Delivery of Certain Information.  Each Guarantor acknowledges and agrees that information regarding the Guarantor may be delivered electronically pursuant to Section 12.07(b) of the Credit Agreement.

Section 30.  Right of Contribution.  The Guarantors hereby agree as among themselves that, if any Guarantor shall make an Excess Payment, such Guarantor shall have a right of contribution from each other Guarantor in an amount equal to such other Guarantor’s Contribution Share of such Excess Payment.  The payment obligations of any Guarantor under this Section shall be subordinate and subject in right of payment to the Guaranteed Obligations until such time as the Guaranteed Obligations have been indefeasibly paid and performed in full and the Commitments have expired or terminated, and none of the Guarantors shall exercise any right or remedy under this Section against any other Guarantor until such Guaranteed Obligations have been indefeasibly paid and performed in full and the Commitments have expired or terminated.  Subject to Section 10 of this Guaranty, this Section shall not be deemed to affect any right of subrogation, indemnity, reimbursement or contribution that any Guarantor may have under applicable Law against any other Loan Party in respect of any payment of Guaranteed Obligations.  Notwithstanding the foregoing, all rights of contribution against any Guarantor shall terminate from and after such time, if ever, that such Guarantor shall cease to be a Guarantor in accordance with the applicable provisions of the Loan Documents.

Section 31.  Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until termination of this Guaranty in accordance with Section 20 hereof.  Each Qualified ECP Guarantor intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 32.  Definitions.  (a) For the purposes of this Guaranty:

“Contribution Share” means, for any Guarantor in respect of any Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Loan Parties other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Loan Parties) of the Loan Parties other than the maker of such Excess Payment; provided, however, that, for purposes of calculating the Contribution Shares of the Guarantors in respect of any Excess Payment, any Guarantor that became a Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Guarantor on the date of such Excess Payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such Excess Payment.

“Excess Payment” means the amount paid by any Guarantor in excess of its Ratable Share of any Guaranteed Obligations.

“Proceeding” means any of the following:  (i) a voluntary or involuntary case concerning any Guarantor shall be commenced under the Bankruptcy Code; (ii) a custodian (as defined in the Bankruptcy Code or any other applicable bankruptcy laws) is appointed for, or takes charge of, all or any substantial part of the property of any Guarantor; (iii) any other proceeding under any applicable Law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up or composition for adjustment of debts, whether now or hereafter in effect, is commenced relating to any Guarantor; (iv) any Guarantor is adjudicated insolvent or bankrupt; (v) any order of relief or other order approving any such case or proceeding is entered by a court of competent jurisdiction; (vi) any Guarantor makes a general assignment for the benefit of creditors; (vii) any Guarantor shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (viii) any Guarantor shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; (ix) any Guarantor shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or (x) any corporate action shall be taken by any Guarantor for the purpose of effecting any of the foregoing.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party (including the Borrower) that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Ratable Share” means, for any Guarantor in respect of any payment of Guaranteed Obligations, the ratio (expressed as a percentage) as of the date of such payment of Guaranteed Obligations of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Loan Parties exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Loan Parties hereunder) of the Loan Parties; provided, however, that, for purposes of calculating the Ratable Shares of the Guarantors in respect of any payment of Guaranteed Obligations, any Guarantor that became a Guarantor subsequent to the date of any such payment shall be deemed to have been a Guarantor on the date of such payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such payment.

(b)           As used herein, “Guarantors” shall mean, as the context requires, collectively, (a) each Subsidiary identified as a “Guarantor” on the signature pages hereto, (b) each Person that joins this Guaranty as a Guarantor pursuant to Section 6.10 of the Credit Agreement, (c) with respect to (i) any Specified Derivatives Obligations between any Loan Party (other than the Borrower) and any Specified Derivatives Provider, the Borrower and (ii) the payment and performance by each other Loan Party of its obligations under the Guaranty with respect to all Swap Obligations, the Borrower, and (d) the successors and permitted assigns of the foregoing.

(c)           Terms not otherwise defined herein are used herein with the respective meanings given them in the Credit Agreement.

[Signatures on Following Pages]

IN WITNESS WHEREOF, each Guarantor has duly executed and delivered this Guaranty as of the date and year first written above.

GUARANTORS:

[NAME OF GUARANTOR]

By:
Name:
Title:

Address for Notices for all Guarantors:

c/o JBG SMITH PROPERTIES LP

Attention:
Telecopier:	( )
Telephone:	( )

BORROWER:

JBG SMITH PROPERTIES LP

By:	JBG SMITH Properties,
General Partner

By:
Name:
Title:

ANNEX I

FORM OF ACCESSION AGREEMENT

THIS ACCESSION AGREEMENT dated as of             ,     , executed and delivered by                       , a               (the “New Guarantor”) in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION, in its capacity as Administrative Agent (the “Administrative Agent”) under that certain Credit Agreement dated as of                , 20   (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among JBG SMITH PROPERTIES LP (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.05 thereof (the “Banks”), the Administrative Agent, and the other parties thereto, for its benefit and the benefit of the other Guarantied Parties.

WHEREAS, pursuant to the Credit Agreement, the Administrative Agent, the Swingline Lenders, the Fronting Banks and the other Banks have agreed to make available to the Borrower certain financial accommodations on the terms and conditions set forth in the Credit Agreement;

WHEREAS, the Specified Derivatives Providers and Specified Cash Management Banks, may from time to time enter into Specified Derivatives Contracts and Specified Cash Management Agreements, as applicable, with the Borrower and/or its Subsidiaries;

WHEREAS, the New Guarantor is owned or controlled by the Borrower, or is otherwise an Affiliate of the Borrower;

WHEREAS, the Borrower, the New Guarantor and the other existing Guarantors, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financial accommodations from the Guarantied Parties through their collective efforts;

WHEREAS, the New Guarantor acknowledges that it will receive direct and indirect benefits from the Guarantied Parties making such financial accommodations available, and, accordingly, the New Guarantor is willing to guarantee the obligations of the Borrower and the other Loan Parties to the Guarantied Parties on the terms and conditions contained herein; and

WHEREAS, the New Guarantor’s execution and delivery of this Agreement is a condition to the Guarantied Parties’ continuing to make such financial accommodations.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the New Guarantor, the New Guarantor hereby agrees as follows:

Section 1.  Accession to Guaranty.  The New Guarantor hereby agrees that it is a “Guarantor” under that certain Guaranty dated as of            , 20   (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”), made by the Guarantors party thereto in favor of the Administrative Agent, for its benefit and the benefit of the other Guarantied Parties, and assumes all obligations of a “Guarantor” thereunder and agrees to be bound thereby, all as if the New Guarantor had been an original signatory to the Guaranty.  Without limiting the generality of the foregoing, the New Guarantor hereby:

(a)           irrevocably and unconditionally guarantees the due and punctual payment and performance when due, whether at stated maturity, by acceleration or otherwise, of all Guaranteed Obligations;

(b)           makes to the Administrative Agent and the other Guarantied Parties as of the date hereof each of the representations and warranties contained in Section 5 of the Guaranty and agrees to be bound by each of the covenants contained in Section 6 of the Guaranty; and

(c)           consents and agrees to each provision set forth in the Guaranty.

SECTION 2.  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 3.  Definitions.  Capitalized terms used herein and not otherwise defined herein shall have their respective defined meanings given them in the Guaranty or, to the extent not defined therein, the Credit Agreement.

[Signatures on Following Page]

IN WITNESS WHEREOF, the New Guarantor has caused this Accession Agreement to be duly executed and delivered by its duly authorized officers as of the date first written above.

[NEW GUARANTOR]

By:
Name:
Title:

Address for Notices:

c/o JBG SMITH PROPERTIES LP

Attention:
Telecopier: ( )
Telephone: ( )

Accepted:

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Administrative Agent

By:
Name:
Title:

EXHIBIT D

FORM OF SOLVENCY CERTIFICATE

                                , 20

The officer executing this Certificate is the              of JBG SMITH Properties, a Maryland real estate investment trust (“General Partner”), the sole general partner of JBG SMITH Properties LP, a Delaware limited partnership (“Borrower”), and is familiar with its properties, assets and businesses, and is duly authorized to execute this Certificate on behalf of Borrower pursuant to the Credit Agreement dated as of the date hereof (the “Credit Agreement”) among Borrower, the banks party thereto (each, a “Bank” and collectively, the “Banks”) and Wells Fargo Bank, National Association, as agent for the Banks (in such capacity, together with its successors in such capacity, the “Agent”). In executing this Certificate, such individual is acting solely in [his] [her] capacity as the           of General Partner, and not in [his] [her] individual capacity. Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as therein defined.

The undersigned further certifies that [he] [she] has carefully reviewed the Credit Agreement and the other Loan Documents and the contents of this Certificate and, in connection herewith, has made such investigation and inquiries as [he] [she] deems necessary and prudent therefor. The undersigned further certifies that the financial information and assumptions which underlie and form the basis for the representations made in this Certificate were reasonable when made and were made in good faith and continue to be reasonable as of the date hereof.

The undersigned understands that the Agent is relying on the truth and accuracy of this Certificate in connection with the transactions contemplated by the Credit Agreement.

The undersigned certifies that Borrower is Solvent.

D-1

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first set forth above.

By:
Name:
Title:

D-2

EXHIBIT E

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement identified below (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Bank under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Bank) against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:
[and is [a Bank] [a Bank Affiliate of [identify Bank]]]

3. Borrower:	JBG SMITH Properties LP

4. Administrative Agent:	Wells Fargo Bank, National Association, as the administrative agent under the Loan Agreement

5. Loan Agreement:	The Credit Agreement dated as of July 18, 2017 among JBG SMITH Properties LP, the Banks from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent for the

Banks and the other parties thereto (as amended, restated, supplemented or otherwise modified from time to time)

6. Assigned Interest:

Facility Assigned(22)	Aggregate Amount of Loan Commitment/Loans for all Banks	Amount of Loan Commitment/Loans Assigned	Percentage Assigned of Loan Commitment/Loans(23)
	$	$		%
	$	$		%
	$	$		%

Effective Date:                                 , 20   [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[Signature pages follow]

(22)  Fill in the appropriate terminology for the types of facilities under the Loan Agreement that are being assigned under this Assignment (e.g., “Ratable Loan Commitment,” “Term A-1 Loan Commitment” or “Term A-2 Loan Commitment”).

(23)  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR(24)

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and](25) Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By
Name:
Title:

[Consented to:](26)

JBG SMITH PROPERTIES LP, as the Borrower

By: JBG SMITH Properties, General Partner

By
Name:
Title:

(24)  Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

(25)  To be added only if the consent of the Administrative Agent is required by the terms of Section 12.05(b)(iii) of the Credit Agreement.

(26)  To be added only if the consent of the Borrower is required by the terms of Section 12.05(b)(iii) of the Credit Agreement.

[FRONTING BANKS/SWINGLINE LENDERS](27)

By
Name:
Title:

(27)  To be added only if the consent of the Fronting Banks and/or the Swingline Lenders is required by the terms of Section 12.05(b)(iii) of the Credit Agreement.

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.         Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Bank under the Loan Agreement, (ii) it meets all the requirements to be an assignee under Section 12.05 of the Loan Agreement (subject to such consents, if any, as may be required thereunder), (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement as a Bank thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Bank thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Loan Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.09(1) and Section 6.09(2) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Bank and based on such documents and information as it has deemed appropriate made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a Foreign Bank, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Loan Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Bank.

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective

Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

3.                            General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT F

RESERVED

F-1

EXHIBIT G-1

BID RATE QUOTE REQUEST

[Date]

To:	Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”)

From:	JBG SMITH Properties LP (the “Borrower”)

Re:

Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) dated as of July 18, 2017 by and among the Borrower, the financial institutions party thereto and their assignees under Section 12.05 thereof and the Administrative Agent

We hereby give notice pursuant to Section 2.02 of the Loan Agreement that we request Bid Rate Quotes for the following proposed Bid Rate Loans:

Proposed Date of Borrowing (which shall be a Banking Day):

Principal Amount(28): $

Interest Period(29):

Such Bid Rate Quotes should offer a LIBOR Bid Margin. [Such Bid Rate Quotes should offer the following prepayment terms:          .](30)

Terms used herein have the meanings assigned to them in the Loan Agreement.

JBG SMITH Properties LP, a Delaware limited partnership

By:	JBG SMITH Properties, a Maryland real estate investment trust, general partner

By
Name:
Title:

(28)  Minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof.

(29)  Subject to the provisions of the definition of “Interest Period” in the Loan Agreement.

(30)  To be included if Borrower requests prepayment terms different than those applicable to Ratable Loans.

G-1-1

EXHIBIT G-2

INVITATION FOR BID RATE QUOTES

To:	[Bank]

Re:	Invitation for Bid Rate Quotes to JBG SMITH Properties LP (“Borrower”)

Pursuant to Section 2.02 of the Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) dated as of July 18, 2017 by and among the Borrower, the financial institutions party thereto and their assignees under Section 12.05 thereof and the undersigned, as Administrative Agent, we are pleased on behalf of Borrower to invite you to submit Bid Rate Quotes to Borrower for the following proposed Bid Rate Loans:

Proposed Date of Borrowing (which shall be a Banking Day):

Principal Amount: $

Interest Period:

Such Bid Rate Quotes should offer a LIBOR Bid Margin. [Such Bid Rate Quotes should offer the following prepayment terms:          .](31)

Please respond to this invitation by no later than 10:00 a.m. (New York time) on [date] (the third Banking Day prior to the Proposed Date of Borrowing).

Terms used herein have the meanings assigned to them in the Loan Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By
Name:
Title:

(31)  To be included if Borrower requests prepayment terms different than those applicable to Ratable Loans.

G-2-1

EXHIBIT G-3

BID RATE QUOTE

To:	Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”)

Re:

Bid Rate Quote to JBG SMITH Properties LP (“Borrower”) pursuant to the Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) dated as of July 18, 2017 by and among Borrower, the financial institutions party thereto and their assignees under Section 12.05 thereof and the Administrative Agent

In response to your invitation on behalf of Borrower dated       , 20  , we hereby make the following Bid Rate Quote on the following terms:

1.                            Quoting Bank:

2.                            Person to contact at Quoting Bank:

3.                            Date of Borrowing:

4.                            We hereby offer to make Bid Rate Loan(s) in the following principal amounts, for the following Interest Periods and at the following rates:

Principal Amount(32): $

Interest Period(33):

LIBOR Bid Margin(34):

5.                            LIBOR Reserve Requirement, if any:

6.                            Prepayment terms if different from Ratable Loans:

Terms used herein have the meanings assigned to them in the Loan Agreement.

We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Loan Agreement, irrevocably obligates us to make the Bid Rate Loan(s) for which any offer(s) are accepted, in whole or in part[; provided, that the aggregate principal amount of Bid Rate Loans for which the above offers may be accepted shall not exceed $       ].

Very truly yours,
[NAME OF BANK]

By:
Authorized Officer
Date:

(32)  Principal amount bid for each Interest Period may not exceed principal amount requested. Specify aggregate limitation if the sum of the individual offers exceeds the amount the Bank is willing to lend. Amounts of bids are subject to the requirements of Section 2.02(c) of the Loan Agreement.

(33)  No more than five (5) bids are permitted for each Interest Period.

(34)  Margin over or under the LIBOR Interest Rate determined for the applicable Interest Period. Specify percentage (to the nearest 1/1,000 of 1%) and specify whether “PLUS” or “MINUS”.

G-3-1

EXHIBIT G-4

ACCEPTANCE OF BID RATE QUOTE

To:	Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”)

From:	JBG SMITH Properties LP (the “Borrower”)

Re:

Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) dated as of July 18, 2017 by and among the Borrower, the financial institutions party thereto and their assignees under Section 12.05 thereof and the Administrative Agent

We hereby accept the offers to make Bid Rate Loan(s) set forth in the Bid Rate Quote(s) identified below:

Bank:

Date of Bid Rate Quote:

Principal Amount: $

Interest Period:

LIBOR Bid Margin:

Terms used herein have the meanings assigned to them in the Loan Agreement.

JBG SMITH Properties LP, a Delaware limited partnership

By:	JBG SMITH Properties, a Maryland real estate investment trust, general partner

By
Name:
Title:

G-4-1

EXHIBIT H

FORM OF DESIGNATION AGREEMENT

THIS DESIGNATION AGREEMENT dated as of            ,       (the “Agreement”) by and among                           (the “Designating Lender”),                           (the “Designated Lender”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”).

WHEREAS, the Designating Lender is a Lender under that certain Credit Agreement dated as of July 18, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among JBG SMITH Properties LP (the “Borrower”), the financial institutions party thereto and their assignees under Section 12.05 thereof (the “Banks”), Wells Fargo Bank, National Association, as Administrative Agent (the “Administrative Agent”), and the other parties thereto;

WHEREAS, pursuant to Section 12.16 of the Credit Agreement, the Designating Lender desires to designate the Designated Lender as its “Designated Lender” under and as defined in the Credit Agreement; and

WHEREAS, the Administrative Agent consents to such designation on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged by the parties hereto, the parties hereto hereby agree as follows:

Section 1.  Designation.  Subject to the terms and conditions of this Agreement, the Designating Lender hereby designates the Designated Lender, and the Designated Lender hereby accepts such designation, to have a right to make Bid Rate Loans on behalf of the Designating Lender pursuant to Section 2.02 of the Credit Agreement.  Any assignment by the Designating Lender to the Designated Lender of rights to make a Bid Rate Loan shall only be effective at the time such Bid Rate Loan is funded by the Designated Lender.  The Designated Lender, subject to the terms and conditions hereof, hereby agrees to make such accepted Bid Rate Loans and to perform such other obligations as may be required of it as a Designated Lender under the Credit Agreement.

Section 2.  Designating Lender Not Discharged.  Notwithstanding the designation of the Designated Lender hereunder, the Designating Lender shall be and remain obligated to the Borrower, the Administrative Agent and the Banks for each and every obligation of the Designating Lender and its related Designated Lender with respect to the Credit Agreement and the other Loan Documents, including, without limitation, any indemnification obligations under Section 10.05 of the Credit Agreement and any sums otherwise payable to the Borrower by the Designated Lender.

Section 3.  No Representations by Designating Lender.  The Designating Lender makes no representation or warranty and, except as set forth in Section 8 below, assumes no responsibility pursuant to this Agreement with respect to (a) any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument and document furnished pursuant thereto and (b) the financial condition of the Borrower, any other Loan Party or any other Subsidiary of the Borrower or the performance or observance by the Borrower or any other Loan Party of any of its obligations under any Loan Document to which it is a party or any other instrument or document furnished pursuant thereto.

Section 4.  Representations and Covenants of Designated Lender.  The Designated Lender makes and confirms to the Administrative Agent, the Designating Lender, and the other Banks all of the representations, warranties and covenants of a Lender under Article X of the Credit Agreement.  Not in limitation of the foregoing, the Designated Lender (a) represents and warrants that it (i) is legally authorized to enter into this Agreement; (ii) is an “accredited investor” (as such term is used in Regulation D of the Securities Act) and (iii) meets the requirements of a “Designated Lender” contained in the definition of such term contained in the Credit Agreement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant thereto and such other documents and information (including without limitation the Loan Documents) as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (c)  confirms that it has, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective officers, directors, employees, agents or counsel, and based on such financial statements and such other documents and information, made its own credit analysis and decision to become a Designated Lender under the Credit Agreement; (d) appoints and authorizes the Administrative Agent to take such action as contractual representative on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof together with such powers as are reasonably incidental thereto; and (e) agrees that it will become a party to and shall be bound by the Credit Agreement, the other Loan Documents to which the other Banks are a party on the Effective Date (as defined below) and will perform in accordance therewith all of the obligations which are required to be performed by it as a Designated Lender.  The Designated Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective officers, directors, employees and agents, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any Note or pursuant to any other obligation.  The Designated Lender acknowledges and agrees that except as expressly required under the Credit Agreement, the Administrative Agent shall have no duty or responsibility whatsoever, either initially or on a continuing basis, to provide the Designated Lender with any credit or other information with respect to the Borrower, any other Loan Party or any other Subsidiary or to notify the Designated Lender of any Default or Event of Default.

Section 5.  Appointment of Designating Lender as Attorney-In-Fact.  The Designated Lender hereby appoints the Designating Lender as the Designated Lender’s agent and attorney-in-fact, and grants to the Designating Lender an irrevocable power of attorney, to receive any and all payments to be made for the benefit of the Designated Lender under the Credit Agreement, to deliver and receive all notices and other communications under the Credit Agreement and other Loan Documents and to exercise on the Designated Lender’s behalf all actions under the Credit Agreement, including, without limitation, rights to vote and to grant and make approvals, waivers, consents and amendments to or under the Credit Agreement or the other

Loan Documents.  Any document executed by the Designating Lender on the Designated Lender’s behalf in connection with the Credit Agreement or other Loan Documents shall be binding on the Designated Lender to the same extent as if signed by the Designated Lender on its own behalf.  The Borrower, each Administrative Agent and each of the Banks may rely on and are beneficiaries of the preceding provisions.

Section 6.  Acceptance by the Administrative Agent.  Following the execution of this Agreement by the Designating Lender and the Designated Lender, the Designating Lender will (i) deliver to the Administrative Agent a duly executed original of this Agreement for acceptance by the Administrative Agent and (ii) pay to the Administrative Agent the fee, if any, payable under the applicable provisions of the Credit Agreement whereupon this Agreement shall become effective as of the later of (x) the date of such acceptance or (y) such other date as may be specified on the signature page hereof (the “Effective Date”).

Section 7.  Effect of Designation.  Upon such acceptance and recording by the Administrative Agent, as of the Effective Date, the Designated Lender shall be a party to the Credit Agreement with a right to make Bid Rate Loans as a Bank pursuant to Section 2.02 of the Credit Agreement and the rights and obligations of a Bank related thereto; provided, however, that the Designated Lender shall not be required to make payments with respect to such obligations except to the extent of excess cash flow of the Designated Lender which is not otherwise required to repay obligations of the Designated Lender which are then due and payable.  Notwithstanding the foregoing, the Designating Lender, as agent for the Designated Lender, shall be and remain obligated to the Borrower, the Administrative Agent and the Banks for each and every of the obligations of the Designated Lender and the Designating Lender with respect to the Credit Agreement.

Section 8.  Indemnification of Designated Lender.  The Designating Lender unconditionally agrees to pay or reimburse the Designated Lender and save the Designated Lender harmless against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed or asserted by any of the parties to the Loan Documents against the Designated Lender, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Designated Lender hereunder or thereunder, provided that the Designating Lender shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements if the same results from the Designated Lender’s gross negligence or willful misconduct.

Section 9.  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 10.  Counterparts.  This Agreement may be executed in any number of counterparts each of which, when taken together, shall constitute one and the same agreement.

Section 11.  Headings.  Section headings have been inserted herein for convenience only and shall not be construed to be a part hereof.

Section 12.  Amendments; Waivers.  This Agreement may not be amended, changed, waived or modified except by a writing executed by all parties hereto.

Section 13.  Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 14.  Definitions.  Terms not otherwise defined herein are used herein with the respective meanings given them in the Credit Agreement.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Designation Agreement as of the date and year first written above.

EFFECTIVE DATE:

DESIGNATING LENDER:

[NAME OF DESIGNATING LENDER]

By:
Name:
Title:

DESIGNATED LENDER:

[NAME OF DESIGNATED LENDER]

By:
Name:
Title:

Accepted as of the date first written above.

ADMINISTRATIVE AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

EXHIBIT I

RESERVED

I-1

EXHIBIT J-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Banks That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of July 18, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among JBG SMITH Properties LP, as Borrower, Wells Fargo Bank, National Association, as Administrative Agent, and each Bank from time to time party thereto.

Pursuant to the provisions of Section 10.13(f)(ii)(B)(3) of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate or in such Form W-8BEN or Form W-8BEN-E changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF BANK]

By:
Name:
Title:

Date:                     , 20

J-1-1

EXHIBIT J-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Banks That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of July 18, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among JBG SMITH Properties LP, as Borrower, Wells Fargo Bank, National Association, as Administrative Agent, and each Bank from time to time party thereto.

Pursuant to the provisions of Section 10.13(f)(ii)(B)(4) of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Loan Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate or in such Form W-8IMY, such Form W-8BEN or Form W-8BEN-E, as applicable, changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF BANK]

By:
Name:
Title:

Date: , 20

J-2-1

EXHIBIT J-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of July 18, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among JBG SMITH Properties LP, as Borrower, Wells Fargo Bank, National Association, as Administrative Agent, and each Bank from time to time party thereto.

Pursuant to the provisions of Section 10.13(f)(ii)(B)(4) of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Bank with a certificate of its non-U.S. Person status on IRS Form W-8BEN or Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate or in such Form W-8BEN or Form W-8BEN-E changes, the undersigned shall promptly so inform such Bank in writing, and (2) the undersigned shall have at all times furnished such Bank with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                     , 20

J-3-1

EXHIBIT J-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of July 18, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among JBG SMITH Properties LP, as Borrower, Wells Fargo Bank, National Association, as Administrative Agent, and each Bank from time to time party thereto.

Pursuant to the provisions of Section 10.13(f)(ii)(B)(4) of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Bank with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate or in such Form W-8IMY, such Form W-8BEN or Form W-8BEN-E changes, the undersigned shall promptly so inform such Bank and (2) the undersigned shall have at all times furnished such Bank with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20

J-4-1

EXHIBIT K

FORM OF NOTICE OF BORROWING

                        , 20

Wells Fargo Bank, National Association

600 South 4th Street, 9th Floor

Minneapolis, MN 55415

Ladies and Gentlemen:

Reference is hereby made to the Credit Agreement dated as of July 18, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among JBG SMITH Properties LP, as Borrower, Wells Fargo Bank, National Association, as Administrative Agent, and each Bank from time to time party thereto.  Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

1.                                      Pursuant to Section 2.05. of the Credit Agreement, the Borrower hereby requests that the [Ratable Loan][Term A-1][Term A-2] Banks make the [Ratable Loans][Term A-1 Loans][Term A-2 Loans] to Borrower in an aggregate amount equal to $                   .

2.                                      The Borrower requests that such [Ratable Loans][Term A-1 Loans][Term A-2 Loans] be made available to the Borrower on             , 20  .

3.                                      The Borrower hereby requests that such [Ratable Loans][Term A-1 Loans][Term A-2 Loans] be of the following type:

[Check one box only]

☐                       Base Rate Loan

☐                       LIBOR Loan with an initial Interest Period for a duration of:

[Check one box only]

☐                       seven days

☐                       one month

☐                       three months

☐                       six months

The Borrower hereby certifies to the Administrative Agent and the Lenders that as of the date hereof and on and as of the date of the making of the requested Loans, (a) no Default or Event of Default exists or would exist as of the date of the making of such Loans or would exist after immediately giving effect thereto; and (b) each of the representations and warranties of Borrower and the other Loan Parties contained in the Credit Agreement and in each of the other

Loan Documents is true and correct in all material respects (except in those cases where such representation or warranty expressly relates to an earlier date or is qualified as to “materiality”, “Material Adverse Change” or similar language (which shall be true and correct in all respects) and except for changes in factual circumstances not prohibited under the Credit Agreement).

[Signatures on Following Page]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Notice of Borrowing as of the date first written above.

JBG SMITH Properties LP, a Delaware limited partnership

By:	JBG SMITH Properties, a Maryland real estate investment trust, general partner

By
Name:
Title: